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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on September 12, 2003.

Registration No. 333-108404

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Medamicus, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	41-1533300 (I.R.S. Employer Identification No.)
15301 Highway 55 West Plymouth, MN 55447 Telephone: (763) 559-2613 (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

James D. Hartman
President and Chief Executive Officer
Medamicus, Inc.
15301 Highway 55 West
Plymouth, MN 55447
Telephone: (763) 559-2613
Facsimile: (763) 559-3521
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas G. Lovett, IV Lindquist & Vennum PLLP 4200 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402 Telephone: (612) 371-3211 Facsimile: (612) 371-3207	Michael A. Stanchfield Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Telephone: (612) 766-7000 Facsimile: (612) 766-1600

        Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after the effective date of this registration statement and the satisfaction of all other conditions under the asset purchase agreement dated July 21, 2003 among Medamicus, Inc., Medacquisition, Inc., BIOMEC Inc. and BIOMEC Cardiovascular Inc., which is attached as Annex A to the joint proxy statement/prospectus forming part of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ Registration No.

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ Registration No.

        The Registrant hereby amends this registration statement on any date or dates as may be necessary to delay its effective date until the Registrant files a further amendment that specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on whatever date the Commission, acting pursuant to said Section 8(a), may determine.

Dear Medamicus and BIOMEC shareholders:

        On behalf of the boards of directors and management teams of both Medamicus, Inc. and BIOMEC Inc., we are pleased to deliver this joint proxy statement/prospectus for Medamicus' proposed purchase of specified assets of BIOMEC and substantially all of the operating assets of BIOMEC Cardiovascular Inc. ("BCI"), a wholly owned subsidiary of BIOMEC, that BCI and BIOMEC use in connection with their proprietary pacing-lead products and pacing accessories and BCI's other products and services.

        In connection with the transaction, Medamicus has agreed to pay BIOMEC and BCI a total of $18.0 million at closing, less certain assumed liabilities, estimated to be $1.2 million, plus or minus a working capital adjustment. Medamicus may also make two additional contingent payments in 2004 and 2005 based upon achieving specified product sales goals. All payments are to be made in a combination of cash and stock. BIOMEC will distribute 500,000 shares of Medamicus common stock to its shareholders on or after April 1, 2004, and all remaining shares to BIOMEC shareholders on or after April 1, 2005. BIOMEC has not determined if and when any of the cash payment might be distributed to its shareholders. Medamicus' common stock is currently listed on The Nasdaq Stock Market under the symbol "MEDM." Medamicus' common stock will begin trading on the Nasdaq National Market on Monday, September 15, 2003. On September 11, 2003, the last trading day prior to the date of this proxy statement/prospectus, the closing sale price of a share of Medamicus' common stock was $9.75.

        After careful consideration, the boards of directors of Medamicus and BIOMEC have approved the transaction and unanimously recommend that their respective shareholders approve the transaction, as well as other important separate proposals related to the transaction that are presented in this document. Completion of the transaction requires that (1) BIOMEC shareholders approve the transaction and (2) Medamicus shareholders approve the issuance of shares of Medamicus common stock to BIOMEC and BCI in the transaction and an increase in Medamicus' authorized common stock. Medamicus and BIOMEC have each scheduled special shareholder meetings to obtain shareholder votes on these proposals. Information regarding these special meetings is included in this document.

        This document provides detailed information about Medamicus, BIOMEC, BCI, the transaction, and other important separate proposals you are being asked to vote on at the special meetings. We encourage you to read this entire document and its annexes carefully before deciding how to vote. In particular, you should read and consider carefully the risks discussed under the caption titled "Risk Factors" beginning on page 18 of the joint proxy statement/prospectus before completing your proxy card.

        Your vote is important, regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card or you may attend the special meeting held by your company. If you are a BIOMEC shareholder and do not vote, it will have the same effect as voting against approval of the transaction.

        We are very enthusiastic about the transaction and join the members of the two companies' boards in recommending that you vote "FOR" the proposals being submitted for your consideration and vote.

        Thank you for your continued support.

/s/ JAMES D. HARTMAN James D. Hartman President and CEO Medamicus, Inc.	/s/ TREVOR O. JONES Trevor O. Jones Chairman and CEO BIOMEC Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction or the registration of Medamicus common stock to be issued in the transaction or determined whether the joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated September 12, 2003 and is first being mailed to shareholders of Medamicus and BIOMEC on or about September 16, 2003.

Additional Information

        This joint proxy statement/prospectus incorporates important business and financial information about Medamicus from documents that it has filed with the SEC but that have not been included in or delivered with this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" beginning on page 113 of this joint proxy statement/prospectus. Shareholders of Medamicus and BIOMEC may obtain this information at no charge by submitting a written or oral request to:

    Medamicus, Inc.
    Attn: Secretary
    15301 Highway 55 West
    Plymouth, Minnesota 55447
    (763) 559-2613

        In order for you to receive timely delivery of the documents in advance of the special meetings, Medamicus should receive your request no later than October 14, 2003.

Medamicus, Inc.
15301 Highway 55 West
Plymouth, Minnesota 55447
(763) 559-2613

NOTICE OF
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 21, 2003

To the holders of common stock of Medamicus, Inc.:

        The Special Meeting of Shareholders of Medamicus will be held at the offices of Medamicus, Inc., 15301 Highway 55 West, Plymouth, Minnesota, on Tuesday, October 21, 2003 at 10:00 a.m., Minneapolis time, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the issuance of shares of common stock in an amount equal to 20% or more of Medamicus' outstanding common stock to BIOMEC Inc. and BIOMEC Cardiovascular Inc. ("BCI") under the asset purchase agreement dated July 21, 2003 among Medamicus, Inc., Medacquisition, Inc., BIOMEC and BCI.

  2.
  To consider and vote upon a proposal to amend Medamicus' Articles of Incorporation to increase the authorized common stock of Medamicus from 9,000,000 to 20,000,000 shares.

  3.
  To amend the Medamicus, Inc. Stock Option Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder from 700,000 to 900,000 shares.

  4.
  To consider and vote upon any motion to adjourn the meeting to a later time to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing items.

  5.
  To consider and act on such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        Medamicus' board of directors has fixed the close of business on September 11, 2003 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting and any adjournment or postponements thereof.

        The proposals, as well as information about the proposed acquisition of BCI and BIOMEC assets are described in detail in the accompanying joint proxy statement/prospectus. You are urged to read these materials very carefully and in their entirety before deciding how to vote.

        A quorum, consisting of a majority of shares of common stock entitled to vote at the special meeting, must be present in person or by proxy before action may be taken at the special meeting. Approval of each proposal will require the affirmative vote of the holders of the greater of (a) a majority of Medamicus common stock present at the special meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock that would constitute a quorum for transacting business at the special meeting. Broker non-votes are not counted as votes for or against a proposal. Abstentions are counted in determining the total number of votes cast on a proposal. An abstention has the effect of a negative vote.

        Your vote is very important, regardless of the number of shares of Medamicus common stock you own. Please vote as soon as possible to ensure that your shares are represented at the special meeting. Even if you plan to attend the special meeting in person, please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the

United States. If you are a record holder, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

        If you choose to approve a proposal, please check the box indicating a vote "FOR" the proposal by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted "FOR" the approval of each of the proposals put forth at the special meeting. You may revoke your proxy at any time before it is voted at the special meeting.

        After careful consideration, Medamicus' board of directors unanimously determined that the acquisition of BCI and BIOMEC assets by Medamicus and the resulting issuance of Medamicus common stock as partial payment of the purchase price is in the best interests of Medamicus and its shareholders. Medamicus' board of directors unanimously recommends that you vote "FOR" each of the proposals to be presented at the special meeting.

By Order of the Board of Directors
/s/ JAMES D. HARTMAN James D. Hartman Chief Executive Officer, President and Secretary

September 12, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES.

BIOMEC Inc.
1771 East 30th Street
Cleveland, Ohio 44114
(216) 937-2800

NOTICE OF
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 21, 2003

To the holders of common shares of BIOMEC Inc.:

        The Special Meeting of Shareholders of BIOMEC Inc. will be held at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio, on Tuesday, October 21, 2003, at 10:00 a.m., Cleveland time, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the asset purchase agreement dated July 21, 2003 among Medamicus, Inc., Medacquisition, Inc., BIOMEC Inc. and BIOMEC Cardiovascular Inc. ("BCI"), and the transactions contemplated thereby, including (a) the sale of certain of the assets of BIOMEC and substantially all of the operating assets of BCI provided for in the agreement, and (b) the plan of distribution of the Medamicus shares to be received as payment.

  2.
  To consider and vote upon any motion to adjourn the meeting to a later time to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing item.

  3.
  To consider and act on such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        BIOMEC's board of directors has fixed the close of business on October 15, 2003 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting and any adjournment or postponements thereof.

        The proposals, as well as information about the proposed sale of BCI and BIOMEC assets to Medamicus, are described in detail in the accompanying joint proxy statement/prospectus. You are urged to read these materials very carefully and in their entirety before deciding how to vote.

        A quorum, consisting of a majority of common shares entitled to vote at the special meeting, must be present in person or by proxy before action may be taken at the special meeting. The affirmative vote of holders of two-thirds of the outstanding BIOMEC common shares is required to approve the asset purchase agreement and the transactions contemplated thereby. The affirmative vote of holders of the majority of the BIOMEC common shares present and entitled to vote at the special meeting is required to approve the other proposals.

        Your vote is very important, regardless of the number of BIOMEC common shares you own. Please vote as soon as possible to ensure that your shares are represented at the special meeting. Even if you plan to attend the special meeting in person, please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you are a record holder, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

        If you choose to approve a proposal, please check the box indicating a vote "FOR" the proposal by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted "FOR" the approval of each of the proposals put forth at the special meeting. If you do not vote, it will have the same effect as a vote against the asset sale. You may revoke your proxy at any time before it is voted at the special meeting.

        Shareholders who do not vote in favor of this transaction and who properly perfect dissenters' rights as set forth in Sections 1701.76 and 1701.85 of the Ohio statues will be entitled, if the asset sale is completed, to receive payment of the fair cash value of their shares as determined by an Ohio court. See the section entitled "Summary of Rights of Dissenting Shareholders of BIOMEC" in the accompanying joint proxy statement/prospectus and Sections 1701.76 and 1701.85 of the Ohio statutes, which are attached as Annex C to the accompanying joint proxy statement/prospectus, for a description of the procedures that shareholders must follow in order to exercise their dissenters' rights.

        After careful consideration, BIOMEC's board of directors determined that the asset purchase agreement and the sale of substantially all of BCI's assets and certain BIOMEC assets to Medamicus is in the best interests of BIOMEC and its shareholders. The board of directors unanimously recommends that you vote "FOR" approval of each of the proposals to be presented at the special meeting.

By Order of the Board of Directors
/s/ JAMES E. MCCRAVE James E. McCrave Secretary

September 12, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
SUMMARY
The Companies
The Transaction
Purchase Price
Reasons for the Transaction
Distribution by BIOMEC of Medamicus Shares and Use of Proceeds
Interests of Directors and Officers of Medamicus in the Transaction
Interests of Certain Directors and Officers of BIOMEC and BCI in the Transaction
Votes Required
Recommendations to Shareholders
Opinion of Financial Advisor
Conditions to the Transaction
Material Federal Income Tax Consequences
Regulatory Approvals
Dissenters' Rights of BIOMEC Shareholders
SELECTED FINANCIAL DATA OF MEDAMICUS
SELECTED FINANCIAL DATA OF BIOMEC AND BCI
SELECTED UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL DATA
MARKET PRICE AND DIVIDEND INFORMATION
RISK FACTORS
Risks Related to the Transaction
Risks Related to Medamicus
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
INFORMATION ABOUT THE MEETINGS
Medamicus' Special Meeting
Medamicus Proposal No. 1 Approval of the Issuance of Common Stock in an Amount Equal to 20% or More of Medamicus' Outstanding Common Stock under the Asset Purchase Agreement
Medamicus Proposal No. 2 Approval of an Amendment to the Articles of Incorporation Concerning Authorized Common Stock
Medamicus Proposal No. 3 Approval of Amendment to the Medamicus, Inc. Stock Option Incentive Plan
Medamicus Proposal No. 4 The Adjournment
BIOMEC's Special Meeting
BIOMEC Proposal No. 1 Approval of the Sale of Substantially All of the Operating Assets of BCI Pursuant to the Asset Purchase Agreement
BIOMEC Proposal No. 2 The Adjournment

THE TRANSACTION
Background of the Transaction
Medamicus' Reasons for the Transaction
Recommendation of the Medamicus Board of Directors
BIOMEC's Reasons for the Transaction
Recommendation of the BIOMEC Board of Directors
Opinion of Goldsmith, Agio, Helms Securities, Inc.
Projections Provided in Connection with the Transaction
Shareholder Approval in Connection with the Transaction
Interest of Officers and Directors of Medamicus in the Transaction
Interest of Certain Officers and Directors of BIOMEC and BCI in the Transaction
Closing of the Transaction
Distribution by BIOMEC of Medamicus Shares and Use of Proceeds
Material Federal Income Tax Consequences
Financing of Cash Portion of Transaction Consideration
Management and Operations of Medamicus after the Transaction
Regulatory Approvals
Shares Eligible for Future Sale and Lock-Up Agreements
DESCRIPTION OF THE ASSET PURCHASE AGREEMENT
Purchase and Sale of Assets
Purchase Price
Assumed Liabilities
Representations and Warranties
Certain Covenants
Effects of Termination
Indemnification
SUMMARY OF RIGHTS OF DISSENTING SHAREHOLDERS OF BIOMEC
BUSINESS OF MEDAMICUS
Overview
Products
Markets and Marketing
Manufacturing
Competition
Research and Development
Contract Manufacturing
Government Regulation
Intellectual Property
Employees
Medamicus Property
MEDAMICUS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Results of Operations
Liquidity and Capital Resources
Critical Accounting Policies
Recently Issued Accounting Pronouncements

BUSINESSES OF BIOMEC AND BCI
General
Products
Government Regulations
Research and Development
Marketing and Distribution
Contract Development and Manufacturing Services
Manufacturing, Components and Parts
Intellectual Property
Customer Information
Competition
Employees
Description of Properties
BIOMEC's and BCI's Operations After the Transaction
BIOMEC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Results of Operations
Liquidity and Capital Resources
Critical Accounting Policies
MEDAMICUS MANAGEMENT
Board of Directors of Medamicus
Compensation of Board of Directors
Executive Officers of Medamicus
Executive Compensation
Equity Compensation Plan Information
Employment Agreements
SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS AND MANAGEMENT
Ownership of Voting Securities by Principal Holders and Management of Medamicus
Ownership of Voting Securities by Principal Holders and Management of BIOMEC
DESCRIPTION OF MEDAMICUS CAPITAL STOCK
General
Common Stock
Preferred Stock
Indemnification of Directors, Officers and Employees
Anti-Takeover Provisions of Minnesota Business Corporation Act
Transfer Agent
CERTAIN LEGAL INFORMATION AND ADDITIONAL INFORMATION FOR SHAREHOLDERS
Legal Matters
Experts
Shareholder Proposals
Where You Can Find More Information
Incorporation by Reference
INDEX TO FINANCIAL STATEMENTS

ANNEXES

  A.
  Asset Purchase Agreement dated as of July 21, 2003, among Medamicus, Inc., Medacquisition, Inc., BIOMEC Inc. and BIOMEC Cardiovascular Inc.

  B.
  Opinion of Goldsmith, Agio, Helms Securities, Inc.

  C.
  Sections 1701.76 and 1701.85 of the Ohio Revised Code—Rights of Dissenting Shareholders

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Why am I receiving this joint proxy statement/prospectus?

        Medamicus has agreed to purchase substantially all of the operating assets of BCI and specified assets of BIOMEC that BCI and BIOMEC use in the research, development, manufacturing, assembly, marketing and sales of proprietary pacing-lead products and pacing accessories and BCI's other products and services. Under the asset purchase agreement signed by the parties on July 21, 2003, Medamicus will pay BIOMEC and BCI a total of $18.0 million at closing, less certain assumed liabilities estimated to be $1.2 million, plus or minus a working capital adjustment, and two additional future payments if the acquired business achieves specified sales results described in this joint proxy statement/prospectus. BIOMEC and BCI will receive these payments in the form of cash and Medamicus common stock. Each of the shares of Medamicus common stock issued as part of the closing payment will be valued at $7.50.

        In order to complete the transaction, BIOMEC shareholders must approve the sale of assets to Medamicus and Medamicus shareholders must authorize the issuance of Medamicus common stock to BIOMEC and BCI, as well as authorize an amendment to Medamicus' articles of incorporation to increase the amount of common stock available for issuance. This joint proxy statement/prospectus is being provided to you for the purpose of obtaining your vote and supplying you with important information concerning the companies and the transaction. You should consider this information carefully before deciding how to vote on the transaction and other proposals.

Why is Medamicus purchasing the assets?

        The board of directors of Medamicus believes that the asset purchase agreement is in the best interests of Medamicus and its shareholders because the acquisition would enable Medamicus to diversify its product line, broaden its customer base and provide an opportunity for Medamicus shareholders to participate in the potential for greater growth, operational efficiencies, financial strength and earning power of the combined company after the transaction.

        In addition, the directors believe that there are advantages that might be expected to accrue to the combined company through the creation of a larger customer base, a higher market profile, greater financial strength and broader customer offerings, which could enhance the ability of the combined company to compete in the marketplace.

Why are BCI and BIOMEC selling the assets?

        BIOMEC's board of directors believes that the terms of the transaction and the asset purchase agreement are in the best interests of BIOMEC and its shareholders because they enable BIOMEC and its shareholders to receive value for the assets being sold and participate in the future growth of Medamicus.

When is the transaction expected to be completed?

        Assuming that the shareholders of Medamicus and BIOMEC approve the transaction-related proposals, it is expected that the transaction will be completed within three business days after the shareholder meetings.

What will happen to the cash and shares received by BCI and BIOMEC?

        BIOMEC will distribute 500,000 of the shares of Medamicus common stock to its shareholders on or after April 1, 2004. All remaining shares will be distributed to BIOMEC shareholders on or after April 1, 2005. BIOMEC has not determined if and when any of the cash consideration might be distributed to its shareholders.

What will happen to BIOMEC and BCI after the transaction?

        BIOMEC intends to continue to accelerate the commercialization of medical technology in partnership with major academic, healthcare and research institutions. BIOMEC will develop and manufacture proprietary and original equipment manufacturer (OEM) medical devices that are sold to end users by established medical device OEM partners. BIOMEC's research and product development efforts will continue to be focused primarily in the areas of patient monitoring and novel non-invasive diagnostic devices that incorporate complex mechanical, electrical, sensing and software subsystems. BCI will remain in existence but will not have any manufacturing operations.

Where and when are the special meetings?

        The special meeting of Medamicus shareholders will be held at 10:00 a.m., Minneapolis time, on Tuesday, October 21, 2003, at the offices of Medamicus, Inc., located at 15301 Highway 55 West, Plymouth, Minnesota.

        The special meeting of BIOMEC shareholders will be held at 10:00 a.m., Cleveland time, on Tuesday, October 21, 2003, at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio.

Who can vote at the special meetings?

        Holders of Medamicus common stock outstanding at the close of business on the record date, September 11, 2003, are entitled to notice of and to vote at the Medamicus special meeting. Each share of Medamicus common stock is entitled to one vote. On September 11, 2003, there were 4,742,893 shares of Medamicus common stock outstanding.

        Holders of BIOMEC common shares outstanding at the close of business on the record date, October 15, 2003, are entitled to notice of and to vote at the BIOMEC special meeting. Each BIOMEC common share is entitled to one vote. On September 1, 2003, there were 1,996,076 BIOMEC common shares outstanding.

If my shares are held for me by a bank, broker or other nominee, how will my shares be voted?

        Your broker will not vote your shares without your consent. If you hold your shares in the name of a bank, broker or nominee, you should follow the instructions you receive from your bank, broker or nominee regarding how to vote your shares.

Do I have dissenters' rights with respect to the transaction?

        Medamicus shareholders have no dissenters' rights in connection with the transaction.

        BIOMEC shareholders who do not vote in favor of the transaction and send in a written demand for payment within 10 days after the BIOMEC special meeting are entitled to dissenters' rights under Ohio law. Under Sections 1701.76 and 1701.85 of the Ohio statutes, holders of BIOMEC common shares are entitled to assert dissenters' rights in connection with the transaction. If the transaction is completed, dissenting shareholders are entitled to obtain payment of the "fair cash value" of their common shares, so long as these shareholders strictly comply with the requirements of the Ohio statutes. In this context, "fair cash value" means the value of the common shares immediately before the date on which the transaction was approved by the shareholders.

What should I do now to vote at the special meeting?

        Mark your proxy card indicating your vote on each of the proposals, sign and mail it in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. If you return your signed proxy card but do not indicate your vote, your shares will be voted "FOR" each proposal presented by your company.

May I change my vote after I mail my proxy card?

        Yes. You may change your vote at any time before your proxy is voted at the special meetings. You can do this in one of three ways:

  •
  You can send a written statement that you revoke your proxy, which to be effective must be received prior to the vote at the special meetings.

  •
  You can submit a new proxy card prior to the vote at the special meetings. The new proxy must be dated after your original proxy and received prior to the vote at the special meetings.

  •
  You can attend your company's special meeting and vote in person. At the special meeting, you will be required to provide a written termination of your original proxy. Your attendance at the special meeting alone will not revoke your proxy.

        Medamicus shareholders should send revocations of a proxy or new proxy cards to James D. Hartman, Secretary, at the address on the Notice of Special Meeting of Shareholders of Medamicus.

        BIOMEC shareholders should send revocations of a proxy or new proxy cards to Robert L. Purcell, III, Assistant Secretary, at the address on the Notice of Special Meeting of Shareholders of BIOMEC.

Whom should I call if I have questions?

        Medamicus shareholders should contact James D. Hartman at (763) 559-2613 with any questions about this joint proxy statement/prospectus or the transaction.

        BIOMEC shareholders should contact Robert L. Purcell, III, at (216) 937-2800, ext. 234, with any questions about this joint proxy statement/prospectus or the transaction.

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the transaction fully, and for a more complete description of the legal terms of the transaction, you should read carefully this entire document and the documents to which we have referred you. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

 The Companies (pages 72 and 88)

Medamicus, Inc.
15301 Highway 55 West
Plymouth, Minnesota 55447
(763) 559-2613

        Medamicus is a medical products company engaged in the design, development, manufacture and marketing of medical devices, including percutaneous vessel introducers, safety needles and related vascular delivery products. Medamicus is a publicly held Minnesota corporation with shares of its common stock listed on The Nasdaq Stock Market under the symbol "MEDM." Medamicus has formed Medacquisition, a Minnesota corporation, for the purpose of acquiring the assets from BIOMEC and BCI.

BIOMEC Inc.
1171 East 30th Street
Cleveland, Ohio 44114
(216) 937-2800

        BIOMEC is an Ohio corporation founded in 1998 to accelerate the commercialization of medical technology in partnership with major academic, healthcare and research institutions. BIOMEC develops and manufactures proprietary and OEM medical devices that are sold to end users by established medical device OEM partners. BIOMEC's research and product development efforts are focused primarily in the area of patient monitoring and novel non-invasive diagnostic devices that incorporate complex mechanical, electrical, sensing and software subsystems. BIOMEC funds its development efforts, in part, through the National Institutes of Health Small Business Innovative Research (SBIR) program. BIOMEC has been awarded more than 40 SBIR grants since its launch in 1998.

BIOMEC Cardiovascular Inc.
7452 West 78th Street
Minneapolis, Minnesota 55439
(952) 943-1189

        In 2000, BIOMEC established BCI as a wholly owned subsidiary through the completion of a series of purchases of shares of a medical device company located in Minneapolis. BCI develops and manufactures proprietary and OEM implantable stimulation leads and delivery systems for cardiac rhythm management and neuromodulation OEMs. BCI also provides laser processing and contract manufacturing services for medical device OEMs for implantable and disposable devices.

The Transaction (page 39)

        Under the terms of the asset purchase agreement dated as of July 21, 2003 among Medamicus, Medacquisition, BIOMEC and BCI, Medamicus through its wholly owned subsidiary, Medacquisition, has agreed to purchase substantially all of the operating assets of BCI and specified assets of BIOMEC that BCI and BIOMEC use in the manufacturing, assembly, marketing and sales of proprietary pacing-lead products and pacing accessories. A copy of the asset purchase agreement is attached to this document as Annex A.

Purchase Price (page 62)

Closing Payment

        At the closing of the transaction, Medamicus will pay BIOMEC and BCI a total of $18.0 million for the assets, less certain assumed liabilities estimated to be $1.2 million. The closing payment will also be increased or decreased to the extent that BCI's net working capital on the last business day before closing is greater or less than $1,769,000. On June 30, 2003, BCI's net working capital was $1,834,635. Before giving effect to the net working capital adjustment, the net closing payment is expected to be approximately $16.8 million. Medamicus will pay at least $7.0 million of the closing payment in cash and $7.0 million in stock through issuance of 933,333 shares of Medamicus common stock valued at $7.50 per share, with the remaining balance of approximately $2.8 million payable by Medamicus, at its option, in either cash or stock valued at $7.50 per share. Medamicus expects that it will pay the maximum amount of cash at closing that is permitted under the asset purchase agreement.

Contingent Payments

        In addition to the closing payment, Medamicus may make two additional future payments to BIOMEC, which are contingent upon the satisfaction of specified criteria.

        The first contingent payment will be equal to two times the combined net sales of BCI and Medacquisition for the fiscal year ended December 31, 2003, less $18.0 million. This 2003 contingent payment will be payable only if the average gross margin on the combined net sales for 2003 is at least 30%. For the six months ended June 30, 2003, BCI's average gross margin on its net sales was 32.8%. If required to be paid, this contingent payment may be made in cash or Medamicus common stock, as determined by Medamicus. However, under the asset purchase agreement, neither the cash nor the common stock component of the 2003 contingent payment may be less than 40% of the total payment. The 2003 contingent payment is due on or before March 31, 2004.

        The second contingent payment is based upon the sales of BCI's pacing lead wires, pacemaker adaptors, pacing implant tools and any products directly related to pacing procedures in which BCI has patent rights to the technology by Medacquisition in 2004, minus the combined sales of such products by BCI and Medacquisition in 2003. This 2004 contingent payment, if required to be paid, may be made in cash or Medamicus common stock, as determined by Medamicus, except that the cash portion of the 2004 contingent payment must be at least the lesser of (a) 25% of the 2004 contingent payment or (b) $2.0 million. The 2004 contingent payment is due on or before March 31, 2005.

        For the purpose of the 2003 and 2004 contingent payments, the number of shares of Medamicus common stock that Medamicus issues will be determined based on the average last sale price of Medamicus common stock for the 15 trading days prior to the date of the release of Medamicus' year-end financial results.

Reasons for the Transaction (pages 43 and 45)

Medamicus

        Medamicus' board of directors believes that the terms of the transaction and the asset purchase agreement are in the best interests of Medamicus and its shareholders. In reaching this decision, the board of directors considered numerous factors, including the following:

  •
  the financial condition, results of operations, and businesses of BCI and Medamicus before and after giving effect to the transaction;

  •
  the fact that the acquisition would enable Medamicus to diversify its product line and broaden its customer base;

  •
  the opportunity for Medamicus shareholders to participate in the potential for greater growth, operational efficiencies, financial strength and earning power of the combined company after the transaction;

  •
  the advantages that might be expected to accrue to the combined company through the creation of a larger customer base, a higher market profile, greater financial strength and broader customer offerings, which could enhance the ability of the combined company to compete in the marketplace; and

  •
  the potential synergies that may be realized from selling BCI's and Medamicus' products produced through common manufacturing processes to the same customers.

BIOMEC

        BIOMEC's board of directors believes that the terms of the transaction and the asset purchase agreement are in the best interests of BIOMEC and its shareholders. In reaching this decision, the board of directors considered numerous factors, including the following:

  •
  the financial condition, results of operations, and businesses of BCI and Medamicus before and after giving effect to the transaction;

  •
  the near- and long-term prospects of BCI as an independent company and of the combined company;

  •
  the opportunity for BIOMEC shareholders to participate in the potential for greater growth, operational efficiencies, financial strength, and earning power of the combined company after the transaction;

  •
  the advantages that might be expected to accrue to the combined company through the creation of a larger customer base, a higher market profile, greater financial strength, and broader customer offerings, which could enhance the ability of the combined company to compete in the marketplace;

  •
  the ability to provide capital to support on-going Cleveland operations; and

  •
  the potential synergies that may be realized from selling BCI's and Medamicus' products produced through common manufacturing processes to common customers.

Distribution by BIOMEC of Medamicus Shares and Use of Proceeds (page 56)

Shares

        Medamicus will pay the cash and deliver the shares to BIOMEC and BCI at closing and at the required times for the contingent payments. BIOMEC and BCI have agreed, however, that, without the consent of Medamicus, neither BIOMEC nor BCI will sell or transfer any shares of Medamicus common stock before April 1, 2004. From April 1 to October 31, 2004, BIOMEC and BCI may distribute up to 500,000 Medamicus shares to BIOMEC shareholders on a proportionate basis. BIOMEC will distribute all 500,000 shares to BIOMEC's shareholders of record at that time as soon as practicable after April 1, 2004. Within ten business days after April 1, 2005, BIOMEC and BCI will distribute the remaining Medamicus shares to BIOMEC's shareholders of record at that time on a proportionate basis. Pending distribution of the shares and subject to certain limitations, BIOMEC and BCI have agreed to vote all of their Medamicus stock in favor of the nominees for director recommended by Medamicus' board of directors.

Cash

        BIOMEC's board of directors will evaluate the use of the net cash proceeds of the transaction in light of the business circumstances existing at the time of receipt. The board is currently contemplating using the funds for equity investments, general corporate purposes and possible dividends to BIOMEC shareholders.

Interests of Directors and Officers of Medamicus in the Transaction (page 55)

        None of the Medamicus directors and executive officers has interests in the transaction that are different from, or in addition to, the interests of Medamicus shareholders generally. Albert Emola, a director of Medamicus, also serves on the board of directors of Medafor, Inc., a privately held medical device company for which BCI performs contract manufacturing services. Through the first six months of 2003, sales to Medafor represented approximately 8% of BCI's revenues.

Interests of Certain Directors and Officers of BIOMEC and BCI in the Transaction (page 55)

        In considering the recommendation of BIOMEC's board of directors in favor of approval of the transaction, BIOMEC shareholders should be aware that some of BIOMEC's and BCI's directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of BIOMEC shareholders generally. BIOMEC's board of directors was aware of these interests when it considered and approved the asset purchase agreement. The interests include the following:

  •
  Trevor O. Jones, Chairman and Chief Executive Officer of BIOMEC and a director of BIOMEC and BCI, will receive payments from BIOMEC or BCI equal to 2% of the total value of the acquisition payments, including any contingent payments, less transaction expenses (BIOMEC's board of directors approved the transaction bonus to Mr. Jones in connection with Mr. Jones having agreed to reduce his salary in 2001 and 2002 and having agreed to forego his salary completely beginning March 1, 2003);

  •
  Vincent P. Owens, Chief Operating Officer of BIOMEC and Chief Executive Officer and a director of BCI, will receive payments from BIOMEC or BCI equal to 1.5% of the total value of the acquisition payments, including any contingent payments, less transaction expenses (the transaction bonus for Mr. Owens was approved in lieu of a cash bonus recognizing his efforts in improving the operating results and prospects of BIOMEC and BCI);

  •
  three other persons, each of whom is a director or officer of BCI, and one of whom is an officer of BIOMEC, will each receive payments from BIOMEC or BCI equal to 0.22% of the closing payment, less transaction expenses;

  •
  in addition, each of the three persons mentioned in the preceding point is entitled, with respect to any contingent payment, to receive a percentage of the payment received by BIOMEC and BCI; the percentages are based on a sliding marginal scale designed to provide an additional incentive to maximize the contingent payments and range from 0.45% to 2.80% of the applicable marginal payment range;

  •
  as a condition to completing the transaction, Medamicus has agreed to appoint Trevor O. Jones as Vice Chairman of the Medamicus board of directors; and

  •
  Vincent P. Owens and James L. Mellor, Senior Vice President of Sales and Marketing for BCI, entered into employment agreements with Medamicus that will be effective following the closing of the transaction.

 Votes Required (pages 25 and 35)

Medamicus

        Approval of each of the proposals to be presented at the Medamicus special meeting requires the affirmative vote of the holders of a greater of (a) a majority of Medamicus common stock present at the special meeting, either in person or by proxy and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock that would constitute a quorum for transacting business at the special meeting. Broker non-votes are not counted as votes for or against a proposal. Abstentions are counted in determining the total number of votes cast on a proposal. An abstention has the effect of a negative vote. On September 11, 2003 (without reflecting any currently exercisable options), directors and officers of Medamicus and their affiliates owned or were entitled to vote 125,290 shares of Medamicus common stock. These shares represent approximately 2.6% of the outstanding shares of Medamicus common stock.

BIOMEC

        The asset sale and the other transactions contemplated by the asset purchase agreement will be approved if the holders of two-thirds of the outstanding BIOMEC common shares vote for the proposal. Approval of the proposals to adjourn the special meeting to a later time will require a majority of the holders of outstanding BIOMEC common shares present and entitled to vote at the special meeting, whether or not a quorum is present, to vote in favor of the proposal. On September 1, 2003 (without reflecting any currently exercisable options), directors and officers of BIOMEC and their affiliates owned or were entitled to vote 682,529 BIOMEC common shares. These shares represent approximately 34.2% of the outstanding BIOMEC common shares as of that date.

Recommendations to Shareholders (pages 44 and 46)

Medamicus Shareholders

        After careful consideration, Medamicus' board of directors unanimously determined that purchasing substantially all of the operating assets of BCI and certain of the assets of BIOMEC is in the best interests of Medamicus and its shareholders. The board approved the asset purchase agreement and unanimously recommends that Medamicus' shareholders vote "FOR" approval of the issuance of Medamicus common stock to BIOMEC and BCI in connection with the transaction and "FOR" the other proposals presented in this joint proxy statement/prospectus.

BIOMEC Shareholders

        After careful consideration, BIOMEC's board determined that the asset sale is in the best interests of BIOMEC and its shareholders and that the transaction is advisable. The board approved the asset purchase agreement and unanimously recommends that BIOMEC's shareholders vote "FOR" approval of the asset sale and "FOR" the other proposals presented in this joint proxy statement/prospectus.

Opinion of Financial Advisor (page 46)

        On July 21, 2003, Goldsmith, Agio, Helms Securities, Inc. (GAHS), financial advisor to Medamicus, delivered its written opinion to Medamicus' board stating that, as of July 21, 2003, the proposed consideration to be paid by Medamicus in the transaction was fair to Medamicus' existing shareholders from a financial point of view. The full text of the written opinion of GAHS is attached as Annex B to this document. You are encouraged to read this opinion carefully and in its entirety.

 Conditions to the Transaction (page 67)

        Completion of the transaction depends upon the satisfaction or waiver of a number of conditions, including, among other things:

  •
  the approval by Medamicus shareholders of the issuance of Medamicus common stock in connection with the transaction;

  •
  the approval by Medamicus shareholders of an amendment to Medamicus' articles of incorporation to increase the number of shares of common stock Medamicus is authorized to issue;

  •
  the listing of Medamicus common stock on The Nasdaq National Market System, which has occurred.

  •
  the approval by BIOMEC shareholders of the asset sale;

  •
  the accuracy of the representations and warranties given by the parties as of the closing date;

  •
  the performance by the parties of all obligations under the asset purchase agreement that are to be performed or complied with prior to the closing date; and

  •
  the absence of any event or occurrence that has had or would reasonably be expected to have a material adverse effect on the other party.

Material Federal Income Tax Consequences (page 57)

Medamicus

        There should be no direct United States federal income tax consequences to the holders of Medamicus common stock as a result of the transaction. Medamicus will hold each of the assets that it acquires from BIOMEC and BCI with a basis generally equal to its fair market value on the date the transaction is completed and will be entitled to deductions, including depreciation or amortization deductions, with respect to these assets in the future to the extent allowed by the tax code.

BIOMEC

        BIOMEC and BCI will be subject to federal income tax on the transaction and also upon the distribution of shares of Medamicus common stock to the BIOMEC shareholders. To the extent that net operating loss carryforwards are available, they may offset any income or gain that is recognized. BIOMEC and BCI will hold the shares of Medamicus common stock with an adjusted tax basis equal to their fair market value on the date or dates on which the Medamicus shares are received.

        While the transaction should have no direct tax consequences to the shareholders of BIOMEC, it is anticipated that the distributions of shares of Medamicus common stock, and cash, if any, attributable to the transaction will be taxable to each shareholder as a dividend to the extent of the shareholder's share of BIOMEC's current and accumulated earnings and profits for each of the years in which a distribution is made, and to the extent that the distribution in a year exceeds that share, as a return of capital to the extent of the shareholder's adjusted tax basis in the shareholder's BIOMEC common shares, and then generally as capital gain.

        Shareholders of BIOMEC that dissent from the transaction, if any, will be treated as having surrendered their shares in BIOMEC in redemption of such shares. In general, such redemptions should be taxed as capital transactions, with capital gain or loss being recognized to the dissenting shareholder.

        All shareholders are urged to consult their tax advisors to determine the effect of the transaction under federal tax law (or foreign tax law where applicable) and under their own state and local tax law.

 Regulatory Approvals (page 61)

        Other than the approval by Nasdaq to list Medamicus common stock on The Nasdaq National Market System, which has occurred, no regulatory approvals are required in connection with the transaction.

Dissenters' Rights of BIOMEC Shareholders (page 70)

        Under Ohio law, the holders of BIOMEC common shares have the right to seek an appraisal of, and be paid the fair cash value of, their shares. BIOMEC shareholders who want to exercise their dissenters' rights must not vote in favor of the asset purchase agreement at the BIOMEC special meeting and must send a written demand for payment for their BIOMEC common shares within 10 days after the BIOMEC special meeting. Sections 1701.76 and 1701.85 of the Ohio statutes, which govern the rights of dissenting shareholders, are summarized in this document under the heading "Summary of Rights of Dissenting Shareholders of BIOMEC," and are attached in their entirety to this document as Annex C. BIOMEC's shareholders should read the summary of their dissenters' rights and the applicable sections of the Ohio statutes carefully as these documents describe important steps that a dissenting shareholder must take in order to obtain the fair cash value of the shareholder's common shares. Failure to follow these steps will result in a loss of dissenters' rights under the Ohio statutes.

SELECTED FINANCIAL DATA OF MEDAMICUS

        Medamicus is providing the following selected financial data to assist in your analysis of the financial aspects of the transaction. Medamicus derived the annual historical information for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 from the financial statements of Medamicus, which have been audited by McGladrey & Pullen, LLP, independent public accountants. The financial data for the six months ended June 30, 2002 and 2003 have been derived from the unaudited interim financial statements that, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of financial position and results of operations. The results of operations for the interim period may not necessarily be indicative of the results of operations that can be anticipated for an entire year. The following information should be read in conjunction with the Form 10-KSB of Medamicus for the year ended December 31, 2002, Forms 10-Q for the quarters ended March 31, 2003 and June 30, 2003, as well as "Medamicus Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 78 and the financial statements and related notes beginning on page F-2.

Statements of Operations Data
(In thousands, except share and per share data)

	Years Ended December 31					Six Months Ended June 30
	1998	1999	2000	2001	2002	2002	2003
						(Unaudited)	(Unaudited)
Sales	$5,323	$5,882	$7,399	$13,648	$17,879	$8,681	$9,006
Gross profit	2,644	3,014	3,767	6,605	8,376	3,987	3,890
Expenses
Research & development	200	470	605	1,158	1,661	854	741
Sales & marketing	52	118	198	351	529	292	455
General & administrative	990	1,031	1,269	1,609	1,744	889	956
Interest expense, (income), other	58	73	115	0	(51)	(25)	(18)

Total expenses	1,300	1,692	2,187	3,118	3,883	2,010	2,134

Income from continuing operations pre tax	1,344	1,322	1,580	3,487	4,493	1,977	1,756
Income tax (expense) benefit	0	0	0	54	(1,634)	(752)	(650)

Net income from continuing operations(1, 2)	1,344	1,322	1,580	3,541	2,859	1,225	1,106
Net income (loss) from discontinued operations(3)	(1,488)	(1,497)	(1,418)	3,079	0	0	0

Net income (loss)(4)	$(144)	$(175)	$162	$6,620	$2,859	$1,225	$1,106

Earnings (loss) per common share—diluted
Continuing operations	$.33	$.32	$.36	$.77	$.57	$.25	$.22
Discontinued operations	(.36)	(.36)	(.32)	.66	.00	.00	.00

Total(4)	$(.03)	$(.04)	$.04	$1.43	$.57	$.25	$.22

Weighted average shares outstanding—diluted	4,112,274	4,112,479	4,386,964	4,625,647	4,973,966	4,987,479	4,956,072

(1)
In April 2001, Medamicus sold its gynecology division to CooperSurgical, Inc. for $4,700,000. In accordance with generally accepted accounting principles, years prior to 2001 have been restated to reflect only sales, gross profit and expenses from continuing operations. All sales, gross profit and expenses related to the gynecology division are included in income (loss) from discontinued operations.

(2)
Years prior to 2001 reflect no income tax expense due to the utilization of net operating tax loss carry-forwards. Year 2001 also includes recognition of the benefit of unutilized net operating tax loss carry-forwards of $923,000.

(3)
Results for 2001 include gain on sale of the gynecology division of $2,896,610 and income from discontinued segment of $182,000.

(4)
Had there been no net operating tax loss carry-forwards available, the fully taxed (38%) net income from continuing operations of Medamicus and earnings per share on a pro forma basis (without taking into effect the $923,000 tax benefit recognized in 2001) would have been 1998—$833,000 or $.20 per share; 1999—$820,000 or $.22 per share; 2000—$979,000 or $.20 per share and 2001—$2,161,000 or $.47 per share.

Balance Sheet Data(1)
(In thousands)

	As of December 31					As of June 30
	1998	1999	2000	2001	2002	2002	2003
						(Unaudited)	(Unaudited)
Total assets	$4,220	$4,438	$5,561	$13,926	$18,571	$15,848	$18,313
Current liabilities	1,642	1,992	2,714	1,771	2,843	1,938	1,478
Long-term liabilities	4	47	215	219	300	188	267
Shareholders' equity	2,574	2,399	2,632	11,936	15,428	13,722	16,568

(1)
Balance sheets for years prior to 2001 include assets and liabilities of the gynecology division.

SELECTED FINANCIAL DATA OF BIOMEC AND BCI

        BIOMEC and BCI are providing the following selected financial data to assist in your analysis of the financial aspects of the transaction. BIOMEC derived the annual historical information for the years ended December 31, 2000, 2001 and 2002 from the financial statements of BIOMEC, which have been audited by Grant Thornton LLP, independent certified public accountants. BCI derived the annual historical information for the years ended December 31, 2001 and 2002 from the financial statements of BCI, which have also been audited by Grant Thornton LLP. The financial data of BIOMEC and BCI for the six months ended June 30, 2002 and 2003 and of BCI for the year ended December 31, 2000 have been derived from the interim and annual financial statements that, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of financial position and results of operations. The results of operations for the interim period may not necessarily be indicative of the results of operations that can be anticipated for an entire year. The following information should be read in conjunction with BIOMEC Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 94, as well as the financial statements and related notes beginning on page F-20.

BIOMEC Inc. and Subsidiaries
Consolidated Statements of Operations Data
(In thousands)

	Years Ended December 31			Six Months Ended June 30
	2000	2001	2002	2002	2003
				(Unaudited)	(Unaudited)
Revenues	$5,980	$6,855	$8,196	$4,214	$6,701
Operating expenses	9,446	9,861	12,652	5,172	6,134
Other expenses (income), net	180	2,442	262	(23)	(53)

Net income (loss)	$(3,646)	$(5,448)	$(4,718)	$(935)	$620

BIOMEC Cardiovascular Inc.
Statements of Operations Data
(In thousands, except per share data)

	Years Ended December 31			Six Months Ended June 30
	2000	2001	2002	2002	2003
	(Unaudited)			(Unaudited)	(Unaudited)
Revenues	$3,133	$3,405	$4,209	$2,068	$4,508
Gross profit (loss)	(128)	296	780	477	1,478
Operating expenses	1,024	1,231	1,329	515	985
Other expenses (income), net	495	67	68	18	(2)

Income (loss) before income taxes	$(1,647)	$(1,002)	$(617)	$(56)	$495

Earnings (loss) per common share—diluted	$(4.96)	$(2.04)	$(1.25)	$(.11)	$1.01
Weighted average shares outstanding—diluted	331,911	492,033	492,033	492,033	492,033

BIOMEC Inc. and Subsidiaries
Consolidated Balance Sheet Data
(In thousands)

	As of December 31			As of June 30
	2000	2001	2002	2002	2003
				(Unaudited)	(Unaudited)
Total assets	$9,080	$5,309	$5,939	$8,520	$6,208
Current liabilities	1,616	1,740	2,227	1,565	2,688
Long-term liabilities	703	486	302	406	210
Shareholders' equity	6,761	3,083	3,410	6,549	3,310

BIOMEC Cardiovascular Inc.
Balance Sheet Data
(In thousands)

	As of December 31			As of June 30
	2000	2001	2002	2002	2003
	(Unaudited)			(Unaudited)	(Unaudited)
Total assets	$2,279	$2,367	$3,711	$3,113	$5,222
Current liabilities	1,046	912	841	748	1,630
Long-term liabilities	516	345	210	278	144
Shareholders' equity	717	1,110	2,660	2,087	3,448

SELECTED UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL DATA

        The following selected unaudited condensed pro forma financial information combines the historical balance sheet data and statements of operations data of Medamicus and BCI after giving effect to the transaction. The unaudited condensed pro forma combined balance sheet data at June 30, 2003 reflects Medamicus' purchase of substantially all of BCI's operating assets and certain BIOMEC assets using the purchase method of accounting and assumes the acquisition was consummated as of June 30, 2003. The following unaudited condensed pro forma combined statements of operations for the six months ended June 30, 2003 and the year ended December 31, 2002 give effect to the acquisition of BCI as if it occurred at the beginning of the periods presented. The weighted average shares outstanding reflect the issuance of an estimated 933,333 shares at the closing of the transaction.

        The pro forma adjustments necessary to fairly present the unaudited condensed pro forma combined financial data have been made based on available information and in the opinion of Medamicus' management are reasonable. The following financial information should be read in conjunction with the "Unaudited Condensed Pro Forma Combined Financial Statements" beginning on page F-52.

Unaudited Pro Forma Statement of Operations Data:

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Net sales	$22,088,095	$13,513,686
Cost of sales	13,432,191	8,395,125

Gross profit	8,655,904	5,118,561
Operating expenses	5,263,664	3,137,427

Operating income	3,392,240	1,981,134
Net income	$1,977,157	$1,202,237

Earnings per share:
Basic	$0.35	$0.21
Diluted	0.33	0.20
Weighted average common and common equivalent shares outstanding:
Basic	5,644,967	5,664,297
Diluted	5,907,299	5,889,405

Unaudited Pro Forma Balance Sheet Data:

June 30, 2003
Working capital	$4,994,079
Total assets	31,559,757
Total liabilities	7,991,222
Total equity	23,568,535

Comparative Unaudited Per Share Data

        Set forth below is net income and book value per common share amounts for Medamicus and BCI on a historical basis and for Medamicus and BCI on an unaudited pro forma combined basis after giving effect to the transaction.

        The following information should be read in conjunction with (1) the separate historical financial statements (including the unaudited condensed financial data for the six months ended June 30, 2003 for both Medamicus and BCI) and related notes of Medamicus and BCI included in this joint proxy statement/prospectus and (2) the unaudited condensed pro forma combined financial information and related notes commencing on page F-52 of this joint proxy statement/prospectus and the selected consolidated financial data of each of Medamicus and BCI commencing on pages 11 and 13, respectively, of this joint proxy statement/prospectus.

        The pro forma information is presented for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. No cash dividends have been declared or paid on Medamicus' common stock or BCI's common stock for the last five fiscal years.

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Historical:
Medamicus data, per common share
Net income—basic	$0.61	$0.23
Net income—diluted	0.57	0.22
Book value at end of period	3.26	3.50
BCI data, per common share
Net income (loss)—basic	(1.25)	1.01
Net income (loss)—diluted	(1.25)	1.01
Book value at end of period	5.41	7.01
Unaudited pro forma:
Medamicus and BCI combined data, per pro forma common share
Net income—basic(A)	0.35	0.21
Net income—diluted(A)	0.33	0.20
Book value at June 30, 2003(B)	—	4.16

(A)
Pro forma income per share amounts are based on the combined historical results of Medamicus and BCI as well as pro forma adjustments. Pro forma basic shares used in the calculation are Medamicus historical weighted average common shares outstanding plus the pro forma shares assumed to be issued to the seller in conjunction with the transaction. Pro forma diluted shares also include the historical dilutive effect of Medamicus options.

(B)
Pro forma book value per common share is computed by dividing the pro forma shareholders' equity at June 30, 2003, by the pro forma number of common shares outstanding at June 30, 2003.

 MARKET PRICE AND DIVIDEND INFORMATION

        As of September 1, 2003, BIOMEC had 1,996,076 common shares issued and outstanding, held by approximately 229 shareholders of record. Approximately 159 current BIOMEC shareholders have preemptive rights to purchase up to an aggregate of 344,456 common shares on or before October 10, 2003. These preemptive rights arose in connection with a private placement of shares that BIOMEC conducted in 2002. BIOMEC is mailing to those shareholders a notice and election form to purchase shares pursuant to the shareholders' preemptive rights. The exercise of any preemptive rights will change the number of outstanding shares as of the record date of October 15, 2003.

        The following table shows, for the periods indicated, the reported high and low sale prices for shares of Medamicus common stock on The Nasdaq Stock Market for the quarters indicated, as reported by Nasdaq. None of BIOMEC's securities are publicly traded. Neither Medamicus nor BIOMEC has paid any cash dividends on its common stock during the periods presented. As of September 11, 2003, Medamicus had approximately 160 record holders and 1,900 beneficial holders of its common stock.

2001	Low	High
First Quarter	$3.38	$5.56
Second Quarter	$3.50	$10.50
Third Quarter	$9.16	$19.55
Fourth Quarter	$13.80	$20.24
2002	Low	High
First Quarter	$10.80	$19.29
Second Quarter	$6.87	$11.00
Third Quarter	$5.96	$8.98
Fourth Quarter	$6.00	$8.80
2003	Low	High
First Quarter	$6.37	$8.50
Second Quarter	$6.50	$8.52
Third Quarter (through September 10)	$7.85	$9.74

RISK FACTORS

Risks Related to the Transaction

Medamicus Shareholders

        You may suffer immediate and substantial dilution after the transaction as a result of the issuance by Medamicus of shares of its common stock to BIOMEC and BCI in payment of the purchase price.

        At closing, Medamicus will pay BIOMEC and BCI $18.0 million less assumed liabilities estimated to be $1.2 million, plus or minus a working capital adjustment. As part of this closing payment, Medamicus will pay a minimum of $7.0 million in cash and $7.0 million in Medamicus common stock. The common stock will be valued at $7.50 per share, which results in 933,333 shares being issued to BIOMEC and BCI. Medamicus may issue additional shares of common stock for the remaining balance of approximately $2.8 million of the $18.0 million closing payment. Further, under the asset purchase agreement, Medamicus is obligated to make two future contingent payments on or before March 31, 2004 and March 31, 2005, if certain sales objectives related to the assets acquired by Medamicus are achieved. These payments may be made, in part, in Medamicus common stock. As of September 11, 2003, there were 4,742,893 shares of Medamicus common stock outstanding. Upon the completion of the transaction, the number of shares of Medamicus common stock outstanding will immediately increase by the number of shares to be paid at the closing of the transaction. As a result of the two contingent payments, Medamicus may issue additional shares of its common stock in the future. Shareholders of Medamicus who remain shareholders after the transaction will realize immediate and substantial dilution in their percentage ownership of Medamicus common stock.

        Actual or perceived sales of a significant number of shares of Medamicus common stock in the public market could adversely affect the price of the shares.

        Medamicus cannot predict the extent to which the dilution, the availability of a large amount of shares for sale, and the possibility of additional issuances and sales of its common stock will negatively affect the trading price of its common stock or the liquidity of its common stock.

        Medamicus may not be able to successfully integrate the assets purchased in the transaction, and anticipated benefits of the transaction may not be realized.

        The integration of the assets into Medamicus' ongoing business will be a complex, time consuming and expensive process and may disrupt business operations if not completed in a timely and efficient manner. In addition, anticipated synergies from the transaction may not materialize. Failure to successfully integrate the assets with Medamicus' businesses or receive the anticipated benefits could have a material adverse effect on Medamicus' business, financial condition and operating results.

        Medamicus may be obligated to make the 2003 or 2004 contingent payment at a time when its stock price is depressed, resulting in substantial additional dilution to existing shareholders.

        Under the terms of the asset purchase agreement, Medamicus has flexibility in determining what portion of the 2003 and 2004 contingent payments to pay in cash and in stock. The obligation of Medamicus to pay, however, is unrelated to the value of Medamicus stock in the market. Accordingly, Medamicus may be obligated to make significant payments at a time when its stock price is depressed and it is unable to borrow significant amounts for the payment. In this event, Medamicus would be required to issue a substantial number of additional shares to BIOMEC and BCI in addition to the shares that are being issued as part of the closing payment. In this event, existing shareholders of Medamicus common stock would experience significant additional dilution.

BIOMEC Shareholders

        The value of the Medamicus common stock to be received by BIOMEC shareholders may decline before shares may be sold.

        BIOMEC will distribute 500,000 of its shares of Medamicus common stock to its shareholders on or after April 1, 2004, and the balance of the shares on or after April 1, 2005. Therefore, the dollar value of Medamicus common stock to be received by BIOMEC shareholders will depend on the market value of Medamicus common stock in the future. BIOMEC cannot predict the market price of Medamicus common stock after the completion of the transaction.

        Announcement of the transaction or failure to complete the transaction could negatively affect the business and operations of BCI.

        The customers of BCI may, in response to the announcement of the transaction, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by customers of BCI could have a material adverse effect on its business, regardless of whether or not the transaction is ultimately completed. Further, if the transaction is terminated and BIOMEC's board of directors determines to seek another business combination involving BCI, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the transaction. In addition, while the asset purchase agreement is in effect, BIOMEC and BCI are prohibited from soliciting, initiating, encouraging, or entering into a transaction with any party other than Medamicus that would result in the acquisition of BIOMEC, BCI or their assets.

        Affiliates of BIOMEC will have restrictions placed on the resale of Medamicus common stock.

        Under the terms of the asset purchase agreement, each person that is an affiliate of BIOMEC prior to the transaction will be required to agree that during the period beginning November 1, 2004 and ending March 31, 2005, the person will not, without the prior written consent of Medamicus, directly or indirectly sell or otherwise dispose of any Medamicus shares. This may prevent these shareholders from realizing a profit they might otherwise obtain.

        BIOMEC may decide not to distribute the cash it receives in the transaction to its shareholders.

        BIOMEC will continue its operations after the transaction. Because BIOMEC's board of directors may determine to reinvest the cash received in the transaction in BIOMEC's business, there can be no assurance that BIOMEC shareholders will receive any of the cash portion of the purchase price.

        The requirements for the contingent payments may not be met.

        Medamicus is required to make the 2003 contingent payment and the 2004 contingent payment only if sales of the acquired products achieve certain agreed upon levels. In addition, the 2003 contingent payment is conditioned upon the average gross margin of sales of those products in 2003 being at least 30%. If these criteria are not met, BIOMEC and BCI will receive no additional payments.

Risks Related to Medamicus

        Medamicus has one major customer and depends on this customer for a significant portion of its revenues.

        Medtronic, Inc. accounted for approximately 67% and 76% of Medamicus' total sales from continuing operations in 2002 and 2001, respectively and 49% of total sales for the six months ended June 30, 2003. Medamicus anticipates that its expected near-term future growth in sales will be tied in part to Medtronic's sales of its existing products, as well as new products incorporating its products as components. Because Medamicus anticipates that sales of its components and kits to Medtronic for use in Medtronic's Left Ventricle Lead Delivery Systems ("LVLDS") will decrease, Medamicus is attempting to expand its customer base and its product offerings. Medamicus cannot ensure that it will be successful in making sales to new customers, increasing sales to existing customers other than Medtronic or developing and marketing new products. To the extent that Medamicus does not expand its customer base and product offerings, sales to Medtronic will continue to account for a major portion of its revenues, making Medamicus vulnerable to the risks described below.

        On October 11, 2002, Medamicus entered into a supply agreement with Medtronic that requires Medtronic to purchase exclusively from Medamicus all of its requirements for certain delivery systems and introducer kits manufactured by Medamicus for a period of five years. The supply agreement also sets forth the terms under which Medtronic will begin including Medamicus' Axia RSN™ retractable guidewire introducer safety needle as part of Medtronic's introducer kits.

        There are no minimum purchase obligations under the supply agreement for Medamicus' current products or any future products Medamicus may develop. If sales of Medtronic's products that incorporate Medamicus' products as components decrease or if Medtronic does not develop new products incorporating Medamicus' products as components, future sales of Medamicus' products to Medtronic and Medamicus' results of operations would be adversely affected. Further, any action by Medtronic to discontinue any of its products that incorporate Medamicus' products, to redesign or change the technical requirements for its products so that Medamicus' products would not meet those requirements, or to otherwise limit or discontinue its purchases from Medamicus would have a material adverse impact on sales of Medamicus' products and, consequently, its financial results. In addition, although under the terms of the supply agreement, Medtronic has agreed to begin including the Axia RSN™ retractable guidewire introducer safety needles as part of its introducer kits, if Medtronic's customers determine not to use the safety needle, or request that they not be included in the introducer kits, then Medamicus' anticipated future revenue for the sale of this product may not develop.

        In addition, under the supply agreement, if Medamicus fails to supply certain products, Medtronic may manufacture and sell these products or have these products manufactured by another party. Medamicus' failure to supply these products would result in a loss of sales to Medtronic and would have a material adverse impact on Medamicus' revenues. Moreover, the supply agreement establishes the pricing Medtronic receives with respect to each product and provides that if Medamicus extends more favorable pricing to any other customer, that same pricing will also be extended to Medtronic. Further, a reduction in Medamicus' pricing with Medtronic would likely result in a decline in Medamicus' overall revenue.

        The loss of Medtronic as a customer or a decrease in sales to Medtronic would have a material adverse effect on Medamicus' business.

        Medamicus depends upon the safety needle licensing agreement and successful introduction of the safety needle.

        A significant element of Medamicus' growth strategy is focused on successfully manufacturing and marketing the safety needle licensed from Med-Design Corporation. Medamicus currently has the exclusive right to make, use and sell Med-Design Corporation's center-line retractable safety needle in the venous market, in the arterial access market and other related fields. Under the terms of a license agreement, Medamicus must sell designated quantities of product each year to retain exclusive rights to the technology and must pay as much as 20% of Medamicus' revenues from sales of safety needles to Med-Design as royalties. There is no assurance that Medamicus can manufacture the safety needle at a cost, or sell the safety needle at a price, that will result in an acceptable rate of return for Medamicus. In order to sell enough safety needles to retain its license, Medamicus must develop customers in the arterial market, a market in which Medamicus currently has no customers and no marketing experience. There is no assurance that Medamicus can successfully penetrate the arterial market. In 2002, Medamicus acquired a $1.5 million automated assembly system to manufacture safety needles that became fully operable in the second quarter of 2003. If Medamicus fails to penetrate and achieve significant sales of safety needles, or if it loses its ability to market and sell the safety needle, its future prospects would be adversely affected.

        The future growth of Medamicus will depend upon its ability to enter the arterial access market.

        A significant portion of Medamicus' current revenue is dependent upon sales to the venous markets. In addition to the safety needle, Medamicus intends to introduce new products for the arterial access market in 2003, including a hemo-stasis valve and a safety dilator. These products will be designed to be used in procedures such as angiography, angioplasty and implantation of stents. Because Medamicus currently does not participate in the arterial access market, it will need to develop relationships with major participants in this market, which in many cases are different from Medamicus' existing customers. There can be no assurance that Medamicus will be able to develop these relationships and successfully sell into this market.

        Medamicus may need additional capital in the future.

        Medamicus received payments totaling $4.7 million in 2001 and 2002 from the sale of its gynecology division. It used $1.6 million of these funds to pay off its bank line of credit and closed the line of credit. Medamicus had $6.5 million in cash and cash equivalents as of June 30, 2003. It also has established a new $3.0 million line of credit with the bank that expires on August 1, 2004. In connection with the transaction, Medamicus is required to pay at least $7.0 million in cash at closing and may be required to make additional cash payments related to the 2003 and 2004 contingent payments. On August 25, 2003, Medamicus entered into a commitment letter for a credit facility consisting of a $5.0 million term loan, amortizing over five years, together with a $3.0 million working capital line of credit that would replace the line of credit currently in place. See "Medamicus' Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the new credit facility. While Medamicus believes that it has sufficient resources with its current cash and the new credit facility to make payments required under the transaction and to fund its planned operations, there is no assurance that it will not need additional capital in the future. Sources of additional capital may include additional debt financing or the sale of debt or equity securities. There can be no assurance that Medamicus will be able to successfully obtain additional capital on favorable terms.

        Medamicus has only attained profitability recently.

        Medamicus became a publicly traded company in 1991 and incurred losses in each of the years since that date until the year ended December 31, 2000. For the year ended December 31, 2000, it reported net income of $161,918 and for the year ended December 31, 2001, it reported net income of $6,619,763, consisting of $3,541,141 from continuing operations, including a one-time income tax benefit of $923,000 resulting from the elimination of the valuation allowance on deferred tax assets, $182,012 from discontinued operations and $2,896,610 from the gain on the sale of the gynecology division. For the year ended December 31, 2002, Medamicus had net income of $2,858,634. While the Medamicus percutaneous delivery product business has been profitable over the past several years, there is no assurance that Medamicus will be able to maintain profitable operations in the future.

        The government heavily regulates Medamicus' business.

        The medical products that Medamicus sells and proposes to sell are subject to regulation by the FDA and by comparable agencies in certain states and foreign countries. The process of complying with requirements of the FDA and other agencies can be costly and time consuming. Medamicus has received clearance from the FDA to market its vessel introducer products as well as the safety needle. There is no assurance that any future additional clearance can be obtained. In addition, once obtained, these clearances are subject to review, and later discovery of previous unknown problems may result in restrictions on the marketing of a product or withdrawal of the product from the market. Medamicus is also subject to certain FDA regulations governing manufacturing practices, packaging and labeling.

        Medamicus depends on patents and proprietary technology.

        Medamicus' success may depend on its ability to obtain patent protection for its products and processes, to preserve its trade secrets and to operate without infringing on the proprietary rights of third parties. The United States Patent and Trademark Office first issued patents covering certain aspects of Medamicus' vessel introducer in March 1991. In addition, Medamicus has applied for patent protection on additional aspects of the vessel introducer. There can be no assurance that any future patent protection will be granted, that the scope of any patent protection will exclude competitors or that any of Medamicus' patents will be held valid if subsequently challenged. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and therefore may be highly uncertain. Medamicus also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent trade secrets or otherwise gain access to its proprietary technology.

        Medamicus depends on its key personnel.

        Failure to attract and retain skilled personnel could hinder Medamicus' research and development and manufacturing efforts. Medamicus' future success depends to a significant degree upon the continued services of key technical and senior management personnel. Medamicus' future success also depends on its continuing ability to attract, retain and motivate highly qualified managerial and technical personnel. The inability to retain or attract qualified personnel could have a significant negative effect upon Medamicus' efforts and thereby materially harm its business and financial condition.

        Medamicus faces intense competition and rapid technological change.

        Medamicus is faced with intense competition and rapid technological and industry change and, if its competitors' existing products or new products are more effective or superior to Medamicus' products, the commercial opportunity for its products will be reduced or eliminated. Medamicus faces intense competition from other device manufacturers, many of whom are significantly larger than Medamicus and have greater financial, technical, research, marketing, sales, distribution and other resources than Medamicus. Medamicus believes there will be intense price competition for products developed in its markets. Medamicus' competitors may develop or market technologies and products that are more effective or commercially attractive than any it is developing or marketing. Its competitors may succeed in obtaining regulatory approval, and introducing or commercializing products before Medamicus does. Such developments could have a significant negative effect on Medamicus' financial condition. Even if Medamicus is able to compete successfully, it may not be able to do so in a profitable manner. The medical device industry is generally characterized by rapid technological change, changing customer needs, and frequent new product introductions. Medamicus' products may be rendered obsolete as a result of future innovations.

        Medamicus risks product liability claims and product recalls.

        The manufacture and sale of medical products entails significant risk of product liability claims or product recalls. Medamicus' existing insurance coverage limits may not be adequate to protect it from any liabilities it might incur in connection with the clinical trials or sales of its products. Medamicus may require increased product liability coverage as its products are commercialized. Insurance is expensive and may not be available on acceptable terms, or at all. A successful product liability claim or series of claims brought against Medamicus in excess of its insurance coverage, or a recall of its products, could have a significant negative effect on its business and financial condition. Even unsuccessful claims could result in the expenditure of funds and management time and could have a negative impact on Medamicus' business.

        Medamicus has limited sources of supply for its products.

        Medamicus currently purchases, and will in the future purchase, components and raw materials from outside vendors. Although it has identified alternative suppliers for key components and raw materials, at the present time Medamicus generally uses one source of supply for each component and raw material. Each supplier of raw material for the vessel introducers Medamicus sells to Medtronic is subject to the approval of Medtronic, and future customers may have a right of approval as well. At present, Medtronic has approved all of the applicable suppliers. Should a key supplier be unwilling or unable to supply any such component or raw material in a timely manner, or should approval of a proposed supplier be delayed, withheld or withdrawn, Medamicus could experience delays in obtaining alternative suppliers, which may adversely affect its business.

        Medamicus has a limited public market for its common stock.

        As of September 11, 2003, Medamicus had 4,742,893 shares of common stock outstanding. The average daily trading volume approximated 47,000 shares per day in 2001, 26,000 shares per day in 2002, and 12,000 shares per day through the first eight months of 2003. There can be no assurance that an active market will exist for Medamicus' common stock, or that its common stock could be sold without a significant negative impact on the publicly quoted price per share.

        The future operating results of Medamicus may fluctuate.

        If Medamicus' revenue declines in a quarter from the revenue in the previous quarter, its earnings will likely decline as well because many of its expenses are relatively fixed. In particular, research and development, marketing and general and administrative expenses are not affected directly by variations in revenue. In some future quarter or quarters, due to a decrease or shortfall in revenue or for some other reason, Medamicus' operating results likely will be below the expectations of securities analysts or investors. In this event, the market price of Medamicus' common stock may fall abruptly and significantly.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Medamicus and BIOMEC believe this document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Medamicus and BIOMEC, from information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of Medamicus, Medacquisition, BIOMEC and BCI that may be set forth under sections of this document including, among others, "Summary," "Selected Unaudited Condensed Pro Forma Combined Financial Data," "Risk Factors," "The Transaction—Background of the Transaction," "—Recommendation of the Medamicus Board of Directors," "—Medamicus' Reasons for the Transaction," "—BIOMEC's Reasons for the Transaction," "Recommendation of the BIOMEC Board of Directors," "—Opinion of Goldsmith, Agio, Helms Securities, Inc.," "Medamicus Management's Discussion and Analysis of Financial Condition and Results of Operations," "BIOMEC Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Medamicus," "Business of BIOMEC" and the unaudited condensed pro forma combined financial statements beginning at page F-52 of this document. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Medamicus and BIOMEC may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. Medamicus and BIOMEC intend for the forward-looking statements to be covered by the safe harbor provisions contained in the Private Securities Litigation Reform Act.

        For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 18.

INFORMATION ABOUT THE MEETINGS

Medamicus' Special Meeting

Date, Time and Place of the Special Meeting; Matters to be Considered

        The enclosed proxy is solicited by the board of directors of Medamicus for use at the special meeting of Medamicus shareholders to be held on Tuesday, October 21, 2003 at 10:00 a.m., Minneapolis time, at the offices of Medamicus, located at 15301 Highway 55 West, Plymouth, Minnesota, and at any adjournment or postponements thereof. This joint proxy statement/prospectus and the accompanying form of proxy were first mailed to shareholders of Medamicus on or about September 16, 2003.

        At the Medamicus special meeting, shareholders of Medamicus will vote on a proposal to approve the issuance of shares of Medamicus common stock to BIOMEC and BCI in an amount equal to 20% or more of Medamicus' outstanding common stock pursuant to the asset purchase agreement.

        In addition, Medamicus shareholders will vote upon proposals to amend Medamicus' articles of incorporation to increase the number of authorized shares of common stock, to amend the Medamicus, Inc. Stock Option Incentive Plan to increase the number of shares authorized to be issued under the plan, and if necessary, to approve a motion to adjourn the Medamicus special meeting to a later time to permit, among other things, further solicitation of proxies in order to establish a quorum or to obtain additional votes in favor of the foregoing proposals.

The Medamicus board of directors has approved each of the foregoing proposals and recommends that shareholders of Medamicus vote "FOR" each of the proposals being presented to them.

Record Date for the Special Meeting

        Only Medamicus shareholders of record at the close of business on September 11, 2003 are entitled to vote at the special meeting. On that date there were outstanding 4,742,893 shares of Medamicus common stock.

Quorum; Vote Required for Approval of Proposals

        Each holder of common stock is entitled to one vote for each share held. A quorum, consisting of a majority of common stock entitled to vote at the special meeting, must be present in person or by proxy before action may be taken at the special meeting.

        Each proposal being presented at the special meeting requires the approval of the holders of the greater of (a) a majority of Medamicus common stock present at the special meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock of Medamicus that would constitute a quorum for transacting business at the special meeting. Broker non-votes are not counted as votes for or against a proposal. Abstentions are counted in determining the total number of votes cast on a proposal and have the effect of a negative vote.

        On September 11, 2003 (without reflecting any currently exercisable options), directors and officers of Medamicus owned and were entitled to vote 125,290 shares of Medamicus common stock. These shares represented approximately 2.6% of the outstanding shares of Medamicus common stock.

Solicitation of Proxies and Revocation of Proxies

        The costs and expenses of solicitation of Medamicus proxies will be paid by Medamicus. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of

Medamicus personally or by telephone, but such persons will not be specifically compensated for such services.

        Proxies in the form enclosed are solicited on behalf of the board of directors of Medamicus. Any shareholder giving a proxy in this form may revoke it before it is exercised either by submitting a new proxy bearing a date later than any prior proxy or by attending the special meeting in person and completing a ballot at the special meeting.

How Proxies Will Be Voted

        James D. Hartman and Mark C. Kraus have been named as proxies in the Medamicus proxy. Shares represented by a timely, valid and unrevoked proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" the approval of Proposal Nos. 1, 2, 3 and 4. If you submit a proxy that indicates an abstention from voting, your shares will be counted as present for purposes of determining the existence of a quorum, and will be counted as a vote against the proposal.

        The proxies will be entitled to vote in their discretion on any other matters that may properly come before the meeting.

MEDAMICUS PROPOSAL NO. 1
Approval of the Issuance of Common Stock in an
Amount Equal to 20% or More of Medamicus'
Outstanding Common Stock under the Asset Purchase Agreement

Issuances under the Asset Purchase Agreement

        Under the terms of the asset purchase agreement, Medamicus will issue shares of its common stock to BIOMEC and BCI in partial payment of the purchase price for the assets to be acquired. For a more complete discussion of the purchase price, please refer to the section entitled "Description of the Asset Purchase Agreement—Purchase Price" beginning on page 62 or the asset purchase agreement attached as Annex A to this document.

Nasdaq Shareholder Approval Requirements

        The common stock of Medamicus is currently listed on The Nasdaq Stock Market. Each issuer listed on Nasdaq must comply with Nasdaq's marketplace rules to obtain listing and continue listing of the issuer's securities. Rule 4350(i) requires Nasdaq issuers, such as Medamicus, to obtain the approval of its shareholders before certain events occur. One of the events that requires shareholder approval is an issuer's acquisition of the assets of another company in which the issuer may issue shares equal to 20% or more of the number of its shares outstanding before the issuance.

        Medamicus estimates that the minimum number of shares of common stock that it would issue for the closing payment is 933,333 shares and the maximum number it could issue, estimating the assumed liabilities are approximately $1.2 million, would be 1,306,667 shares. Because Medamicus had 4,742,893 shares outstanding on September 11, 2003, any issuance over 948,579 shares would require shareholder approval. Medamicus estimates the 2003 contingent payment issuance to be between 50,000 and 160,000 shares of its common stock. It estimates the 2004 contingent payment issuance to be between 300,000 and 600,000 shares of its common stock. In the aggregate, Medamicus estimates that it will issue a minimum of 1,283,333 shares and a maximum of 2,066,667 shares in respect of the closing payment, the 2003 contingent payment and the 2004 contingent payment.

Effect of Shareholder Approval

        If Medamicus' shareholders approve this Proposal No. 1, Medamicus will not be limited under the asset purchase agreement or the Nasdaq rules in the number of shares of its common stock that it may issue to BIOMEC and BCI under the asset purchase agreement. As a result, the number of shares of outstanding common stock of Medamicus will increase with each of the closing payment, the 2003 contingent payment and the 2004 contingent payment. This increase, in turn, could dilute future earnings per share of Medamicus and could depress the market value of Medamicus' common stock.

        Until such time as BIOMEC and BCI distribute the shares of Medamicus common stock they receive under the asset purchase agreement to BIOMEC's shareholders, BIOMEC and BCI may hold a significant level of beneficial ownership of Medamicus common stock. BIOMEC and BCI have agreed to vote their shares of Medamicus common stock in favor of the slate of director-nominees recommended by Medamicus' board of directors at any annual or special meeting held after the closing date. BIOMEC and BCI will not, however, be required to vote more than 19.9% of the outstanding Medamicus common stock for the director-nominees, to grant any proxy to a person if the grant would give the person a right to vote more than 19.9% of Medamicus' outstanding common stock, or to act in a manner that would conflict with the fiduciary duties of the board of directors of BIOMEC or BCI.

        After the pro rata distribution to BIOMEC shareholders of shares of Medamicus common stock, some BIOMEC shareholders may hold significant levels of beneficial ownership of Medamicus common stock. Persons who beneficially own significant levels of Medamicus common stock may be able to exercise substantial control over matters that would require shareholder approval, including electing directors and approving significant corporate transactions. Further, to the extent these persons control Medamicus' Board of Directors through election, they may also exercise control over Medamicus' business operations and management.

Effect of Failure to Obtain Shareholder Approval

        If Medamicus does not obtain the approval of its shareholders of this Proposal No. 1, it will be in violation of the conditions to the consummation of the transaction. As a result, either Medamicus or BIOMEC may refuse to proceed with the transaction and terminate the asset purchase agreement.

Voting Information

        Approval of this Proposal No. 1 requires the affirmative vote of the holders of the greater of (a) a majority of Medamicus common stock present at the special meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock which would constitute a quorum for transacting business at the Medamicus special meeting.

The Board of Directors Recommends Medamicus Shareholders Vote "FOR"
Proposal No. 1: Approval of the Issuance of Common Stock in an Amount Equal to
20% or More of Medamicus' Outstanding Common Stock Under the Asset Purchase Agreement

MEDAMICUS PROPOSAL NO. 2
Approval of an Amendment to the Articles of Incorporation
Concerning Authorized Common Stock

General

        Medamicus' articles of incorporation currently authorize the issuance of up to 10,000,000 shares of capital stock, consisting of:

  •
  9,000,000 authorized shares of common stock, of which, as of September 11, 2003, 4,742,893 shares were outstanding and 1,034,576 shares were reserved for issuance under existing stock plans, leaving 3,222,531 shares of common stock available for issuance for other purposes; and

  •
  1,000,000 authorized shares of undesignated preferred stock, the terms of which can be designated by the board of directors at the time of issuance.

        The board of directors has adopted and seeks approval of Medamicus shareholders to amend the Medamicus articles of incorporation to increase the amount of common stock authorized to be issued from 9,000,000 to 20,000,000 shares. If the amendment is approved by Medamicus' shareholders, article III of Medamicus' articles of incorporation would be amended to read as follows:

    This Corporation is authorized to issue an aggregate total of 21,000,000 shares, 20,000,000 of which shall be designated Common Stock, having a par value of $.01 per share, and 1,000,000 of which shall be designated as Preferred Stock.

    The Board of Directors of this Corporation shall have the power of authority, by resolution approved as required by law, to create and authorize the issuance of one or more classes or series of Preferred Stock, and to designate, consistent with these Articles of Incorporation, the number of shares of each class or series of Preferred Stock, and the rights, preferences and limitations of each such class or series (including, without limitation, voting power, dividend and liquidation rights, preferences and limitations, and conversion rights).

        The additional shares of common stock for which authorization is sought would be a part of the existing class of shares of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding. These additional shares of common stock would not (and the shares of common stock presently outstanding do not) entitle the holders thereof to preemptive rights to subscribe for or purchase additional shares of common stock of Medamicus or to cumulative voting for the election of directors.

Purposes and Effects of the Amendment

        Except for shares reserved for stock options as noted above, and the shares that will be issued as part of the transaction, Medamicus has no agreements or understandings concerning the issuance of any additional shares of common stock. Under the asset purchase agreement, shareholder approval of the amendment to Medamicus' articles of incorporation to increase the shares of common stock authorized for issuance is a condition to closing the transaction, and the failure of Medamicus' shareholders to approve this proposal would give rise to the right of Medamicus or BIOMEC to terminate the transaction. If the shareholders of Medamicus approve Proposal No. 1, but fail to approve Proposal No. 2, the directors of Medamicus and BIOMEC could nevertheless waive the approval as a condition to closing and proceed with the transaction. If required, the directors would make that waiver decision based on the circumstances existing at the time. The board also believes that the increased authorization of shares of common stock is advisable so that shares will be available for issuance in the future if the need arises in connection with financings, acquisitions, employee benefits, stock splits or dividends or other corporate purposes. This will enable Medamicus to take advantage of market conditions, the availability of favorable financing and opportunities for acquisitions without the delay and expense associated with convening a special shareholders meeting.

        Unless required by law, Medamicus' articles of incorporation or the Nasdaq rules, the board of directors will be able to provide for the issuance of the additional shares of common stock or preferred stock without further action by Medamicus shareholders, and no further authorization by the shareholders will be sought prior to such issuance.

        Although not necessarily designed or intended for such purposes, the effect of the proposed increase in the authorized shares might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of Medamicus or the removal of management, which shareholders might otherwise deem favorable. The authority of the board of directors to issue shares of common stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of Medamicus, because the issuance of additional shares of common stock would dilute the voting power of the shares of common stock then outstanding. Shares of common stock could also be issued to purchasers who would support the board of directors in opposing a takeover bid which the board determines not to be in the best interests of Medamicus and its shareholders.

  Voting Information

        Approval of this Proposal No. 2 requires the affirmative vote of the holders of a greater of (a) a majority of Medamicus common stock present at the special meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock which would constitute a quorum for transacting business at the Medamicus special meeting.

The Board of Directors Recommends Medamicus Shareholders Vote "FOR"
Proposal No. 2: Approval of an Amendment to the Articles of
Incorporation Concerning Authorized Common Stock

MEDAMICUS PROPOSAL NO. 3
Approval of Amendment to the Medamicus, Inc. Stock Option Incentive Plan

        The board of directors of Medamicus recommends the approval of an amendment to the Medamicus, Inc. Stock Option Incentive Plan. The incentive plan currently provides for the granting of options to purchase up to an aggregate of 700,000 shares of common stock to employees of Medamicus. The amendment, as adopted by the Medamicus board of directors on July 21, 2003, increases the maximum number of shares of common stock available to 900,000 shares. The board of directors approved of the amendment because of an expected increase in the number of Medamicus employees upon completion of the transaction. Approval of this Proposal No. 3 is not a condition to closing the transaction.

        In the event of a change in corporate structure or capitalization affecting Medamicus common stock, the maximum number of shares available under the incentive plan and subject to outstanding options will be adjusted accordingly. Any unsold shares subject to option under the incentive plan that for any reason expires or otherwise terminates may again be subject to option under the incentive plan. Options granted under the incentive plan may either be options that qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or those that do not qualify as incentive options.

        The incentive plan has the following additional features:

Administration

        The incentive plan is administered by a committee appointed by the board of directors of at least two directors who are disinterested directors or non-employee directors within the meaning of Section 16 of the Securities Exchange Act of 1934. The incentive plan is currently administered by the compensation committee of the board of directors, which is composed of two non-employee directors.

        The compensation committee, subject to the terms of the incentive plan, has the authority to select employees to whom options will be granted, and to determine the terms of the options, including the number of shares subject to each option, the option exercise price, the option duration, the manner in which the option becomes exercisable and whether the option is an incentive option or non-incentive option.

Eligible Employees

        All employees are eligible to receive options under the incentive plan, including officers and directors of Medamicus who are also employees of Medamicus. As of September 11, 2003, approximately 133 persons were eligible to receive options under the incentive plan. Medamicus expects that, following the completion of the transaction, the number of eligible employees will increase to approximately 210. While the compensation committee has established no formal policy, currently all salaried employees of Medamicus, upon reaching 90 days of service, have been granted options to purchase 2,500 to 5,500 shares of Medamicus common stock, depending upon levels of responsibility. Certain officers and other senior managers have received initial grants in excess of 5,500 shares at the discretion of the board of directors. In addition, all full-time hourly employees of Medamicus, upon reaching one year of service, and on each one year anniversary thereafter, have been granted options to purchase 100 shares of common stock. The compensation committee has granted Medamicus' management the authority to grant options to purchase up to 300 additional shares to hourly employees on an annual basis, based on the level of their contribution towards achieving Medamicus' business goals.

Option Pricing and Vesting

        Incentive options may not be granted at a purchase price less than the fair market value of the shares of common stock on the date of the grant (or, for an option granted to a person holding more than 10% of Medamicus' voting stock, at less than 110% of fair market value) and non-incentive options may not be granted at a purchase price less than 85% of fair market value on the date of grant. Options vest and become exercisable in accordance with a schedule fixed by the compensation committee. The options become immediately exercisable in full if Medamicus merges or consolidates with another corporation and is not the surviving corporation or if Medamicus transfers all or substantially all of its business or assets to another person.

Duration of Options

        The term of each option, which is fixed at the date of grant, may not exceed six years from the date the option is granted (except that an incentive option granted to a person holding more than 10% of the company's voting stock may be exercisable only for five years). Options may be made exercisable in whole or in installments, as determined by the compensation committee. Options which have been granted to employees who terminate employment due to death or disability may be exercised for a period of one year after the employee's termination by the optionee or the person(s) to whom the rights under such option shall have passed, as the case may be. An optionee who leaves the employment of Medamicus for reasons other than death, disability or termination for cause has three months after termination in which to exercise his or her options.

Transfer

        Options may not be transferred other than by will, the laws of descent and distribution, or, if applicable, pursuant to a qualified domestic relations order. During the lifetime of an optionee, options may be exercised only by the optionee.

Amendment

        The board of directors may amend the incentive plan as it deems advisable. The board of directors may terminate the incentive plan at any time, provided that outstanding options are not affected.

Outstanding Options

        Please see "Medamicus Management—Equity Compensation Plan Information" and "—Executive Compensation—Summary Compensation Table" for additional information regarding outstanding options.

Effect of Federal Income Taxation

        Counsel for Medamicus has advised that the federal income tax attributes of options granted under the incentive plan are as described in the following paragraphs:

        Under the tax code, the recipient of an incentive option receives a tax benefit of income deferral if the recipient meets the holding period requirements of Section 422 of the tax code. Although neither the grant nor the exercise of an incentive option results in taxable income to the optionee or a deduction of the issuer, the amount by which the fair market value of the shares of common stock on the date of exercise exceeds the exercise price is an item of adjustment under the tax code, and may therefore subject the optionee to the alternative minimum tax. Assuming the holding period requirements are met, upon the ultimate sale of the shares of common stock acquired upon the exercise of an incentive option, the amount by which the sale price exceeds the exercise price will be treated as a long-term capital gain. Although there is no limitation on the value of shares of common stock subject to the incentive option, the aggregate fair market value of the shares of common stock (determined as of the date of grant) that may become first exercisable with respect to any recipient in any calendar year under the incentive plan may not exceed $100,000.

        Generally, the acquisition of shares of common stock through the exercise of non-incentive options will result in compensation income to the optionee, subject to withholding, as of the date of exercise in an amount by which the fair market value of the shares of common stock at such date exceeds the exercise price. Upon exercise, Medamicus will generally be entitled to a deduction in an identical amount. When an optionee disposes of such shares of common stock, any difference between the amount received and the fair market value of the shares of common stock on the date of exercise will be treated as a long- or short-term capital gain, as the case may be, depending on the period of time the optionee has held the shares of common stock.

        The foregoing summary of the effect of federal income taxation upon participants in the incentive plan with respect to the receipt of an option or shares of common stock received upon the exercise of any option does not purport to be complete. Reference is made to the applicable provisions of the tax code.

Registration with the SEC

        Medamicus intends to file a registration statement covering the additional 200,000 shares authorized under the incentive plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933 within twelve months after shareholder approval. The foregoing summary of the incentive plan does not purport to be complete and is qualified in its entirety by reference to the incentive plan itself. The full text of the incentive plan will be provided to any shareholder who desires a copy, upon written request to Medamicus, Inc., Attention: Secretary, 15301 Highway 55 West, Plymouth, Minnesota 55447.

Voting Information

        Approval of this Proposal No. 3 requires the affirmative vote of the holders of a greater of (a) a majority of Medamicus common stock present at the Medamicus special meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock which would constitute a quorum for transacting business at the Medamicus special meeting.

The Board of Directors Recommends Medamicus Shareholders Vote "FOR"
Proposal No. 3: Approval of an Amendment to the Medamicus, Inc. Stock Option Incentive Plan

MEDAMICUS PROPOSAL NO. 4
The Adjournment

        The Medamicus special meeting may be adjourned or postponed to another time or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the transaction or permitting further solicitation of proxies by Medamicus' board of directors in favor of Proposal Nos. 1, 2 and 3.

  Voting Information

        If such a motion to adjourn is made, approval of this Proposal No. 4 requires the affirmative vote of the holders of a greater of (a) a majority of Medamicus common stock present at the Medamicus special meeting, either in person or by proxy, and entitled to vote on that proposal or (b) the majority of the minimum number of shares of common stock which would constitute a quorum for transacting business at the Medamicus special meeting.

The Board of Directors Recommends Medamicus Shareholders Vote "FOR"
the Approval of Proposal No. 4: The Adjournment

BIOMEC's Special Meeting

Date, Time and Place of the Special Meeting; Matters to be Considered

        The enclosed proxy is solicited by the board of directors of BIOMEC for use at the special meeting of shareholders to be held on Tuesday, October 21, 2003 at 10:00 a.m., Cleveland time, at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115, and at any adjournment or postponements of the meeting. This joint proxy statement/prospectus and the accompanying form of proxy were first mailed to shareholders of BIOMEC on or about September 16, 2003.

        At the BIOMEC special meeting, shareholders of BIOMEC will vote on a proposal to approve the sale of substantially all of the operating assets of BCI and specified assets of BIOMEC that BCI and BIOMEC use in the research, development, manufacture, assembly, marketing and sales of proprietary pacing-lead products and pacing accessories and BCI's other products and services pursuant to the asset purchase agreement dated July 21, 2003, among Medamicus, Medacquisition, BIOMEC and BCI and the transactions contemplated thereby, including the proposed plan of distribution of the shares of common stock of Medamicus received by BIOMEC and BCI in the transaction.

        If necessary, shareholders of BIOMEC will vote to adjourn or postpone the meeting to a later time to permit, among other things, further solicitation of proxies in order to establish a quorum or to obtain additional votes in favor of the foregoing proposal.

        The BIOMEC board of directors has approved the sale of assets pursuant to the asset purchase agreement and unanimously recommends that shareholders of BIOMEC vote "FOR" each of the proposals being presented to them.

Record Date For The Special Meeting

        Only BIOMEC shareholders of record at the close of business on October 15, 2003 are entitled to vote at the special meeting. As of September 1, 2003, there were outstanding 1,996,076 of BIOMEC's common shares. Approximately 159 current BIOMEC shareholders have preemptive rights to purchase up to an aggregate of 344,456 common shares on or before October 10, 2003. These preemptive rights arose in connection with a private placement of shares that BIOMEC conducted in 2002. BIOMEC is mailing to those shareholders a notice and election form to purchase shares pursuant to the shareholders' preemptive rights. The exercise of any preemptive rights will change the number of outstanding shares as of the record date of October 15, 2003.

Quorum; Vote Required for Approval of Proposals

        Each holder of common shares is entitled to one vote for each share held. A quorum, consisting of a majority of common shares entitled to vote at the special meeting, must be present in person or by proxy before action may be taken at the special meeting.

        The affirmative vote of the holders of two-thirds of the outstanding BIOMEC common shares is required to approve the sale of assets pursuant to the asset purchase agreement. The affirmative vote of the holders of a majority of the BIOMEC common shares present and entitled to vote at the special meeting, whether or not a quorum is present, is required to adjourn the meeting.

        On September 1, 2003 (without reflecting any currently exercisable options), directors and officers of BIOMEC, and their affiliates, owned and were entitled to vote 682,529 BIOMEC common shares. These shares represented approximately 34.2% of the outstanding BIOMEC common shares.

Solicitation of Proxies and Revocation of Proxies

        The costs and expenses of solicitation of BIOMEC proxies will be paid by BIOMEC. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of

BIOMEC or BCI personally or by telephone, but such persons will not be specifically compensated for such services.

        Any shareholder giving a proxy in this form may revoke it before it is exercised by submitting a new proxy bearing a date later than any prior proxy or by giving notice of revocation to BIOMEC in writing, in a verifiable communication, or at the special meeting. The presence at the special meeting of the person appointing a proxy does not, by itself, revoke the appointment. All shares represented by timely, valid and unrevoked proxies will be voted at the special meeting in accordance with the specifications indicated thereon. If no specification is indicated on a proxy, the proxy will be voted in favor of each proposal.

How Proxies Will Be Voted

        Trevor O. Jones and Vincent P. Owens have been named as proxies in the BIOMEC proxy. Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" the approval of the sale of assets pursuant to the asset purchase agreement. If you submit a proxy that indicates an abstention from voting, your shares will be counted as present for purposes of determining the existence of a quorum, but they will not be voted on the proposal. Broker non-votes will have the effect of votes against the proposal to approve the sale of assets and will not affect any other proposal presented to the shareholders.

        The proxies will be entitled to vote in their discretion on any other matters that may properly come before the meeting.

BIOMEC PROPOSAL NO. 1
Approval of the Sale of Substantially All of the Operating Assets of BCI
Pursuant to the Asset Purchase Agreement

Sale of Assets to Medamicus

        Under the terms of the asset purchase agreement, BCI and BIOMEC have agreed to sell to Medamicus substantially all of the operating assets of BCI and certain of the assets of BIOMEC that BCI and BIOMEC use in the research, development, manufacturing, assembly, marketing and sales of proprietary pacing-lead products and pacing accessories and BCI's other products. For a more complete discussion of terms of the transaction, please refer to the section entitled "Description of the Asset Purchase Agreement" beginning on page 62 or the asset purchase agreement attached as Annex A to this document.

Effect of Failure to Obtain Shareholder Approval

        If BIOMEC does not obtain the approval of its shareholders of this Proposal No. 1, it will be in violation of the conditions to the consummation of the transaction. As a result, either Medamicus or BIOMEC may refuse to proceed with the transaction and terminate the asset purchase agreement.

Voting Information

        Approval of this Proposal No. 1 requires the affirmative vote of the holders of two-thirds of the outstanding BIOMEC common shares to approve the sale of assets pursuant to the asset purchase agreement.

The Board of Directors Recommends BIOMEC Shareholders Vote "FOR"
Proposal No. 1: Approval of the Sale of Substantially All of
the Operating Assets of BCI Pursuant to the Asset Purchase Agreement

BIOMEC PROPOSAL NO. 2
The Adjournment

        The BIOMEC special meeting may be adjourned or postponed to another time or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the transaction, or permitting further solicitation of proxies by BIOMEC's board of directors in favor of Proposal No. 1.

  Voting Information

        If such a motion to adjourn is made, approval of this Proposal No. 2 requires the affirmative vote of the holders of a majority of the BIOMEC common shares present and entitled to vote at the special meeting, whether or not a quorum is present.

The Board of Directors Recommends BIOMEC Shareholders Vote "FOR"
the Approval of Proposal No. 2: The Adjournment

THE TRANSACTION

Background of the Transaction

        At the beginning of 2001, Medamicus was engaged in two distinct operating segments, the percutaneous delivery system ("PDS") division and the gynecology division. On April 25, 2001, Medamicus sold its gynecology division to CooperSurgical, Inc. for approximately $4.7 million. Medamicus used approximately $1.6 million of the proceeds to pay off its existing indebtedness. Since the sale of the gynecology division, Medamicus has focused on increasing the profitability of its PDS product line and the development and acquisition of new products.

        In February 2002, Medamicus engaged Franklin Capital Partners, Inc. to advise it in identifying and acquiring businesses or companies that would complement Medamicus' existing business lines. During the period from February 2002 through February 2003, Medamicus, with the assistance of Franklin Capital Partners, explored several acquisitions, but none advanced past the exploratory stages.

        In February 2003, various representatives of Medamicus, including James D. Hartman, Chief Executive Officer, Albert Emola, director, and Mark C. Kraus, Chief Operating Officer, had discussions with James L. Mellor, Senior Vice President of Marketing and Sales of BCI, at the Medical Design and Manufacturing West 2003 Convention in Anaheim, California, where both companies had booths. Subsequent follow-up discussions were held with Vincent P. Owens, BCI's Chief Executive Officer.

        On February 28, 2003, senior management of Medamicus met with a representative of Franklin Capital Partners and discussed the possibility of an acquisition of BCI. On March 14, 2003 the representative of Franklin Capital Partners called Mr. Owens to schedule a meeting for March 24, 2003 to discuss a possible transaction with Medamicus. After the call, Medamicus sent publicly available information regarding Medamicus to Mr. Owens. At the March 24, 2003 meeting, Messrs. Hartman, Kraus, Owens and Mellor and a representative from Franklin Capital Partners met at BCI's offices for an introductory meeting regarding the possible transaction.

        Medamicus and BCI executed a confidentiality agreement on March 31, 2003 under which Medamicus agreed to keep confidential all non-public materials supplied to Medamicus by BIOMEC and BCI in connection with a possible transaction. Shortly after that agreement was executed, Medamicus received confidential financial, operating, and business-related information from BIOMEC and BCI that formed the basis for an ongoing due diligence review by Medamicus of a possible transaction.

        On April 10, 2003, Mr. Hartman, Trevor O. Jones, Chairman and CEO of BIOMEC, Mr. Owens and a representative from Franklin Capital Partners met at Medamicus' offices to introduce Medamicus and its management to Mr. Jones and to evaluate his initial interest in a potential transaction. Mr. Hartman reviewed Medamicus' history, business strategy, customers, product lines, and financial trends. Messrs. Jones and Owens recognized that there were significant synergies between Medamicus and BCI and expressed interest in continuing discussions with Medamicus.

        On April 23, 2003, Messrs. Hartman, Kraus, Owens, and Mellor, James E. McCrave, Chief Financial Officer of BCI, and a representative of Franklin Capital Partners met at BCI's offices for more detailed discussions of a possible transaction. Messrs. Owens and Mellor presented BCI's strategic plan and discussed BCI's business model and growth plans. BCI management representatives answered questions about BCI's historical performance and future plans. Both parties recognized the similarity in the companies' business models, customer bases, and target markets and decided to continue their discussions of a potential transaction.

        Medamicus held its annual meeting of shareholders on April 24, 2003 and held a regularly scheduled board of directors meeting after the shareholder meeting. At the meeting, Mr. Hartman and a representative of Franklin Capital Partners reviewed the preliminary discussions between representatives of Medamicus and BIOMEC and BCI. The board discussed a possible transaction and authorized management to continue to explore that possibility with BIOMEC and BCI.

        On April 28, 2003, Mr. Hartman and a representative of Franklin Capital Partners met with Mr. Owens at BCI's offices to discuss initial thoughts on proposed transaction valuation and terms. Medamicus initially offered to acquire BCI or its assets for a single payment of approximately $14.0 million. Messrs. Jones and Owens rejected the initial offer and requested that Medamicus increase the purchase price. The parties agreed to schedule an additional meeting to continue their negotiations.

        On May 9, 2003, Messrs. Hartman, Emola, Jones, and Owens, Thomas L. Auth, a director of Medamicus, and a representative of Franklin Capital Partners met in Minneapolis in the morning to discuss the proposed transaction. That afternoon, Messrs. Hartman, Jones, and Owens and a representative of Franklin Capital Partners met at BCI's offices to discuss revised terms, including a contingent-payment feature and structuring the acquisition as an asset purchase. Under Medamicus' revised proposal, the transaction would be structured as an acquisition of substantially all of BCI's operating assets together with specified assets of BIOMEC. The initial purchase price would be approximately $18.0 million, and BIOMEC and BCI would have the opportunity to earn contingent payments based on the performance of the acquired business in 2003 and 2004. The closing price of Medamicus' stock on May 9, 2003 was $6.97 per share.

        Consistent with the May 9, 2003 discussions, on May 16, 2003 representatives of Medamicus provided Mr. Jones with a draft term sheet that included a proposed aggregate purchase price of approximately $18.0 million, to be composed of at least $7.0 million in cash, $7.0 million in common stock of Medamicus, with the remaining $4.0 million to be either cash or stock as determined by Medamicus. The term sheet also contained provisions regarding the 2003 contingent payment and the 2004 contingent payment. The closing price of Medamicus' stock on May 16, 2003 was $7.08 per share.

        The board of directors of BIOMEC held a meeting on May 20, 2003 at which Mr. Jones made a presentation regarding the proposed terms of the transaction. At the conclusion of the discussion that followed the presentation, the board authorized Mr. Jones to continue negotiations.

        On May 23, 2003, Messrs. Hartman, Auth, Emola, Richard Sauter, a director of Medamicus, Jones, and Owens and a representative of Franklin Capital Partners met to discuss the revised proposal. The closing price of Medamicus' stock on that day was $7.10 per share.

        BIOMEC and BCI engaged Faegre & Benson LLP to act as their legal counsel for the proposed transaction on May 27, 2003. After being engaged, representatives of Faegre & Benson met with Mr. Owens and discussed the proposed transaction and draft term sheet.

        During the period in which Medamicus and BIOMEC were in negotiations, BIOMEC and BCI management participated in similar discussions with another public company about the potential acquisition of BCI. On February 4, 2003, Mr. Jones and Mr. Owens met with a representative of the company to review BCI's business plan. On March 10, 2003, the company's Chief Executive Officer visited BCI to explore the possibility of an acquisition of BCI with Messrs. Jones and Owens. Additional discussions and due diligence reviews occurred at BCI with several members of senior management of BCI and the company on March 11, 2003 and April 1, 2003, with frequent phone conferences occurring during and after this period. Because the other public company that had expressed interest in acquiring BCI did not submit an acquisition offer by the deadline BIOMEC gave to it and Medamicus, BIOMEC terminated negotiations with the other company.

        On May 28, 2003, representatives of Medamicus and BIOMEC, their respective legal counsel, and a representative of Franklin Capital Partners met at the offices of Faegre & Benson in Minneapolis to discuss the terms of the proposed transaction. The companies negotiated a number of concerns that BIOMEC raised about the draft term sheet, including, among others: concerns about setting a value on

Medamicus' shares based on current market prices rather than at closing to guard against potential price swings in Medamicus' shares before closing, developing a payment formula to reflect both the deduction of assumed liabilities of BCI from the purchase price as well as a credit for increases in BCI's net working capital before closing, the need to register the Medamicus shares to facilitate subsequent distribution by BIOMEC to its shareholders, possible adverse tax issues involved in an asset sale as opposed to a merger and the mix of cash and stock to be paid in the transaction. Following the negotiations, each party agreed to consider the other's positions and meet again in two days. The closing price of Medamicus' stock on that day was $7.05 per share.

        Representatives of the parties and their advisers met again on May 30, 2003 at the offices of Lindquist & Vennum PLLP, legal counsel to Medamicus. At this meeting, Medamicus and BIOMEC settled the more significant open issues in the draft term sheet by agreeing to an asset sale, placing minimum ($6.50) and maximum ($7.50) per-share values on the Medamicus shares to be issued as part of the closing payment, requiring that the Medamicus shares to be issued be registered with the SEC before closing, placing restrictions on BIOMEC and BCI's ability to sell or transfer the shares after closing, and giving credit to BCI for increases in its net working capital before closing. BIOMEC also agreed to Medamicus' requirement for a 60-day exclusivity period during which Medamicus would complete its due diligence investigation of BCI and the parties would negotiate the asset purchase agreement. The closing price of Medamicus' stock on May 30, 2003 was $7.06 per share.

        On June 3, 2003, Medamicus and BIOMEC finalized the term sheet and entered into a 60-day exclusivity agreement. Medamicus then instructed Lindquist & Vennum to begin drafting the asset purchase agreement, reflecting the terms set forth in the term sheet. The closing price of Medamicus' stock on that day was $7.85 per share.

        The parties and their representatives met again on June 10, 2003 at the offices of Lindquist & Vennum. During this meeting, Medamicus representatives questioned Messrs. Owens, McCrave and Mellor regarding various aspects of BCI's business. A representative of Faegre & Benson then requested various documents and corporate records from Medamicus. The closing price of Medamicus' stock on that day was $8.13 per share.

        Lindquist & Vennum distributed a first draft of the asset purchase agreement on June 16, 2003. The closing price of Medamicus' stock on that day was $8.15 per share.

        On June 19, 2003, Mr. Owens made a presentation to the Medamicus board of directors. Medamicus' directors asked several questions about the history of BCI, its revenues and types of customers, customer relations, growth drivers, competition, and risks. After Mr. Owens had concluded his presentation and left the meeting, the board directed Mr. Hartman to engage a financial adviser to advise Medamicus concerning the fairness of the transaction to Medamicus from a financial point of view.

        On June 24, 2003, the members of the executive committee of BIOMEC's board of directors, composed of Trevor O. Jones, Bill R. Sanford, S. Sterling McMillan and Bruce V. Mavec met with Medamicus' senior management at Medamicus' offices. The meeting involved a presentation by management regarding various aspects of Medamicus' business and operations and a question-and-answer session with the committee members. The committee members then met with the Medamicus board of directors for a general discussion of each Company's business. Immediately following this meeting, the executive committee voted unanimously to continue negotiations.

        Representatives of Faegre & Benson and Lindquist & Vennum met on June 25, 2003 to negotiate the terms of the purchase agreement. Over the next several weeks, the parties and their legal counsel met a number of times to negotiate various issues, including, among others: the liabilities to be assumed by Medamicus and the liabilities to be retained by BIOMEC and BCI, the parties' representations and warranties to one another and the parties' associated indemnification obligations to one another, operation of the acquired business during the periods in which the criteria for the contingent payments will be measured, non-competition agreements, and conditions to closing the transaction. Each party and its representatives continued their investigation of the other and the other's business during the period of contract negotiation.

        On July 7, 2003, Medamicus entered into an engagement letter with Goldsmith, Agio, Helms Securities, Inc. under which GAHS agreed to provide a fairness opinion to the Medamicus board of directors on the proposed transaction.

        On July 15, 2003 BIOMEC held a meeting of its board of directors to review the progress that had been made in the negotiations of the asset purchase agreement and to discuss the remaining issues. Mr. Jones made a presentation to the board regarding the purchase agreement, the current draft of which had been presented to the board before the meeting. At the end of the presentation, members of the executive committee of the board gave a report on their meeting with Medamicus' management and stated their unanimous support of the proposed transaction. Following the presentation, the directors questioned Messrs. Jones, Owens, and McCrave and a representative of Faegre & Benson regarding various aspects of the agreement and the proposed transaction. At the conclusion of the meeting, the board approved the agreement and authorized and directed Mr. Jones to resolve the remaining issues to his satisfaction and to execute the agreement. The board also unanimously recommended that BIOMEC shareholders approve the asset purchase agreement and the transaction. The closing price of Medamicus' stock on July 15, 2003 was $8.48 per share.

        On July 15, 2003, the board of directors of Medamicus met and Mr. Hartman distributed a summary of the key elements of the transaction, remaining open items on the agreement, remaining due diligence issues and a review of the risks. He also distributed proposed resolutions for adoption by the board.

        The board of directors of Medamicus held a board meeting on July 21, 2003. Mr. Hartman and Mr. Kraus made a presentation to the board regarding the asset purchase agreement, and summarizing the due diligence that Medamicus had conducted with respect to the proposed transaction. Representatives of GAHS gave an oral presentation to the board, that in its opinion, the proposed transaction was fair, from a financial point of view, to the existing Medamicus shareholders. The directors questioned Messrs. Hartman and Kraus and representatives of Lindquist & Vennum regarding various aspects of the agreement and the proposed transaction. Members of the Medamicus management team and other guests adjourned to a separate room. The members of a special committee of the board of directors then met with the representatives of Lindquist & Vennum. The special committee consisted of Richard F. Sauter, Thomas L. Auth, Michael D. Dale and Albert Emola, all of the disinterested directors of Medamicus as defined by the Minnesota statutes. After thorough discussion about the risks and benefits of the transaction, the special committee approved the transactions described in the asset purchase agreement for purposes of the Minnesota Business Combination Act and approved the status of BIOMEC and its affiliates as an "interested shareholder" under that act.

        The management team and the other guests returned to the meeting. At the conclusion of the meeting, the entire board unanimously approved the agreement and authorized and directed Mr. Hartman to resolve the remaining issues to his satisfaction and to execute the agreement and related documents. The board also unanimously recommended that Medamicus shareholders approve the transaction. The closing price of Medamicus' stock on July 21, 2003 was $8.23 per share.

        The parties and their legal counsel completed the negotiation and signed the asset purchase agreement late in the evening on July 21, 2003. The parties publicly announced their agreement on the morning of July 22, 2003.

Medamicus' Reasons for the Transaction

        Medamicus' board of directors has determined that the terms of the transaction and the asset purchase agreement are in the best interests of Medamicus and its shareholders. Among the information and factors that the Medamicus board of directors considered in its deliberations were the following:

  •
  historical information concerning Medamicus' and BCI's respective businesses, prospects, financial performance and conditions, operations, technology, management and competitive positions;

  •
  management's view of the financial condition, results of operations and businesses of BCI and Medamicus before and after giving effect to the transaction;

  •
  the belief that the terms of the asset purchase agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, were reasonable;

  •
  the fact that the acquisition would enable Medamicus to diversify its product line and increase its customer base;

  •
  the fact that BCI has a product line that would be complementary to Medamicus' existing product line;

  •
  the fact that the BCI customer base would both broaden the existing Medamicus customer base and enable the combined company to increase its penetration of existing Medamicus and BCI customers;

  •
  the fact that BCI has an intellectual property portfolio covering some of its products;

  •
  the fact that BCI has a strong management team;

  •
  the fact that BCI, like Medamicus, has a business history of developing proprietary products and marketing those products to other medical device companies;

  •
  the opportunity for Medamicus shareholders to participate in the potential for greater growth, operational efficiencies, financial strength, and earning power of the combined company after the transaction;

  •
  the advantages that might be expected to accrue to the combined company through the creation of a larger customer base, a higher market profile, greater financial strength, and broader customer offerings, which could enhance the ability of the combined company to compete in the marketplace;

  •
  the potential synergies that may be realized from selling both BCI and Medamicus products produced through common manufacturing processes to the same customers;

  •
  the fact that a portion of the purchase price is dependant upon performance of the BCI business unit;

  •
  reports from management, legal and financial advisors as to the results of their due diligence investigation of BIOMEC and BCI;

  •
  the consideration by Medamicus of other strategic alternatives;

  •
  the fact that the combined company will have a greater "critical mass" and is expected to be a more attractive stock, resulting in general liquidity and analyst coverage;

  •
  the fact that Medamicus' opportunities to significantly increase its revenue and profitability internally were limited and that an acquisition presented the best opportunity for Medamicus to achieve significant growth in sales and income;

  •
  the fact that Medamicus will pay a portion of the purchase price in Medamicus common stock;

  •
  the oral representations by GAHS on July 21, 2003, provided to the Medamicus board of directors (which was followed by its written opinion dated as of July 21, 2003) to the effect that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the purchase price to be paid by Medamicus for the BCI and BIOMEC assets pursuant to the asset purchase agreement is fair from a financial point of view to the existing shareholders of Medamicus; and

  •
  the fact that the shareholders of Medamicus will have the opportunity to vote upon the issuance of the shares of Medamicus common stock in connection with the transactions.

        In addition, the Medamicus board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the transaction, including:

  •
  the risk that the potential benefits sought in the transaction might not be fully or immediately realized;

  •
  the fact that BCI had only achieved $4.2 million of revenues in 2002 and that much of the valuation placed on the transaction by Medamicus is based upon expectations of future revenues;

  •
  the fact that the transaction might not be completed or that completion might be unduly delayed;

  •
  the significant costs to be incurred in connection with the transaction, including costs of integrating the BCI operation into Medamicus; and

  •
  risks associated with the transactions and the businesses of Medamicus and the combined company described in the section entitled "Risk Factors" beginning on page 18 of this joint proxy statement/prospectus.

        The Medamicus board of directors concluded, however, that these negative factors could be managed or mitigated by Medamicus or by the combined company or were unlikely to have a material impact on the transaction and that, overall, the potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction.

        The above discussion of the material factors considered by the Medamicus board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the Medamicus board of directors. The Medamicus board of directors collectively reached the unanimous conclusion to approve the asset purchase in light of the various factors described above and other factors that each member of the Medamicus board of directors felt was appropriate. In view of the wide variety of factors considered by the Medamicus board of directors in connection with its evaluation of the transaction and the complexity of these matters, the Medamicus board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Medamicus board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of the Medamicus Board of Directors

        The Medamicus board of directors believes that the transactions contemplated by the asset purchase agreement are fair to and in the best interests of Medamicus and the holders of Medamicus common stock and unanimously recommends that shareholders of Medamicus vote in favor of the issuance of shares.

BIOMEC's Reasons for the Transaction

        BIOMEC's board of directors has determined that the terms of the transaction and the asset purchase agreement are in the best interests of BIOMEC and its shareholders. Among the information and factors that the BIOMEC board of directors considered in its deliberations were the following:

  •
  historical information concerning BCI's and Medamicus' businesses, prospects, financial performance and condition, operations, management, and competitive position, including Medamicus' reports concerning its results of operations filed with the Securities and Exchange Commission;

  •
  the financial condition, results of operations, and businesses of BCI and Medamicus before and after giving effect to the transaction;

  •
  the near- and long-term prospects of BCI as an independent company and of the combined company;

  •
  the challenges and risks associated with attempting to build BCI's size through acquisitions or internal growth;

  •
  that by acquiring Medamicus stock, BIOMEC's shareholders will have the opportunity to participate in the potential for the greater growth, operational efficiencies, financial strength, and earning power of Medamicus after the transaction, including BIOMEC and BCI's opportunities to receive the contingent payments;

  •
  the advantages that might be expected to accrue to the combined company in terms of the creation of a larger customer base, a higher market profile, greater financial strength, and broader customer offerings, which could enhance the ability of the combined company to compete in the marketplace;

  •
  the potential synergies that may be realized from selling BCI's and Medamicus' products produced through common manufacturing processes to common customers;

  •
  the belief that, after considering possible alternatives to the transaction, the purchase price offered by Medamicus was fair;

  •
  current financial market conditions, historical market prices, volatility, and trading information with respect to Medamicus common stock and historical price/earnings ratios of Medamicus;

  •
  the cash component of the purchase price, which may, if distributed by BIOMEC, provide some liquidity to BIOMEC shareholders;

  •
  the fact that the collars on the value of the Medamicus common stock to be issued as part of the closing payment provide greater certainty in the number of Medamicus shares to be issued as part of the closing payment;

  •
  the fact that Medamicus' operations are based in the Minneapolis area, which should facilitate integration;

  •
  the fact that there is no financing contingency in the asset purchase agreement;

  •
  the ability to provide capital to support on-going Cleveland operations;

  •
  reports of management of BCI regarding their analysis of data involving a comparison of comparable transactions; and

  •
  the fact that Ohio law entitles BIOMEC shareholders who do not vote in favor of the transaction and who file a written demand with BIOMEC to obtain the "fair cash value" of their shares, as determined by a court, if the transaction is completed.

        BIOMEC's board of directors also considered potentially negative factors relating to the transaction, including:

  •
  the risk that the potential benefits sought in the transaction might not be realized;

  •
  the possibility that the transaction might not be consummated and the effect of public announcement of the transaction if it is not consummated;

  •
  Medamicus' dependence on a small number of key customers;

  •
  Medamicus' current limited size, trading volume, and research coverage, which makes it difficult to value the shares of Medamicus common stock to be received in the transaction;

  •
  the costs incurred in connection with the transaction; and

  •
  the fact that BIOMEC and BCI must hold the shares of Medamicus common stock received in the transaction for a period of time and the risks associated with fluctuations in Medamicus' common stock price.

        The foregoing discussion of the information and factors considered by BIOMEC's board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. There can be no assurance that the strategic goals of the transaction will be achieved. See "Risk Factors" for a description of risks relating to the transaction and the companies.

Recommendation of the BIOMEC Board of Directors

        In view of the wide variety of information and factors, both positive and negative, considered by BIOMEC's board of directors, the board of directors did not find it practical to, and did not, quantify or otherwise assign relative or specific weights to the foregoing factors. After taking into consideration all of the factors, the board determined that the transaction and the asset purchase agreement were in the best interests of BIOMEC and its shareholders and that BIOMEC should enter into the asset purchase agreement and complete the transaction.

        In considering the recommendation of BIOMEC's board of directors, you should be aware that some directors and executive officers of BIOMEC and BCI have interests in the transaction that are different from, and in addition to, the interests of BIOMEC shareholders generally. These interests are discussed in more detail in the section entitled "Interests of Directors and Officers of BIOMEC and BCI in the Transaction."

Opinion of Goldsmith, Agio, Helms Securities, Inc.

        Medamicus and GAHS entered into an engagement letter dated as of July 7, 2003, pursuant to which Medamicus retained GAHS to furnish financial advisory services with respect to the proposed transaction between Medamicus, BCI and BIOMEC and to render an opinion to the board of directors of Medamicus as to the fairness, from a financial point of view, to the existing shareholders of Medamicus of the purchase price of the BCI and BIOMEC assets pursuant to the asset purchase agreement. GAHS was selected by the Medamicus board of directors to render an opinion because GAHS is a nationally recognized investment banking firm and because, as part of its investment banking business, GAHS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and appraisals for corporate and other purposes.

        On July 21, 2003, GAHS provided to Medamicus' board of directors its oral opinion (which was followed by its written opinion dated as of July 21, 2003) to the effect that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the purchase price to be paid by Medamicus for the BCI and BIOMEC assets pursuant to the asset purchase agreement is fair, from a financial point of view, to the existing shareholders of Medamicus. The GAHS opinion is addressed to the board of directors of Medamicus, is directed only to the financial terms of the asset purchase agreement, and does not constitute a recommendation to any Medamicus shareholder as to how that shareholder should vote on, or take any other action relating to, the transaction. The amount and form of consideration to be paid in the transaction was determined through arm's-length negotiations between Medamicus and BIOMEC and not by GAHS. GAHS expressed no opinion as to what the value of Medamicus common stock will be when issued to the shareholders of BIOMEC pursuant to the asset purchase agreement or the prices at which the Medamicus common stock will actually trade at any time. In addition, GAHS was not asked to consider, and the GAHS opinion does not address, Medamicus' underlying business decision to engage in the transaction, the relative merits of the transaction as compared to other business strategies that might exist for Medamicus, or the effect of any other transaction in which Medamicus might engage. GAHS expressed no opinion or recommendation as to whether or not shareholders of BIOMEC should vote in favor of the transaction.

        The complete text of the GAHS opinion, which sets forth the assumptions made, matters considered, limitations on, and scope of the review undertaken by GAHS, is attached to this joint proxy statement/prospectus statement as Annex B and is incorporated herein by reference. The summary of the GAHS opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the GAHS opinion. Medamicus shareholders are urged to read the GAHS opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by GAHS.

        In arriving at its opinion, GAHS reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

  •
  several draft revisions of the asset purchase agreement, the last iteration of which was received on July 20, 2003;

  •
  publicly available information concerning Medamicus and other relevant financial and operating data of Medamicus and BCI furnished to GAHS by Medamicus and BCI;

  •
  the historical stock prices and trading volumes of Medamicus common stock;

  •
  discussions with members of management of Medamicus and BCI concerning their current and future business prospects and joint prospects for the combined company, including the potential cost savings and other synergies that may be achieved by the combined company;

  •
  financial projections prepared by the respective managements of Medamicus and BCI;

  •
  the valuation multiples of other publicly traded medical device companies that were deemed generally comparable to BCI; and

  •
  the financial terms of other business combinations that were deemed generally relevant, and such other studies, analyses, inquiries, and investigations as GAHS deemed appropriate.

        In conducting its review and arriving at its opinion, GAHS, with Medamicus' consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Medamicus and BCI, respectively, or that was publicly available. GAHS did not undertake any responsibility for the accuracy, completeness, or reasonableness of, or independently verify, this information. GAHS further relied upon the assurance of the managements of Medamicus and BCI that they were unaware of any facts that would make the information provided to GAHS incomplete or misleading in any respect. GAHS, with Medamicus' consent, assumed that the projections and the description of the expected synergies that GAHS examined were reasonably prepared by the managements of Medamicus and BCI on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of Medamicus and BCI and that such projections, and the combined company projections and description of expected synergies considered by GAHS, provide a reasonable basis for its opinion.

        GAHS did not make or obtain any independent evaluations, valuations, or appraisals of the assets or liabilities of Medamicus or BCI, nor was GAHS furnished with these materials. With respect to all legal matters relating to Medamicus, GAHS relied on the advice of legal counsel to Medamicus; however, Medamicus' counsel was not asked to, nor did it, provide any legal advice to GAHS. GAHS's services to Medamicus in connection with the transaction were comprised of rendering an opinion from a financial point of view of the purchase price of BCI and BIOMEC assets being acquired pursuant to the asset purchase agreement. GAHS's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by GAHS on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, GAHS does not have any obligation to update, revise, or reaffirm its opinion and GAHS expressly disclaims any responsibility to do so.

        In rendering its opinion, GAHS assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the asset purchase agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the asset purchase agreement, and that all conditions to the consummation of the transaction will be satisfied without any material waiver thereof. GAHS assumed that the final form of the asset purchase agreement would be substantially similar to the last draft received by GAHS prior to rendering its opinion. GAHS also assumed that all governmental, regulatory, and other consents and approvals contemplated by the asset purchase agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the transaction.

        The following is a summary of the principal financial analyses performed by GAHS to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. GAHS performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Medamicus and BCI the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Medamicus and BCI. No limitations were imposed by the Medamicus board of directors with respect to the investigations made or procedures followed by GAHS in rendering its opinion.

  Proposed Consideration

        GAHS reviewed the terms of the proposed transaction, totaling $18.0 million less assumed liabilities at closing and consisting of not less than $7.0 million in cash and not less than $7.0 million in Medamicus common stock, with Medamicus paying the balance of this $18.0 million less assumed liabilities in either cash or common stock, with the closing payment adjusted to the extent that net working capital differs from an established baseline. All Medamicus shares to be issued at closing will be valued at $7.50 per share. GAHS also reviewed contingent payments, based on future performance of the acquired business, to be paid 90 days after the end of calendar year 2003 and 2004, respectively.

  Discounted Cash Flow Analysis

        GAHS preformed a discounted cash flow analysis on BCI utilizing two scenarios in order to calculate the net present values of the projected cash flows provided by BCI management (which projections were reduced to exclude two new products that BCI management included in the latter years of its forecast period) ("Version I") and Medamicus management for BCI ("Version II").

        GAHS selected a range of discount rates for these analyses by calculating BCI's implied weighted average cost of capital ("WACC"). BCI's WACC was calculated using BCI's (1) cost of equity, determined using the Capital Asset Pricing Model ("CAPM"), comparable publicly traded company data, qualitative assessments of BCI's projected results and risks therein, and relevant industry experience and (2) cost of debt, by using the yield on a U.S. Treasury bond maturing in 20 years plus 300 basis points.

        Version I of the analysis utilized projections provided by BCI management through 2007, and WACC discount rates of 25% to 30%, calculated as described above. Version II utilized Medamicus management's projections for BCI through 2006 and the Version I growth rate for 2007 and WACC discount rates of 14.9% to 15.9%. The difference in the WACC discount rate ranges between Version I and Version II is largely attributable to the perceived risks that an equity investor would attribute to the different projected growth rates for the two respective scenarios.

        GAHS selected terminal-year EBITDA multiples (in order to value BCI for the years beyond the forecast period) based on its mergers and acquisitions experience, a review of publicly traded comparable companies and a review of comparable transactions. GAHS applied a range of terminal-year EBITDA multiples of 6.0 to 7.5 times and assumed that these terminal values were realized in 2007. These implied 2007 values were then discounted to a present value pursuant to the methodology described above.

        GAHS's discounted cash flow analysis yielded an implied transaction valuation of $31.0 million to $57.1 million. As such, this analysis indicated that the transaction consideration falls within the acceptable range of values, based on the discounted cash flow analysis.

  Selected Publicly Traded Comparable Companies Analysis

        This method for valuing companies examines the market prices and resulting valuation multiples of public companies engaged in businesses that may be considered generally comparable to that of the target company, BCI. There are seldom any two companies that have identical characteristics and risks in their respective businesses. While the public companies included in the GAHS valuation analysis do not offer the exact product mix or necessarily serve the same markets as BCI, these companies are generally subject to similar competitive and economic forces. GAHS reviewed and compared operating and financial data for BCI with the following publicly traded medical device manufacturers:

  Selected Peer Group

  •
  Arrow International, Inc.

  •
  ICU Medical, Incorporated

  •
  Kensey Nash Corporation

  •
  Medamicus, Inc.

  •
  Memry Corporation

  •
  NMT Medical, Inc.

  •
  Novoste Corporation

  •
  Utah Medical Products

        GAHS reviewed enterprise values (calculated as total equity market capitalization, plus outstanding debt, less cash and cash equivalents) and equity values as multiples of such performance measures as sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). Because each of the selected publicly traded companies generally had cash and cash equivalent positions that were significantly larger than the amount of debt outstanding, equity market capitalizations were generally greater than enterprise values. Because of this, GAHS determined that it was appropriate to compare equity market capitalization, as well as enterprise value, to sales, total assets, EBITDA and EBIT when calculating valuation multiples for the comparable public companies. In total, 12 separate valuation metrics were used. For each valuation metric, GAHS calculated the mean and the 75th percentile for the range of implied multiples. The mean and the 75th percentile were selected because, in the judgment of GAHS, they represent the end points of a range of valuation multiples that properly reflect BCI's position relative to the chosen peer group. All of the multiples were based on closing stock prices on July 18, 2003. Given BCI's historical financial results, and to provide a better proxy of BCI's current financial profile, implied valuation ranges were calculated using annualized second quarter results for BCI instead of latest 12-month ("LTM"). The table below summarizes the derived comparable company valuation range.

		Multiple		Enterprise Value			Equity Value
Valuation Summary						Net Debt
	BCI	75th	Mean	75th	Mean		75th	Mean
	(numbers in millions of dollars, except for multiples)
Last twelve months (LTM)(1)
Equity value derived
Sales	10.5	344%	285%	36.2	30.0	0.1	36.1	29.9
Total assets(3)	4.2	257%	216%	10.7	9.0	0.1	10.7	9.0
EBITDA	1.6	16.5	12.3	26.5	19.8	0.1	26.4	19.7
EBIT	1.3	23.0	15.8	29.9	20.6	0.1	29.9	20.5
Enterprise value derived
Sales	10.5	293%	231%	30.8	24.3	0.1	30.7	24.2
Total assets(3)	4.2	239%	182%	9.9	7.6	0.1	9.9	7.5
EBITDA	1.6	8.9	8.2	14.3	13.1	0.1	14.2	13.1
EBIT	1.3	11.9	10.4	15.4	13.6	0.1	15.4	13.5
Owners' equity(2)	2.4	2.9	2.6	7.1	6.2	0.1	7.0	6.1
Net income	1.3	24.3	19.2	31.7	25.0	0.1	31.7	24.9
Prospective fiscal years
Estimated current fiscal EPS(4)	1.30	24.7	22.5	32.2	29.3	0.1	32.1	29.3
Projected next fiscal EPS(5)	1.86	22.4	18.8	41.7	35.0	0.1	41.6	35.0
	Enterprise Value		Equity Value
Implied Value
	75th	Mean	75th	Mean
Mean	23.9	19.4	23.8	19.4
Median	28.2	20.2	28.2	20.1
High	41.7	35.0	41.6	35.0

(1)
Equal to BCI's annualized second quarter results.

(2)
Equal to BCI's owners' equity as of June 30, 2003.

(3)
Equal to BCI's total assets as of June 30, 2003.

(4)
Equal to BCI's annualized second quarter net income of $0.32.

(5)
Equal to Medamicus' projected 2004 net income for BCI of $1.86.

        GAHS's public comparable company analysis yielded an implied transaction valuation range of $19.4 million to $41.7 million. As such, this analysis indicated that the transaction consideration falls within the acceptable range of values, based on the selected publicly traded comparable company analysis.

  Selected Comparable Transaction Analysis

        This method for valuing companies examines actual transaction valuation multiples for acquired companies engaged in businesses that may be considered comparable to that of BCI. While none of the transaction analyses are based on target companies identical to BCI in terms of size, products and services, or profitability, the observed multiples provide valuable guidance as to how purchasers might assess value.

        In order to gain market-derived pricing guidance from the comparable merger and acquisition ("M&A") transaction analysis, GAHS identified transactions that occurred within similar industries to the one in which BCI competes, specifically Standard Industrial Classification ("SIC") code 3841, Surgical & Medical Instruments & Apparatus. For purposes of its analysis, GAHS analyzed M&A transactions that were tracked in the Mergerstat database for the period January 1, 2001 to July 3, 2003. It should be noted that of the 148 transactions that Mergerstat identified during this period within SIC code 3841, only 27 provided sufficient financial information regarding the terms of the transaction and the financial performance of the target business to calculate implied valuation multiples. A list of some of the more pertinent transactions is included below.

Acquiror	Target	Announced Date
King Pharmaceuticals, Inc.	Meridan Medical Technologies (develops auto-injector technology for the pharma/biotech industries)	10/21/02
Warburg Pincus & Co.	Centerpulse Ltd. (develops minimally invasive devices for the detection and treatment of diseased blood vessels)	09/03/02
Micro Therapeutics, Inc.	Dendron GmbH (develops neurovascular focused products)	09/03/02
Cardio Tech International, Inc.	Colorado MEDTech Inc. Catheter & Disposable Technologies Division (develops disposable medical devices, including catheters)	05/08/01
Johnson & Johnson	Heartport Inc. (develops systems and procedures for heart surgery)	01/26/01

        GAHS analyzed the 27 transactions and calculated implied valuation multiples of LTM revenues, EBITDA and EBIT. For each valuation metric (except the enterprise- value-to-EBIT multiple, for which there were insufficient datapoints available), GAHS calculated the mean and the 75th percentile for the range of implied multiples. The mean and the 75th percentile were selected because, in the judgment of GAHS, they represent the endpoints of a range of valuation multiples that properly reflect BCI's position relative to the target companies. The table below summarizes the derived comparable transaction valuation range.

(dollars in thousands)
Annualized 2003 2nd Quarter Results

Sales	$10,531
EBITDA	1,559

Implied Enterprise Value Range

Mean
Sales	$42,976
EBITDA	24,986
75th Percentile
Sales	$43,996
EBITDA	26,756

        GAHS's comparable transaction analysis yielded an implied transaction valuation range of $25.0 million to $44.0 million. As such, this analysis indicated that the transaction consideration falls within the acceptable range of values, based on the comparable transaction analysis.

  Conclusion

        The summary set forth above does not purport to be a complete description of the analyses performed by GAHS but describes, in summary form, the material elements of the presentation that GAHS made to the Medamicus board of directors on July 21, 2003 in connection with the preparation of the GAHS fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. GAHS conducted each of the analyses in order to provide a different perspective on the transaction and to add to the total mix of information available. GAHS did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, GAHS considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. GAHS did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, GAHS has indicated to the board of directors of Medamicus that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

        The analyses of GAHS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the prices at which businesses or securities may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to BCI or the transaction. In addition, in performing its analyses, GAHS made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of the parties to the transaction and GAHS. Accordingly, an analysis of the results of the comparisons is not simply mathematical; rather, it involves complex considerations and judgments about differences in the companies to which BCI was compared. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties to the transaction and GAHS, future results may be materially different from those forecast.

        For purposes of its opinion, GAHS relied upon and assumed the accuracy, completeness, and fairness of the financial statements and other information furnished by, or publicly available for, BCI and Medamicus or otherwise made available to GAHS and relied upon and assumed that the representations and warranties of BCI and Medamicus contained in the asset purchase agreement were true and correct. GAHS was not engaged to, and did not attempt to, or assume responsibility to, verify independently that information. With respect to the financial statement data and other internal financial information (including the projected financial planning data) provided to GAHS in connection with its review of the financial aspects of the transaction, GAHS relied upon the assurances of the management of BCI and Medamicus that the information was prepared on a reasonable basis in accordance with industry practice, and, with respect to the financial planning data, represented the best currently available estimates and good faith judgment of the management of BCI and the management of Medamicus, and that both management teams were not aware of any information or facts that would make the information provided to GAHS incomplete or misleading. GAHS assumed that BCI and Medamicus will each perform all of the covenants and agreements to be performed by each under the asset purchase agreement and that the conditions to the transaction will be satisfied and that the transaction will be consummated on a timely basis in the manner contemplated by the asset purchase agreement.

        GAHS also assumed that there have been no material changes in the assets, financial condition, results of operations, business, or prospects of BCI since the date of the latest financial statements or the date of other information made available to it.

        In arriving at its opinion, GAHS was not requested to perform, and did not perform, any appraisals or valuations of any specific assets or liabilities of BCI. GAHS was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the transaction. GAHS analyzed BCI as a going concern and accordingly expressed no opinion as to its liquidation value.

        The opinion is based on information available to GAHS and the facts and circumstances as they existed and were subject to evaluation on July 21, 2003. Events occurring after that date could materially affect the assumptions used in preparing the opinion. GAHS has not undertaken and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

        GAHS relied, with respect to legal and accounting matters related to the asset purchase agreement, on the advice of Medamicus' legal and accounting advisors. GAHS made no independent investigation of any legal or accounting matters that may affect BCI and assumed the correctness of the legal and accounting advice provided to Medamicus and its board of directors.

        GAHS did not opine on, nor did its opinion consider, the tax consequences of the transaction. GAHS was not asked to, nor did it, express an opinion as to the relative merits of the transaction as compared to any alternative business strategies that might exist for Medamicus, the effect of any other transaction in which Medamicus might engage, or the form of the asset purchase agreement or the terms contained therein. Furthermore, GAHS expressed no opinion as to the prices at which Medamicus stock may trade following the date of its opinion. GAHS's opinion was rendered as of the date thereof, and GAHS did not express any opinion as to whether, on or about the effective time of the transaction, the transaction consideration will be fair, from a financial point of view, to any other parties.

        GAHS is a nationally recognized investment banking firm that, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, private placements, and appraisals for corporate and other purposes. The Medamicus board, after interviews with representatives of GAHS and several other qualified investment banks, selected GAHS because of its expertise and reputation.

        GAHS received customary and usual investment banking fees in connection with its engagement. The fees paid to GAHS were not contingent upon delivering a favorable fairness opinion or the consummation of the transaction.

Projections Provided in Connection with the Transaction

        Medamicus provided BIOMEC with projections that Medamicus management prepared of its future financial performance for the fiscal year ending December 31, 2003 and for the three years thereafter. The material portions of these projections for the year ended December 31, 2003, reflected projected total revenues of approximately $17.0 million, total operating costs and expenses of approximately $14.0 million, earnings from operations of approximately $3.0 million and net earnings of approximately $2.0 million. For 2006, Medamicus projected total revenues of approximately $39.0 million, total operating costs and expenses of $30.0 million, earnings from operations of approximately $9.0 million and net earnings of approximately $5.7 million.

        BCI provided Medamicus with projections that BCI management prepared of its future financial performance for the fiscal year ending December 31, 2003 and for the four years thereafter. The material portions of these projections for the year ended December 31, 2003 reflected projected total revenues of approximately $9.1 million, total operating costs and expenses of approximately $8.2 million and net earnings before and after tax of $900,000. For years after 2003, BCI only projected revenues, which increased to $37.0 million in 2006.

        The statements regarding these financial projections constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are subject to the safe harbors created under these sections. In light of the significant uncertainties inherent in forward-looking financial information of any kind, the inclusion of this information in this joint proxy statement/prospectus should not be regarded as a representation that the financial projections would be achieved. You are cautioned that these financial projections should not be regarded as fact and should not be relied upon as an accurate representation of future results. The projections were not examined, reviewed, or compiled by either of McGladrey & Pullen, LLP, independent certified public accountants for Medamicus, or by Grant Thornton LLP, independent certified public accountants for BCI. Neither McGladrey & Pullen, LLP nor Grant Thornton LLP assumes any responsibility for the projections. Further, these firms do not express any opinion or any other form of assurance on the projections and they disclaim any association with the projections. The projections were not prepared in accordance with the standards for prospective financial information established by the American Institute of Certified Public Accountants. The financial projections were prepared by, and are the sole responsibility of, the respective management of Medamicus and BCI for internal budgeting and planning purposes and not for the purposes of the proposed transaction. They were based on numerous subjective estimates and other assumptions and are inherently subject to significant uncertainties and contingencies. Further, there have been and will be differences between actual and forecasted results, and these differences may be material. As disclosed elsewhere in this joint proxy statement/prospectus under "Cautionary Statement Concerning Forward-Looking Statements," the business and operations of Medamicus are subject to substantial risk that increases the uncertainty inherent in the financial projections. Any of the factors disclosed under "Cautionary Statement Concerning Forward-Looking Statements" could cause the actual results to differ materially from the financial projections described above.

        The financial projections were prepared by Medamicus and BCI in the second quarter of 2003 as part of the normal financial planning process of these companies and do not reflect or take into account any circumstances or events occurring after that date. Medamicus and BCI disclaim any duty to update or otherwise publicly to revise the projections and make no representations as to whether the projections will be achieved.

Shareholder Approval in Connection with the Transaction

        In order for the transaction to be completed, the transaction must be approved by the holders of two-thirds of the outstanding BIOMEC common shares at BIOMEC's special meeting. In addition, a majority of the holders of the outstanding shares of Medamicus common stock present, in person or by proxy, at its special meeting must approve the issuance of 20% or more of Medamicus' outstanding common stock to BIOMEC and BCI as part of the purchase price for the transaction.

        Under the asset purchase agreement, the failure of the shareholders of either Medamicus or BIOMEC to give their approval for the transaction-related proposals presented at the special meetings will permit the termination of the asset purchase agreement and the abandonment of the transaction.

Interests of Officers and Directors of Medamicus in the Transaction

        None of the Medamicus directors and executive officers has interests in the transaction that are different from, or in addition to, the interests of Medamicus shareholders generally. Albert Emola, a director of Medamicus also serves on the board of directors of Medafor, Inc., a privately held medical device company for which BCI performs contract manufacturing services. Through the first six months of 2003, sales to Medafor represented approximately 8% of BCI's revenues.

Interest of Certain Officers and Directors of BIOMEC and BCI in the Transaction

        In considering the recommendation of BIOMEC's board of directors in favor of approval of the transaction, BIOMEC shareholders should be aware that some of BIOMEC's and BCI's directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of BIOMEC shareholders generally. BIOMEC's board of directors was aware of these interests when it considered and approved the asset purchase agreement.

Transaction Bonuses

  •
  Trevor O. Jones, Chairman and Chief Executive Officer of BIOMEC and a director of BIOMEC and BCI, will receive payments from BIOMEC or BCI equal to 2% of the total value of the acquisition payments, including any contingent payments, less transaction expenses. BIOMEC's board of directors approved the transaction bonus to Mr. Jones in connection with Mr. Jones having agreed to reduce his salary in 2001 and 2002 and having agreed to forego his salary completely beginning March 1, 2003.

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  Vincent P. Owens, Chief Operating Officer of BIOMEC and Chief Executive Officer and a director of BCI, will receive payments from BIOMEC or BCI equal to 1.5% of the total value of the acquisition payments, including any contingent payments, less transaction expenses. The transaction bonus for Mr. Owens was approved in lieu of a cash bonus recognizing his efforts in improving the operating results and prospects of BIOMEC and BCI.

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  Three other persons, each of whom is a director or officer of BCI, and one of whom is an officer of BIOMEC, will each receive payments from BIOMEC or BCI equal to 0.22% of the closing date payment, less transaction expenses.

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  In addition, each of the three persons mentioned in the preceding point is entitled, with respect to any contingent payment, to receive a percentage of the payment received by BIOMEC and BCI. The percentages are based on a sliding marginal scale designed to provide an additional incentive to maximize the contingent payments and range from 0.45% to 2.80% of the applicable marginal payment range.

Directorship

        In connection with the closing of the transaction, Medamicus has agreed to appoint Trevor O. Jones (or his successor as Chairman of BIOMEC) as Vice Chairman of the Medamicus board of directors and to nominate and solicit proxies for his re-election until the later of:

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  the date on which the 2004 contingent payment is paid (or, if no 2004 contingent payment is payable, March 31, 2005); or

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  such time as BIOMEC and BCI together hold less than 5% of the then-outstanding voting power of Medamicus.

Employment Agreements

        Vincent P. Owens and James L. Mellor, Senior Vice President of Sales and Marketing for BCI, entered into employment agreements with Medamicus that will be effective following completion of the transaction. The respective agreements provide that:

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  Mr. Owens will be employed as President of Medacquisition at a base annual salary of at least $150,000. Mr. Owens will also be entitled to receive options to purchase 50,000 shares of Medamicus common stock and to participate in Medamicus' bonus plan and employee benefit programs.

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  Mr. Mellor will be employed as Senior Vice President, Sales and Marketing, of Medacquisition at a base annual salary of at least $150,000. Mr. Mellor will also be entitled to receive options to purchase 30,000 shares of Medamicus common stock and to participate in Medamicus' bonus plan and employee benefit programs.

Acceleration of BIOMEC Stock Options

        If BIOMEC's shareholders approve the transaction, then all unvested stock options issued under BIOMEC's 1999 Employee Incentive Stock Plan will become fully exercisable, including options to purchase 32,625 shares held by Mr. Owens and options to purchase 10,000 shares held by Mr. Mellor.

Closing of the Transaction

        Assuming all other conditions are met, if Medamicus and BIOMEC shareholders approve the transaction-related proposals, it is expected that the closing will occur within three business days after the special meetings.

Distribution by BIOMEC of Medamicus Shares and Use of Proceeds

Shares

        Without the consent of Medamicus, the ability of BIOMEC and BCI to sell or transfer the shares of Medamicus common stock received in the transaction is restricted.

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  From the completion of the transaction through March 31, 2004, neither BIOMEC nor BCI may sell or transfer any of the Medamicus shares.

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  From April 1 to October 31, 2004, BIOMEC and BCI may distribute up to 500,000 shares to BIOMEC shareholders on a proportionate basis. BIOMEC's board of directors will distribute all 500,000 shares to BIOMEC shareholders of record at that time as soon as practicable after April 1, 2004.

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  Within ten business days after April 1, 2005, BIOMEC and BCI will distribute the remaining Medamicus shares to BIOMEC's shareholders of record at that time on a proportionate basis.

Cash

        BIOMEC's board of directors will evaluate the use of the net cash proceeds of the transaction in light of the business circumstances existing at the time of receipt. Possible uses currently contemplated by the BIOMEC board include:

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  equity investments in other companies;

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  general corporate purposes; and

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  possible dividends to BIOMEC shareholders.

Material Federal Income Tax Consequences

        The following is a summary of the anticipated material United States federal income tax consequences that may be relevant to shareholders of BIOMEC in connection with the transaction and the distributions by BIOMEC in 2004 and 2005 of the shares of Medamicus common stock to the BIOMEC shareholders. This discussion, which does not purport to be a complete discussion of all tax aspects of the transaction and the distributions, is based upon the Internal Revenue Code of 1986, the Treasury regulations (including temporary regulations) promulgated under the tax code, judicial authorities, and administrative rulings, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action, or judicial decision. Any such change could alter the tax consequences that are described below.

        This discussion addresses only shareholders who hold shares of BIOMEC as capital assets within the meaning of Section 1221 of the tax code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the tax code, including dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations, foreign persons, employee benefit plans, personal holding companies, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion," or "constructive sale" transaction for United States federal income tax purposes, or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not consider the effect of any applicable state, local, or foreign tax laws, nor does it consider the tax consequences of transactions effectuated before, after, or concurrently with, the transaction or the distributions.

        No rulings have been requested or received from the Internal Revenue Service as to the matters discussed, and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the matters discussed or, if it does challenge the tax treatment, that it will not be successful.

        Each shareholder should consult his, her, or its tax adviser with respect to the particular tax consequences to the shareholder of all possible federal, state, local, or foreign tax consequences of the transaction and the distributions.

Corporate-Level Tax Consequences

        The sales of assets by BIOMEC and BCI will constitute taxable transactions for federal income tax purposes. Except to the extent that a portion of the consideration paid for the assets is required to be treated as interest income as a result of the receipt, should it occur, of either the 2003 contingent payment or the 2004 contingent payment (in 2004 and 2005, respectively), BIOMEC and BCI will each recognize gain or loss (which may be ordinary or capital) with respect to each of the assets sold, computed in each case by determining the fair market value of the consideration (including liabilities assumed) allocable to the asset sold and by subtracting therefrom the adjusted tax basis of the asset sold.

        BIOMEC and BCI will each recognize net income or net gain on their sales of assets to Medamicus, but anticipate that the consolidated group of which BIOMEC is the common parent (the "Consolidated Group") will have available to it net operating loss ("NOL") carryforwards that will offset a portion of the income or gain that is recognized. In determining the amount of the NOL carryovers that will be available for such purpose, the limitations set forth in Section 382 of the tax code, that apply after an "ownership change" has occurred, will be taken into account. Such an ownership change generally occurs when, over a three-year testing period, the aggregate stock ownership percentage, by value, of direct or indirect "5 percent shareholders" has increased by more than 50 percentage points over such shareholders' lowest ownership percentages within the testing period. BIOMEC and BCI have undergone Section 382 ownership changes in the past that will prevent a portion of the net operating loss carryforwards that were incurred prior to the ownership changes from being offset against the gain on the sales of their assets.

        The shares of Medamicus common stock that are received by each of BIOMEC and BCI upon the sales of their assets will constitute capital assets in their hands and will have a tax basis equal to their fair market value on the date or dates on which the Medamicus shares are received. The determination of fair market value may take into account various factors, including the restrictions on transfer to which the Medamicus shares received by BIOMEC and BCI are subject. Upon the distribution by BIOMEC of shares of Medamicus common stock in 2004, and the distribution by BIOMEC of the remaining shares of Medamicus common stock in 2005, the Consolidated Group will recognize a taxable gain to the extent that the fair market value of the Medamicus shares, at the time of their distribution, exceeds their tax basis. In making a determination of fair market value, the IRS may contend that the shares of Medamicus common stock should be valued without regard to any restrictions on transfer, in part because the shares of Medamicus common stock may be transferable in the hands of the BIOMEC shareholders. To the extent that the Consolidated Group continues to have unused NOL carryovers subsequent to the sale of assets by BIOMEC and by BCI, these NOL carryovers may be offset, to the extent permissible, against any gain that is recognized by BIOMEC on the distributions of Medamicus stock. BIOMEC will recognize no loss on those distributions.

        Medamicus will hold each of the assets that it acquires from BIOMEC and BCI with a tax basis equal to the portion of the consideration (including liabilities assumed) that is allocated thereto, which will generally be their fair market value, as determined pursuant to Section 1060 of the tax code, and will have a holding period in such assets that begins on that date. Medamicus will be entitled to deductions, including depreciation or amortization deductions, with respect to the assets that are acquired, to the extent allowed by the tax code.

Tax Consequences to the BIOMEC Shareholders

        The sales of assets by BIOMEC and by BCI to Medamicus, in and of themselves, should not subject the shareholders of BIOMEC to any direct tax consequences, except, as described below, for those shareholders who exercise their dissenters' rights under the Ohio statutes. By contrast, the distributions by BIOMEC in 2004 and 2005 of the shares of Medamicus common stock that it received directly from Medamicus or indirectly from BCI in connection with the asset sales will be taxable to the shareholders of BIOMEC, as will the distribution, if any, by BIOMEC of cash attributable to the asset sales. To the extent that such distributions are paid out of BIOMEC's current or accumulated earnings and profits for each of the years of the distributions, such distributions will be taxable as dividends to the BIOMEC shareholders, and the amount of such dividends will not be reduced by the adjusted tax basis that the shareholder has in his, her, or its BIOMEC shares. If the distribution exceeds the shareholder's allocable portion of BIOMEC's current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital to the extent of the shareholder's adjusted tax basis in his, her, or its BIOMEC shares, and thereafter as a gain or loss from the sale of property. Such gain will generally be long-term capital gain to the extent that the shareholder has held the BIOMEC shares for more than one year.

        Pursuant to the Jobs and Growth Tax Relief Reconciliation Act of 2003, which was signed into law by President Bush on May 28, 2003, the maximum rate of tax on both dividends and long-term capital gains is 15%, in the case of individuals, estates, and trusts. This rule applies to sales made on or after May 6, 2003 and to dividends in taxable years beginning after December 31, 2002. In addition, that act provides that if an individual receives dividends with respect to a share of stock that are extraordinary dividends (within the meaning of Section 1059(c) of the tax code), any loss on the sale or exchange of the share shall, to the extent of such dividends, be treated as a long-term capital loss. The rule is invoked, in general, when the amount of the dividend allocable to a share equals or exceeds 10% of the shareholder's adjusted basis in the share of common stock, without regard for the holding period that the shareholder has in the share.

        A shareholder of BIOMEC who receives a distribution of shares of Medamicus common stock will have a basis in such stock equal to its fair market value on the date of the distribution and a holding period in such stock that begins on that day.

        In the case of a shareholder of BIOMEC that is a domestic corporation, any distribution that is treated as a dividend from BIOMEC, pursuant to the rules described above, generally will be eligible for certain percentage dividends-received deductions under Section 243 of the tax code, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the tax code and the holding-period requirements of Section 246 of the tax code. However, pursuant to Section 1059 of the tax code, any corporate shareholder that has not held its BIOMEC common shares for more than two years before the dividend announcement date, and that receives an "extraordinary dividend" from BIOMEC, must reduce the tax basis of its shares in BIOMEC (but not below zero) by the portion of the "extraordinary dividend" that is deducted under the dividends-received deduction provision. If such portion exceeds the shareholder's adjusted tax basis in its BIOMEC shares, the shareholder must treat any such excess as additional gain from the sale or exchange of such shares for the taxable year in which the extraordinary dividend is made. In general, a domestic corporate shareholder will be treated as having received an "extraordinary dividend" from BIOMEC if the amount of the dividend equals or exceeds 10% of the shareholder's basis in its BIOMEC common shares.

Dissenters

        A cash payment made to a shareholder of BIOMEC who exercises dissenters' rights under the Ohio statutes will be treated as a distribution in redemption of the shareholder's BIOMEC common shares. Such a redemption will be treated as a sale or exchange resulting in capital gain or loss to the shareholder if the redemption qualifies for such treatment under Section 302 of the tax code. In such a case, the shareholder will recognize capital gain or loss in an amount equal to the difference between the cash received by the shareholder and the shareholder's adjusted tax basis in the BIOMEC common shares that are redeemed. If the redemption does not qualify for capital gain or loss treatment under Section 302 of the tax code as to the shareholder, the shareholder will be treated as having received a distribution with respect to his, her, or its BIOMEC common shares that is taxable as a dividend, to the extent that the cash received by the shareholder is paid out of BIOMEC's accumulated or current earnings and profits for the year in which the BIOMEC common shares are redeemed. In such a case, the rules provided by Section 1059 of the tax code, dealing with "extraordinary dividends," may apply.

        The determination of whether a redemption qualifies as a sale or exchange under Section 302 of the tax code is made on a shareholder-by-shareholder basis. In general, a redemption will be treated as a sale or exchange with respect to a particular shareholder of BIOMEC if the redemption of his, her, or its BIOMEC shares (a) results in a "complete redemption" of the shareholder's interest in

BIOMEC, (b) is "substantially disproportionate" with respect to the shareholder, or (c) is not essentially equivalent to a dividend with respect to the shareholder.

        In making these determinations, which involve a comparison of the shareholder's percentage of ownership of the redeeming corporation both before and after the redemption, the shareholder is deemed to own not only the common shares that he, she, or it actually owns, but also the shares that he, she, or it constructively owns by reason of the application of Section 318 of the tax code. These constructive ownership rules apply in certain specified circumstances to attribute to the shareholder whose shares are being redeemed the shares of the redeeming company that are owned by specified family members, corporations, partnerships, and trusts. In addition, a shareholder is also considered to own any shares in the redeeming company with respect to which the shareholder owns stock options or warrants.

        Under applicable IRS guidelines, a redemption involving a holder of a minority interest in BIOMEC whose relative stock interest in BIOMEC is minimal, who exercises no control over the affairs of BIOMEC, and who experience a reduction in the shareholder's proportionate interest in BIOMEC, both directly and by application of the foregoing constructive ownership rules, generally should qualify as being not essentially equivalent to a dividend, and hence eligible for sale or exchange treatment, even if the redemption does not qualify as a complete termination of the shareholder's interest in BIOMEC or as a substantially disproportionate distribution as to such shareholder.

Federal Backup Withholding

        Federal income tax law generally requires a shareholder who receives a distribution from BIOMEC to provide BIOMEC with the shareholder's correct Taxpayer Identification Number ("TIN"), which in the case of an individual is his or her social security number. If BIOMEC is not provided with the correct TIN or an adequate basis for exemption, the shareholder may be subject to penalties imposed by the IRS as well as backup withholding at an amount equal to 28% of the gross amount that is to be paid by BIOMEC to the shareholder. If withholding results in an overpayment of taxes, a refund may be obtained.

        To prevent backup withholding, each shareholder of BIOMEC who exercises dissenting rights pursuant to the Ohio statutes must provide BIOMEC with his, her, or its correct TIN by completing a Form W-9, certifying that the TIN provided is correct (or that the shareholder is awaiting a TIN) and that (a) the shareholder is exempt from backup withholding, (b) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding. Similar requirements will apply in the case of shareholders of BIOMEC who receive distributions from BIOMEC of shares of common stock of Medamicus, or cash attributable to the sale of assets by BIOMEC or by BCI, at the time that such distributions are made.

Financing of Cash Portion of Transaction Consideration

        As of June 30, 2003, Medamicus had cash and cash equivalents of $6,491,564 and working capital of $9,618,788. On August 25, 2003, Medamicus entered into a commitment letter for a credit facility consisting of a $5.0 million term loan, amortizing over five years and a $3.0 million working capital line of credit. The credit facility will be secured by substantially all of the assets of Medamicus, including the assets to be acquired in the transaction. Availability under the working capital line of credit will be dependent upon levels of accounts receivable and inventory and will require Medamicus to comply with certain financial and operational covenants. Medamicus expects to use the $5.0 million under the term loan together with its current cash to pay the maximum amount of cash at closing permitted under the asset purchase agreement and to pay the assumed liabilities and other expenses associated with the transaction.

Management and Operations of Medamicus after the Transaction

        After the transaction, Medamicus intends to operate two separate divisions. The current Medamicus business of the manufacture and sale of percutaneous venous vessel introducers, advanced delivery introducers, safety products, contract manufacturing and engineering services will continue to operate under the Medamicus name, but be established as a separate division. Following the closing of the transaction, Mark C. Kraus, Executive Vice President and Chief Operating Officer of Medamicus, will assume overall responsibility for operation of the division.

        The Medacquisition subsidiary will consist of the proprietary pacing-lead products and pacing accessories and other products and services acquired from BCI and BIOMEC. Vincent P. Owens, Chief Operating Officer of BIOMEC and Chief Executive Officer and a director of BCI, will become President of the Medacquisition subsidiary and James L. Mellor, Senior Vice President of Sales and Marketing for BCI, will occupy a similar position at Medacquisition. The Medacquisition subsidiary will adopt a new name after closing.

        Both Mr. Owens and Mr. Kraus, as well as all financial and human resource functions, will report directly to James D. Hartman, Chief Executive Officer of Medamicus.

Regulatory Approvals

        Other than the approval by Nasdaq to list Medamicus common stock on The Nasdaq National Market System, no regulatory approvals are required in connection with the transaction. On September 12, 2003, Nasdaq approved Medamicus' common stock for listing on the Nasdaq National Market System. Medamicus' common stock will begin trading on The Nasdaq National Market on Monday, September 15, 2003.

Shares Eligible for Future Sale and Lock-Up Agreements

        In connection with the issuance of shares by Medamicus, BIOMEC and BCI have agreed (a) that they will not distribute any shares of Medamicus until April 1, 2004, at which time 500,000 shares may be distributed and (b) that they will distribute the balance of the shares only on or after April 1, 2005. Shareholders of BIOMEC that were not affiliates of BIOMEC prior to the closing of the transaction and are not affiliates of Medamicus will be eligible to sell their Medamicus shares without restrictions upon receipt of the shares. Persons who were affiliates of BIOMEC prior to the closing of the transaction will be able to sell their shares subject only to the volume, manner of sale and notice provisions of Rules 144 and 145 under the Securities Act of 1933. These people have agreed however, that they will not, without the written consent of Medamicus, sell any shares during the period of November 1, 2004 through March 31, 2005. Beginning April 1, 2005, these persons will be able to sell all their remaining shares of Medamicus common stock subject only to the Medamicus obligation to remain current in its SEC reporting.

DESCRIPTION OF THE ASSET PURCHASE AGREEMENT

        The following description of the asset purchase agreement describes the material provisions of the agreement and is qualified in its entirety by reference to the asset purchase agreement, which is attached as Annex A to this document and is incorporated into this document by reference. We urge all shareholders of Medamicus and BIOMEC to read the agreement in its entirety for a complete description of the terms and conditions of the transaction.

Purchase and Sale of Assets

        Medamicus, through its wholly owned subsidiary, Medacquisition, has agreed to purchase substantially all of the operating assets of BCI and specified assets of BIOMEC, which BCI and BIOMEC use in the research, development, manufacturing, assembly, marketing and sales of proprietary pacing-lead products and pacing accessories.

Purchase Price

        Medamicus will make up to three payments to BIOMEC and BCI for the purchase of the assets: a payment at closing and two future payments that are contingent upon the factors described below.

Closing Payment

        Medamicus has agreed to pay $18.0 million at closing, less the amount of specified liabilities being assumed by Medamicus at closing, currently estimated to be $1.2 million, for a total estimated closing payment of $16.8 million. This amount will be further adjusted to the extent that the net working capital of BCI on the business day immediately preceding the closing date is greater or less than $1,769,000. If the net working capital of BCI is greater than $1,769,000, then Medamicus will pay BCI the amount of the excess. If the net working capital of BCI is less than $1,769,000, then BCI will pay Medamicus the amount of the difference. On June 30, 2003, BCI's net working capital was $1,834,635.

        The closing payment will consist of at least $7.0 million in cash and at least $7.0 million of newly issued Medamicus common stock valued at the agreed-upon amount of $7.50 per share, regardless of the then-current trading price of Medamicus common stock. Medamicus has the option of paying the remaining $4.0 million, less the estimated $1.2 million in assumed liabilities and subject to the working capital adjustments described in the preceding paragraph, in cash, by an additional issuance of Medamicus common stock valued at $7.50 per share, or by a combination of cash and stock. If Medamicus pays the minimum amount of the estimated closing payment in stock, it would issue 933,333 shares, and if Medamicus paid the maximum amount of the estimated closing price in stock, estimating the assumed liabilities at $1.2 million, it would issue 1,306,667 shares. As of September 11, 2003, Medamicus had 4,742,893 shares of common stock outstanding.

Contingent Payments

        In addition to the closing payment, Medamicus has agreed to make two contingent payments to BIOMEC and BCI. The 2003 contingent payment will be equal to two times the combined net sales of BCI and Medacquisition in 2003, minus $18.0 million. This payment will be payable only if the average gross margin on the combined net sales for 2003 is at least 30%. For the six months ended June 30, 2003, the average gross margin on BCI's net sales was 32.8%. The 2003 contingent payment will be paid on or before March 31, 2004, and will be payable in a combination of cash and shares of Medamicus' common stock. Medamicus may determine the exact cash/stock allocation, but neither the cash nor the stock component of the payment may be less than 40% of the total payment. The value of the Medamicus shares to be issued as part of the 2003 contingent payment will be equal to the average closing price of Medamicus common stock over the period of 15 trading days immediately preceding the date on which Medamicus first publicly announces its earnings for fiscal year 2003.

        The 2004 contingent payment will be equal to the difference of the proprietary sales of Medacquisition in 2004, minus the combined proprietary sales of BCI and Medacquisition in 2003. "Proprietary sales" means net sales of pacing lead wires, pacemaker adapters and pacing implant tools, plus sales of any directly related product in which Medacquisition then has a patent, patent application or invention disclosure relating to the technology included in the product. The 2004 contingent payment will be doubled if, on or before December 31, 2004, Medacquisition executes at least one customer agreement with one or more specified companies having specified minimum terms. The 2004 contingent payment will be paid on or before March 31, 2005, and will be payable in cash and shares of Medamicus common stock as determined by Medamicus, except that the cash portion of the payment must be at least the lesser of (a) 25% of the 2004 contingent payment or (b) $2.0 million. The value of any Medamicus shares to be issued as part of the 2004 contingent payment will be equal to the average closing price of Medamicus common stock over the period of 15 trading days immediately preceding the date on which Medamicus first publicly announces its earnings for fiscal year 2004.

Assumed Liabilities

        At closing, Medamicus will assume certain of the liabilities of BCI arising out of the conduct of BCI's business or relating to the ownership of the acquired assets. The assumed liabilities will include, among other things, third-party accounts payable, accrued expenses, liabilities arising in connection with the contracts and purchase orders (with the exception of those liabilities that are as a result of a breach of a contract or purchase order), and liabilities for product-liability claims relating to the products manufactured by BCI on or prior to the closing and sold by Medamicus or Medacquisition, or one of their affiliates, after the closing.

        BIOMEC and BCI will remain liable for liabilities and obligations arising out of their ownership of the acquired assets or operation of BCI's business on or prior to the closing.

Representations and Warranties

        The asset purchase agreement contains various representations and warranties made as of the date of the agreement and as of the closing date by the parties regarding aspects related to their respective assets, business, financial condition, structure and other facts pertinent to the sale and purchase of assets. The following summarizes the material representations and warranties made by each party.

Representations and Warranties of BIOMEC and BCI

        The representations and warranties of BIOMEC and BCI relate to, among other things:

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  the corporate power and authority to transact business, including to execute and deliver the asset purchase agreement and all other agreements necessary to consummate the transaction;

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  the organization, valid existence, good standing, and qualification to transact business;

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  compliance of the asset purchase agreement and related documents with organizational documents, applicable laws and material agreements, including the absence of events of default or breach thereunder, and required governmental consents and approvals;

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  the accuracy and compliance with GAAP of unaudited financial statements for the six month period ended June 30, 2003, and audited financial statements for the fiscal years ended December 31, 2001 and 2002;

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  the absence of specified changes in BCI's business since December 31, 2002, that would have a material adverse effect on BCI or would make it reasonably likely that BCI would not be able to fulfill its obligations under the asset purchase agreement in all material respects;

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  the quantity and quality of inventory being sold;

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  the validity of all accounts and notes receivable;

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  the valid ownership of the acquired assets and sufficiency of the assets to operate BCI's business;

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  the valid ownership, proper maintenance and protection of all intellectual property and other proprietary rights owned by BIOMEC and BCI and necessary to operate BCI's business;

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  the validity and absence of defaults under certain intellectual property license agreements with third-parties and the absence of intellectual property infringement by BCI;

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  the absence of defaults under and validity of certain contracts and other agreements of BCI;

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  except as disclosed, the absence of pending or threatened litigation involving BCI or pertaining to the acquired assets;

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  compliance with and validity of all required material governmental licenses and permits;

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  employee benefit plans and related matters, including that Medamicus will not be required to assume or continue any employee benefit plan, and Medamicus will have no liability with respect to any employee benefit plan;

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  compliance with laws relating to employees and employment practices and absence of non-compete agreements with employees;

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  compliance with environmental laws and the absence of environmental liabilities;

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  the status of the leased real property and absence of material violations of the lease or applicable laws;

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  compliance with all applicable governmental regulations concerning the design, manufacture, labeling, testing, inspection, performance and sale of BCI's products;

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  the lack of material financial obligations other than as set forth in the financial statements;

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  the absence of fees or commissions payable to brokers or other parties in connection with the transaction;

  •
  a description of certain transactions, commitments or obligations between BCI and certain of its affiliates;

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  the status of insurance policies applicable to or including the operations and property of BCI's business;

  •
  identification of BCI's top suppliers and customers and the absence of any notice to or knowledge that any of BCI's significant suppliers or significant customers will materially change its business relations with BCI;

  •
  the vote of BIOMEC's shareholders required to approve the sale of assets and other transactions contemplated by the asset purchase agreement; and

  •
  except as disclosed, the absence of untrue statements or omissions of a material fact in the information furnished for inclusion in the asset purchase agreement.

Representations and Warranties of Medamicus and Medacquisition

        The representations and warranties of Medamicus and Medacquisition relate to, among other things:

  •
  the corporate power and authority to transact business, including to execute and deliver the asset purchase agreement necessary to the transaction and to consummate the transaction;

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  the organization, valid existence, good standing, and qualification to transact business;

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  compliance of the asset purchase agreement and related documents with organizational documents, applicable laws and material agreements, including the absence of events of default or breach thereunder, and required governmental consents and approvals;

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  the absence of certain developments since March 31, 2003, that would have a material adverse effect on Medamicus or would make it reasonably likely that Medamicus would not be able to fulfill its obligations under the asset purchase agreement;

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  the absence of pending or threatened claims or disputes concerning infringement by or on the intellectual property of Medamicus and the validity of all intellectual property license agreements to which Medamicus is a party;

  •
  the absence of pending or threatened litigation;

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  compliance with applicable laws and regulations affecting the business of Medamicus;

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  compliance with regulations governing the manufacture and sale of Medamicus products;

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  except as disclosed, the absence of fees or commissions payable to brokers or other parties in connection with the transaction;

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  except as disclosed, the absence of notice that a Medamicus customer or supplier intends to materially change its relationship with Medamicus;

  •
  the authorization and validity of the issuance of Medamicus common stock under to the asset purchase agreement;

  •
  the inapplicability of a Minnesota anti-takeover statute;

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  the capitalization of Medamicus and Medacquisition, including the number of shares of common stock authorized, the number of shares outstanding, the number of shares reserved for issuance;

  •
  the absence of untrue statements or omissions of a material fact in the information provided by Medamicus in its filings with the SEC, the accuracy and compliance of financial statements contained in such filings, and the absence of material undisclosed liabilities;

  •
  the vote of Medamicus' shareholders required to approve the acquisition of the assets and other transactions contemplated by the asset purchase agreement;

  •
  the formation of Medacquisition for the sole purpose of consummating the transactions contemplated by the asset purchase agreement; and

  •
  the absence of untrue statements or omissions of a material fact in the information furnished for inclusion in the asset purchase agreement.

Survival of Representations and Warranties

        The representations and warranties of the parties will generally continue in effect for a period of 18 months following the closing date.

Certain Covenants

        Until the closing, BIOMEC and BCI have agreed to conduct the business of BCI in the ordinary course consistent with past practice, including using reasonable efforts to:

  •
  preserve the business as a whole intact;

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  keep available the services of the present officers, employees and agents;

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  preserve relationships with suppliers, customers, distributors, licensors and licensees and others;

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  collect receivables in a manner consistent with past practice;

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  maintain the assets, properties and interest in customary repair, order and condition;

  •
  continue to compensate the employees in a manner consistent with past practice;

  •
  maintain the books, accounts and records in accordance with past practice;

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  maintain and file, in accordance with customary practice, all regulatory documents in any country in which BCI's products are marketed; and

  •
  promptly inform Medamicus in writing of any material changes from the representations and warranties of BIOMEC or BCI as set forth in the asset purchase agreement.

        Until the closing, BIOMEC and BCI have also agreed to:

  •
  abstain from, and prohibit their respective officers, directors, agents and affiliates from purchasing and selling securities of Medamicus;

  •
  refrain from initiating, soliciting or accepting any proposal or offer to acquire any of the assets or technology rights of BCI's business or enter into any agreement requiring BIOMEC or BCI to abandon, terminate or fail to consummate the transaction with Medamicus; and

  •
  deliver to Medamicus all required financial statements and materials needed for Medamicus' SEC filings.

        In addition, without the prior written consent of Medamicus, BCI will not do any of the following before the closing:

  •
  amend its articles of incorporation or by-laws;

  •
  merge or consolidate with any other business, acquire any stock or other ownership interest in any other entity or liquidated, dissolve or otherwise reorganize or seek protection from its creditors;

  •
  enter into any other agreements that are material to the business of BCI, except in the ordinary course consistent with past practice;

  •
  purchase any capital assets or make any capital expenditures in excess of $25,000, except as specifically set forth in the asset purchase agreement;

  •
  enter into any transaction in violation of Medicare or Medicaid statutes, rules or regulations; or

  •
  enter into an agreement or commit to do any of the foregoing.

Additional Covenants

        In connection with the transaction, Medamicus and BIOMEC have agreed to the following additional covenants:

  •
  Medamicus will use reasonable best efforts to have its common stock issued to BIOMEC under the transaction approved for quotation on The Nasdaq National Market System before the closing date, which approval was obtained and Medamicus' common stock will begin trading on The Nasdaq National Market System on Monday, September 15, 2003.

  •
  Medamicus will use reasonable best efforts to timely file with the SEC all reports required to be filed by it;

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  BCI will file with appropriate authorities, prior to closing, all documents necessary to register its intellectual property in the name of BCI;

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  Medamicus will pay, and will indemnify BIOMEC and BCI against, sales and other tax liabilities, and all expenses incurred in the transfer of intellectual property from BCI to Medamicus, except that BCI and BIOMEC will remain responsible for all costs associated with filings or other actions required to establish BCI as the current assignee of the intellectual property included in the assets being purchased by Medamicus;

  •
  for a period of five years from the date of the asset purchase agreement, BIOMEC and BCI agree not to engage in the development, marketing, production, sale or distribution of products competitive to the products being acquired by Medamicus in the transaction;

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  for a period of five years from the date of the asset purchase agreement, BIOMEC and Medamicus agree not to hire, without the prior written consent of the other, any person that is or was an employee of the other on or after the closing date, except for all the employees of BCI and one specified employee of BIOMEC, all of whom will be hired by Medacquisition as of the closing date;

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  Medacquisition will be granted a limited license to use the "BIOMEC Cardiovascular" trade name for a period of two years from the date of closing;

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  within five days after the closing date, BIOMEC and BCI will change the corporate name of BCI to a name not similar to its current name and that does not imply a continuation of BCI's current business activities by BCI;

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  the parties will keep confidential all information disclosed or otherwise transferred to one another in connection with the transaction, with the exception of the tax treatment and tax structure of the transaction;

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  at closing, Medamicus will increase the size of its board of directors and appoint Trevor O. Jones (or a designee of BIOMEC) as a director of Medamicus and Medamicus will nominate and solicit proxies for his reelection until the 2004 contingent payment is made or at such time as BIOMEC and BCI together hold less than 5% of the outstanding voting power of Medamicus; in addition, the Medamicus board of directors will elect Mr. Jones (or his successor at BIOMEC) as Vice Chairman of the Medamicus board of directors;

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  at closing, BIOMEC and BCI will deliver a certificate of insurance to Medamicus naming Medamicus and Medacquisition as additional insureds under the products liability insurance policy and will maintain such insurance coverage for a period of six years after the closing date;

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  after closing and subject to specified exceptions, BIOMEC and BCI will vote all shares of Medamicus' common stock owned by them in favor of the director-nominees recommended by Medamicus' board of directors and agree, upon written request, to appoint a designee of the Medamicus board of directors as proxy to vote their shares for such director-nominees; and

  •
  except as allowed by the asset purchase agreement, BIOMEC and BCI will not sell or otherwise transfer the shares of Medamicus common stock received in this transaction, without the prior written consent of Medamicus, before April 1, 2005, except that 500,000 shares may be distributed to BIOMEC shareholders on or after April 1, 2004.

Conditions to Completing the Transaction

        The completion of the transaction depends upon satisfaction of a number of conditions, including:

  •
  the accuracy, as of the closing date, of the representations and warranties made by all parties, except to the extent that any inaccuracy would not have a material adverse effect on Medamicus or the acquired business, as the case may be;

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  the absence of any legal prohibition on consummation of the transaction;

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  the performance by all parties of their respective obligations under the asset purchase agreement;

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  the absence of any change, event or circumstance that has had, or which reasonably could be expected to have, a material adverse effect on the other party;

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  the approval of the sale of assets by BIOMEC shareholders and approval by Medamicus shareholders of the issuance of Medamicus common stock in the transaction, and the amendment of Medamicus' articles of incorporation to increase the number of shares authorized for issuance;

  •
  the execution of a research agreement, in the form specified in the asset purchase agreement, by Medamicus and BIOMEC;

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  the continued validity of employment agreements between Medamicus and each of Vincent P. Owens and James L. Mellor;

  •
  the registration statement, of which this document is a part, becoming effective under the Securities Act and the absence of any stop order or proceedings by the SEC seeking a stop order; and

  •
  listing on The Nasdaq National Market System of shares of Medamicus common stock to be issued in the transaction.

Termination of Asset Purchase Agreement Prior to Closing

        At any time prior to closing, either party may terminate the asset purchase agreement if:

  •
  both parties consent in writing;

  •
  there has been a breach of a representation that would be reasonably likely to have a material adverse effect on the other party, or a breach of a material covenant in the representations, warranties and covenants contained herein, unless, in either case, the breach is cured within 30 days of the breaching party receiving notice of the breach;

  •
  the closing of the transaction has not occurred by December 31, 2003, so long as the party terminating the asset purchase agreement did not cause the delay by failing to fulfill any of its obligations under the agreement;

  •
  the consummation of the transaction is prohibited by any law, regulation, judgment, injunction, order or decree;

  •
  if the shareholders of either party fail to approve the shareholder proposals relating to the transaction on which they are voting; or

  •
  if the other company's board of directors withdraws or adversely modifies its recommendation that its shareholders vote in favor of the proposal required to complete the transaction.

Effects of Termination

        If the asset purchase agreement is terminated by the mutual consent of the parties, then the asset purchase agreement will become void and no party to the agreement will incur any liability for the termination. No party will be relieved of liability incurred as a result of a willful and material breach of the asset purchase agreement, however.

        If one of the parties terminates the asset purchase agreement because the other company's board of directors withdraws or adversely modifies its recommendation that its shareholder approve the transaction-related proposal, then the company whose board withdrew its recommendation will reimburse the terminating party for all out-of-pocket expenses it incurred in connection with the transaction, up to $225,000.

Indemnification

        BIOMEC and BCI will indemnify Medamicus against losses resulting from any breach of the representations, warranties, covenants or other agreements made by them in the asset purchase agreement and losses related to liabilities of BCI not assumed by Medamicus in the transaction. Losses for which Medamicus is entitled to indemnification as a result of a breach by BIOMEC or BCI of any representation or warranty will not include the first $100,000 of the losses and will not exceed one-half of the cash portion of the payment made to BIOMEC and BCI at the closing of the transaction; however, this limitation on losses will not apply to matters that may be covered by the representations and warranties but that are also liabilities not assumed by Medamicus in the transaction.

        Medamicus will indemnify BIOMEC and BCI against losses resulting from any breach of the representations, warranties, covenants or other agreements made by it in the asset purchase agreement, losses related to liabilities of BCI assumed by Medamicus in the transaction, and losses related to the operation of BCI's business or ownership of BCI's assets following the date of closing, other than the losses for which BIOMEC and BCI are obligated to indemnify Medamicus under the asset purchase agreement.

        The agreements of indemnification will remain in effect with respect to claims for indemnification made in writing during the indemnification period until any such claims are finally determined and satisfied in full.

SUMMARY OF RIGHTS OF DISSENTING SHAREHOLDERS OF BIOMEC

        The following summary of dissenters' rights does not purport to be complete and is qualified in its entirety by reference to Sections 1701.76 and 1701.85 of the Ohio statutes, a copy of which is attached as Annex C.

        Any BIOMEC shareholder who is entitled to vote on the transaction and whose common shares are not voted in favor of the transaction is entitled, if the transaction is consummated, to be paid the fair cash value of the shares held of record by him or her on the record date. To be entitled to payment, a shareholder must serve a written demand upon BIOMEC at 1771 East 30th Street, Cleveland, Ohio 44144, Attention: Secretary, on or before the tenth day after the taking of the vote authorizing the transaction, and must otherwise comply with Section 1701.85 of the Ohio statutes. BIOMEC will not inform the shareholders of the date the transaction was approved by the BIOMEC shareholders.

        A vote in favor of the transaction constitutes a waiver of a shareholder's dissenters' rights. Failure to vote does not constitute a waiver of dissenters' rights. A form of proxy that is returned signed but unmarked as to choice with respect to the transaction will, as indicated thereon, be voted FOR the authorization of the transaction, and therefore also will result in a loss of dissenters' rights. A vote against the transaction does not satisfy any notice or demand requirement. Any written demand must specify the shareholder's name and address, the number and class of common shares held by him or her on the record date and the amount claimed as the fair cash value of his or her common shares. Voting against, or a direction on the accompanying proxy to vote against, the transaction will not itself constitute a written demand as required by Section 1701.85.

        If BIOMEC sends to the dissenting shareholder, at the address specified in his or her demand, a request for the certificates representing the common shares as to which the dissenting shareholder seeks relief, the dissenting shareholder must, within fifteen days from the date of the sending of that request, deliver to BIOMEC the certificates requested, in order that BIOMEC may endorse thereon a legend to the effect that demand for the fair cash value of such shares has been made. Such request by BIOMEC is not an admission that the dissenting shareholder is entitled to relief under Section 1701.85. BIOMEC will promptly return such endorsed certificates to the dissenting shareholder. Failure on the part of the dissenting shareholder to deliver such certificates terminates his or her rights as a dissenting shareholder, at the option of BIOMEC, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period mentioned above, unless a court for good cause shown directs otherwise.

        If common shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued therefor must bear a similar legend, together with the name of the original dissenting holder of such shares. A transferee of common shares so endorsed will acquire only such rights in BIOMEC as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of such shares.

        If BIOMEC and any dissenting shareholder cannot agree on the fair cash value of the common shares, the shareholder may, within three months after service of the demand by the shareholder, file a complaint in the Court of Common Pleas of Cuyahoga County, Ohio for a determination of the fair cash value of such common shares. If the court determines the shareholder is entitled to be paid the fair cash value of his or her shares, it may appoint one or more appraisers to recommend a decision on the amount of the fair cash value. The court thereupon shall make a finding as to the fair cash value of the common shares and shall render judgment against BIOMEC for the payment of it, with interest at such rate and from such date as the court considers equitable. Fair cash value is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event in excess of the sum specified in the shareholder's demand. Fair cash value is determined as of the day prior to that on which the vote was taken and excludes any appreciation or depreciation resulting from the proposed transaction.

        The right of any shareholder to be paid the fair cash value of his or her common shares will terminate if: (1) for any reason, the transaction is not consummated; (2) the dissenting shareholder fails: (a) to serve an appropriate timely written demand upon BIOMEC; (b) to timely surrender his, her or its certificates for an endorsement thereon of a legend to the effect that demand for the fair cash value of such shares has been made, after an appropriate request by BIOMEC; or (c) to comply otherwise with Section 1701.85; (3) the demand is withdrawn by the dissenting shareholder, with the consent of the BIOMEC board; or (4) BIOMEC and the dissenting shareholder shall not have come to an agreement as to the fair cash value of the common stock and neither shall have filed a complaint in the Court of Common Pleas of Cuyahoga County as described above.

        From the making of the shareholder's demand until the termination of dissenters' rights arising from the demand or the purchase of common stock by BIOMEC, all the rights accruing from such shares, including dividend and voting rights, will be suspended. If the right to receive fair cash value as a dissenter is terminated other than by the purchase of the common shares by BIOMEC, all shareholders rights with respect to the shares will be restored to the shareholder.

BUSINESS OF MEDAMICUS

Overview

        Medamicus is a medical products company that is engaged in the following activities:

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  The design, development, manufacture and marketing of medical devices consisting of percutaneous vessel introducers, safety needles and related vascular delivery products.

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  The manufacture of medical devices and components for other medical product companies on a contract basis.

        At the beginning of 2001, Medamicus was operating in two distinct operating segments: the percutaneous delivery system division and the gynecology division. On April 25, 2001, Medamicus sold the gynecology division to CooperSurgical for approximately $4,700,000, recognizing a gain of $2,896,610 on the sale. Medamicus continued to manufacture catheters and monitors for CooperSurgical until manufacturing responsibilities were transferred to them in December 2001. As a result, Medamicus has reported the results of the gynecology division as discontinued operations for 2001 and prior years.

        Medamicus was incorporated under the laws of the State of Minnesota on August 24, 1981 under the name "MNM Enterprises, Inc." In March 1988, it changed its name to Medamicus, Inc. Medamicus' executive offices are located at 15301 Highway 55 West, Plymouth, Minnesota 55447. Medamicus' telephone number is (763) 559-2613.

Products

        Medamicus manufactures and markets a family of percutaneous venous vessel introducers with proprietary features, as well as its own proprietary introducer. Vessel introducers allow physicians to create a conduit through which they can insert infusion catheters, implantable ports and pacemaker leads into a blood vessel.

        In order to introduce a catheter or pacemaker lead into a vein, a hypodermic needle is first used to access the vessel. A guide wire is then inserted through the hypodermic needle and the needle is removed. A vessel introducer, consisting of a hollow sheath and a dilator, is then inserted over the guide wire to expand the opening. The guide wire and dilator are then removed, leaving only the hollow sheath through which the catheter or pacemaker lead is introduced. Once the catheter or pacemaker lead is in place, the vessel introducer sheath is usually removed.

        Medamicus believes that all vessel introducer sheaths currently marketed, with the exception of its proprietary vessel introducer, are manufactured with small handles on either side of the sheath at the proximal end, and use what is referred to as the "peelable method" of sheath removal. As the physician pulls the handles, the sheath tears apart and can then be removed.

        Medamicus' proprietary vessel introducer, which includes the standard dilator and sheath, incorporates a slitting device, resulting in what it believes to be an improved method of removing the sheath. The slitter clamps onto the catheter or lead and has a recessed blade. The physician draws the sheath onto the slitter, which cuts the entire length of the sheath, permitting easy removal. The removal of the sheath can be performed by one physician, unlike the peelable method, which typically requires two people.

        Medamicus manufactures and markets both peelable introducers and its own proprietary slitter introducer. While Medamicus believes the slitter introducer is superior to the peelable type, studies indicate that a significant percentage of physicians continue to utilize the peelable technology. Medamicus manufactures both types of introducers in a variety of sizes and market them either (1) in a kit that contains the disposable devices necessary to do catheter or lead implant procedures, or (2) in bulk for packaging by the customer with its own devices.

        Beginning in 1999, Medamicus worked with Medtronic, Inc. on development and sale of an advanced left ventricle lead delivery system ("LVLDS") to facilitate bi-ventricular stimulation, a treatment for congestive heart failure. In 2002 and 2001, Medamicus sold $5.5 million and $4.5 million, respectively, of LVLDS procedural kits and components to Medtronic, in support of the launch and worldwide marketing of Medtronic's InSyncTMbi-ventricular pacing device. In early 2002, Medtronic advised Medamicus of its intent to begin to assemble the LVLDS kits in its own facility beginning in the second quarter of 2002. Medamicus continued to provide Medtronic several components and demonstration products, as well as packaging of the kits, during the phase-out period. Medamicus expects to continue to sell components for the LVLDS product to Medtronic during 2003, but at a volume significantly less than that achieved during 2002. During the first six months of 2003, sales of LVLDS products were nearly $2.0 million less than during the same period in 2002.

        Medamicus has gained an expertise in guiding and articulating catheters for advanced delivery systems and is currently working on eleven development projects with the potential for manufacturing opportunities and, in some cases, long-term supply agreements for companies with innovative new technologies. During the first six months of 2003, Medamicus established catheter shaft assembly capabilities that should allow Medamicus to aggressively expand this portion of its business.

        In August 2000, Medamicus entered into an agreement with Med-Design Corporation for the right to manufacture and distribute Med-Design's center-line retractable Safety Seldinger Introducer Needle exclusively in the venous access market and, in September 2001, amended the agreement to gain exclusive rights to the arterial access market. The safety needle can be retracted into a protective sheath while still in the patient, greatly reducing the possibility of a needle stick after the needle has been in contact with a patient's blood. There are estimated to be over 1,000,000 accidental needle sticks in the United States each year, and with the risk of acquiring a blood borne disease such as the HIV virus, these needle sticks have received significant attention. In the last several years the federal Occupational Safety and Health Administration has recommended the use of safety needles for medical personnel. On November 6, 2000, the President signed the Needlestick Safety and Prevention Act, which directed OSHA to revise its Bloodborne Pathogens Standard to set forth in greater detail and make more specific OSHA's requirement for employers to identify, evaluate and implement safer medical devices.

Markets and Marketing

        Medamicus estimates that there are approximately 3,500,000 central venous and peripheral access procedures performed worldwide each year in which venous vessel introducers are used. Because the majority of vessel introducers are sold in combination with the sale of infusion catheters, implantable ports or pacing leads, Medamicus identified an opportunity to market its vessel introducer with the catheters, implantable ports or pacing leads of other medical device manufacturers. Accordingly, Medamicus has entered into agreements with Medtronic and with Bard Access Systems, a subsidiary of C. R. Bard, Inc., for the inclusion of its introducers in kits sold in their respective markets.

        Medtronic, which Medamicus believes has the largest worldwide market share of pacing leads, is currently purchasing Medamicus' sterilized introducer kits, that include a syringe, hypodermic needle and guide wire, as well as the vessel introducer, that are packaged by Medamicus in boxes designed by Medtronic. Medtronic markets Medamicus' vessel introducer with the slitting device worldwide under its own trade name, SOLO-TRAK.™ Medtronic has indicated that approximately 30% of its introducer sales consist of SOLO-TRAK, and the remainder of the sales are peelable introducers. Medamicus also manufactures and packages a peelable introducer in similar kits for Medtronic.

        In October 2002, Medamicus entered into a five-year supply agreement with Medtronic that superceded all previous supply agreements between the companies. The agreement named Medamicus as exclusive supplier of all standard right side pacing procedure kits, the same kits Medtronic has been purchasing from Medamicus for many years. There are no minimum purchase obligations associated with the agreement, but Medtronic is obligated to purchase from Medamicus all of its requirements for certain delivery systems and procedure kits manufactured by Medamicus. In addition to the Medamicus manufactured kits, Medtronic also markets a specialty introducer kit manufactured by another company that has gained appreciable market share.

        In April 2000, Medamicus signed an agreement with Bard Access Systems, the largest user of venous introducers in the world, to become its primary introducer supplier. During 2001, Medamicus completed initial shipments of a complete line of venous introducers and, as of the end of 2001, were shipping Bard the full complement of Medamicus' product. Medamicus' results for 2002 reflect a full year of venous introducer sales to Bard, which contributed to Bard's increased percentage of Medamicus' overall sales.

        For the years ended December 31, 2001 and 2002, and the six months ended June 30, 2003, Medtronic accounted for 76%, 67% and 49%, respectively, of Medamicus' sales from continuing operations. The loss of Medtronic as a customer would have a material adverse effect on Medamicus. Although sales to Bard were approximately 13% of sales from continuing operations in 2002, Medamicus anticipates that sales to Bard will increase during 2003 due to the supply agreement that Medamicus has in place.

        There are approximately 3-4 million needles used each year in venous access procedures and another 7-10 million used in arterial access procedures. In the venous markets, needles are typically included in a kit with the other components necessary to conduct a procedure. Under the terms of Medamicus' supply agreement, Medtronic has committed to include Medamicus' safety needle in its procedural kits for United States distribution in the pacing lead market starting early in 2003. Medamicus believes its current OEM strategy for introducers is a logical distribution method for the safety needle in the venous market. In the arterial market, needles are typically sold in individual sterile packages. In April 2003, Medamicus entered into an exclusive supply agreement with Cook Incorporated pursuant to which Cook will distribute Medamicus' sterile individually packaged safety needles in the United States. Medamicus is currently exploring a variety of distribution options for this market, such as independent distributors, OEM relationships and partnerships with existing needle and other medical supply companies.

        At the start of 2002, Medamicus commenced the development of an internal sales and marketing department, a change from its previous strategy of using independent sales representatives to market its products. Since that time Medamicus has hired a Director of Sales and Marketing, three Product Managers and a Customer Service Representative. Medamicus has expanded its advertising budget and also intends to establish a market presence in Europe in 2003.

Manufacturing

        Vessel introducers manufactured by Medamicus are either packaged in a "kit" with other components, as is the case with products Medamicus sells to Medtronic, or sold as a component set consisting of a sheath, dilator and slitter for Medamicus' proprietary introducer, or a sheath and dilator if the customer orders a peelable introducer. The sheath and dilator for Medamicus proprietary introducer and the peelable introducer are manufactured from plastic tubing that is acquired from outside sources and fabricated by Medamicus, while the slitter is injection molded by Medamicus. Medamicus has designed and constructed a number of pieces of production and packaging equipment and has purchased the remainder from outside sources. The vessel introducer kits are packaged in Medamicus' clean room facility. Medamicus presently obtains several components, raw materials and sterilization services from sole suppliers, but believes that all components, raw materials and sterilization services are readily available from several sources. Although Medtronic has the right to approve suppliers, Medamicus believes any one of these alternative sources would be acceptable.

        Medamicus purchases raw needles from an outside source for the manufacture of the safety needle. Medamicus engages a high-volume plastics manufacturer to produce the components of the safety needle.

        In January 2002, Medamicus signed an agreement with a nationally recognized automated equipment manufacturer to develop an automated system for assembly of the needle at a cost of approximately $1.5 million. The system, located at a contract manufacturing facility in Connecticut, is now operational and can provide capacity to manufacture up to 10 million needles per year.

Competition

        Medamicus' vessel introducers compete with other vessel introducers, all of which utilize the peel-away method. Medamicus believes that the four major competitors in the venous vessel introducer market are Cook Incorporated, Bloomington, Indiana; Daig Corporation, Minnetonka, Minnesota (owned by St. Jude Medical, Saint Paul, Minnesota); B. Braun of America Company, Allentown, Pennsylvania; Pressure Products, Inc. of Rancho Palos Verdes, California; and TFX Medical, a subsidiary of Teleflex Incorporated, Jaffrey, New Hampshire. Daig, B. Braun and TFX Medical market their vessel introducers primarily by establishing distribution arrangements with existing companies in the medical field, which is the same strategy that Medamicus follows. Cook markets a variety of vessel introducer kits through distributors and with a direct sales force. Pressure Products markets a specialty valved introducer through Medtronic and other pacing companies. Each of these competitors may have significantly greater financial, personnel and other resources than Medamicus.

        While there are many needle manufacturers in the United States, Medamicus believes that it and Merit Medical Systems are the only companies that have an FDA-approved device for guidewire introducer applications in the venous and arterial access markets that meets the requirements of the Needlestick Safety and Protection Act.

Research and Development

        Over the past year, Medamicus has significantly increased its product development activities in order to broaden and improve its venous vessel introducer product offering and to expand its customer base. Medamicus believes that with the trend towards less invasive surgical procedures, there will be increasing demand for vessel introducers and delivery systems. Medamicus intends to increase its research and development spending in 2003 as it continues to work on development of a number of introducer products and enhancements to its existing products. There can be no assurance that these development efforts will result in additional revenue. Although Medamicus has utilized outside specialists on a contract basis and expect to continue to do so, its research and development activities have been primarily carried out by its employees. For years ended December 31, 2001 and 2002, and the six months ended June 30, 2003, Medamicus spent $1,157,623, $1,661,373 and $741,247, respectively, on research and development activities directly related to introducer, safety needle and delivery system products.

Contract Manufacturing

        Since October 1985, Medamicus has performed contract manufacturing services for a variety of medical device companies in the Minneapolis and Saint Paul, Minnesota metropolitan area, and currently manufacture two medical products for one company and one medical product for another company. For the years ended December 31, 2002 and 2001, contract manufacturing revenues were approximately 5% of sales from continuing operations. Medamicus expects contract manufacturing revenues for 2003 to be less than 5% of its overall revenue.

Government Regulation

        The medical devices manufactured and marketed by Medamicus are subject to regulation by the FDA and, in some instances, by state and foreign authorities. Pursuant to the Medical Device Amendments of 1976 to the federal Food, Drug and Cosmetic Act, and regulations promulgated thereunder, medical devices intended for human use are classified into three categories (Classes I, II and III), depending upon the degree of regulatory control to which they will be subject. Medamicus' introducer products are considered Class II devices.

        If a Class II device is substantially equivalent to an existing device that has been continuously marketed since the effective date of the 1976 Amendments, FDA requirements may be satisfied through a Premarket Notification Submission (510(k)) under which the applicant provides product information supporting its claim of substantial equivalence. In a 510(k) Submission, the FDA may also require that it be provided with clinical test results demonstrating the safety and efficacy of the device.

        As a manufacturer of medical devices, Medamicus is also subject to certain other FDA regulations, and its manufacturing processes and facilities are subject to continuing review by the FDA to ensure compliance with Good Manufacturing Practices regulations. Medamicus believes that its manufacturing and quality control procedures substantially conform to the requirements of FDA regulations. In addition, Medamicus' sales and marketing practices are subject to regulation by the United States Department of Health and Human Services pursuant to federal anti-kickback laws, and are also subject to similar state laws.

        Medamicus' devices may also be subject to regulation in foreign countries in order to conduct business in the European Community. Medtronic, Bard Access and any other entity with whom Medamicus would develop a distribution relationship, are responsible for obtaining approval from the foreign countries in which they desire to sell the vessel introducers manufactured by Medamicus. On March 11, 1999, Medamicus received its ISO 9001 certification and also received an EC certificate, allowing it to place the CE Mark on its products for sale in Europe. If Medamicus elects to use independent distributors in countries outside the European Community, it may be responsible for obtaining approval to sell in those countries.

Intellectual Property

        Medamicus has made and continues to make, when appropriate, efforts to obtain patents on new products and improvements to existing products. Certain aspects of the vessel introducer are the subject of United States Patent Number 4,997,424, issued on March 5, 1991. The patent has been assigned to Medamicus by the inventor, Richard L. Little, its former President and Chief Executive Officer, and expires in the year 2008.

        The introducer patent covers a means for attaching a slitter with a recessed blade to a catheter or pacing lead for the purpose of removing a sheath from the catheter or pacing lead. Medamicus has received additional patent protection on other features of its vessel introducers.

        Due to the rapid technological changes experienced in the medical device industry, Medamicus believes that the improvement of existing products, reliance upon trade secrets and unpatented proprietary know-how and the development of new products are generally as important as patent protection in establishing and maintaining a competitive advantage.

Employees

        As of September 11, 2003, Medamicus employed 134 persons, consisting of 133 full-time employees and 1 part-time employee.

Medamicus Property

        Medamicus' administrative, manufacturing and research and development facilities, consisting of approximately 31,337 square feet, are located at 15301 Highway 55 West, Plymouth, Minnesota 55447. Medamicus leases these facilities pursuant to a five-year lease that commenced on August 1, 2000 and expires July 31, 2005. The lease provides for up to three one-year extensions that are automatic if Medamicus does not give a six-month notice of evacuation. The lease calls for base rent payments of $14,187 per month. In addition, Medamicus is charged for a portion of the common area maintenance expenses and real estate taxes, which approximate $6,500 per month. The base rent can increase yearly based on the consumer price index.

MEDAMICUS MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        Medamicus generates revenue from (1) the design, development and manufacturing of medical devices consisting of percutaneous vessel introducers, safety needles and related vascular products and (2) the manufacture of medical devices and components for other medical product companies on a contract basis. Medamicus manufactures and markets a family of percutaneous venous vessel introducers that include in part or in whole proprietary features and technologies. Vessel introducers allow physicians to create a conduit through which they can insert other medical devices such as infusion catheters, implantable ports, and pacemaker leads into a blood vessel.

        In addition to this core traditional introducer product line, Medamicus has developed and manufactures "advanced delivery" introducers that have "fixed curve" or articulating distal tip sections that can be manipulated to enable the health care professional to access parts of the patient's anatomy (such as the left ventricle of the heart) that cannot be reached by traditional introducers. These sophisticated advanced delivery introducers are designed and manufactured to meet the unique needs of each procedure being performed.

        Medamicus also manufactures safety products, primarily a safety needle that can be retracted into a protective sheath while still in the patient, greatly reducing the possibility of a needle stick and infection to the health care professional after the needle has been in contact with a patient's blood.

        Finally, Medamicus performs contract manufacturing and engineering services under which it designs and manufactures products at its own facilities to third party customer specifications.

        During 2002, Medamicus had net sales of $17.9 million, consisting of sales of core introducer product sales of $11.1 million, advanced delivery products sales of $5.5 million, safety product sales of $180,000, contract manufacturing, engineering and other sales of $1.1 million. During the six months ended June 30, 2003, Medamicus had net sales of $9.0 million, consisting of core introducer sales of $6.9 million, advanced delivery product sales of $1.1 million, safety product sales of $209,000 and contract manufacturing, engineering and other sales of $732,000.

        At the beginning of 2001, Medamicus was conducting business in two distinct operating segments: the percutaneous delivery system division and the gynecology division. On April 25, 2001, Medamicus sold the gynecology division to CooperSurgical for approximately $4,700,000, recognizing a gain of $2,896,610 on the sale. Medamicus continued to manufacture catheters and monitors for CooperSurgical until December 2001, when it transferred the manufacturing responsibilities to CooperSurgical. As a result, Medamicus has reported the results of the gynecology division as discontinued operations for 2001 and prior years.

Results of Operations

Six-Month Periods Ended June 30, 2003 and 2002

        Total revenues were $9,005,664 for the six months ended June 30, 2003 compared to $8,680,725 for the six months ended June 30, 2002, representing a 3.7% increase.

        Sales of core introducer products were $6,950,095 for the six months ended June 30, 2003, compared to $5,029,529 for the six months ended June 30, 2002, representing a 38.2% increase. This increase was primarily due to continued growth in sales to both new and existing customers. During the second quarter Medamicus encountered a design issue with its newly released FlowGuard™ valved introducer, which caused Medamicus to suspend shipments until corrected. In order to rectify the problem, Medamicus will need to qualify a new resin, which will defer its resumption of shipments until late in the fourth quarter of 2003 or early 2004. Sales in the second quarter were modestly affected by the inability to ship this product. Net income, however, was affected by more than $200,000 of write-offs, consisting primarily of scrapped inventory. Medamicus expects sales of its core introducer products to remain strong in 2003 as it continues to ship orders to its new customer base, but sales growth for the balance of 2003 will be slowed due to the FlowGuard delay.

        Sales of advanced delivery products were $1,114,345 for the six months ended June 30, 2003, compared to $3,053,833 for the six months ended June 30, 2002, representing a 63.5% decrease. Most of the sales in this category were either procedural kits or components sold to Medtronic in support of its marketing of InSync™ Cardiac Resynchronization Therapy ("InSync"), a device designed to treat moderate to severe heart failure in patients with ventricular dysynchrony (a time delay between the heart's two lower chambers). Medtronic has transitioned packaging of these procedural kits to its own facility. Medamicus has provided Medtronic with several components for these kits over the past several quarters, but saw a significant decline in orders for these components during the first six months of 2003. Medamicus anticipates that its advanced delivery product sales will be down significantly for the remainder of 2003 when compared to 2002, primarily due to the reduction in sales to Medtronic. Medamicus is currently working on a number of development projects related to advanced delivery products with a variety of companies. Medamicus is conducting the product development work and incorporating some portions of its own intellectual property in each of these projects. Each relationship is typically accompanied by a supply agreement that would provide Medamicus an additional revenue stream if the final product is a commercial success.

        Sales of safety products were $209,211 for the six months ended June 30, 2003, compared to $67,969 for the six months ended June 30, 2002. Most of these increased sales are the result of the incorporation of the safety needle into Medtronic kits for U.S. distribution starting in the second quarter of 2003. Medamicus believes that the Medtronic safety needle launch should create increased market demand at the hospital level. On April 24, 2003, Medamicus announced a supply agreement with Cook Incorporated under which Medamicus appointed Cook the exclusive distributor of its single pack Axia RSN™ safety needles in the United States. Medamicus expects safety product sales to accelerate late in the third quarter or early in the fourth quarter of 2003 as it begins to ship safety needles to Cook under the new supply agreement. Medamicus is also engaged in continuing discussions with other companies to formalize additional distribution relationships related to the safety needle.

        Other sales, consisting of contract manufacturing, engineering services and freight charges were $732,013 for the six month period ended June 30, 2003, compared to $529,394 for the six month period ended June 30, 2002. This increase was primarily due to increased engineering service sales, partially off-set by decreases in contract manufacturing sales during the comparable periods.

        Gross profit totaled $3,890,394 for the six months ended June 30, 2003, compared to $3,986,974 for the six months ended June 30, 2002, representing a 2.4% decrease. Gross profit as a percent of sales dropped from 45.9% to 43.2% during the comparable periods. This decline was primarily related to the write-offs in the second quarter associated with the FlowGuard valved introducer, which reduced the second quarter 2003 gross margin by over 4%. Medamicus' gross margin was also negatively affected in the first quarter by the fact it was required to manually assemble safety needles prior to its automated system becoming operational. Additionally, Medamicus has relatively high fixed costs related to the amortization of its investment in obtaining the rights to the arterial safety needle market, as well as depreciation on the automated safety needle assembly equipment (beginning in April 2003), as compared to current sales of safety needles. Medamicus expects these expenses to become less of a factor as its safety needle sales increase.

        Research and development expenses were $741,247 or 8.2% of sales for the six months ended June 30, 2003, compared to $854,512 or 9.8% of sales for the six months ended June 30, 2002. These decreases were primarily due to a greater portion of engineering time being billed to customers as engineering services when compared to last year. Research and development is an important part of

Medamicus' continuing efforts to grow its business and it plans to spend approximately 9-10% of sales on these activities on an on-going basis.

        Selling expenses were $454,736 or 5.1% of sales for the six months ended June 30, 2003, compared to $291,620 or 3.4% of sales for the six months ended June 30, 2002. This increase was primarily due to increased spending on salaries, trade shows and travel, partially off-set by a decrease in commission expense. Medamicus hired a new Director of Sales and Marketing (January 2002), two Product Marketing Managers (July 2002, January 2003), a Marketing Manager (February 2003) and a Sales & Marketing Coordinator (July 2002) to help drive the sales and marketing efforts for its new products. With the addition of these positions, Medamicus has attended more trade shows to build awareness of its products and incurred higher travel costs than in past years, but has been able to reduce the commission expenses relating to its two independent sales representatives.

        General and administrative expenses were $955,881 or 10.6% of sales for the six months ended June 30, 2003, compared to $889,588 or 10.3% of sales for the six months ended June 30, 2002. This increase was primarily due to increased spending on salaries, depreciation, accounting fees and insurance. Interest income decreased $12,474 due to lower interest rates and interest expense decreased $3,615 due to reduced lease balances during the comparable periods.

        As a result, Medamicus had net income after taxes of $1,106,429 or $.22 per diluted share for the six months ended June 30, 2003, compared to net income after taxes of $1,224,516 or $.25 per diluted share for the six months ended June 30, 2002. The write-offs related to the FlowGuard product affected Medamicus' second quarter and year-to-date results by $.03 per diluted share.

Fiscal Years Ended December 31, 2002 and 2001

        Total revenues from continuing operations were $17,879,234 for 2002 compared to $13,647,667 for 2001, representing a 31.0% increase.

        Sales of core introducer products were $11,077,387 in 2002, compared to $8,092,197 in 2001, representing a 36.9% increase. The increase was primarily due to increased sales to Bard Access Systems under the April 2000 supply agreement that was beginning to ramp up in 2001, as well as increased sales to a number of other customers that were added during late 2001. Medamicus also benefited from a one-time shipment of specialty introducers to Medtronic in the third quarter of 2002. Medamicus expects sales of its core introducer products to increase sharply in 2003 as it begins to benefit from the launch of several new introducer products to the marketplace.

        Sales of advanced delivery products were $5,544,203 in 2002, compared to $4,520,264 in 2001, representing a 22.7% increase. These sales were primarily comprised of LVLDS procedural kits and components sold to Medtronic in support of its launch of the InSync device to treat congestive heart failure. In early 2002, Medtronic advised Medamicus of its intent to assemble the LVLDS kits in its own facility. While Medamicus continued to provide LVLDS kits and components to Medtronic subsequent to its anticipated transition date, sales for the last two quarters of 2002 were each approximately $500,000 less than the comparable periods from a year earlier. Medamicus expects to continue to sell components for the LVLDS product to Medtronic during 2003, but at a volume significantly less than that achieved during 2002.

        In the fourth quarter of 2001, Medamicus began marketing its Guidewire Introducer Safety Needle that incorporates technology licensed from Med-Design Corporation. Sales of safety needles were $180,459 in 2002, compared to $87,550 in 2001. On June 27, 2002, Medamicus announced its first safety needle supply agreement with Bard Endoscopic Technologies and on October 15, 2002 Medamicus announced a new supply agreement with Medtronic. The Medtronic agreement sets forth the terms under which Medtronic will begin including Medamicus' safety needle as part of Medtronic introducer kits for U.S. distribution early in 2003.

        Contract manufacturing sales were $863,102 in 2002 compared to $738,127 in 2001, representing a 16.9% increase. The increase was due to one customer ordering more product in 2002 compared to 2001. Contract manufacturing sales represent sales of products to companies that have brought Medamicus a finished product design and asked Medamicus to manufacture it for them. Medamicus expects contract manufacturing sales to be flat or slightly lower in 2003.

        Other sales, which include freight charges to customers and engineering services, totaled $214,083 and $209,529 for the years ended December 31, 2002 and 2001, respectively. Engineering services represent contract development work that Medamicus does on behalf of its customers.

        Gross profit totaled $8,375,544 in 2002, compared to $6,604,768 in 2001, representing a 26.8% increase. Gross profit as a percent of sales decreased from 48.4% to 46.9% for the comparable periods. Medamicus expects its gross profit percentage to remain lower during 2003 for two reasons. First, Medamicus made significant improvements to its infrastructure over the last year to accommodate the anticipated growth of its business. These improvements included expansion of its clean room, the purchase of additional manufacturing equipment, the hiring of additional management personnel and the purchase of a new integrated software system. These infrastructure improvements have added additional overhead costs that are not currently being fully absorbed. Second, Medamicus made an investment of $2,047,894 to gain exclusive rights to the arterial safety needle market with Med-Design Corporation that is being amortized over 98 months. Medamicus also has purchased automated safety needle assembly equipment with a total estimated cost of $1,700,000 that is expected to come on line in the first quarter of 2003 which will increase its depreciation costs. As Medamicus continues to ramp up production of its safety needle and new introducer products, Medamicus should see its gross margins begin to improve as it absorbs a greater portion of its infrastructure costs and safety needle investments.

        Research and development expenses were $1,661,373 or 9.3% of sales in 2002, compared to $1,157,623 or 8.5% of sales in 2001. These increases were primarily due to an increase in Medamicus' engineering staff and continuing expenditures on a variety of new product development activities. Medamicus plans to spend approximately 10% of its sales dollars in 2003 on research and development activities in order to continue to generate new products for its customers.

        Selling expenses were $529,224 or 3.0% of sales in 2002, compared to $351,303 or 2.6% of sales in 2001. These increases were primarily due to increased spending on salaries, commissions, trade shows and new marketing materials. Medamicus hired a new Director of Sales and Marketing in January 2002 to help drive the sales and marketing efforts for the safety needle product. Medamicus also hired a Product Marketing Manager and a Sales Administrator during the third quarter of 2002 to assist with ramping up its safety needle sales, as well as other new product sales. Medamicus intends to add two additional product managers in early 2003 in an effort to expand its sales activities and develop a presence in the European market. Therefore, Medamicus expects selling expenses to be higher in 2003.

        General and administrative expenses were $1,743,493 or 9.8% of sales in 2002, compared to $1,609,057 or 11.8% of sales in 2001. The increases in dollars were primarily due to increased spending on accounting fees (primarily tax return preparation), legal fees (contract work), investor relations, depreciation, consulting services and insurance. Medamicus expects general and administrative expenses to be approximately 9-10% of sales in 2003.

        Interest income decreased $7,567 and interest expense decreased $55,058 during the comparable periods. Interest income decreased primarily due to lower interest rates while interest expense decreased because Medamicus utilized some of the cash from the sale of the gynecology division to fully pay-down the line of credit in April 2001.

        As a result, Medamicus had net income after taxes of $2,858,634 or $.57 per diluted share for 2002, compared to net income of $6,619,763 or $1.43 per diluted share for 2001. The net income for

2001 included the gain on the sale of the gynecology division of $2,896,610, recognition of an income tax benefit of $923,000 on unutilized net operating tax loss carryforwards, and after tax income from operations of the discontinued segment of $182,012.

        On April 25, 2001, Medamicus completed the sale of its gynecology division to CooperSurgical recognizing a gain of $2,896,610. Sales from this division were approximately $2.7 million in 2001. Medamicus continued to manufacture catheters and monitors for CooperSurgical until December 2001, when it transferred the manufacturing responsibilities to CooperSurgical. The income recognized under this agreement during 2001 is included in the results from discontinued operations.

        At the beginning of 2001, Medamicus had approximately $5,900,000 of net operating tax loss carry-forwards ("NOL's") and research and development tax credits. During the course of 2001, the NOL's were substantially utilized to offset income from continuing and discontinued operations as well as offsetting the gain on the sale of the gynecology division. Upon the sale of the gynecology division in April 2001, it became highly probable that the remaining NOL's would be subsequently realized. Therefore, Medamicus recorded a one-time income benefit of $923,000 in the second quarter of 2001 resulting from the elimination of the valuation allowance on the remaining deferred tax assets. Beginning in the third quarter of 2001, Medamicus' quarterly financial statements reflect an effective tax rate of 38%.

        Because Medamicus began recognizing income tax expense in the third quarter of 2001 but did not record income tax expense in prior periods due to the offsetting losses in the gynecology division, a more meaningful comparison of its results from continuing operations would be to apply to previous periods an income tax expense consistent with the rate used in the second half of 2001, and subsequent thereto. Medamicus has presented its results on an annual pro forma basis ignoring the effects of the income tax benefit, the income from discontinued operations and the gain from disposal of discontinued segment below the analysis of fiscal years ended December 31, 2001 and 2000. Medamicus has also reconciled these pro forma statements to actual results under generally accepted accounting principles.

Fiscal Years Ended December 31, 2001 and 2000

        Total revenues from continuing operations were $13,647,667 for 2001 compared to $7,398,793 for 2000, representing an 84.5% increase. Sales of vessel introducers and delivery systems were $12,700,011 for 2001, compared to $6,477,302 for 2000, representing a 96.1% increase. This increase was due to several factors. First, sales of Left Ventricle Lead Delivery Systems (LVLDS) to Medtronic, Inc. increased to nearly $4,500,000 in 2001 compared to approximately $1,000,000 in 2000 in support of Medtronic's clinical trials and market release of the InSync device. The Food and Drug Administration (FDA) formally approved the InSync device in August 2001.

        Second, sales of existing products to Medtronic as well as sales to new customers, particularly Bard Access Systems, increased approximately $2,635,000 during the comparable periods. Medamicus was selling introducers at the rate of 400,000 units annually in 2000 compared to a run rate of 1,000,000 units annually at the end of 2001. The agreement with Bard Access Systems to become its primary introducer supplier was the most significant factor in the increase in introducer volume.

        In 2001, Medamicus received clearance from the FDA to begin marketing its guidewire introducer safety needle, which included technology licensed from Med-Design Corporation. The first shipments of the safety needle were made in September 2001 and Medamicus shipped a total of $87,000 worth of safety needles in 2001.

        Contract manufacturing sales were $738,127 for 2001, compared to $878,858 for 2000, representing a 16.0% decrease. This decrease was primarily due to Medamicus' largest customer decreasing its orders because of its excess inventory on hand for the majority of the year. Other sales, which include freight charges to customers and engineering services, totaled $209,529 for 2001, compared to $42,633 for 2000.

        Total gross profit increased from $3,767,122 for 2000, to $6,604,768 for 2001, representing a 75.3% increase. Total gross profit as a percent of sales dropped from 50.9% to 48.4% between comparable periods. Medamicus expected a decrease in gross margin percentages due to building additional infrastructure for new business.

        Total research and development expenditures were $1,157,623 or 8.5% of sales for 2001, compared to $604,999 or 8.2% of sales for 2000. This increase was primarily due to two factors. First, Medamicus increased its engineering staff in order to handle new projects for Medtronic, as well as to develop new introducer product concepts. Second, Medamicus has been paying a fee to Med-Design Corporation for the development of the safety needle and the next generation safety introducer.

        Selling expenses increased from $197,918 for 2000 to $351,303 for 2001. Increased commission expense and additional spending on attending trade shows, printing brochures and booth graphics attributed to this increase.

        General and administrative expenses increased from $1,268,774 for 2000 to $1,609,057 for 2001. This increase was primarily due to increased spending on salaries, amortization of leasehold improvements, investor relations activities, development of a new web site, legal costs associated with registering Medamicus' stock option plans and increased rent costs associated with the additional space added to the facility in the third quarter of 2000. Interest income increased $35,692 and interest expense decreased $67,775 during the comparable periods. This was due to utilizing the cash from the sale of the gynecology division to pay off a line of credit and investing the excess cash to earn additional interest income.

        On April 25, 2001, Medamicus completed the sale of its gynecology division to CooperSurgical recognizing a gain of $2,896,610. Sales from this division decreased by approximately $809,000 or 23% in 2001 to approximately $2.7 million compared to $3.6 million in 2000, primarily as a result of the decision to sell this division. As part of the agreement, Medamicus continued to manufacture catheters and monitors for CooperSurgical until December 2001, when it transferred the manufacturing responsibilities to CooperSurgical. Approximately $1.7 million of sales and $200,000 of income were recognized by Medamicus under this agreement during 2001 and are included in the results from discontinued operations.

        At the beginning of 2001, Medamicus had approximately $5,900,000 of net operating tax loss carry-forwards ("NOL's") and research and development tax credits. During the course of 2001, the NOL's were substantially utilized to offset income from continuing and discontinued operations as well as offsetting the gain on the sale of the gynecology division. Upon the sale of the gynecology division in April 2001, it became highly probable that the remaining NOL's would be subsequently realized. Therefore, Medamicus recorded a one-time income benefit of $923,000 in the second quarter resulting from the elimination of the valuation allowance on the remaining deferred tax assets. Beginning in the third quarter of 2001, Medamicus' quarterly financial statements reflect an effective tax rate of 38%.

        As a result, Medamicus had net income of $6,619,763, consisting of $3,541,141 from continuing operations, which includes a one-time income tax benefit of $923,000 resulting from the elimination of the valuation allowance on deferred tax assets, $182,012 from discontinued operations and $2,896,610 from the sale of the gynecology division. Medamicus' earnings per share were $1.43 per fully diluted share for 2001, compared to net income of $161,918 or $.04 per fully diluted share for 2000.

        Because Medamicus began recognizing income tax expense in the third quarter of 2001 but did not record income tax expense in prior periods due to the offsetting losses in the gynecology division, a more meaningful comparison of its results from continuing operations would be to apply to previous periods an income tax expense consistent with the rate used in the second half of 2001. Ignoring the effects of the income tax benefit, the income from discontinued operations and the gain from disposal of discontinued segment, the results on an annual pro forma basis would have been as follows, assuming a 38% tax rate:

Pro Forma Summarized Statement of Operations Information (2000 and 2001)

	Years ended December 31,
	2000	2001	2002
Net income as reported	$161,918	$6,619,763	$2,858,634
Pro forma reconciliation
Add gynecology division losses, subtract gynecology division income	1,417,827	(182,012)	0
Subtract gain on sale of gynecology division	0	(2,896,610)	0
Subtract remaining balance of income tax benefit from recognition of net operating tax loss carry-forwards	0	(54,371)	0
Assumes recording income tax expense at a 38% combined rate	(600,304)	(1,324,452)	0

Pro forma net income from continuing operations	$979,441	$2,162,318	$2,858,634

Using the above reconciling information results in the following EPS information:
Diluted EPS as reported	$.04	$1.43	$.57
Diluted pro forma EPS from continuing operations	$.22	$.47	$.57

Liquidity and Capital Resources

        Net cash provided by operating activities for the six months ended June 30, 2003 was $103,929, consisting of net income of $1,106,429, adjusted for non-cash items of depreciation and amortization of $564,438 and options issued for compensation of $7,000, less a net change in operating assets and liabilities of $1,573,938 consisting of the following: income taxes payable decreased $1,103,808 due to the payment of 2002 income taxes and 2003 income tax estimates, accounts receivable decreased $74,397 primarily due to the timing of invoicing and collections and inventories increased $163,516 during the comparable periods in support of increased introducer and safety needle sales.

        Net cash used in investing activities for the six months ended June 30, 2003 was $910,111. Medamicus purchased equipment totaling $774,173 and had additions to patent rights totaling $135,938 during the period.

        Net cash used in financing activities for the six months ended June 30, 2003 was $6,616. Medamicus made capital lease payments of $33,810 and received cash upon the exercise of options of $27,194.

        As a result, Medamicus' cash and cash equivalents were $6,491,564 as of June 30, 2003 compared to $7,304,362 at December 31, 2002. Working capital increased from $8,857,648 as of December 31, 2002 to $9,618,788 as of June 30, 2003.

        Approximately 38% of Medamicus' outstanding accounts receivable balance as of June 30, 2003 and 49% of its year-to-date 2003 sales were related to Medtronic, compared to 61% of accounts receivable as of June 30, 2002 and 67% of its year-to date sales in 2002. Medamicus has not experienced problems with timely payments from Medtronic and does not anticipate problems in the future.

        Medamicus has in place a line of credit with a financial institution with availability on the line of $3,000,000. The line of credit agreement calls for interest at the financial institution's base rate with no minimum interest due and expires, if not renewed, on August 1, 2004. The availability under the line is subject to borrowing base requirements, and advances are at the discretion of the lender. The line is secured by substantially all of Medamicus' assets. This commitment is summarized as described below:

Other Commercial Commitment	Total Amount Committed	Outstanding at June 30, 2003	Date of Expiration
Line of credit	$3,000,000	$0	August 1, 2004

        On August 25, 2003, Medamicus entered into a commitment letter for a credit facility consisting of a $5.0 million term loan, amortizing over five years, together with a $3.0 million working capital line of credit. The credit facility will be secured by substantially all of the assets of Medamicus, including the assets to be acquired in the transaction. Availability under the working capital line of credit will be dependent upon levels of accounts receivable and inventory and will require Medamicus to comply with certain financial and operational covenants. Medamicus expects to use the $5.0 million under the term loan together with its current cash to pay the maximum amount of cash at closing permitted under the asset purchase agreement and to pay the assumed liabilities and other expenses associated with the transaction.

        A summary of Medamicus' contractual cash obligations at June 30, 2003 is as follows:

	Payments due by period
	Total	2003	2004	2005	2006	2007	2008
Contractual Obligations
Capital lease obligations	$202,295	$42,679	$85,359	$69,500	$4,757	$0	$0
Operating leases	405,906	91,214	181,802	110,240	10,931	9,159	2,560

Total contractual cash obligations	$608,201	$133,893	$267,161	$179,740	$15,688	$9,159	$2,560

        Medamicus believes that its cash balance, availability under its new credit facility and anticipated cash flows from operations will be adequate to fund its working capital and capital resource needs for fiscal 2003 working capital requirements resulting from the transaction.

Critical Accounting Policies

        Medamicus' significant accounting policies are summarized in the footnotes to its financial statements. The most critical policies are also discussed below.

Revenue Recognition

        Medamicus recognizes revenue in accordance with Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements. Revenues are recognized when all of the following criteria are met: when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured.

Allowance for Doubtful Accounts and Product Returns

        Medamicus establishes estimates of the uncollectibility of accounts receivable. Medamicus' management analyzes accounts receivable, historical write-offs as bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Medamicus maintains an allowance for doubtful accounts at an amount that it estimates to be sufficient to provide adequate protection against losses resulting from collecting less than full payment on receivables. A considerable amount of judgment is required when assessing the realizability of receivables, including assessing the probability of collection and the current credit-worthiness of each customer. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional provision for doubtful accounts may be required. Medamicus has not experienced significant bad debt expense and believes that the reserve for doubtful accounts should be adequate for any exposure to loss. Additionally, Medamicus established an $80,000 reserve for product returns in June 2003 to cover the recalled FlowGuard product from one of its customers that had not been returned as of June 30, 2003. Returns of this nature are rare and Medamicus typically does not establish product return reserves.

Allowance for Excess and Obsolete Inventory

        Inventories, which are composed of purchased parts and subassemblies, work in process and finished goods, are valued at the lower of cost or market with cost being determined by the first-in, first-out method. On a periodic basis, Medamicus analyzes the level of inventory on hand, its cost in relation to market value and estimated customer requirements to determine whether write-downs for excess or obsolete inventory are required. Actual customer requirements in any future periods are inherently uncertain and thus may differ from estimates. If actual or expected requirements were significantly greater or lower than the established reserves, a reduction or increase to the obsolescence allowance would be recorded in the period in which such a determination was made. Medamicus has established reserves for slow moving and obsolete inventories and believes the reserve of $223,000 at June 30, 2003 is adequate. The reserve increased from $91,000 at December 31, 2002, primarily as a result of the anticipated write-off of scrapped inventory associated with the FlowGuard product recall in the second quarter.

Valuation of Long-Lived and Intangible Assets

        As a matter of policy, Medamicus reviews its major assets for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Medamicus' major long-lived and intangible assets are the safety needle license agreement and property and equipment. Medamicus depreciates its property and equipment and license agreement over their estimated useful lives and has not identified any items that are impaired.

        The realization of Medamicus' investments in the license agreement and manufacturing equipment related to the safety needle (aggregate investment of approximately $3,542,000 at June 30, 2003) is dependent upon attaining a sustained level of sales of this product. Medamicus is currently comfortable projecting a level of future sales that is more than sufficient to allow it to fully realize the investments it has made in the safety needle product. However, if actual sales fail to reach these levels, its investments made in this product may not be fully realizable in the future. Please refer to the "Risk Factors" section above for a discussion of factors that will have an effect on Medamicus' ability to attain a sustained level of safety needle sales.

        If Medamicus determines that the carrying value of these operating assets may not be recoverable, Medamicus measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model or another valuation technique.

Recently Issued Accounting Pronouncements

        The Financial Accounting Standards Board (FASB) has issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Statement No. 150 requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. Depending on the type of financial instrument, it will be accounted for at either fair value or the present value of future cash flows determined at each balance sheet date with the change in that value reported as interest expense in the income statement. Prior to the application of Statement No. 150, either those financial instruments were not required to be recognized, or if recognized were reported in the balance sheet as equity and changes in the value of those instruments were normally not recognized in net income. Medamicus is required to apply Statement No. 150 for the quarter beginning on July 1, 2003; however, it does not expect the application of Statement No. 150 to have a material effect on its financial statements.

BUSINESSES OF BIOMEC AND BCI

General

        BIOMEC was founded in 1998 to accelerate the commercialization of medical technology in partnership with major academic, healthcare, and research institutions. BIOMEC develops and manufactures proprietary and original equipment manufacturer (OEM) medical devices that are sold to end users by established medical device OEM partners. BIOMEC's research and product development efforts are focused primarily in the area of patient monitoring and novel non-invasive diagnostic devices that incorporate complex mechanical, electrical, sensing, and software subsystems.

        BIOMEC funds its development efforts, in part, through the National Institutes of Health Small Business Innovative Research (SBIR) program. BIOMEC has been awarded more than 40 SBIR grants since its launch in 1998.

        In 2000, BIOMEC established BCI as a wholly owned subsidiary through the completion of a series of purchases of shares of a medical device company in Minneapolis. BCI develops and manufactures proprietary and OEM implantable stimulation leads and delivery systems for cardiac rhythm management (CRM) and neuromodulation OEMs. BCI also provides laser processing and contract manufacturing services for medical device OEMs for implantable and disposable devices.

        BIOMEC's executive offices are located at 1771 E. 30th St., Cleveland, Ohio 44114, and its telephone number is (216) 937-2800. BCI's offices are located at 7452 W. 78th St., Minneapolis, Minnesota 55439, and its telephone number is (952) 943-1189.

Products

        BIOMEC's commercially released products include the Surgical Arm Mechanism (S.A.M.™) and SleepFLO™ devices.

        The S.A.M. is a pneumatic device used in such surgical specialties as obstetrical and gynecologic, orthopedic, minimally invasive, and gastrointestinal. The product offers simple, one-handed operation, extending reach and providing impressive holding force despite its weight of approximately 10 pounds. The S.A.M. is a versatile system that holds endoscopes, retractors, and other surgical instruments. Powered by compressed gas and requiring no electricity, the product features a gas-release button at its head that allows free rotation at its base, as well as flexion and extension at two articulation points. When the button is released, the arms and base lock into position. If gas pressure is lost, it stays in position until the release button is activated.

        The SleepFLO is a multi-channel recording device for use in the diagnosis of sleep disorders. The system incorporates proximal airway sensors to better monitor breathing patterns. Both of these BIOMEC products were recently released, and BIOMEC is currently negotiating distribution agreements with several medical device OEMs.

        BCI's primary product line is composed of permanent, sutureless, epimyocardial leads (MyoPore®), both bipolar and unipolar, which are used primarily in cardiac resynchronization therapy (CRT) procedures for heart failure and less frequently in traditional bradycardia pacing applications. This epicardial lead technology has been on the market since 1989 and has been used in more than 14,000 implants worldwide.

        BCI also provides an implant tool (FasTac®) for these leads to facilitate surgical placement of the leads. The FasTac implant tool for the insertion of MyoPore leads onto the surface of the ventricular epicardium of the heart is supplied in every MyoPore lead package. The unique design of the implant tool allows for a quick, one-handed motion for release of the lead after attachment. The distal end of the tool is designed to provide simple and fast regrasping, reloading, and repositioning of the lead, if necessary.

        In addition to stimulation leads and introducers, BCI produces four models of IS-1 implantable adapters, which are used primarily to connect newer pulse generators that comply with the international pacemaker connector standard IS-1, to older model implanted leads, including 5mm/6mm unipolar leads, 5mm bifurcated bipolar leads, and 3.2mm bipolar leads. BCI's primary distributors for its leads, delivery systems, and adapters include two of the three major CRM companies.

Government Regulations

        BIOMEC and BCI's products are subject to regulation by the United States Food and Drug Administration and, in some instances, by state and foreign authorities. Pursuant to the Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act, and associated regulations, medical devices intended for human use are classified into three categories (Classes I, II, and III), based on the controls necessary to reasonably ensure the safety and effectiveness of the medical device. Class I devices are those whose safety and effectiveness can reasonably be ensured through general controls, such as labeling, the pre-market notification (510(k)) process, and adherence to FDA-mandated good manufacturing practices (GMP) and Quality System Regulations (QSR). Class II devices are those whose safety and effectiveness can reasonably be ensured through the use of general controls together with special controls, such as performance standards, post-market surveillance, patient registries, and FDA guidelines. Generally, Class III devices are devices that must receive pre-market approval by the FDA to ensure their safety and effectiveness. They are typically life-sustaining, life-supporting, or implantable devices. BIOMEC and BCI's products include Class I, Class II, and Class III devices.

        As manufacturers of medical devices, BIOMEC and BCI are also subject to certain other FDA regulations, and their manufacturing processes and facilities are subject to continuing review by the FDA to ensure compliance with QSR and current GMP regulations. BIOMEC and BCI are inspected periodically by the FDA for compliance with QSR, GMP, and other requirements for labeling and promotion. The medical device reporting regulations require that a device manufacturer provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its marketed devices, as well as product malfunctions that would likely cause or contribute to a death or serious injury if the malfunction were to recur. BIOMEC and BCI's manufacturing and quality control procedures substantially conform to the requirements of FDA regulations, and their sales and marketing practices are subject to regulation by the United States Department of Health and Human Services pursuant to federal anti-kickback laws; BIOMEC and BCI are also subject to similar state laws.

        BIOMEC and BCI's devices may also be subject to regulation in foreign countries in order to conduct business in the European Union. BCI works cooperatively with its distribution partners to obtain required approvals from those foreign countries. BIOMEC and BCI's facilities are ISO 9001/EN 46001 certified and also have EC certificates, allowing the placement of the CE Mark on products sold in Europe.

Research and Development

        BIOMEC is actively engaged in many research and development programs. The objectives of these programs are to develop new proprietary products to build the company's revenue and enhance its competitive position. BIOMEC's research and development projects are principally focused on developing innovative diagnostic and monitoring technologies.

        BIOMEC's Ear Effusion Monitor is a non-invasive diagnostic device used to detect fluid in the middle ear. An additional key feature of the product is that it provides an indication of the viscosity of any middle ear fluid, which has in previous research been correlated to the level and type of infection. With this information, a primary care physician may be able to make more informed decisions about the appropriate course of treatment, including whether or not to prescribe antibiotics. It is BIOMEC's belief that this in turn may lead to a reduction in unnecessary antibiotic use.

        BIOMEC's Wireless PSG System is used to perform Polysomnography (PSG), which assesses various respiratory and other physiologic parameters during sleep studies for patients with suspected obstructive sleep apnea. This system combines the differentiating features of two other BIOMEC product development projects, the EEG Halo and the SleepFLO monitor.

        BIOMEC's Pneumothorax Detector utilizes novel micropower-impulse radar technology developed at Lawrence Livermore National Labs to non-invasively detect the presence of a pneumothorax. Pneumothorax is a condition where a pocket of air is trapped in the pleural space around the lungs, making breathing more difficult. In some cases this can lead to a collapse of the lungs and possibly even death. It is most often caused by blunt trauma to the chest, such as from a gunshot wound or car accident.

        BCI is engaged in several research and development programs related to new CRM leads, adapters, and delivery systems.

        BCI is developing a proprietary articulating introducer specifically designed for surgical placement of BCI's epimyocardial leads in heart-failure patients undergoing CRT. This new tool is designed to allow surgeons better control for lead placement on the left ventricular epicardial surface of the heart.

        BCI is also developing a new version of its MyoPore epimyocardial lead that will incorporate an anti-inflammatory drug, or steroid, into the lead head. It is BCI's expectation that testing will demonstrate that the drug improves the performance of the lead by reducing impedance and chronic pacing thresholds.

        BCI is also developing IS-4 adapters, which will adapt current style IS-1 leads and pulse generators to new IS-4 compatible leads and pulse generators. The IS-4 standard is still in development and is not likely to be adopted by the major CRM manufacturers until 2004 or beyond. BCI has been involved with the AAMI Pacemaker Connector Standards Committee that has been working on the new IS-4 connector standard over the past four years, and is a current member of the committee. BCI has the intention of supplying selected IS-4 adapters to the CRM industry once the connector standard has been determined.

        BCI's research and development expenditures for 2002 were $142,163 compared to $205,087 for 2001.

Marketing and Distribution

        BIOMEC relies on established medical device OEMs for distribution of its products. BIOMEC is currently in negotiations to commercialize several of its initial products including the S.A.M and SleepFLO.

        BCI also relies on established medical device OEMs for distribution of its stimulation lead and delivery system products. The primary distributors of BCI's proprietary leads, adapters, and delivery systems include two of the three major CRM companies.

Contract Development and Manufacturing Services

        BIOMEC also utilizes its engineering and manufacturing capacity to provide contract development and manufacturing services to medical device OEMs, ranging from start-ups to large international corporations. Providing these services also allows BIOMEC to develop relationships with established OEMs that could provide channels to distribute future BIOMEC proprietary products.

        BCI also performs contract development and manufacturing for medical device OEMs, primarily in the fields of CRM and Neuromodulation.

Manufacturing, Components, and Parts

        BIOMEC manufactures its proprietary products, the S.A.M. and the SleepFLO, at its facility in Cleveland, Ohio. Some of BIOMEC's components for these devices are purchased from sole-source suppliers, but BIOMEC believes that all required components are readily available from several sources if necessary.

        BCI manufactures its proprietary leads, adapters, and delivery systems at its facility in Minneapolis, Minnesota. BCI purchases components, including injection molded plastic parts, precision machined parts, conductor coils, silicone, and silicone tubing from suppliers. BCI assembles the leads, adapters, and FasTac introducer in its clean room. The primary manufacturing processes performed at BCI for its proprietary products include mechanical assembly, laser welding, silicone molding, packaging, and labeling. BCI utilizes a supplier, STERIS Corporation, for sterilization of its products. BCI purchases a few components and sterilization services from sole-source suppliers, but believes that acceptable alternative sources are readily available, given sufficient lead time for supplier qualification and process validation.

Intellectual Property

        BIOMEC and BCI have made, and continue to make, when appropriate, efforts to obtain patents on new products and improvements to existing products. BIOMEC has two issued U.S. patents covering certain design aspects of the S.A.M. device, and has several invention disclosures, provisional patents, and filed patents related to other products currently in research and development.

        BCI has nine U.S. patents covering certain aspects of its myocardial leads and introducers, steroid eluting myocardial leads, and other leads and lead features for CRM applications. BCI also has eleven registered trademarks, in the U.S. and Europe, related to its MyoPore leads, FasTac introducers, and other endocardial leads not currently in distribution, Actifix® and Conifix®. BCI also has several invention disclosures and one provisional patent related to leads, delivery systems, and other lead related technologies.

Customer Information

        BIOMEC's largest customer is the National Institutes of Health, which represents approximately 70% of its 2003 revenue through the end of June. The remainder of BIOMEC's customers are primarily OEM distributors of its products and contract development and manufacturing customers.

        BCI's largest customer is one of the three major CRM companies, which represents approximately 40% of its 2003 revenue through the end of June. BCI has 15 additional customers, of which no single customer accounts for 20% or more of its 2003 revenue through the end of June.

        Both BIOMEC and BCI perform periodic credit evaluations and maintain allowances for potential credit losses. As of August 1, 2003 neither BIOMEC nor BCI believes it has any significant concentrations of credit risk.

Competition

        BIOMEC has several competitors in the surgical assistance market including Geyser (France) and Omnitract, who market similar holding devices for endoscopic instrumentation. Most of BIOMEC's SBIR funding competition comes from individual entrepreneurs or single-product start-up companies. There are a limited number of for-profit competitors that strategically use SBIR funding to fund larger numbers of medical device research projects. Among this category of competitors are Foster-Miller and Cleveland Medical Devices.

        BIOMEC has many medical electronics contract development and manufacturing competitors, including Colorado MEDtech, Plexus, Pemstar, Minnetronix, Astro Instrumentation, KMC, and others. There are also not-for-profit research organizations nationwide that perform engineering services and product development. Examples include Battelle, Inc., Stanford Research Institute, Southwest Research Institute, and the research expertise within major universities.

        BIOMEC's competition also comes from the major OEMs internal R&D and manufacturing organizations, which may elect to do all product development and manufacturing work in-house. There is significant evidence that OEMs are turning more to partners that can provide new technologies, product development services, and manufacturing services.

        BCI's primary competitor in providing stimulation leads and adapters to CRM OEMs is Oscor Inc., a U.S. subsidiary of Osypka GMBH. Oscor, with its facility in Florida, has a line of pacing leads, adapters, and other electrophysiology devices that it sells to major CRM companies, and also to end users through its own distributors worldwide.

Employees

        As of August 1, 2003, BIOMEC and BCI together employed 106 employees, consisting of 83 full-time employees and 23 contract employees. Of the 106 employees, 88 were employed at BCI and 18 were employed at BIOMEC.

Description of Properties

        BIOMEC's office, engineering, and manufacturing facilities, consisting of 27,000 square feet of space, are located in Cleveland, Ohio, under a lease that expires in 2004. Within this facility, BIOMEC has research and development laboratories and manufacturing floor space.

        BCI's facilities, consisting of 27,000 square feet of office and manufacturing space, are located in Minneapolis, Minnesota, under a lease agreement that expires in 2008. Within this facility, BCI has 4,000 square feet of clean-room assembly space, a laser-processing area, and a prototyping and reliability laboratory.

        In BIOMEC's and BCI's opinion, their properties are sufficient for their current needs and adequately covered by insurance.

BIOMEC's and BCI's Operations After the Transaction

        BIOMEC intends to continue to grow and expand its business by developing proprietary products that are funded by the NIH SBIR program and sold by established medical device OEMs and by providing contract-manufacturing and engineering services to those OEM partners.

        It is expected that the costs of internal developments will be partially offset utilizing the SBIR program, which is a set-aside program for domestic small business concerns to engage in research and development that has the potential for commercialization. Following submission of proposals, agencies make SBIR awards based on small business qualification, degree of innovation, technical merit and future market potential. Small businesses that receive awards or grants then begin a three-phase program:

  Phase I is the startup phase. Awards average $100,000 for approximately 6 months to support exploration of the technical merit or feasibility of an idea or technology.

  Phase II awards average $1.0 million, for up to two years, and expand the Phase I results. During this time, the research and development work is performed and the commercial potential is evaluated. Only Phase I award winners are considered for Phase II.

  Phase III is the period during which Phase II innovation moves from the laboratory into the marketplace. No SBIR funds support this phase. The small business must find funding in the private sector or other non-SBIR funding.

        BIOMEC currently has eight projects in the final phase of development (Phase II) and anticipates commercializing at least three of the eight products beginning in the second quarter of 2005. These initial products are anticipated to be a wireless polysomnography (PSG) system, an ear effusion monitor and a pneumothorax detector.

        The SBIR program will continue to be an integral part of BIOMEC's strategy. Future submissions will be focused into areas in which BIOMEC plans to commercialize products, primarily the diagnostic marketplace.

        BIOMEC leverages its engineering and manufacturing capacity to provide contract development and manufacturing services to medical device OEMs. These services provide BIOMEC with margins to help further offset proprietary product development and overhead costs. Also, the program provides opportunities to develop relationships with established OEMs that could provide channels to distribute BIOMEC's proprietary products. BIOMEC will target its contract development and manufacturing sales efforts towards customers that provide long-term strategic value to BIOMEC's overall product commercialization strategy.

        BIOMEC's management currently projects that BIOMEC will have $4.6 million in revenues in 2003, growing to an estimated $59.8 million in 2007. These projections are based on the following assumptions:

  •
  commercial release of proprietary products, including the wireless PSG system, ear effusion monitor and pneumothorax detector, for distribution by established diagnostic medical device OEMs;

  •
  continued growth in contract development and manufacturing services for diagnostic medical device OEMs; and

  •
  SBIR grant revenue, which can offset some or all of the cost of BIOMEC's proprietary product developments.

        The projections were prepared by BIOMEC management for internal budgeting and planning purposes. The assumptions underlying the projections are subject to a number of significant uncertainties and contingencies. Actual results will differ, and the differences may be material. The projections were not prepared in accordance with the standards for prospective financial information established by the American Institute of Certified Public Accounts and have not been examined or reviewed by BIOMEC's independent auditors.

        BIOMEC currently intends that, following the completion of the transaction, BCI will remain in existence as a corporate entity but will not have any operations. BIOMEC anticipates that BCI will continue to hold the shares of Medamicus common stock it receives in the transaction until such time as the shares are distributed to BIOMEC shareholders. After the shares are distributed, BIOMEC may consider dissolving BCI or using it for new businesses.

BIOMEC MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        BIOMEC develops and manufactures proprietary and OEM medical devices that are sold to end-users by established medical device OEM partners. BIOMEC's research and product development efforts are focused primarily in the area of patient monitoring and novel non-invasive diagnostic devices that incorporate complex mechanical, electrical, sensing and software subsystems. BIOMEC funds its development efforts, in part, through the National Institutes of Health (NIH) Small Business Innovative Research (SBIR) program. BIOMEC has been awarded more than 40 SBIR grants since its launch in 1998.

        BCI develops and manufactures proprietary and OEM implantable stimulation leads and delivery systems for cardiac resynchronization therapy ("CRM") and neuromodulation OEMs. BCI also provides laser processing and contract manufacturing services for medical device OEMs for implantable and disposable devices. BCI is currently executing a strategic growth plan that it developed in November 2002.

        In November 2002, BIOMEC restructured certain operations to reduce redundant overhead while taking advantage of the core competencies of the remaining operations. As part of this restructuring, some offices were closed and consolidations occurred in executive management, sales and marketing, manufacturing operations and finance. The restructuring led to cost savings while positioning the company to maximize core competencies and target products and markets with immediate and long-term potential for growth.

Results of Operations

BCI Six-Month Periods Ended June 30, 2003 and 2002

        BCI revenues were $4,508,000 and $2,068,200 for the six months ended June 30, 2003 and 2002, respectively, representing a 118% increase.

        BCI sales of proprietary products were $1,594,500 and $752,500 in the six months ended June 30, 2003 and 2002, respectively, representing a 112% increase. BCI has experienced an increase in demand for proprietary leads and adapters primarily as a result of the emerging CRT market for heart failure patients. BCI has placed an increased emphasis on marketing its proprietary products and increasing market share. Management expects to see continued growth throughout the year.

        BCI revenues from contract manufacturing activities were $2,803,300 for the six months ended June 30, 2003 compared to $1,260,300 for the same period in 2002, representing a 122% increase. BCI has continued to see increased demand on contract manufacturing products implemented in late 2001 and 2002. While BCI will focus primarily on proprietary product growth, management will continue to support contract manufacturing for key medical device OEMs that are consistent with strategic markets.

        BCI revenues from contract development were $110,200 for the six months ended June 30, 2003 compared to $55,400 for the same period in 2002, representing a 99% increase. BCI is performing an increased level of contract development for start-up customers with products that are consistent with focused markets.

        BCI gross profit totaled $1,478,200 for the six months ended June 30, 2003 compared to $476,900 in the comparable 2002 period, representing a 210% increase. BCI has focused much effort on continual improvements to its facility, systems and processes since 2001. These efforts, combined with a focus on higher margin business and increased demand, have served to increase margins each year.

        BCI research and development expenses were $152,100, or 3% of sales for the six months ended June 30, 2003 compared to $83,800, or 4% of sales, for the same period in 2002. BCI significantly increased its internal development staffing and efforts in 2003 in response to the BIOMEC reorganization in November 2002.

        BCI selling expenses were $333,300, or 7% of sales, for the six months ended June 30, 2003 compared to $122,500, or 6% of sales, for the same period in 2002. BCI has implemented a complete marketing repositioning effort in the first six months of 2003, including changes and improvements to the company logo and literature, internet site, trade show booth and advertising.

        BCI general and administrative expenses were $500,100, or 11% of sales, for the six month period ended June 30, 2003 compared to $308,300, or 15% of sales, for the same period in 2002. BCI has added very little general and administrative staffing while significantly growing sales in 2003.

        BCI had net other income of $2,800 for the six months ended June 30, 2003 compared to an expense of $17,800 for the same period in 2002. In 2003, BCI had interest expense of $11,200 and experienced a gain of $14,000 on the sale of two fixed assets.

Fiscal Years Ended December 31, 2002 and 2001

        As noted above, BIOMEC restructured some operations in November 2002. BIOMEC recorded $1,691,000 in special charges in 2002 related to its restructuring, and other investment write-downs. The restructuring resulted in charges to operations for severance, rent commitments, write-down of investment, inventory write-downs, and a license agreement termination. Management believes that the restructuring led to significant cost savings while positioning the company to maximize core competencies and target products and markets with immediate and long-term potential for growth.

        BIOMEC consolidated revenues were $8,196,400 for 2002 compared to $6,855,400 for 2001, representing a 20% increase. BCI revenues were $4,208,900 and $3,405,300 in those same periods, representing a 24% increase.

        BIOMEC consolidated sales of proprietary products were $1,712,300 in 2002 compared to $1,722,600 in 2001, representing a 0.6% decrease. BCI sales of proprietary products were $1,621,800 and $1,491,200 in those same periods, representing a 9% increase. Sales from BIOMEC operations other than BCI decreased in 2002 primarily due to the 2001 completion of the final order of technology licensed relating to the measurement of brain atrophy in multiple sclerosis patients. Sales from this order were $130,000 in 2001. The focus of BCI in 2002 was to bring in as much business as possible to utilize manufacturing capacity while the parent company focused on the development and commercialization of new products. The moderate increase in BCI sales was due to increased demand from BCI's largest customers.

        BIOMEC consolidated revenues from contract manufacturing activities were $2,404,900 in 2002 compared to $1,536,800 in 2001, representing a 56% increase. All contract manufacturing revenues in these periods were generated by BCI. This increase was primarily due to BCI management's increased focus on maximizing manufacturing capacity with new business. A number of new contract manufacturing products were implemented in late 2001 and during 2002, fueling the growth in revenues. New contract manufacturing products from four medical device OEMs accounted for the majority of the growth.

        BIOMEC consolidated revenues from contract development were $400,200 in 2002 compared to $764,600 in 2001, representing a 48% decrease. BCI revenues from contract development were $182,200 and $377,300 in those same periods, representing a 52% decrease. As a normal course of business, BIOMEC enters into engineering development agreements with a right to perform manufacturing services upon successful completion of the development work. Two of the engineering projects performed in 2001 at BIOMEC operations other than BCI were successfully transferred into manufacturing in 2002 and, consequently, revenues from engineering services were reduced for 2002. Similarly, a number of BCI large contract development jobs were completed in 2001, while others shifted to contract manufacturing work. BCI focused most engineering resources on the transfer of new contract manufacturing products.

        BIOMEC consolidated revenues from government grants were $3,679,000 in 2002, compared to $2,831,400 in 2001, representing a 30% increase. BCI recorded no revenues from government grants in those periods. The increase was primarily due to the award of three Phase II SBIR grants awarded from NIH.

        Due to the large portion of revenue derived from government grants, consolidated gross profit is not a meaningful number for BIOMEC and its subsidiaries on a consolidated basis. BCI gross profit was $780,400 compared to $295,700 in 2001, representing a 164% increase. BCI implemented a number of significant changes in 2001 to reduce the overhead structure and to implement continuous improvement programs in operations. In addition to a more efficient organizational structure, BCI saw significant improvement in key metrics such as on time delivery, first pass quality yield, and material utilization. These efforts, combined with increased sales, led to higher gross margins in 2002.

        BIOMEC consolidated research and development expenses were $142,200, or 2% of consolidated revenues, for 2002 compared to $205,000, or 3% of consolidated revenues, in 2001. All of these research and development expenses were incurred at BCI. BIOMEC's other research and development activities were conducted under arrangements with both NIH and commercial partners and, consequently, were not classified as research and development in accordance with FASB Statement 2. BCI did not focus many resources on research and development in 2002 as most of these efforts were strategically placed at the parent company. As such, development spending declined even as sales increased. BIOMEC reorganized in November of 2002 and began a shift in strategy, which focused development efforts on products and markets served by BCI. BCI began implementing significant development efforts in 2003 and will continue to ramp up these activities with an aggressive new proprietary product introduction schedule.

        BIOMEC consolidated selling expenses were $1,499,000, or 18% of consolidated revenues, for 2002 compared to $572,000, or 8% of consolidated revenues, in 2001. BCI selling expenses were $326,900 and $271,400, or 8% of BCI sales, in those same periods. The parent company significantly increased its marketing efforts in 2002 in preparation of transferring several products from the development stage into the commercialization stage. BCI investment in sales and marketing was limited to a minimal sales and customer service staff until the company reorganized in November 2002. Prior to the reorganization, sales and marketing resources were centered at the parent company. Upon reorganizing, BCI hired a Senior Vice President of Sales and Marketing and a Key Accounts Manager in late 2002. BCI has undertaken a complete repositioning effort in 2003 and has increased sales and marketing spending accordingly.

        BIOMEC consolidated general and administrative expenses were $3,612,000, or 44% of consolidated revenues, for 2002 compared to $4,442,000, or 65% of consolidated revenues, in 2001. BCI general and administrative expenses were $860,600, or 20% of BCI sales, and $754,400, or 22% of BCI sales, in those same periods. In the fourth quarter of 2001, BIOMEC successfully negotiated an increased indirect rate with NIH. As a result of this negotiation, BIOMEC began absorbing overhead into cost of goods sold in 2002. Prior to 2002, BIOMEC reported a contribution margin only and did not include any overhead in cost of sales. This change in presentation is the primary reason for the drop in general and administrative expenses other than BCI from 2001 to 2002. BCI undertook some significant projects in 2002, including the renovation and expansion of facilities, implementation of a new ERP system, and a number of operational continuous improvement initiatives. These activities contributed to an increase in general and administrative costs but also positioned the company for significant improvements during the year and into 2003.

        BIOMEC consolidated other (income) expense-net was an expense of $262,000 for 2002 compared to an expense of $2,442,000 in 2001. BCI other (income) expense-net was an expense of $67,800 and $67,400 in those same periods. The majority of non-BCI other expenses related to the reorganization and consolidation of operations in November, 2002. As a result of this restructuring, BIOMEC recognized a charge of $1,691,000 of which $398,000 was included in other (income) expense-net in 2002. In 2001, BIOMEC determined it appropriate to write down certain investments and notes receivable. As a result, the company recognized a charge of $2,500,000 in 2001. Other (income) expense-net for BCI included interest expense of $35,400 and a loss of $30,900 on the disposal of production equipment no longer in use.

Fiscal Years Ended December 31, 2001 and 2000

        BIOMEC consolidated revenues were $6,855,400 for 2001 compared to $5,979,800 for 2000, representing a 15.0% increase. BCI revenue was $3,405,300 and $3,132,900 in those same periods, representing a 9% increase.

        BIOMEC consolidated sales of proprietary products were $1,722,600 in 2001 compared to $1,045,600 in 2000, representing a 65% increase. BCI sales of proprietary products were $1,491,200 and $807,000 for the same period, representing an 85% increase. In 2000, BIOMEC licensed technology to measure brain atrophy in multiple sclerosis patients. In 2000 and 2001, BIOMEC received $241,000 and $130,000, respectively, from the sale of this service, comprising most of the proprietary sales other than at BCI. BCI proprietary sales were low in 2000 due to excess stock positions at key customers related to a change in company control in late 1998.

        BIOMEC consolidated revenues from contract manufacturing activities were $1,536,800 in 2001, compared to $1,800,900 in 2000, representing a 15% decrease. All contract manufacturing revenues were at BCI. BCI lost several contract manufacturing customers at the end of fiscal year 2000, which accounted for the decrease in revenue.

        BIOMEC consolidated revenues from contract development were $764,600 in 2001 compared to $1,560,300 in 2000, representing a 51% decrease. BCI revenues from contract development were $377,300 and $525,000 for the same period, representing a 28% decrease. BCI completed a high volume contract development job in 2000 and several non-BCI BIOMEC development projects were successfully completed in late 2000 and early 2001. These projects were not replaced during 2001, which accounted for the decrease in revenues.

        BIOMEC consolidated revenues from government grants were $2,831,400 in 2001, compared to $1,573,000 in 2000, representing an 80% increase. BCI recorded no government grant revenue in those periods. BIOMEC had a very successful grant award rate in 2001.

        As noted above, consolidated gross profit is not reported for BIOMEC, Inc. and subsidiaries due to the large portion of revenue derived from government grants. BCI gross profit was $295,700 compared to a gross loss of $127,800 in 2000, representing a 331% increase. BCI implemented a number of significant changes in 2001 to reduce the overhead structure and to implement continuous improvement programs in operations. In addition to a more efficient organizational structure, BCI began to see improvement in key metrics such as on time delivery, first pass quality yield and material utilization.

        BIOMEC consolidated research and development expenses were $205,000, or 3% of consolidated revenues, in 2001 compared to $235,000, or 4% of consolidated revenues, in 2000. All of these research and development expenses were incurred at BCI. BIOMEC's other research and development activities were conducted under arrangements with both NIH and commercial partners and, consequently, were not classified as research and development in accordance with FASB Statement 2. BCI cut back on research and development spending in 2001 due to a need to cut costs and an immediate focus on filling manufacturing capacity.

        BIOMEC consolidated selling expenses were $572,000, or 8% of consolidated revenues, in 2001 compared to $558,000, or 9% of consolidated revenues, in 2000. BCI selling expenses were $271,400, or 8% of BCI sales and $326,000, or 10% of BCI sales, for the same period. The parent company selling expenses increased due to increased licensing activities. BCI selling expenses decreased due to a reorganization effort that eliminated the VP Sales and Marketing position and switched from full time sales personnel to the hiring of sales representatives.

        BIOMEC consolidated general and administrative expenses were $4,442,000, or 65% of consolidated revenues, in 2001 compared to $3,954,000, or 66% of consolidated revenues, in 2000. BCI general and administrative expenses were $754,400, or 22% of BCI sales, and $463,000, or 15% of BCI sales, for the same period. Parent company and BCI general and administrative expenses increased due to an increased overhead structure for planned growth.

        BIOMEC consolidated other (income) expense-net was an expense of $2,442,000 in 2001 compared to an expense of $180,000 in 2000. BCI other (income) expense-net was an expense of $67,400 in 2001 compared to an expense of $495,300 in 2000. The 2001 amount for the parent company included the write down of certain investments and notes receivable owned at the corporate level. BCI other expense consisted of interest expense and, in 2000, $387,000 in charges related to asset write-down and certain other restructuring costs.

Liquidity and Capital Resources

        As of June 30, 2003, BIOMEC had unrestricted cash and cash equivalents of $345,600, compared to $469,700 as of December 31, 2002.

        BIOMEC net cash from operating activities during the six months ended June 30, 2003 was $56,800, consisting of net income of $620,600, adjusted for non-cash depreciation of $255,900 less a net change in operating assets and liabilities of $819,700. BCI net cash used in operating activities during the six months ended June 30, 2003 was $440,600, consisting of net income of $495,400, adjusted for non-cash depreciation of $139,900, less a net change in operating assets and liabilities of $1,075,900.

        BIOMEC net cash used in investing activities during the six months ended June 30, 2003 was $197,700, consisting of leasehold improvements and the purchase of equipment and software. All but $30,800 were investments in BCI.

        BIOMEC had net cash used in financing activities during the six months ended June 30, 2003 of $77,500 consisting of principal debt payments. BCI had net cash provided by financing activities of $226,800 consisting of a $293,500 investment from BIOMEC and partially offset by principal debt payments of $66,700.

        BIOMEC consolidated net cash used in operating activities during 2002 was $3,325,000, which primarily consisted of a net loss of $4,717,800, adjusted for non-cash items including depreciation of $524,200, loss on investments of $428,900, loss on license agreement termination of $300,000, and loss on disposal of equipment of $34,600, plus a net change in operating assets and liabilities of $128,200. BCI net cash used in operating activities during 2002 was $1,005,800, which primarily consisted of a net loss of $617,000, adjusted for non-cash items including depreciation of $265,600 and loss on disposal of equipment of $30,900, less a net change in operating assets and liabilities of $685,300.

        BIOMEC consolidated net cash used in investing activities during 2002 was $1,603,000, which primarily consisted of investments in affiliates, acquisition of licenses for certain technologies and acquisition of equipment. BCI net cash used in investing activities during 2002 was $732,300 which primarily consisted of leasehold improvements and equipment acquisitions.

        BIOMEC consolidated net cash provided by financing activities during 2002 was $5,054,000 which primarily consisted of proceeds from the sale of stock, partially offset by principal debt payments. BCI net cash provided by financing activities was $1,982,700, which primarily consisted of a $2,166,200 investment from the parent company, partially offset by principal debt payments of $183,500.

        As of June 30, 2003, BIOMEC current assets exceeded current liabilities by $1,721,100 with a current ratio of 1.6 to 1, compared to working capital of $933,400 with a current ratio of 1.4 to 1 as of December 31, 2002. Accounts receivable increased $1,063,500 from $1,146,400 at December 31, 2002 to $2,209,900 at June 30, 2003 as a result of sales growth. Inventory increased $797,400 and accounts payable increased $489,900 in the comparable period to support sales growth.

        BCI current assets exceeded current liabilities by $1,834,600 with a current ratio of 2.1 to 1 as of June 30, 2003, compared to working capital of $1,135,400 with a current ratio of 2.4 to 1 as of December 31, 2002. Accounts receivable increased $1,042,500 from $664,500 at December 31, 2002 to $1,707,000 at June 30, 2003. Inventory increased $797,700 and accounts payable increased $616,900 in the comparable period.

        BIOMEC has two available unsecured lines of credit. The first provides for maximum borrowings of $250,000 at the bank's prime rate of interest less .25%. There were no borrowings under this line of credit at June 30, 2003. The second provides for maximum borrowings of $250,000 with the same bank at the bank's prime rate of interest less .25% and is due on demand. The outstanding balance of this line of credit was $249,900 at June 30, 2003.

        In addition, BIOMEC has an unsecured note payable with monthly payments of $11,100 plus interest at the bank's prime rate of interest less .25% through July 2005. The balance on this note payable was $277,100 at June 30, 2003. BIOMEC also has a term loan with the same bank with monthly payments of $4,200 plus interest at the bank's prime rate less .25% through October, 2005. The balance on this loan was $116,700 at June 30, 2003.

Critical Accounting Policies

        BIOMEC's significant accounting policies are summarized in the footnotes to its financial statements. The most critical policies are also discussed below.

Revenue Recognition

        BIOMEC generally recognizes revenue on its product sales when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured. BIOMEC considers delivery to have occurred at the time of shipment.

Accounts Receivable

        BIOMEC grants credit to customers in the normal course of business. Credit is extended based on evaluation of a customer's financial condition and, generally, collateral is not required. Accounts receivable are typically due from customers within 30 days of sale and are stated at amounts due from customers net of allowance for doubtful accounts. BIOMEC determines its allowance by considering a number of factors, including length of time trade receivables are past due, the company's previous loss history, the customer's current ability to pay its obligation, and the general condition of the economy and industry as a whole. BIOMEC writes-off accounts receivable when they are determined to be uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Inventories

        Inventories are valued at the lower of cost of market on the first-in, first-out (FIFO) method. BIOMEC analyzes the level of inventory on hand on a periodic basis to determine whether write-downs for excess or obsolete inventory are required. Actual customer requirements in any future periods are inherently uncertain and thus may differ from estimates. If actual or expected requirements were significantly greater or lower than the established reserves, a reduction or increase to the obsolescence allowance would be recorded in the period in which such a determination was made.

Property and Equipment

        Properties and equipment are stated at cost. Depreciation is provided over the estimated service lives (generally three to five years) of the depreciable assets using straight-line methods for financial and accelerated methods for tax reporting purposes. Leasehold improvements are being depreciated over the shorter of the useful life of the asset or the term of the related lease.

MEDAMICUS MANAGEMENT

Board of Directors of Medamicus

        Set forth below is certain biographical information regarding those persons who will serve as directors and executive officers of Medamicus after the transaction.

        James D. Hartman, age 57, was elected Chairman of the Board of Directors in July 2003, Chief Executive Officer in February 1996 and President of Medamicus in February 1995. Mr. Hartman has been Chief Financial Officer of Medamicus since January 1991 and has been Secretary and a director of Medamicus since March 1991. Mr. Hartman also served as Executive Vice President of Medamicus from April 1993 until February 1995. From May 1989 to August 1990, Mr. Hartman served as Vice President-Finance for Viking Electric Supply, Inc., a distributor of electrical supplies and tools based in the Minneapolis, Minnesota area.

        Richard F. Sauter, age 61, became a director of Medamicus in March 1992. Mr. Sauter retired from the University of St. Thomas in 2002 and holds the title of Professor Emeritus from that institution. From September 1990 until August 2002 he was a Professor of Marketing at St. Thomas. From April 1974 until March 1990, Mr. Sauter served in various positions at Medtronic, Inc., a medical device manufacturer located in Minneapolis, Minnesota, most recently as Corporate Vice President of New Ventures.

        Thomas L. Auth, age 58, became a director of Medamicus in October 1999. Mr. Auth is a private investor and the owner and Chief Executive Officer of Vomela Specialty Company, a graphics design and manufacturing company. Mr. Auth was the Chief Executive Officer and a director of ITI Technologies, Inc., a publicly held company, from 1981 until May 2000. ITI was a leading designer and manufacturer of electronic security products. In May 2000, ITI merged with SLC Technologies, Inc. to form a new publicly held company, Interlogix, Inc. and Mr. Auth served as Chairman of the Board of Directors of Interlogix, until February 2002 when Interlogix was acquired by the General Electric Company. Mr. Auth serves on the Board of AeroSystems Engineering, Inc., a publicly held company, and on the Boards of several privately held companies. Mr. Auth is also a certified public accountant.

        Michael D. Dale, age 43, became a director of Medamicus in January 2002. Mr. Dale was appointed President and Chief Executive Officer of ATS Medical, Inc., a medical device manufacturer, in October of 2002. Previously Mr. Dale worked for Endocardial Solutions, Inc. from December 1998 until October 2002 as Vice President of Sales and Marketing. From October 1996 until joining Endocardial, Mr. Dale was Vice President of Global Sales for Cyberonics, Inc., a medical device company, and additionally as managing director of Cyberonics Europe, S.A. From July 1988 until October 1996, Mr. Dale served in several capacities at St. Jude Medical, Inc., most recently as the Business Unit Director for St. Jude Medical Europe.

        Albert Emola, age 52, has been a director of Medamicus since January 2003. Mr. Emola was appointed President and Chief Executive Officer of Vital Images, Inc., a manufacturer of 3D medical imaging software, in December 1999 and served in that position until February 2002. From January 1999 until December 1999, Mr. Emola served as an independent management consultant. From August 1994 to January 1999, Mr. Emola served as President and Chief Executive Officer of Flexmedics Corporation, a designer and manufacturer of nitinol-based medical products. From May 1991 until August 1994, Mr. Emola served as a consultant to start-up medical companies requiring broad-based strategic direction. From 1976 to 1991, Mr. Emola served in marketing, strategic planning and business development roles at St. Jude Medical, Inc., American Hospital Supply Corporation and Bristol Myers, Inc. Mr. Emola also serves on the Board of Directors of Medafor, Inc., a privately held medical device company that purchases products from BCI.

        Trevor O. Jones, age 72, will be appointed to the board of directors of Medamicus and elected as Vice Chairman of the board upon completion of the transaction. Mr. Jones was the founder of BIOMEC and is its Chairman and Chief Executive Officer. Mr. Jones currently serves as a director of NeuroControl Corporation and as a director of NineSigma Inc. From 1991 to 1998, he was a member of the board of directors of Echlin, Inc., serving in various capacities until his 1998 retirement, including as its Chairman and CEO. In 1987, he was appointed as Chairman of the board of directors of Libbey-Owens-Ford Co., where he served until his retirement in 1997. He assumed the position of President and CEO during 1993. Mr. Jones was an officer of TRW Inc. from 1978 to 1987, serving in various senior executive capacities, including its Group Vice President for the Transportation Electronics Group, which he formed in 1979. He is a trustee of the Enterprise Development Inc. Mr. Jones is a member of the Biomedical Engineering Advisory Committee of Case Western Reserve University, Vice Chairman of the Board of Trustees of Cleveland State University, a member of the Executive Committee of the Northeast Ohio Regional Technology Coalition (NorTech), a member of the Executive Committee of the Cleveland Clinic New Heart Center, a member of the National Academy of Engineering, a Life Fellow of the Institute of Electrical and Electronic Engineers, and a Fellow of the British Institution of Electrical Engineering. He is a registered Professional Engineer (U.S.) and a Chartered Engineer (U.K.).

Compensation of Board of Directors

        Members of the Medamicus board of directors currently receive $500 for each board meeting attended and $250 for each board update meeting or committee meeting attended that are not a part of a regular or special board meeting. In addition to receiving cash compensation for attending meetings, each non-employee director is periodically granted stock options under the shareholder approved 1999 Non-Employee Director and Medical Advisory Board Stock Option Plan. The director stock option plan was approved by Medamicus shareholders on April 27, 2000 and effectively superceded the 1996 Non-Employee Director and Medical Advisory Board Stock Option Plan.

        Under the terms of the director stock option plan, each non-employee director is granted an option to purchase 15,000 shares of common stock upon initial election to the board of directors. If the non-employee director continues to serve as a member of the board of directors, the non-employee director is granted an option to purchase 18,000 shares of common stock on the third anniversary of the date of the initial option grant and is granted an option to purchase 21,000 shares of common stock each third anniversary thereafter. The exercise price of options granted under the director stock option plan is 100% of the fair market value of the common stock on the date of grant and the term of the option is eight years. Each option vests and becomes exercisable in three equal installments, with one-third of the shares underlying the option vesting as of the date of grant and one-third of the shares underlying the option vesting on the anniversary of the date of grant each of the next two years, if the non-employee director is re-elected to the board. Options granted to non-employee directors may become fully vested under certain circumstances constituting a change in control of Medamicus.

        In 2000 and 2001, no non-employee director was granted a stock option under the director plan. In 2002, Medamicus granted stock options to the following non-employee directors in recognition of their services:

Name	Date of Grant	Number of Shares of Common Stock Underlying Options	Exercise Price ($/Share)
Thomas L. Auth	10/28/2002	18,000	$6.95
Michael D. Dale	01/03/2002	15,000	14.86
Richard F. Sauter	04/25/2002	18,000	8.40
Michael Selzer	10/28/2002	18,000	6.95

Executive Officers of Medamicus

        Medamicus currently has two executive officers, James D. Hartman and Mark C. Kraus. Information about Mr. Hartman, President and Chief Executive Officer of Medamicus, is set forth above. Following the closing of the transaction, Medamicus intends to appoint Vincent P. Owens as President of its Medacquisition subsidiary. Biographical and other information regarding Mark C. Kraus and Vincent P. Owens is set forth below.

        Mark C. Kraus, age 40, has been with Medamicus since February 1992. He was elected Vice President of Operations in January 1998, was named Vice President and General Manager of the percutaneous delivery solutions division in January 1999 and was named Executive Vice President and Chief Operating Officer in February 2002. Prior to that he served as Director of Manufacturing from July 1996; Manufacturing Manager of the gynecology division from January 1995; Manufacturing Manager of the percutaneous delivery solutions division from November 1992; and Sales Engineer from February 1992. Mr. Kraus also held manufacturing engineering positions with GV Medical, Inc. and Honeywell, Inc. from 1987 to 1992.

        Vincent P. Owens, age 40, joined BIOMEC at its inception in 1998 as Executive Vice President of Operations. He was appointed President and Chief Operating Officer in 1999. After the completion of the acquisition of the shares of the company that was renamed BCI, he was appointed President and Chief Executive Officer of BCI. From 1995 until he joined BIOMEC, Mr. Owens held the positions of Director of Manufacturing and Vice President of Manufacturing with Lumitex Inc., a medical device and electronics company. From 1991 to 1995, he was employed by Ciba Corning Diagnostics, an in vitro diagnostics manufacturer, as Program Manager and Manager of Quality and Reliability. From 1986 until 1991, he held the positions of Sr. Engineer and RA/QA Manager for Circon ACMI, an endoscopy company. He began his professional career in 1984 as a Manufacturing Engineer for Ingersoll-Rand's Torrington Bearings Division.

Executive Compensation

        The following table shows, for the fiscal years ending December 31, 2002, 2001 and 2000, the cash and other compensation paid by Medamicus to James D. Hartman, Medamicus' Chief Executive Officer and to Mark C. Kraus, Medamicus' only other executive officer whose total cash compensation exceeded $100,000 in the year ended December 31, 2002 ("Medamicus' Named Executive Officers").

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Securities Underlying Options (#)
James D. Hartman, Chief Executive Officer and President	2002 2001 2000	$187,692 167,692 147,692	$14,256 51,482 11,816	$4,182 1,582 1,878	15,000 15,000 10,000
Mark C. Kraus, Executive Vice President and Chief Operating Officer	2002 2001 2000	$137,692 117,692 99,077	$10,623 32,542 18,054	$2,982 1,287 1,434	15,000 10,000 30,000

(1)
Consists of a matching contribution made by Medamicus to its 401(k) plan and payments to cover long-term disability insurance premium charges.

Option/SAR Grants During Fiscal Year

        The following table contains information concerning grants of stock options to Medamicus' Named Executive Officers during the fiscal year ending December 31, 2002:

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option term(1)
		% of Total Options Granted to Employees in 2002
			Exercise Price Per Share ($/Share)
Name	Options Granted			Expiration Date
					5%	10%
James D. Hartman	15,000(2)	13.56%	$14.79	02/10/08	$75,450	$171,171
Mark C. Kraus	15,000(2)	13.56%	$14.79	02/10/08	$75,450	$171,171

(1)
These amounts represent the realizable value of the subject options six years from the date of grant (the term of each option), without discounting to present value, assuming appreciation in the market value of Medamicus' common stock from the market price on the date of grant at the rates indicated. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

(2)
The options vest with respect to 20% of the shares underlying the option, beginning on the first anniversary of the date of grant and on each anniversary of the date of grant thereafter for a total of five years.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

        The following table indicates the exercise of stock options during the fiscal year ending December 31, 2002 by Medamicus' Named Executive Officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable (#)	In-the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable
James D. Hartman	12,000	$135,000	112,500 / 45,000	$775,383 / $169,880
Mark C. Kraus	-0-	-0-	33,625 / 45,750	$218,854 / $174,653

Equity Compensation Plan Information

        The following table sets forth certain information as of September 11, 2003, regarding securities authorized for issuance under Medamicus' equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)) reflected
Equity compensation plans approved by security holders:
1989 Stock Option Incentive Plan	102,100	$1.39	-0-
Stock Option Incentive Plan (1999)	336,400	$7.86	336,800
1996 Non-Employee Directors and Medical Advisory Board Stock Option Plan	9,000	$3.02	-0-
1999 Non-Employee Directors and Medical Advisory Board Stock Option Plan	109,500	$7.02	53,276
Equity compensation plans not approved by security holders:(1)
1991 Non-Statutory Stock Option Plan	87,500	$1.48	-0-

TOTAL	644,500	$5.76	390,076

(1)
Medamicus does not have individual compensation arrangements involving the granting of options, warrants or rights to its officers, employees or directors other than pursuant to the equity compensation plans listed above.

Employment Agreements

James D. Hartman

        Medamicus and James D. Hartman entered into an employment agreement dated February 19, 1996 that had an initial term through December 31, 1996. Since December 31, 1996, the agreement has continued on a month-to-month basis and may be terminated by either Medamicus or Mr. Hartman upon 30 days' written notice. The annual base salary of Mr. Hartman as set by the board of directors for 2003 is $200,000. In addition, Medamicus may terminate Mr. Hartman's employment for cause and upon his death or incapacity. The agreement contains non-competition, confidentiality and assignment of invention provisions benefiting Medamicus.

Vincent P. Owens and James L. Mellor

        Vincent P. Owens and James L. Mellor entered into employment agreements with Medamicus that will be effective following completion of the transaction. The respective employment agreements provide that:

  •
  Mr. Owens will be employed as President of Medacquisition at a base annual salary of at least $150,000. Mr. Owens will also be entitled to receive options to purchase 50,000 shares of Medamicus common stock and to participate in Medamicus' bonus plan and employee benefit programs.

  •
  Mr. Mellor will be employed as Senior Vice President, Sales and Marketing, of Medacquisition at a base annual salary of at least $150,000. Mr. Mellor will also be entitled to receive options to purchase 30,000 shares of Medamicus common stock and to participate in Medamicus' bonus plan and employee benefit programs.

SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Voting Securities by Principal Holders and Management of Medamicus

        The following table sets forth certain information as of September 11, 2003 with respect to Medamicus common stock beneficially owned by (i) each director, (ii) each person known to Medamicus to beneficially own more than 5% of its common stock, (iii) Medamicus' Named Executive Officers, and (iv) all executive officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percentage of Outstanding Shares(2)
James D. Hartman 15301 Highway 55 West Plymouth, MN 55447	199,550	(4)	4.1
Richard F. Sauter 205 Kentucky Ave. North Golden Valley, MN 55427	42,400		*
Thomas L. Auth 8 Evergreen Road North Oaks, MN 55127	66,000		1.4
Michael D. Dale 1450 Hunter Drive Wayzata, MN 55391	10,000		*
Albert Emola 50 Peninsula Road Dellwood, MN 55110	5,000		*
Mark C. Kraus 15301 Highway 55 West Plymouth, MN 55447	49,340		1.0
All Executive Officers and Directors As a Group (6 persons)	372,290		7.5

*
Less than 1%

(1)
Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares.

(2)
Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person.

(3)
Includes the following number of shares that could be purchased under stock options exercisable within 60 days of August 15, 2003: Mr. Hartman, 126,500 shares; Mr. Sauter 36,000 shares; Mr. Auth, 21,000 shares; Mr. Dale, 10,000 shares; Mr. Emola, 5,000 shares; Mr. Kraus, 48,500 shares; and All Executive Officers and Directors as a Group, 247,000 shares.

(4)
Also includes, 5,000 shares owned by Mr. Hartman's adult child, as to which he shares voting and investment control and 500 shares owned by Mr. Hartman's spouse over which she exercises sole voting and investment control.

Ownership of Voting Securities by Principal Holders and Management of BIOMEC

        The following table sets forth certain information as of September 1, 2003 with respect to BIOMEC common shares beneficially owned by (i) each director and executive officer, (ii) each person known to BIOMEC to beneficially own more than five percent of its common shares, and (iii) all executive officers and directors as a group. The mailing address for each person listed in the table is 1771 East 30th Street, Cleveland, Ohio 44114.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Outstanding Shares
Directors and executive officers:
Trevor O. Jones	413,902	(2)	18.7%
Samir R. Korey	142,606	(3)	6.9%
Bruce V. Mavec	101,048	(4)	4.9%
S. Sterling McMillan III	152,046	(5)	7.3%
William P. Nusbaum	162,516	(6)	7.8%
Vincent P. Owens	38,269	(7)	1.9%
Bill R. Sanford	110,426	(8)	5.4%
Lincoln Smith	125,000	(9)	6.1%
Esther S. Takeuchi	1,000	(10)	*
Richard R. Turney	90,046	(11)	4.4%
James B. Wolf Jr.	117,976	(12)	5.7%
All directors and executive officers as a group (11 persons)	1,454,835		52.6%

*
Less than one percent.

(1)
Unless otherwise indicated in footnote below, the listed beneficial owner has sole voting and investment power with respect to such shares.

(2)
Includes options that are currently exercisable to purchase 149,162 shares and warrants that are currently exercisable to purchase 33,225 shares; 6,540 shares and warrants that are currently exercisable to purchase 6,540 shares held by Mr. Jones's spouse; 25,000 shares and warrants that are currently exercisable to purchase 25,000 shares held by McDonald Investments FBO Trevor O. Jones IRA.

(3)
Includes options that are currently exercisable to purchase 7,600 shares and warrants that are currently exercisable to purchase 67,128 shares.

(4)
Includes options that are currently exercisable to purchase 13,300 shares and warrants that are currently exercisable to purchase 3,000 shares; 3,275 shares and warrants that are currently exercisable to purchase 3,275 shares held by the Ellen Stirn Mavec Trust; 1,643 shares and warrants that are currently exercisable to purchase 1,643 shares held by Mr. Mavec as Custodian for Madelaine Mavec; 1,643 shares and warrants that are currently exercisable to purchase 1,643 shares held by Mr. Mavec as Custodian for Vanessa A. Mavec; and 35,388 shares and warrants that are currently exercisable to purchase 33,238 shares held by Mr. Mavec as Trustee of the Bruce Mavec Trust.

(5)
Includes options that are currently exercisable to purchase 13,300 shares and warrants that are currently exercisable to purchase 1,548 shares; 35,000 shares and warrants that are currently exercisable to purchase 35,000 shares held by GCM-BIOMEC, LLC; 6,250 shares and warrants that are currently exercisable to purchase 6,250 shares held by National City Bank, Trustee FBO S. Sterling McMillan Trust; 3,000 shares and warrants that are currently exercisable to purchase 3,000 shares held by S. Livingston Mather Trust No. 6D, The Glenmede Trust Company, Successor

  Trustee; 2,500 shares and warrants that are currently exercisable to purchase 2,500 shares held by Mr. McMillan as Trustee of the S. Livingston Mather Charitable Trust; and 20,000 shares and warrants that are currently exercisable to purchase 20,000 shares held in private accounts for which Greenleaf Capital Investment is the beneficial owner.

(6)
Includes options that are currently exercisable to purchase 10,100 shares and warrants that are currently exercisable to purchase 75,583 shares.

(7)
Includes options that are currently exercisable to purchase 31,047 shares and warrants that are currently exercisable to purchase 3,275 shares.

(8)
Includes options that are currently exercisable to purchase 14,500 shares and warrants that are currently exercisable to purchase 34,388 shares.

(9)
Includes 62,500 shares and warrants that are currently exercisable to purchase 62,500 shares held by Altarum Asset Management Inc.

(10)
Includes options that are currently exercisable to purchase 1,000 shares.

(11)
Includes options that are exercisable to purchase 11,500 shares and warrants that are currently exercisable to purchase 38,648 shares; 17,761 shares and warrants that are currently exercisable to purchase 17,136 shares held by Mr. Turney's spouse.

(12)
Includes options that are currently exercisable to purchase 10,100 shares and warrants that are currently exercisable to purchase 53,313 shares.

DESCRIPTION OF MEDAMICUS CAPITAL STOCK

        The following description of Medamicus' capital stock summarizes the material terms and provisions of its capital stock, but is not complete. For the complete terms of the capital stock, please refer to Medamicus' articles of incorporation and its bylaws, which are incorporated by reference into the registration statement that includes this joint proxy statement/prospectus.

General

        Medamicus is currently authorized to issue 9,000,000 shares of its common stock, par value $.01 per share. Medamicus is also currently authorized to issue 1,000,000 shares of preferred stock.

        Approval by Medamicus shareholders of Proposal No. 2: Approval of Amendment to Articles of Incorporation Concerning Authorized Common Stock will have the effect of increasing the number of shares of common stock authorized from 9,000,000 to 20,000,000.

Common Stock

        The articles of incorporation of Medamicus currently authorize it to issue up to 9,000,000 shares of common stock. As of September 11, 2003, there were 4,742,893 shares of common stock outstanding, held by approximately 2,000 shareholders.

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. No holder of common stock is entitled to cumulate votes in the election of directors. The common stock has no preemptive rights and is not subject to conversion or redemption.

        Holders of the common stock are entitled to receive dividends out of earnings or surplus legally available at the times and in the amounts that the board of directors may determine. Medamicus has never paid a dividend on its common stock. It is Medamicus' intention to continue this policy.

        Upon the liquidation, dissolution or winding-up of Medamicus, the holders of its common stock are entitled to share in all assets legally available for distribution to shareholders after payment of all liabilities and the liquidation preferences, if any, of any outstanding preferred stock. Each outstanding share of common stock is, and any shares of common stock offered by this prospectus when they are paid for will be, fully paid and nonassessable.

Preferred Stock

        The articles of incorporation of Medamicus authorize it to issue up to 1,000,000 shares of preferred stock. As of September 11, 2003, there were no shares of preferred stock outstanding.

        In the future, the board of directors of Medamicus may establish one or more classes or series from this preferred stock and may fix the relative rights and preferences of each such class or series, including, but not limited to, fixing the relative voting rights, if any, of each such class or series to the full extent permitted by law.

        The board of directors of Medamicus may issue shares of preferred stock with disproportionate voting rights or class-voting rights relative to Medamicus common stock, which may be convertible into common stock, and which may rank prior to Medamicus common stock as to payment of dividends and to the distribution of assets upon liquidation or dissolution. The board of directors, without approval of the holders of common stock, can issue shares of classes of preferred stock with voting conversion rights, which could adversely affect the voting power of Medamicus common stock.

        The consent of the holders of Medamicus common stock is not required for any such issuance of the undesignated shares of preferred stock. The existence of the preferred stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of common stock to acquire control of Medamicus, with a view to effecting a merger, sale or exchange of assets or similar transaction.

Indemnification of Directors, Officers and Employees

        Minnesota law requires a corporation to indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses. Minnesota law permits a corporation to prohibit indemnification by so providing in its articles of incorporation or its bylaws. Medamicus has not limited the statutory indemnification in its articles of incorporation and Medamicus' bylaws state that Medamicus shall indemnify such persons for such expenses and liabilities to such extent as permitted by statute.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Medamicus pursuant to the foregoing provisions, Medamicus has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Provisions of Minnesota Business Corporation Act

        Section 302A.671 of the Minnesota Business Corporation Act provides that, unless the acquisition of certain new percentages of voting control of Medamicus (in excess of 20%, 33 1/3% or 50%) by an existing shareholder or other person is approved by a majority of Medamicus' shareholders other than the acquirer (if already a shareholder) and officers and directors who are also Medamicus employees, the shares acquired above such new percentage level of voting control will not be entitled to voting rights. Medamicus would be required to hold a special shareholders' meeting to vote on any such acquisition within 55 days after the delivery to Medamicus by the acquirer of an information statement describing, among other things, the acquirer and any plans of the acquirer to liquidate or dissolve Medamicus and copies of definitive financing agreements for any financing of the acquisition not to be provided by funds of the acquirer. If any acquirer does not submit an information statement to Medamicus within 10 days after acquiring shares representing a new threshold percentage of voting control, or if the disinterested shareholders vote not to approve such an acquisition, Medamicus may redeem the shares so acquired by the acquirer at their market value. Section 302A.671 generally does not apply to a cash offer to purchase all shares of voting stock of the issuing corporation if such offer has been approved by a majority vote of disinterested board members of the issuing corporation. Section 302A.671 does not apply, however, to any shares issued to a person directly by the issuer and does not apply to any shares issued to BIOMEC and BCI in the transaction.

        Section 302A.673 of the Minnesota Business Corporation Act restricts certain transactions between Medamicus and a shareholder who becomes the beneficial holder of 10% or more of its outstanding voting stock (an "interested shareholder") unless a majority of Medamicus' disinterested directors have approved, prior to the date on which the shareholder acquired a 10% interest, either the business combination transaction suggested by such a shareholder or the acquisition of shares that made such a shareholder a statutory interested shareholder. If such prior approval is not obtained, the statute imposes a four-year prohibition from the interested shareholder's share acquisition date on mergers, sales of substantial assets, loans, substantial issuances of stock and various other transactions involving Medamicus and the statutory interested shareholder or his, her or its affiliates. The Medamicus board has approved BIOMEC and its affiliates as an "interested shareholder" within the meaning of the statute.

        In the event of certain tender offers for Medamicus' stock, Section 302A.675 of the Minnesota Business Corporation Act precludes the tender offeror from acquiring additional shares of stock

(including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of the board of directors consisting of all of its disinterested directors (excluding present and former officers of the corporation) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

        These statutory provisions could also have the effect in certain circumstances of delaying or preventing a change in the control of Medamicus.

Transfer Agent

        The transfer agent for Medamicus common stock is Wells Fargo Shareowner Services. Its address is Wells Fargo Bank Minnesota, N.A., Shareowner Services, PO Box 64854, St. Paul, Minnesota 55164-0854.

CERTAIN LEGAL INFORMATION AND ADDITIONAL INFORMATION FOR SHAREHOLDERS

Legal Matters

        The validity of the shares of common stock offered hereby will be passed upon for Medamicus by Lindquist & Vennum PLLP.

Experts

        The balance sheets of Medamicus as of December 31, 2002 and 2001, and the statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2002, have been included in this document in reliance on the report of McGladrey & Pullen, LLP, independent certified public accountants, given on their authority as experts in accounting and auditing.

        The consolidated balance sheets of BIOMEC as of December 31, 2001 and 2002 and the consolidated statements of operations, stockholders' equity and cash flows for the years then ended and the balance sheets of BCI as of December 31, 2001 and 2002 and the statements of operations, shareholder's equity and cash flows for the years then ended have been included in this document in reliance on the reports of Grant Thornton LLP, independent certified public accountants, given on their authority as experts in accounting and auditing.

Shareholder Proposals

        Any shareholder proposal intended for inclusion in Medamicus' proxy material for the 2004 annual meeting of shareholders must be received by the Secretary of Medamicus, no later than the close of business on November 21, 2003.

        A shareholder who wishes to make a proposal for consideration at the 2004 annual meeting, but does not seek to include the proposal in Medamicus' proxy material, must notify Medamicus' Secretary no later than February 5, 2004. If the notice is not timely, then the persons named on Medamicus' proxy card for the 2004 annual meeting may use their discretionary voting authority when the proposal is raised at the meeting.

Where You Can Find More Information

        Medamicus files annual, quarterly and current reports, proxy statements and other information with the SEC. Medamicus' SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Medamicus files with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 233 Broadway, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Incorporation by Reference

        Medamicus "incorporates by reference" into this prospectus the information it files with the SEC, which means that Medamicus can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Medamicus incorporates by reference the documents listed below, and any filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this joint proxy statement/prospectus and the date of the shareholders' meeting

(except that information that is furnished to the SEC rather than filed is not incorporated by reference):

  •
  Annual Report on Form 10-KSB for the year ended December 31, 2002 (including information specifically incorporated by reference into Medamicus' Form 10-KSB from Medamicus' definitive proxy statement for Medamicus' 2003 annual meeting of shareholders filed on April 24, 2003);

  •
  Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003;

  •
  Current Report on Form 8-K filed on February 11, 2003;

  •
  Current Report on Form 8-K filed on April 15, 2003;

  •
  Current Report on Form 8-K filed on July 22, 2003; and

  •
  Description of Medamicus common stock in its Registration Statement on Form S-18, (File No. 33-42112C), filed on August 6, 1991, including any amendment or report filed for the purpose of updating the description.

        You may request a copy of these filings at no cost, by writing to or telephoning Medamicus at the following address:

Medamicus, Inc.
James D. Hartman
President and Chief Executive Officer
15301 Highway 55 West
Plymouth, MN 55447
(763) 559-2613

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders of
Medamicus, Inc.
Plymouth, Minnesota

        We have audited the accompanying balance sheets of Medamicus, Inc., as of December 31, 2002 and 2001, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medamicus, Inc., as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                      /s/ McGLADREY & PULLEN, LLP

Minneapolis, Minnesota
January 17, 2003

Medamicus, Inc.

BALANCE SHEETS

	December 31, 2002	December 31, 2001	June 30, 2003
			(Unaudited)
ASSETS (Note 7)
Current assets:
Cash and cash equivalents	$7,304,362	$5,350,477	$6,491,564
Accounts receivable, less allowance for doubtful accounts of $60,000, $22,000 and $130,000, respectively (Notes 4,10)	2,087,666	1,882,750	2,013,269
Inventories, less obsolescence reserve of $59,000, $91,000 and $223,000, respectively (Note 2)	2,118,671	1,965,241	2,282,187
Prepaid expenses and other assets	89,524	41,906	209,893
Deferred income taxes (Note 6)	100,000	175,000	100,000

Total current assets	11,700,223	9,415,374	11,096,913

Property and equipment: (Note 8)
Equipment	5,288,466	2,937,334	6,039,060
Office furniture, fixtures and computers	870,565	674,854	887,127
Leasehold improvements	982,022	924,243	989,039

	7,141,053	4,536,431	7,915,226
Less accumulated depreciation and amortization	(2,193,699)	(2,126,558)	(2,609,534)

Net property and equipment	4,947,354	2,409,873	5,305,692

Other assets: (Note 3)
License agreement at cost, net of accumulated amortization of $292,446, $41,668 and $417,835, respectively (Note 12)	1,755,448	2,005,810	1,630,059
Patent rights, net of accumulated amortization of $84,560, $59,982 and $107,774, respectively	167,980	94,750	280,704

Total other assets	1,923,428	2,100,560	1,910,763

TOTAL ASSETS	$18,571,005	$13,925,807	$18,313,368

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	622,765	820,682	545,030
Accrued expenses (Note 5)	906,934	791,091	724,027
Income taxes payable (Note 6)	1,247,982	80,155	144,174
Current installments of capital lease obligations (Note 8)	64,894	78,478	64,894

Total current liabilities	2,842,575	1,770,406	1,478,125

Long-term liabilities:
Capital lease obligations, less current installments (Note 8)	150,518	219,290	116,708
Deferred income tax liability (Note 6)	150,000	0	150,000

Total long-term liabilities	300,518	219,290	266,708

Total liabilities	3,143,093	1,989,696	1,744,833

Commitments and contingencies (Notes 8,11,12)
Shareholders' equity: (Note 9)
Preferred stock—undesignated, authorized 1,000,000 shares	0	0	0
Common stock—$.01 par value, authorized 9,000,000 shares; issued and outstanding 4,726,593, 4,601,567 and 4,737,693 shares, respectively	47,266	46,016	47,377
Additional paid-in capital	11,960,735	11,328,818	11,994,818
Retained earnings	3,419,911	561,277	4,526,340

Total shareholders' equity	15,427,912	11,936,111	16,568,535

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$18,571,005	$13,925,807	$18,313,368

See accompanying notes to financial statements

Medamicus, Inc.

STATEMENTS OF OPERATIONS

	Years Ended		Six Months Ended
	12/31/2002	12/31/2001	6/30/2003	6/30/2002
			(Unaudited)	(Unaudited)
Net sales (Note 10)	$17,879,234	$13,647,667	$9,005,664	$8,680,725
Cost of sales	9,503,690	7,042,899	5,115,270	4,693,751

Gross profit	8,375,544	6,604,768	3,890,394	3,986,974

Operating expenses:
Research and development	1,661,373	1,157,623	741,247	854,512
Selling, general and administrative	2,272,717	1,960,360	1,410,617	1,181,208

Total operating expenses	3,934,090	3,117,983	2,151,864	2,035,720

Operating income	4,441,454	3,486,785	1,738,530	1,951,254

Other income (expense):
Interest expense	(22,918)	(77,976)	(8,870)	(12,485)
Interest income	78,233	85,800	26,979	39,453
Other	(4,196)	(7,839)	(402)	(1,968)

Total other income (expense)	51,119	(15)	17,707	25,000

Income from continuing operations before income taxes	4,492,573	3,486,770	1,756,237	1,976,254
Income tax (expense) benefit (Note 6)	(1,633,939)	54,371	(649,808)	(751,738)

Income from continuing operations	2,858,634	3,541,141	1,106,429	1,224,516

Discontinued operations (Notes 4,6)
Income from operations of discontinued segment, net of tax	0	182,012	0	0
Gain from disposal of discontinued segment	0	2,896,610	0	0

Income from discontinued operations	0	3,078,622	0	0

Net income	$2,858,634	$6,619,763	$1,106,429	$1,224,516

Earnings per share:
Basic
Income from continuing operations	$0.61	$0.83	$0.23	$0.26
Income from discontinued operations	$0.00	$0.72	$0.00	$0.00

Total	$0.61	$1.55	$0.23	$0.26

Diluted
Income from continuing operations	$0.57	$0.77	$0.22	$0.25
Income from discontinued operations	$0.00	$0.66	$0.00	$0.00

Total	$0.57	$1.43	$0.22	$0.25

Weighted average common and common equivalent shares outstanding:
Basic	4,711,634	4,275,440	4,730,964	4,700,260
Diluted	4,973,966	4,625,647	4,956,072	4,987,479

See accompanying notes to financial statements

Medamicus, Inc.

STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock			Retained Earnings (Accumulated Deficit)
Periods Ended 12/31/01, 12/31/02, 06/30/03			Additional Paid-In Capital
	Shares	Amount			Total
Balances at December 31, 2000	4,164,599	$41,646	$8,649,043	$(6,058,486)	$2,632,203
Options exercised (Note 9)	101,024	1,011	178,617	0	179,628
Warrants exercised (Note 9)	267,917	2,679	1,500,335	0	1,503,014
Warrants issued to consultant for services	0	0	1,503	0	1,503
Stock issued for license agreement (Note 12)	68,027	680	999,320	0	1,000,000
Net income for the year ended December 31, 2001	0	0	0	6,619,763	6,619,763

Balances at December 31, 2001	4,601,567	46,016	11,328,818	561,277	11,936,111
Options exercised (Note 9)	36,600	366	83,592	0	83,958
Tax benefit from options exercised (Note 6)	0	0	52,000	0	52,000
Warrants exercised (Note 9)	88,426	884	495,186	0	496,070
Warrants issued to consultant for services	0	0	1,139	0	1,139
Net income for the year ended December 31, 2002	0	0	0	2,858,634	2,858,634

Balances at December 31, 2002	4,726,593	47,266	11,960,735	3,419,911	15,427,912
Options exercised (unaudited)	11,100	111	27,083	0	27,194
Options issued to consultant for services (unaudited)	0	0	7,000	0	7,000
Net income for the six month period ended June 30, 2003 (unaudited)	0	0	0	1,106,429	1,106,429

Balances at June 30, 2003 (Unaudited)	4,737,693	$47,377	$11,994,818	$4,526,340	$16,568,535

See accompanying notes to financial statements

Medamicus, Inc.

STATEMENTS OF CASH FLOWS

	Years Ended		Six Months Ended
	12/31/2002	12/31/2001	6/30/2003	6/30/2002
			(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$2,858,634	$6,619,763	$1,106,429	$1,224,516
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	898,267	422,757	564,438	408,783
Loss on disposal of equipment	383	0	0	0
Options issued for compensation	1,139	1,503	7,000	1,139
Deferred income taxes	225,000	(175,000)	0	75,000
Gain on sale of gynecology division	0	(2,896,610)	0	0
Net change in operating assets & liabilities of disposed segment (Note 4)	0	187,229	0	0
Changes in operating assets and liabilities from continuing operations:
Accounts receivable	(204,916)	(736,115)	74,397	(465,156)
Inventories	(153,430)	(1,188,647)	(163,516)	(142,545)
Prepaid expenses and other assets	(47,618)	(18,263)	(120,369)	(56,627)
Accounts payable	(197,917)	384,032	(77,735)	(258,862)
Accrued expenses	115,843	133,857	(182,907)	(110,884)
Income taxes payable	1,219,827	80,155	(1,103,808)	550,052

Net cash provided by operating activities	4,715,212	2,814,661	103,929	1,225,416

Cash flows from investing activities:
Purchase of property and equipment	(3,160,775)	(1,632,511)	(774,173)	(1,815,691)
Additions to patent rights	(97,808)	(39,698)	(135,938)	(52,260)
Acquisition of license agreement (Note 12)	(416)	(1,047,478)	0	(416)
Cash received from sale of gynecology division	0	4,195,576	0	0

Net cash provided by (used in) investing activities	(3,258,999)	1,475,889	(910,111)	(1,868,367)

Cash flows from financing activities:
Principal payments on capital lease obligations	(82,356)	(78,817)	(33,810)	(43,472)
Payments on note payable to bank	0	(1,551,047)	0	0
Proceeds from exercise of stock options and warrants	580,028	1,682,642	27,194	560,362

Net cash provided by (used in) financing activities	497,672	52,778	(6,616)	516,890

Net increase (decrease) in cash and cash equivalents	1,953,885	4,343,328	(812,798)	(126,061)

Cash and cash equivalents, beginning of year	5,350,477	1,007,149	7,304,362	5,350,477

Cash and cash equivalents, end of year	$7,304,362	$5,350,477	$6,491,564	$5,224,416

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$22,918	$90,404	$8,870	$12,485
Cash paid during the period for income taxes	$189,112	$112,000	$1,753,616	$126,686
Supplemental schedule of non-cash investing and financing activities:
Capital leases incurred for use of equipment	$0	$103,798	$0	$0
Receivable from sale of gynecology division	$0	$95,406	$0	$0
Tax benefit from exercise of stock options (Note 6)	$52,000	$0	$0	$0
Stock issued for license agreement	$0	$1,000,000	$0	$0

See accompanying notes to financial statements

Medamicus, Inc.

NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

        Medamicus, Inc. is a medical products company that is engaged in the following activities:

  •
  The design, development, manufacture and marketing of medical devices consisting of percutaneous vessel introducers, safety needles and related vascular delivery products.

  •
  The manufacture of medical devices and components for other medical product companies on a contract basis.

        On April 25, 2001, the Company completed the sale of its gynecology division to CooperSurgical, Inc. recognizing a gain of $2,896,610. As a result, the Company reported the results of the gynecology division as discontinued operations for 2001. As part of the agreement, the Company continued to manufacture catheters and monitors for CooperSurgical until December 2001, when the Company transferred the manufacturing responsibilities to it.

        The accompanying financial statements and related abbreviated footnote data as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results of operations for the six months ended June 30, 2002 and 2003 are not necessarily indicative of the results for the full year.

REVENUE RECOGNITION

        The Company recognizes revenue upon shipment of the product to the customer, FOB shipping point. Shipping and handling charges billed to customers are included in net sales, and shipping and handling costs incurred by the Company are included in cost of sales.

RECENT PRONOUNCEMENTS

        In April 2002, the FASB issued Statement 145, Rescission of FASB Statements No. 4, 44, and 64, Amendments of FASB Statement No. 13, and Technical Corrections. The Company does not believe that the adoption of this pronouncement will have a material effect on its financial statements.

        In June 2002, the FASB issued Statement 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires the recognition of a liability for a cost associated with and exit or disposal activity when the liability is incurred versus the date the Company commits to an exit plan. In addition, this Statement states the liability should be initially measured at fair value. The Statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not believe that the adoption of this pronouncement will have a material effect on its financial statements.

        In January 2003, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement also amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosures in the financials statements about the effects of stock-based compensation. The transitional guidance and annual disclosure provisions of this Statement are effective for the December 31, 2002 financial statements. The interim reporting disclosures requirements will be effective for the Company's March 31, 2003 10-Q. Because the Company

continues to account for employee stock-based compensation under APB opinion No. 25, the transitional guidance of SFAS No. 148 has no effect on the financial statements at this time. However, the December 31, 2002 financial statements have incorporated the enhanced disclosure requirements of SFAS No. 148 as presented below under the caption "Employee Stock-Based Compensation".

        In January 2003, the Financial Accounting Standards Board issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FASB Interpretation No. 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing certain guarantees. It also elaborates on the disclosures in FASB Statement No. 5, Accounting for Contingencies, which are to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued, even when the likelihood of making any payments under the guarantees is remote. The December 31, 2002, financial statements have incorporated the enhanced disclosure requirements of Interpretation No. 45, as presented in Note 1 to the financial statements under the caption "Product warranty."

        The Financial Accounting Standards Board (FASB) has issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Statement No. 150 requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. Depending on the type of financial instrument, it will be accounted for at either fair value or the present value of future cash flows determined at each balance sheet date with the change in that value reported as interest expense in the income statement. Prior to the application of Statement No. 150, either those financial instruments were not required to be recognized, or if recognized were reported in the balance sheet as equity and changes in the value of those instruments were normally not recognized in net income. The Company is required to apply Statement No. 150 for the quarter beginning on July 1, 2003. The Company does not expect the application of Statement No. 150 to have a material effect on its financial statements.

ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of certain financial instruments for which it is practicable to estimate that value:

  •
  Cash equivalents:  The carrying amount approximates fair value because of the short maturity of these instruments.

  •
  Note payable (line of credit):  The fair value of the Company's note payable is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities with similar collateral requirements. At

    December 31, 2002 and 2001, the fair value of the Company's note payable approximated its carrying value.

CASH AND CASH EQUIVALENTS

        Cash equivalents consist of highly liquid investments, primarily United States money market securities, with an original maturity of three months or less. The Company maintains its cash in bank accounts, which, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts.

TRADE RECEIVABLES

        Trade receivables are carried at original invoice amount less an estimate made for the doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts after reviewing individual customer accounts as well as considering both historical and expected credit loss experience. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

INVENTORIES

        Inventories are stated at the lower of cost, determined on a first-in, first-out (FIFO) basis, or market.

PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost and depreciated or amortized on a straight-line basis over a period of three to seven years. Equipment at December 31, 2002 and 2001, includes costs of approximately $1,700,000 and $0, respectively, associated with an automated system for safety needle production. This system is expected to be placed in operations during the first quarter of 2003, at which time the components of this system will begin to be depreciated over their estimated useful lives of 7 to 10 years. Leasehold improvements are amortized over the remaining term of the lease. Repair and maintenance costs are charged to operations as incurred.

PATENT RIGHTS AND LICENSE AGREEMENT

        Patent rights, which are amortized on a straight-line basis over a five-year period, include costs incurred by the Company to secure patents for technology that the Company has developed. The license agreement, which is amortized on a straight-line basis over a 98 month period, includes exclusive marketing rights of certain technologies developed by Med-Design Corporation. The amortization period reflects the remaining life of Med-Design patents underlying the license agreement.

IMPAIRMENT OF LONG-LIVED ASSETS

        The Company periodically reviews long-lived assets to determine any potential impairment. The asset carrying values are compared with the expected future cash flows resulting from their use. The expected future cash flows include cash flows resulting from the asset's disposition. The Company would recognize an impairment loss if an asset's carrying value exceeded its expected future cash flow. To date, management has determined that no impairment of long-lived assets exists.

INCOME TAXES

        Deferred taxes are provided on an asset and liability method under which deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

EMPLOYEE STOCK-BASED COMPENSATION

        At June 30, 2003, the Company had two stock-based employee compensation plans (See Note 9). The Company accounts for those plans under the APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

        The Company also grants options and warrants to non-employees for goods and services and in conjunction with certain agreements. These grants are accounted for under FASB Statement No. 123 based on the grant date fair values.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended		Six Months Ended
	12/31/02	12/31/01	06/30/03	06/30/02
			(Unaudited)
Net income—as reported	$2,858,634	$6,619,763	$1,106,429	$1,224,516
Deduct: Total stock-based employee compensation (Expense determined under the fair value based method for all awards)	(267,622)	(75,602)	(202,958)	(138,836)
Related tax effect on stock-based employee compensation	101,696	0	0	0

Pro forma net income	$2,692,708	$6,544,161	$903,471	$1,085,680

Earnings per share:
Basic net income per share—as reported	$.61	$1.55	$.23	$.26
Basic net income per share—pro forma	$.57	$1.53	$.19	$.23
Diluted net income per share—as reported	$.57	$1.43	$.22	$.25
Diluted net income per share—pro forma	$.54	$1.41	$.18	$.22

        The above pro forma effects on net income and net income per share are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year.

RESEARCH AND DEVELOPMENT EXPENDITURES

        The Company's research and development expenditures are expensed as incurred.

PRODUCT WARRANTIES

        The Company provides a limited warranty for the replacement of defective products. The Company has never incurred any significant costs associated with this warranty and therefore have not provided any estimated liability for these warranties.

BASIC AND DILUTED NET INCOME PER SHARE

        Basic per-share amounts are computed by dividing net income or loss by the weighted average number of common shares outstanding. Diluted per-share amounts are computed similar to basic per-share amounts except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options and warrants, if dilutive. The number of additional shares is calculated by assuming the outstanding stock options and warrants were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the year. The dilutive effect of these additional shares for the years ended December 31, 2002 and 2001 was to increase the weighted average shares outstanding by 262,332 and 350,207 shares, respectively.

2. INVENTORIES

        Inventories consisted of the following:

	12/31/02	12/31/01	06/30/03
			(Unaudited)
Purchased parts and subassemblies	$1,609,747	$1,245,457	$1,614,164
Work in process	458,879	561,011	553,768
Finished goods	50,045	158,773	114,255

	$2,118,671	$1,965,241	$2,282,187

3. OTHER ASSETS

        Other assets consist of the following amortizable intangible assets:

	December 31, 2002			June 30, 2003 (Unaudited)
	Gross Carrying Amount	Accumulated Amortization	Net Value	Gross Carrying Amount	Accumulated Amortization	Net Value
License agreement	$2,047,894	$292,446	$1,755,448	$2,047,894	$417,835	$1,630,059
Patented technology	252,540	84,560	167,980	388,478	107,774	280,704

	$2,300,434	$377,006	$1,923,428	$2,436,372	$525,609	$1,910,763

        Amortization expense is as follows:

Six months ended June 30, 2003 (Unaudited)	$148,604
Six months ended June 30, 2002 (Unaudited)	$135,220
Year ended December 31, 2002	$275,357
Year ended December 31, 2001	$145,035

        Estimated amortization expense for the remainder of 2003 and for each of the next four years is approximately $156,000 and $300,000, respectively.

4. SALE OF GYNECOLOGY DIVISION AND DISCONTINUED OPERATIONS

        On April 25, 2001, the Company sold the assets of its gynecology division to CooperSurgical for $4,700,000. The agreement called for the Company to continue manufacturing monitors and catheters for CooperSurgical until the end of 2001, at which time CooperSurgical would assume responsibility for manufacturing. Because of this arrangement, a final settlement was made based on the inventory value on April 25, 2001 compared to the value on December 31, 2001. The inventory value on April 25, 2001 was $666,494. The Company shipped the entire remaining inventory to CooperSurgical in

December 2001, which totaled $291,900. This resulted in a $374,594 shortfall from the April 25, 2001 balance.

        Therefore, included in accounts receivable at December 31, 2001 is an amount due from CooperSurgical comprised of the following elements:

Amount due from CooperSurgical	$470,000
Difference in inventory value on December 31, 2001	(374,594)

Balance due	$95,406

        The Company recognized a gain on the sale summarized as follows:

Gross sales price	$4,700,000
Net assets sold	(1,365,576)
Transaction costs	(437,814)

Gain on sale	$2,896,610

        As a result of this transaction, the Company now operates in one reportable segment. In accordance with accounting principles generally accepted in the United States of America, the financial results for the gynecology segment are reported as "Discontinued Operations". Sales for the gynecology segment for the twelve-month period ended December 31, 2001 were $2,770,872.

5. ACCRUED EXPENSES

        Accrued expenses at December 31, 2002 and 2001 consisted of the following:

	2002	2001
Compensation	$545,408	$592,613
Other	361,526	198,478

	$906,934	$791,091

6. INCOME TAXES

        On December 31, 2000, the Company had a valuation allowance that fully offset its deferred tax assets due to the uncertainty surrounding the future realization of such assets. During 2001, in connection with the sale of the gynecology division (see Note 4), the Company utilized approximately $3.0 million of the NOL carry-forwards. Immediately after the sale of the gynecology division, the Company determined that a high degree of certainty existed that its remaining future income tax benefits would be realized as a result of both the current and future income of its remaining business segment. Accordingly, the valuation allowance on the remaining deferred income tax asset was eliminated in the second quarter to reflect the anticipated net deferred tax asset utilization. As a result of eliminating the valuation allowance, the Company recorded an income tax benefit in the second quarter ended June 30, 2001. This income tax benefit had the effect of reducing 2001 income tax expense by approximately $923,000.

        Significant components of the 2002 and 2001 provision for income taxes are as follows:

	2002	2001
Current:
Federal	$1,249,000	$157,000
State	160,000	35,000

Subtotal	1,409,000	192,000
Deferred federal and state tax benefit	225,000	(175,000)

Net tax expense	$1,634,000	$17,000

        The income tax provision (benefit) for 2001 has been presented in the statement of operations as follows:

Discontinued operations	$71,371
Continuing operations	(54,371)

Net tax expense	$17,000

        The appropriate deferred tax effect of each type of temporary difference and carry-forward is:

	2002	2001
Deferred tax assets
Vacation accrual	$54,000	$30,000
Inventory	32,000	10,000
Other	14,000	25,000
Tax credit carry-forwards	0	110,000

	$100,000	$175,000
Deferred tax liabilities
Property and equipment	(150,000)	0

Net deferred tax assets (liabilities)	$(50,000)	$175,000

        The components giving rise to the net deferred income tax assets (liabilities) described above have been included in the accompanying balance sheets as follows:

	2002	2001
Current assets	$100,000	$175,000
Long-term liabilities	(150,000)	0

Net deferred tax assets (liabilities)	$(50,000)	$175,000

        The total tax expense differs from the expected tax expense, computed by applying the federal statutory rate to the Company's net income, as follows:

	2002	2001
Expected income tax expense	$1,572,000	$2,323,000
Change in valuation allowance	0	(923,000)
Utilization of NOL carryforwards	0	(1,403,000)
State income taxes	170,000	40,000
Income tax credits	(96,000)	(50,000)
Stock option tax benefit	(52,000)	0
Non-deductible expenses	40,000	30,000

Net tax expense	$1,634,000	$17,000

        Because the Company just recently used most of its NOL carry forwards, it was able to pay only minimum estimated tax amounts based on historical profitability levels. Accordingly the Company's income tax payable balance has risen to approximately $1.25 million at December 31, 2002. During March 2003, the Company will be required to pay this amount along with estimated tax amounts for 2003 that are based on current profitability levels and accordingly will result in more immediate payment of income tax expense in the future.

        Six Months Ended June 30, 2003 and 2002 (Unaudited): Income tax expense for the first six months ended June 30, 2003, was computed using an estimated combined federal and state tax rate of 37%. A combined rate of 38% was used for the first six months ended June 30, 2002.

7. NOTE PAYABLE TO BANK

        The Company has a $3,000,000 line of credit agreement with a financial institution which bears interest at the financial institution's base rate with no minimum interest due and expires on August 1, 2003. The availability under the line is subject to borrowing base requirements, and advances are at the discretion of the lender. The line is secured by substantially all of our assets. The agreement also contains certain financial covenants, including minimum profitability and a maximum liabilities to net worth ratio. There were no outstanding borrowings under the agreement at December 31, 2002.

8. LEASES

        The Company is obligated under capital lease agreements for equipment. Future minimum payments under capital leases are as follows:

Years Ending December 31,	Amount
2003	$85,359
2004	85,359
2005	69,499
2006	4,758

Total minimum lease payments	244,975
Less amounts representing interest imputed at 8.0% to 11.6%	29,563

Present value of net minimum lease payments	215,412
Less current installments	64,894

$150,518

        Capital leases are secured by the equipment underlying the lease. Equipment under capital leases as of December 31, 2002 and 2001 is as follows:

	2002	2001
Equipment	$433,482	$433,482
Less accumulated depreciation	(192,094)	(159,837)

	$241,388	$273,645

        The Company leases its office and manufacturing facility under an operating lease that expires in July 2005. The Company is currently leasing 31,337 square feet with a monthly base rent of approximately $14,187. The Company also leases certain office equipment under operating leases. Future minimum payments under operating leases are as follows:

Years Ending December 31,	Amount
2003	$178,588
2004	177,962
2005	106,400
2006	7,091
2007	5,319

Total minimum lease payments	$475,360

        Total rent expense, including operating expenses and real estate taxes, was approximately $236,600 and $235,300 for the years ended December 31, 2002 and 2001, respectively.

9. SHAREHOLDERS' EQUITY

Warrants

        In connection with the 1994 sale of stock through a private placement, the Company issued warrants to purchase 376,396 shares of common stock at an exercise price of $5.61 per share that expired on January 20, 2002. The underlying shares related to these warrants were registered on an S-3 filing with the Securities and Exchange Commission in October 2001. A total of 356,343 of those warrants have been exercised and the remaining 20,053 warrants have been forfeited.

Stock Options

        The Company has five stock option plans: the 1989 Stock Option Incentive Plan, the 1991 Non-Qualified Plan, the 1996 Non-Employee Director and Medical Advisory Board Stock Option Plan, the 1999 Non-Employee Director and Medical Advisory Board Stock Option Plan and the Stock Option Incentive Plan (1999). Under the five plans, a maximum of 1,300,000 options were designated for grant at prices not less than 85% of fair market value at date of grant if a non-qualified option, or 100% if an incentive option as defined under the Internal Revenue Code. Of these options, approximately 204,000 remain available for future grants. Options vest over periods ranging from two years to five years and the options expire over periods ranging from six to fifteen years after the date of grant.

        As discussed in Note 1 to the financial statements, the company accounts for employee stock-based compensation under the APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The pro forma fair value of each option grant as presented in Note 1 to the financial statements is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2002 and 2001:

	2002	2001
Expected dividend yield	0%	0%
Expected stock price volatility	61.3%	57.8%
Risk-free interest rate	4.0%	4.8%
Expected life of options (years)	6	5

Weighted average fair value of options granted	$4.41	$1.93

        Additional information relating to all outstanding options as of December 31, 2002 and 2001 is as follows:

	2002		2001
	Shares	Weighted Avg Exercise Price	Shares	Weighted Avg Exercise Price
Options outstanding, beginning of year	428,900	$2.69	531,700	$1.76
Options granted	179,600	11.37	92,800	6.36
Options exercised	(36,600)	2.29	(101,024)	1.83
Options surrendered	(29,000)	7.41	(94,576)	1.95

Options outstanding, end of year	542,900	$5.34	428,900	$2.69
Options available for grant at end of year	204,100		358,176

Total reserved shares	747,000		787,076

        The following table summarizes information about stock options outstanding at December 31, 2002:

		Options Outstanding
				Options Exercisable
		Weighted Avg. Remaining Contractual Life (Yrs)
Range of Exercise Prices	Number Outstanding at 12/31/02		Weighted Avg Exercise Price	Number Exercisable at 12/31/02	Weighted Avg. Exercise Price
$ .81 - $ 2.00	242,200	3.0	$1.48	193,950	$1.45
$ 2.01 - $ 5.00	116,000	3.8	$3.70	48,600	$3.48
$ 5.01 - $10.00	87,800	6.8	$7.70	26,300	$7.44
$10.01 - $15.00	91,500	5.4	$14.68	15,200	$14.58
$15.01 - $18.65	5,400	4.7	$16.72	2,600	$16.57

$ .81 - $18.65	542,900	4.2	$5.34	286,650	$3.18

10. SIGNIFICANT CUSTOMERS

        The Company extends unsecured credit to customers primarily in the United States. For the years ended December 31, 2002 and 2001, one customer accounted for 67% and 76% of sales from continuing operations, respectively. This customer accounted for 65% and 54% of accounts receivable, respectively as of December 31, 2002 and 2001.

        In 2002, the Company had a second customer whose sales accounted for 13% of sales from continuing operations. This customer accounted for 6% of accounts receivable at December 31, 2002.

11. RETIREMENT PLAN

        The Company has a profit-sharing plan (the Plan) classified as a defined contribution plan under Section 401(k) of the Internal Revenue Code. The Plan allows employees to defer a portion of their annual compensation through pre-tax contributions to the Plan. The Company changed its matching in 2000 from 10% to 25% of an employee's contribution, up to a maximum of 5% of the employee's compensation. Matching contributions for the years ended December 31, 2002 and 2001 were $42,852 and $32,501, respectively. The Company's Board of Directors may approve discretionary contributions to the Plan. No discretionary contribution has been made since the Plan's inception.

12. EXPANDED LICENSE AGREEMENT

        On September 7, 2001, the Company finalized Addendum Number One to its Development and Licensing Agreement of August 2000 with Med-Design Corporation (the "Addendum"). Under the terms of the Addendum, Medamicus gained exclusive marketing rights to Med-Design's center-line retractable safety needle technology for the arterial access market in exchange for a payment of $2,000,000. Previously the Company had exclusive rights only to the venous access market.

        The $2,000,000 payment to Med-Design consisted of $1,000,000 in cash and $1,000,000 worth of Medamicus stock, or 68,027 shares based on the market value of the stock on the effective date of the Addendum. Under the terms of the Addendum, the Company agreed to file a registration statement with the Securities and Exchange Commission to register the 68,027 shares and completed this registration during the fourth quarter of 2001. As of December 31, 2002, the Company has recorded the full payment to Med-Design plus related transaction costs incurred to date as a License Agreement asset and will amortize the cost of the licensing rights over the estimated useful life of the exclusive rights acquired.

        The agreement, as amended, also requires the Company to pay Med-Design royalties on sales of the safety needle product. The royalty fees range from 17 to 20 percent of the net sales price, depending on the sales volume achieved. In order to maintain exclusive rights, the Company paid minimum royalty fees for 2002 of $160,000, of which $143,500 is included in current liabilities at December 31, 2002. To maintain these exclusive rights for 2003 in the event that the minimum sales targets are not achieved, the minimum royalty fee due would be approximately $175,000 for 2003.

13. SUBSEQUENT EVENTS (UNAUDITED)

Pending Business Acquisition

        On July 21, 2003, the Company entered into a definitive agreement to acquire the operating assets of BIOMEC Cardiovascular Inc. ("BCI"), a Minneapolis-based developer and manufacturer of implantable stimulation leads, lead delivery systems and accessories for cardiac rhythm management and neuromodulation. BCI is a subsidiary of BIOMEC Inc., a privately held medical technology company headquartered in Cleveland, Ohio. BCI had sales of approximately $4.2 million during its latest fiscal year ended December 31, 2002.

        The board of directors of Medamicus, Inc. as well as the boards of directors of BCI and BIOMEC Inc. have approved the acquisition and unanimously recommended approval by their respective shareholders. Besides requiring approval by the shareholders of Medamicus and BIOMEC Inc., the transaction is subject to SEC review, the absence of material adverse events and other customary closing conditions. Under the agreement, Medamicus will be obligated to pay at closing a total of $18.0 million with not less than $7.0 million in cash and not less than $7.0 million in newly issued shares of Medamicus common stock, with the additional $4.0 million, subject to adjustments, to be paid in either stock or cash at the option of Medamicus. The agreement also requires Medamicus to make additional payments to the Seller in 2004 and 2005 if certain levels of sales of BCI products are achieved. Medamicus could currently finance the transaction by paying $7.0 million in cash and $11.0 million in stock using its existing cash and line of credit. Medamicus is currently negotiating with a number of financial institutions to secure a $5.0 million term loan in addition to its $3.0 million line of credit to allow for the option of paying a larger portion of the purchase price in cash.

Credit Facility

        On August 25, 2003, Medamicus entered into a commitment letter for a credit facility consisting of a $5.0 million term loan, amortizing over five years, together with a $3.0 million working capital line of credit. The credit facility will be secured by substantially all of the assets of Medamicus, including the assets to be acquired in the transaction. Availability under the working capital line of credit will be dependent upon levels of accounts receivable and inventory and will require Medamicus to comply with certain financial and operational covenants. Medamicus expects to use the $5.0 million under the term loan together with its current cash to pay the maximum amount of cash at closing permitted under the asset purchase agreement and to pay the assumed liabilities and other expenses associated with the transaction.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
 BIOMEC Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of BIOMEC Inc. (an Ohio corporation) and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BIOMEC Inc. and Subsidiaries as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note A to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

                      /s/ GRANT THORNTON LLP

Cleveland, Ohio
April 18, 2003

BIOMEC Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2002	December 31, 2001
ASSETS
Current assets
Cash and cash equivalents (Note A)	$1,123,450	$997,729
Accounts receivable (less allowance for doubtful accounts of $25,000 and $50,000 in 2002 and 2001, respectively)	1,146,440	879,172
Notes receivable (less allowance for doubtful notes of $751,831 in 2002 and 2001) (Note B)	0	80,429
Shareholders' receivable for stock purchase (Note L)	0	261,000
Inventories (Note C)	796,431	670,427
Prepaid expenses	93,688	139,560
Other	0	7,275

Total current assets	3,160,009	3,035,592

Property and equipment, net (Note D)	1,498,863	968,080
Other assets
Investments (Note E)	213,454	325,414
Goodwill	878,157	878,157
Deposits and other	188,869	101,876

Total other assets	1,280,480	1,305,447

Total assets	$5,939,352	$5,309,119

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Lines of credit (Note F)	$249,920	$250,000
Current maturities of long-term obligations (Note G)	183,333	232,485
Accounts payable	657,372	595,835
Accrued expenses (Note H)	1,136,015	661,173

Total current liabilities	2,226,640	1,739,493

Long-term obligations (Note G)	302,149	486,446
COMMITMENTS AND CONTINGENCIES (Notes J and K)
STOCKHOLDERS' EQUITY (Note L)
Common stock, no par or stated value; 10,000,000 shares authorized issued and outstanding 2,015,864 in 2002 and 1,656,933 in 2001	21,127,135	15,319,108
Additional paid-in capital	10,666	10,666
Common stock subscribed	0	261,000
Accumulated deficit	(17,055,366)	(12,337,594)

	4,082,435	3,253,180
Less treasury stock—41,617 shares in 2002 and 16,500 shares in 2001	(671,872)	(170,000)

Total stockholders' equity	3,410,563	3,083,180

Total liabilities and stockholders' equity	$5,939,352	$5,309,119

The accompanying notes are an integral part of these financial statements

BIOMEC Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2002	2001
Revenues
Product sales	$4,324,008	$3,584,015
Funded development and government grants	3,872,435	3,271,366

Total revenues	8,196,443	6,855,381

Operating expenses
Cost of revenues (Note H)	6,490,479	4,642,083
Selling, general and administrative	5,253,226	5,218,805
Special charges (Note H)	908,351	0

Total operating expenses	12,652,056	9,860,888

Operating loss	(4,455,613)	(3,005,507)
Other income (expense)
Loss on investments (Notes E and H)	(428,864)	(1,749,122)
Loss on notes receivable (Note B)	0	(751,831)
Interest income	19,091	66,771
Interest expense	(76,719)	(93,929)
Other income	224,333	85,717

Total other income (expense)	(262,159)	(2,442,394)

Loss before income taxes	(4,717,772)	(5,447,901)
Income taxes (Note O)	0	0

Net loss	$(4,717,772)	$(5,447,901)

The accompanying notes are an integral part of these financial statements

BIOMEC Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

				Common Shares Subscribed
	Common Shares						Treasury Shares
Years Ended December 31, 2002 and 2001			Additional Paid-In Capital			Accumulated Deficit
	Shares	Value		Shares	Amount		Shares	Cost	Total
Balances at December 31, 2000	1,560,120	$13,780,120	$10,666	0	$0	$(6,889,693)	(14,000)	$(140,000)	$6,761,093
Common shares issued for cash (net)	96,813	1,538,988	0	0	0	0	0	0	1,538,988
Share subscriptions receivable	0	0	0	16,313	261,000	0	0	0	261,000
Shares repurchased	0	0	0	0	0	0	(2,500)	(30,000)	(30,000)
Net loss	0	0	0	0	0	(5,447,901)	0	0	(5,447,901)

Balances at December 31, 2001	1,656,933	15,319,108	10,666	16,313	261,000	(12,337,594)	(16,500)	(170,000)	3,083,180
Issuance of shares for 2001 subscriptions	16,313	261,000	0	(16,313)	(261,000)	0	0	0	0
Common shares issued for cash (net)	316,435	5,028,099	0	0	0	0	0	0	5,028,099
Shares issued in connection with license agreement (Note E)	25,000	500,000	0	0	0	0	0	0	500,000
Sale of shares under 1999 Employee Stock Purchase Plan	1,183	18,928	0	0	0	0	0	0	18,928
Shares re-acquired upon termination of license agreement (Note E)	0	0	0	0	0	0	(25,000)	(500,000)	(500,000)
Purchase of shares for treasury	0	0	0	0	0	0	(117)	(1,872)	(1,872)
Net loss	0	0	0	0	0	(4,717,772)	0	0	(4,717,772)

Balances at December 31, 2002	2,015,864	$21,127,135	$10,666	0	$0	$(17,055,366)	(41,617)	$(671,872)	$3,410,563

The accompanying notes are an integral part of these financial statements

BIOMEC Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2002	2001
Cash Flows from Operating Activities:
Net loss	$(4,717,772)	$(5,447,901)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	524,220	411,001
Amortization	0	60,823
Loss on termination of license agreement	300,000	0
Loss on disposal of equipment	34,599	0
Loss on investments	428,864	1,749,122
Loss on notes receivable	0	751,831
Note receivable received for services rendered	(23,025)	(26,015)
Accrued interest income on notes receivable	0	(4,414)
Changes in operating assets and liabilities:
Accounts receivable	(267,268)	217,553
Inventories	(126,004)	(93,122)
Prepaid expenses	45,872	25,255
Deposits and other	(79,718)	(22,014)
Accounts payable	61,537	47,607
Accrued expenses	493,770	165,363

Net cash used in operating activities	(3,324,925)	(2,164,911)

Cash Flows from Investing Activities:
Cash distribution from investee	41,000	0
Purchases of prepaid license	(300,000)	0
Purchases of equipment	(1,089,602)	(385,377)
Investments in affiliates	(254,450)	(243,582)
Investment in notes receivable	0	(344,953)

Net cash used in investing activities	(1,603,052)	(973,912)

Cash Flows from Financing Activities:
Common shares repurchased for treasury	(1,872)	(30,000)
Net proceeds from sale of common shares	5,289,099	1,538,988
Net borrowings (repayments) on line of credit	(80)	0
Payments on long-term debt	(233,449)	(306,065)

Net cash provided by financing activities	5,053,698	1,202,923

Net increase (decrease) in cash	125,721	(1,935,900)
Cash and cash equivalents at beginning of year	997,729	2,933,629

Cash and cash equivalents at end of year	$1,123,450	$997,729

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$44,291	$93,928
Cash paid for income taxes	$0	$0
Noncash transactions:
Receivable for common shares subscribed	$0	$261,000
Common stock issued for common shares subscribed	$261,000	$0
Common shares issued for license agreement	$500,000	$0
Common shares re-acquired for treasury in connection with termination of license agreement	$500,000	$0
Common shares issued for accrued liability under 1999 Employee Stock Purchase Plan	$18,928	$0
Exchange of notes receivable for investment	$103,455	$0

The accompanying notes are an integral part of these financial statements

BIOMEC Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

  Principles of Consolidation

  The consolidated financial statements include the accounts of BIOMEC Inc. ("BIOMEC"), and its wholly-owned subsidiaries, BIOMEC Systems, Inc. ("BSI") and BIOMEC Cardiovascular, Inc. ("BCI").

  Nature of Operations

  BIOMEC is an Ohio-based corporation that accelerates the profitable commercialization of selected biomedical technology and concepts from leading research laboratories, major medical institutions, universities and national laboratories. The Company has three primary revenue sources, Government Contracts, Funded Development, and Products and Services. Government Contracts relate to the Federal Small Business Innovative Research ("SBIR") program in which the Company is an active participant. Funded Development relates to the development and manufacturing of products for industrial partners. Products and Services relates to the proprietary products and services that the Company offers to its customers.

  BCI is a Minnesota-based corporation that develops and manufactures medical products, specializing in pacemaker leads, medical catheters and other implantable and single-use medical devices.

  BSI began operations in March 2000 to form partnerships with research institutions in Columbus and Cincinnati to commercialize biomedical research in a manner similar to BIOMEC in Cleveland. During 2000, the Company was awarded a $1,875,000 grant by the State of Ohio to help accelerate commercialization in these geographical areas. The grant, as amended, provides for a 50/50 cost sharing arrangement through September 1, 2003. In addition, during 2002, the grant agreement was extended to cover similar work performed at BIOMEC in Cleveland. The Company received approximately $638,000 and $648,000 related to this grant during 2002 and 2001, respectively. The unused portion of the grant was approximately $385,000 at December 31, 2002. In connection with the Company's restructuring (see note H), BSI closed its operations in December 2002.

  The Company has incorporated four other wholly-owned subsidiaries, BIOMEMS Inc. (effective August 21, 1998), BIOTISSUES Inc. (effective August 21, 1998), BIOMEC.com Inc. (effective June 17, 1999) and NANOBIOMEMS Inc. (effective March 31, 2000), to reserve their corporate names. These entities have been inactive since their incorporation.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

  Cash equivalents consist of investments in short-term, highly liquid securities having original maturities of three months or less made as part of the Company's cash management activity. The Company's cash management program utilizes zero balance bank accounts. Cash and cash equivalents included a $158,463 money market fund and $455,000 of adjustable rate notes with a seven-day put option at December 31, 2002, and a $229,966 money market fund and $665,000 of adjustable rate notes with a seven-day put option at December 31, 2001, which amounts were not insured by the Federal Deposit Insurance Corporation.

  Inventories

  Inventories are valued at the lower of cost or market on the first-in, first-out (FIFO) method.

  Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided over the estimated service lives (primarily three to five years) of the depreciable assets using straight-line methods for financial and accelerated methods for tax reporting purposes. Leasehold improvements are being depreciated over the shorter of the useful life of the asset or the term of the related lease.

  Advertising Costs

  Advertising costs are expensed when incurred. Advertising expense was approximately $112,000 and $99,000 in 2002 and 2001, respectively.

  Stock-Based Compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force ("EITF") Consensus on Issue No. 96-18.

  In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure: an amendment of FASB Statement 123 (SFAS 123). This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of SFAS 123, Accounting for Stock-Based Compensation, to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effect of the method used on reported results. The Company utilizes the intrinsic value method for stock-based employee compensation, and they elected not to adopt the transitional provision to the fair value method under SFAS 148; however, the Company did adopt the expanded annual disclosure provisions of SFAS 148 effective

  December 31, 2002. Had the fair value method been applied, the compensation expense would have been different. The following table illustrates the effect on net loss if the Company had applied the fair value method for the following fiscal years:

	Years ended December 31,
	2002	2001
Net loss—as reported	$(4,717,772)	$(5,447,901)
Less: Total stock-based employee compensation expense determined under fair value based method for all awards	(185,000)	(197,000)

Net loss—pro forma	$(4,902,772)	$(5,644,901)

  Goodwill

  Effective January 1, 2002, in accordance with Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets, goodwill is no longer subject to amortization, but will be tested for impairment annually and whenever there is an impairment indicator. Goodwill had been amortized on a straight-line basis over 20 years prior to January 1, 2002. Amortization expense related to goodwill was $58,930 in 2001.

  Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the tax bases of assets and liabilities and their financial reporting amounts and to operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company's temporary differences primarily arise from net operating loss carryforwards, allowance for doubtful accounts and notes receivable, and depreciation methods and lives. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  Asset Impairments

  Effective January 1, 2002, the Company adopted SFAS 142. In accordance with this statement, the Company performs tests for impairment of goodwill annually or whenever circumstances indicate a potential impairment. In determining whether an impairment exists, the Company compares the fair value of the reporting unit associated with the goodwill to the carrying value of its net assets, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, then the implied fair value of reporting unit goodwill is compared to the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to the excess. The Company determines the fair value using a variety of methods, including quoted market prices, cash flow analysis and estimates of earnings or revenues. Where applicable, an appropriate discount rate is used.

  Effective January 1, 2002, the Company adopted SFAS 144, Accounting for the Impairment or Disposal of Long Lived Assets. In accordance with this statement, the Company reviews the carrying value of its long-lived assets (other than goodwill) whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. If indicators of impairment exist, the Company would determine whether the estimated undiscounted sum of the future cash flows of such assets is less than its carrying amount. If less, an impairment loss would be recognized based on the excess of the carrying amount of such assets over their respective fair values. The Company would determine the fair value by using quoted market prices, if available, for such assets; or if quoted market prices are not available, the Company would discount the expected estimated future cash flows.

  Reclassifications

  Certain amounts in the 2001 financial statements have been reclassified to conform to the 2002 presentation.

NOTE B—NOTES RECEIVABLE

        During 2000 and 2001, the Company purchased non-interest bearing convertible notes receivable aggregating approximately $751,831 from NeuroControl Corporation, an investee of the Company. The notes were convertible into shares of capital stock of NeuroControl. In conjunction with the Company's write-off of their investment in NeuroControl (see Note E), the Company recorded a $751,831 reserve against these notes at December 31, 2001, which reserve remains $751,831 at December 31, 2002.

        In May 2001, the Company purchased for cash a $50,000 secured convertible promissory note from Imalux Corporation (formerly Optical Coherence Technologies, Inc.). In addition, the Company entered into an agreement with Imalux Corporation whereby the Company agreed to provide up to $50,000 in office support services, technical assistance and regulatory affairs guidance in consideration for an additional secured convertible promissory note receivable. During 2001, the Company provided applicable services, valued at $26,015. As of December 31, 2001, the two notes had an aggregate carrying value of $80,429 including accrued interest of $4,414. On October 31, 2002 the notes, having an aggregate carrying value of $103,454, were converted into shares of capital stock of Imalux Corporation (see Note E).

NOTE C—INVENTORIES

        Inventories consist of the following as of December 31, 2002 and 2001:

	2002	2001
Raw materials	$388,681	$322,721
Work-in-process	114,874	89,187
Sub assembly	67,191	111,488
Finished goods	225,685	147,031

	$796,431	$670,427

NOTE D—PROPERTY AND EQUIPMENT

        Property and equipment consist of the following at December 31, 2002 and 2001:

	2002	2001
Leasehold improvements	$695,570	$317,337
Machinery and equipment	1,024,861	817,677
Computer software	496,634	258,364
Office equipment	694,939	578,140
Construction in progress	5,000	20,397

	2,917,004	1,991,915
Less accumulated depreciation	1,418,141	1,023,835

	$1,498,863	$968,080

NOTE E—INVESTMENTS

        Investments consist of the following at December 31, 2002 and 2001:

	2002	2001
Imalux Corporation	$203,454	$0
NeuroControl Corporation	0	0
Frantz-BIOMEC LLC	0	71,833
Paraspinal Diagnostic Corporation	0	0
BioDynamic Solutions, Inc.	0	241,843
Other	10,000	11,738

	$213,454	$325,414

  Imalux Corporation

        On October 31, 2002, the Company exchanged $103,454 in Imalux Corporation secured convertible promissory notes and $100,000 in cash for a total of 15,079 shares of Series A Convertible Preferred Stock. The shares are convertible into Imalux Corporation common shares based on formulas contained in the Share Purchase Agreement. The shares are voting and accumulate dividends at 8% of $16.4298 per share per year. In the event of liquidation, dissolution, or winding up, Series A Convertible preferred shareholders have a preference over certain other shareholders to receive payment of $41.0745 per share held for the net assets available to shareholders. This investment is being accounted for under the cost method.

  NeuroControl Corporation

        On October 8, 1999, the Company purchased 2,566 Series D Convertible Preferred Shares of NeuroControl Corporation for $1,249,122. The shares are convertible into common shares of NeuroControl based on two different formulas based on whether the conversion is initiated by the Company or NeuroControl. The shares accumulate dividends at $29.34 per share annually and entitle the holder to share in common dividends declared based on the number of common shares into which the preferred shares are convertible. The shares have no voting rights. In the event of liquidation, dissolution, or winding up, Series D Convertible Preferred shareholders have preference over other preferred and common shareholders to receive payment of $489 per share held for the net assets available to shareholders. The Company has been granted one board of directors seat as a result of its ownership of these shares. The Company has also been granted the opportunity to manufacture products on behalf of NeuroControl. At December 31, 2001, the Company determined it appropriate to write down its investment in NeuroControl to zero. The loss on investment on the Consolidated Statement of Operations for 2001 includes a $1,249,122 charge related to this investment.

  Frantz-BIOMEC LLC

        In 1999, the Company entered into a joint venture agreement with Frantz Medical Development Ltd. ("Frantz Medical"). The joint venture, Frantz-BIOMEC LLC, was formed to combine some of the resources of Frantz Medical and the Company (collectively the "Members") to develop, design and market medical products. Each Member acquired a 50% equity interest in Frantz-BIOMEC LLC at a purchase price of $50,000 for a total initial capitalization of $100,000. During 2000, the Company contributed an additional $50,000 in accordance with the agreement. Each Member also agrees to contribute up to a maximum of $500,000 annually to fund product development programs of the joint venture and agrees, upon the request of the board of directors of the joint venture, to make additional contributions to the equity of Frantz-BIOMEC LLC in proportion to their respective ownership interest. In addition, Members agree that they will, upon the request of the board of directors of the joint venture, make available to the joint venture loans or guarantees of loans in proportion to their respective ownership interest.

        As a condition of entering into the joint venture agreement, Frantz Medical purchased 20,000 units from the Company under terms similar to the Company's 1998 Offering (see Note L) for an aggregate purchase price of $200,000. In accordance with the terms of the Company's 1998 Offering, Frantz Medical was required to and did purchase an additional 5,000 common shares in connection with the Company's 1999 Offering or forfeit the warrants received under the 1998 Offering. The Company has accounted for this investment under the equity method. Frantz-BIOMEC LLC had minimal operations during 2000 through 2002. During 2002, the Company received a $41,000 cash distribution from Frantz-BIOMEC LLC and wrote-off its remaining investment balance of $30,833.

  Paraspinal Diagnostic Corporation

        In March 2000, the Company purchased 136.36 Class C preferred shares of Paraspinal Diagnostic Corporation ("Paraspinal") for $500,000 as part of a private placement offering. At December 31, 2001, the Company determined it appropriate to write down its investment in Paraspinal to zero. The loss on investments in the Consolidated Statement of Operations for 2001 includes a $500,000 charge related to this investment.

  BioDynamic Solutions, Inc.

        On February 28, 2001, the Company entered into a Technology Development and Share Purchase Agreement (the "Technology Agreement") with BioDynamic Solutions, Inc. ("BioDynamic"). Under the Technology Agreement, the Company agreed to fund the development of the industrial version of the BioDynamic Lumbar Motion Monitor ("LMM") and the construction of 10 production quality units for up to a maximum cost of $260,908, of which the Company had incurred $241,843 of development costs as of December 31, 2001. In consideration for its performance under the Technology Agreement, BioDynamic issued the Company 400 shares (4% of all voting shares) of its common stock. This investment was accounted for under the cost method. During 2002, the Company incurred additional development related costs of $156,188. In conjunction with the Company's restructuring plan (see note H), the Company determined that it would no longer participate in the development of this product. Included in loss on investments on the Consolidated Statement of Operations for 2002 is $398,031 related to the write-off of this investment.

        On April 18, 2002, the Company entered into a License Agreement with BioDynamic. Upon execution of the License Agreement and the transfer of the licenses, the Company paid BioDynamic $300,000 in cash and 25,000 shares of the Company's common stock valued at $20 per share per the agreement. In conjunction with the Company's restructuring plan (see note H), the Company has terminated its License Agreement with BioDynamic. The termination resulted in the return of the Company's 25,000 shares of common stock which are held in treasury at December 31, 2002. Included in special charges on the Consolidated Statements of Operations for 2002 is $300,000 related to the termination of the License Agreement.

NOTE F—LINES OF CREDIT

        The Company has two available unsecured lines of credit. The first provides for maximum borrowings of $250,000 at the bank's prime rate of interest less .25% (4% at December 31, 2002). There were no borrowings under this line of credit during 2002 or 2001.

        The second provides for maximum borrowings of $250,000 with the same bank. This line requires interest at prime less 0.25% and is due on demand. The outstanding balance on this line of credit was $249,920 and $250,000 at December 31, 2002 and 2001, respectively.

NOTE G—LONG-TERM OBLIGATIONS

        The Company's long-term obligations consist of the following at December 31:

Description	2002	2001
Note payable—Key Bank, monthly principal payments of $11,111 plus interest at prime less .25% (4% at December 31, 2002) through July 2005	$343,815	$488,889
Term loan—Key Bank, monthly principal payments of $4,167, interest at prime less .25% through October 1, 2005	141,667	191,667
Other	—	38,375

	485,482	718,931
Less current maturities	183,333	232,485

	$302,149	$486,446

        Borrowings under the term loan are collateralized by specific assets of the Company. Borrowings under the note payable are unsecured.

        Future annual maturities of all long-term obligations as of December 31, 2002 are as follows:

2003	$183,333
2004	183,333
2005	118,816

$485,482

NOTE H—RESTRUCTURING

        In a continued effort to improve the Company's financial performance and position it for future growth, management made the decision to consolidate certain operations during fiscal year 2002. The goals of the consolidation were to reduce redundant overhead structure within the Company while taking advantage of the core competencies of the remaining operations. In addition, the Company will focus resources on products and markets with the highest immediate and long-term potential.

        During 2002, the Company recorded special charges related to its restructuring. The special charges principally relate to reducing staffing levels, closing facilities and the write-down of certain inventory and investments. Detail of the actions and related special charges are summarized as follows:

Description	Charged to Operations	Liabilities at December 31, 2002
Severance	$375,625	$247,631
Rent commitments	210,994	210,994
Inventory write-down	384,653	0
Write-down of investment in BioDynamic	398,031	0
Termination of license agreement with BioDynamic	300,000	0
Other	21,732	5,525

	$1,691,035	$464,150

        Total special charges of $1,691,035 for the year ended December 31, 2002 are classified on the Consolidated Statement of Operations as cost of revenues ($384,653), loss on investments ($398,031) and special charges ($908,351). Liabilities related to special charges of $464,150 are included in accrued expenses on the December 31, 2002 Consolidated Balance Sheet.

NOTE I—RELATED PARTY TRANSACTIONS

        Accounts payable included $14,241 at December 31, 2001 and accrued liabilities included $40,000 at December 31, 2001 for amounts due to certain officers/shareholders of the Company related to fees and expenses for services rendered. A certain officer/shareholder of the Company also provided legal services to the Company in 2002 and 2001 on a fee for services basis for amounts deemed to be in the normal course of business.

        During 2001, the Company wrote off as uncollectible a receivable of approximately $122,000 which was due from Paraspinal (see Note E) for services rendered and expenses incurred.

NOTE J—OPERATING LEASES

        BIOMEC leases its offices under an operating lease that expires in August 2004 with an option to extend through August 2009. Rent expense under this lease was approximately $156,000 and $130,000 in 2002 and 2001, respectively.

        In addition, BIOMEC leases an adjacent manufacturing facility under an operating lease that expires in August 2004. The lease requires monthly payments of approximately $7,600. Rent expense under this lease was approximately $91,000 and $30,000 in 2002 and 2001, respectively. In connection with the Company's restructuring (see note H), the manufacturing facility was closed in December 2002. As a result, the Company has recorded a lease obligation liability of $148,394 at December 31, 2002.

        BCI occupies its facilities under an operating lease that, as amended, expires December 2008. The lease requires monthly base rental payments which range from $10,047 to $14,189. BCI is also required to pay certain common area charges, including real estate taxes. Rent expense under this lease, including the additional charges, was approximately $227,000 and 196,000 in 2002 and 2001, respectively.

        BSI leases two office facilities under operating leases that expire July 31, 2003. The leases require combined monthly payments of approximately $8,940. Rent expense under these leases was approximately $114,000 and $130,000 in 2002 and 2001, respectively. In connection with the Company's restructuring (see note H), these offices were closed in December 2002. As a result, the Company has recorded a lease obligation liability of $62,600 at December 31, 2002.

        The Company also leases miscellaneous equipment under operating leases with various expiration dates through 2006. Rent expense under these leases was approximately $33,800 and $52,500 in 2002 and 2001, respectively.

        Future minimum rental commitments for years subsequent to December 31, 2002 under all operating leases, exclusive of leases where the Company, in connection with its restructuring, has recorded a lease obligation liability, are as follows:

Amount
2003	$339,067
2004	344,304
2005	184,622
2006	171,371
2007	170,268

$1,209,632

NOTE K—COMMITMENTS AND CONTINGENCIES

        The Company has a consulting agreement with its Chairman and Chief Executive Officer (the "Consultant"). The consulting agreement, as amended and restated, was effective January 1, 2000 and provides for an annual retainer fee of $174,000 payable in equal monthly installments. If the Consultant no longer holds the position of Chief Executive Officer, and in accordance with the terms of the consulting agreement, the annual retainer fee is reduced to $130,500. Effective July 1, 2001, the Consultant voluntarily reduced the annual retainer fee to approximately $96,000. The Board of Directors of the Company have the option to reimburse the Consultant for this voluntary reduction in the form of a bonus after BIOMEC Inc.'s Cleveland location has experienced two successive break even or better quarters. Unless extended by the Company and the Consultant, the term of the agreement, as amended, shall end on December 31, 2003. Effective March 1, 2003 and for the remainder of 2003, the Consultant and the Company have entered into an agreement whereby the Consultant's annual retainer fee was cancelled in lieu of a commission-based remuneration arrangement. The new arrangement calls for the Consultant to be paid 2% of the transaction price involving the sale and/or merger of any of the Company's interests. In addition, the Consultant is to be paid 4% of the proceeds from certain sources of cash received by the Company, including funds from investors (current or new), loans, services provided in exchange for stock, or any other source of cash, except that no commission shall be paid for cash received as a result of existing warrant and option holders exercising their rights. The arrangement also provides that the Company will issue the Consultant, at no cost, 19,160 common shares in exercise of the Consultant's founders warrants.

NOTE L—STOCKHOLDERS' EQUITY

  Co-Founders

        In July and August 1998, prior to the distribution of a confidential offering memorandum, the co-founders of the Company purchased 187,500 common shares at $2 per share, for an aggregate purchase price of $375,000. In addition, the co-founders were granted founders warrants to purchase an additional 65,000 common shares at $2 per share. These warrants may be exercised at any time through September 30, 2005. As of December 31, 1998, 25,000 of these founders warrants had been exercised. No additional founders warrants have been exercised through December 31, 2002.

  1998 Offering

        During 1998 and 1999, the Company completed a confidential private offering (the "1998 Offering") of 942,500 units at $10 per unit for an aggregate offering price of $9,425,000. Each unit consisted of a common share plus a Class A Warrant to purchase additional common shares for $10. The Class A Warrants may be exercised at any time between January 30, 2000 and September 30, 2005. Provisions of the Class A Warrants required the holders to subscribe and pay for additional common shares of a subsequent offering equal to twenty-five percent (25%) of the dollar amount of such holder's purchase in the 1998 Offering, or the Class A Warrants would be forfeited. As a result of a subsequent offering completed in 2000, 46,333 Class A Warrants were forfeited.

  1999 Offering

        During 2000, the Company completed a confidential private offering (the "1999 Offering"). The offering resulted in the sale of 404,726 units at $10 per unit for an aggregate offering price of

$4,047,260. Each unit consisted of a common share plus a Class B Warrant to purchase an additional common share for $10. The Class B Warrants may be exercised at any time between January 30, 2000 and September 30, 2005.

  1999 Employee Stock Purchase Plan

        Under the 1999 Employee Stock Purchase Plan, employees are permitted to purchase shares of the Company's stock valued at up to 10% of their compensation each year. The purchases are at fair value as determined by the Board of Directors and made by payroll deductions. At the Company's discretion, options may be granted to employees in connection with their purchase of shares to purchase additional shares of the Company's stock for the same purchase price. During 2001, approximately $19,000 was withheld from employees to purchase shares under the plan at $16 per share, which shares were issued in 2002. In connection with the purchase of these shares, the Company granted employees a total of 997 options. During 2002, approximately $15,000 was withheld from employees to purchase shares under the plan at $16 per share, which amount is included in accrued liabilities on the December 31, 2002 Consolidated Balance Sheet.

  2001 Offering

        On December 3, 2001, the Company issued a Confidential Offering Memorandum (the "2001 Offering") for the private placement of 1.0 million units at $16.00 per unit. Each unit consists of a common share plus a Class C warrant to purchase an additional common share for $16.00. The Class C warrants may be exercised at any time through September 30, 2005. This offering was originally in effect for subscriptions received from December 3, 2001 through January 31, 2002 but was subsequently extended. The Company, at its discretion, may continue to issue shares under the 2001 Offering.

        As of December 31, 2001, 15,000 units had been subscribed for under the 2001 Offering. As of December 31, 2001, the Company had received $24,000 representing payment for 1,500 of the units. Subsequent to December 31, 2001, but prior to the release of the Company's financial statements, the Company received $216,000, representing payment for 13,500 units, and therefore classified the $216,000 as a current asset on the December 31, 2001 balance sheet. As of December 31, 2002, the Company had received $5,273,960 representing payment for 329,623 units. There were no common shares subscribed for under the 2001 Offering at December 31, 2002.

  Other Stock Issuances

        During 2001, the Company received subscriptions for the purchase of 98,126 units at $16.00 per unit from outside investors as well as certain directors, officers and shareholders of the Company. Each unit consisted of a common share plus a Class C warrant to purchase an additional common share for $16.00. The Class C warrants may be exercised at any time between the date of issuance and September 30, 2005. As of December 31, 2001, the Company had received $1,525,000 for 95,313 units and had an outstanding subscription receivable for $45,000 representing 2,813 units, which receivable was collected during 2002.

  Authorized Shares

        In May 2001, the Company increased the number of authorized common shares from 5,000,000 to 10,000,000.

  Stock Options

        In 1999, the Company adopted two stock option plans. The 1999 Employee Incentive Stock Plan provides for the granting of incentive or nonqualified stock options to purchase common stock of the Company or the granting of the Company's restricted common stock. The 1999 Non-Employee Incentive Stock Plan provides for the granting of nonqualified stock options to purchase common stock of the Company. Both plans stipulate that the option price not be less than the fair market value of the Company's common stock at the grant date and that the options not expire later than ten years from the grant date.

        Information related to stock options at December 31, 2002 and 2001 is as follows:

	2002		2001
	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price
Outstanding, beginning of year	671,840	$10.00	513,654	$10.00
Granted	76,397	16.00	255,700	10.00
Exercised	0		0
Forfeited or terminated	(222,783)	12.94	(97,514)	10.00

	525,454	12.23	671,840	10.00

Weighted average fair value of options granted during the year	$2.14		$2.56

        The weighted average remaining contractual life of all options granted was approximately 7.9 and 7.6 years at December 31, 2002 and 2001, respectively.

        The fair values of the stock options used to calculate the pro forma net loss were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2002 and 2001: expected volatility of 0%; risk-free interest rates from 2.90% to 4.16% for 2002 and 3.28% to 5.04% for 2001; and expected option lives of 4 years with no dividend yield.

        In addition to the options granted to employees, directors, and officers, the Company granted options to non-employee consultants in 2002 and 2001. Consistent with SFAS No. 123 and EITF 96-18, the Company has valued these options based on the value of the services received less the cash paid to the consultants. This valuation resulted in a de minimis amount being assigned to these options.

  Warrants

        All outstanding warrants are convertible at a rate of one warrant to purchase one common share. All Class A and Class B warrants are exercisable at $10 per common share, Class C warrants are exercisable at $16.00 per common share, and all founders warrants are exercisable at $2 per common share. Information related to warrants for 2002 and 2001 is as follows:

	2002				2001
	Founders	Class A	Class B	Class C	Founders	Class A	Class B	Class C
Outstanding, beginning of year	40,000	866,167	402,226	96,813	40,000	866,167	404,726	0
Issued	0	0	5,000	329,623	0	0	0	96,813
Exercised	0	0	0	0	0	0	0	0
Cancelled or forfeited	0	0	0	0	0	0	2,500	0

Outstanding, end of year	40,000	866,167	407,226	426,436	40,000	866,167	402,226	96,813

  Common Shares Reserved

        At December 31, 2002 and 2001, the Company's common shares were reserved for the following reasons:

	2002	2001
Exercise of Co-Founders Warrants	40,000	40,000
Exercise of Class A Warrants	575,000	575,000
Exercise of Class B Warrants	311,706	311,706
Exercise of Class C Warrants	1,062,500	1,062,500
2001 Offering Memorandum	663,877	998,500
Share Incentive Plans	996,500	846,500

	3,649,583	3,834,206

  Restrictions

        The Company's shareholders have entered into an agreement which restricts the transferability of all common shares and warrants of the Company.

NOTE M—RETIREMENT PLAN

        The Company has a 401(k) retirement plan which includes a provision for discretionary Company matching contributions. For both 2002 and 2001, the Company has elected to match 50% of each employee's elective deferrals covering deferrals up to a maximum of 6% of the participant's annual compensation. The total contribution expense for this plan was approximately $80,000 and $49,000 for 2002 and 2001, respectively.

NOTE N—PROFIT SHARING PLAN

        The Company has a profit sharing plan in which 10% of the Company's after tax profits will be established as the maximum amount which may be awarded under the profit sharing plan. The profit sharing plan agreement provides that 40% of the award shall be paid in cash and 60% of the award shall be credited to the participant's account under the 1999 Employee Stock Purchase Plan. The Company did not incur any expense under this Plan for 2002 and 2001.

NOTE O—INCOME TAXES

        The Company has no income tax expense for 2002 and 2001. At December 31, 2002 and 2001, the Company had a net operating loss carryforward available to reduce future federal taxable income of approximately $14,050,000 and $10,210,000, respectively. The net operating loss carryforward expires in years 2019 through 2022. Included in the Company's total net operating loss carryforward at both December 31, 2002 and 2001 was approximately $1,925,000 related to BCI prior to its acquisition by the Company. Tax laws impose limitations on the use of net operating loss carryforwards following certain changes in ownership. As a result of the Company's acquisition of BCI, there will be limitations on the amount of BCI's net operating loss carryforward that can be utilized in any given year to reduce future taxes.

        The Company's net operating loss carryforward gave rise to a deferred tax asset of approximately $4,780,000 and $3,470,000 at December 31, 2002 and 2001, respectively. In addition to the net operating loss carryforward, temporary differences resulted in net deferred tax assets of approximately $1,048,000 and $752,000 at December 31, 2002 and 2001, respectively. These deferred tax assets primarily relate to the write-down of certain investments and notes receivable, as well as the nondeductibility of certain accrued liabilities. Due to the uncertainty of the ultimate realization of all of the deferred tax assets, a valuation allowance for the entire amount was recorded by the Company at both December 31, 2002 and 2001.

NOTE P—MAJOR CUSTOMERS

        During the years ended December 31, 2002 and 2001, two customers accounted for 42% and 37% of the Company's total revenues, respectively.

        There were three customers who accounted for 54% and 67% of the Company's accounts receivable at December 31, 2002 and 2001, respectively.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholder
BIOMEC Cardiovascular, Inc.

        We have audited the accompanying balance sheets of BIOMEC Cardiovascular, Inc. (a wholly-owned subsidiary of BIOMEC Inc.) as of December 31, 2002 and 2001, and the related statements of operations, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of BIOMEC Cardiovascular, Inc. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note A to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

                      /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
July 1, 2003 (except for Note K, as to
    which the date is July 21, 2003)

BIOMEC Cardiovascular, Inc.

(A wholly-owned subsidiary of BIOMEC Inc.)

Balance Sheets

	December 31
	2001	2002	June 30, 2003
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$225,197	$469,696	$88,986
Accounts receivable, less allowance for doubtful accounts of $18,000 and $25,178 at December 31, 2001 and 2002 and $33,322 at June 30, 2003	266,129	664,485	1,707,045
Inventories	550,929	796,117	1,593,786
Prepaid expenses	20,069	45,749	74,460

Total current assets	1,062,324	1,976,047	3,464,277
Property and equipment:
Leasehold improvements	146,010	491,576	542,584
Machinery and equipment	653,331	931,761	926,443
Office equipment	133,147	183,343	266,492
Construction in progress	106,523	5,000	9,823

	1,039,011	1,611,680	1,745,342
Less accumulated depreciation	(622,380)	(759,164)	(865,799)

Net property and equipment	416,631	852,516	879,543
Other assets:
Goodwill	878,160	878,160	878,160
Other	10,140	4,055	0

Total other assets	888,300	882,215	878,160

TOTAL ASSETS	$2,367,255	$3,710,778	$5,221,980

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$250,000	$249,920	$249,920
Current maturities of long-term debt obligations	182,485	133,333	133,333
Accounts payable	306,906	356,682	973,613
Accrued salaries	66,625	0	68,109
Accrued vacations	49,187	55,387	81,023
Other accrued liabilities	56,813	45,319	123,644

Total current liabilities	912,016	840,641	1,629,642
Long-term obligations, less current maturities	344,779	210,482	143,816
Total liabilities	1,256,795	1,051,123	1,773,458
Shareholders' equity
Common stock—$.01 par value, 1,000,000 shares authorized; 492,033 shares issued and outstanding	4,920	4,920	4,920
Additional paid-in capital	4,055,732	6,221,922	6,515,381
Accumulated deficit	(2,950,192)	(3,567,187)	(3,071,779)

Total shareholders' equity	1,110,460	2,659,655	3,448,522

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,367,255	$3,710,778	$5,221,980

The accompanying notes are an integral part of these financial statements

BIOMEC Cardiovascular Inc.

(A wholly-owned subsidiary of BIOMEC Inc.)

Statements of Operations

	Years Ended December 31		Six months ended June 30
	2001	2002	2002	2003
			(unaudited)
Revenues	$3,405,259	$4,208,861	$2,068,251	$4,508,022
Cost of goods sold	3,109,537	3,428,501	1,591,298	3,029,855

Gross profit	295,722	780,360	476,953	1,478,167

Operating expenses:
Selling, general & administrative	1,025,794	1,187,411	430,798	833,462
Research & development	205,087	142,163	83,762	152,101

Total operating expenses	1,230,881	1,329,574	514,560	985,563

Operating income (loss)	(935,159)	(549,214)	(37,607)	492,604
Other income (expense):
Interest expense	(64,862)	(35,353)	(17,773)	(11,196)
Loss on disposal of equipment	(0)	(30,875)	0	0
Other	(2,531)	(1,553)	(66)	14,000

Total other income (expenses)	(67,393)	(67,781)	(17,839)	2,804

Income (loss) before income tax	(1,002,552)	(616,995)	(55,446)	495,408
Income taxes	0	0	0	0

Net income (loss)	$(1,002,552)	$(616,995)	$(55,446)	$495,408

Net income (loss) per share—basic and diluted	$(2.04)	$(1.25)	$(0.11)	$1.01
Weighted average common shares outstanding—basic and diluted	492,033	492,033	492,033	492,033

The accompanying notes are an integral part of these financial statements

BIOMEC Cardiovascular Inc.

(A wholly-owned subsidiary of BIOMEC Inc.)

Statements of Shareholder's Equity

	Common Share
			Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount			Total
Balances at December 31, 2000	492,033	$4,920	$2,658,222	$(1,947,640)	$715,502
Additional investments by BIOMEC Inc.	0	0	1,397,510	0	1,397,510
Net loss	0	0	0	(1,002,552)	(1,002,552)

Balances at December 31, 2001	492,033	4,920	4,055,732	(2,950,192)	1,110,460
Additional investment by BIOMEC Inc.	0	0	2,166,190	0	2,166,190
Net loss	0	0	0	(616,995)	(616,995)

Balances at December 31, 2002	492,033	4,920	6,221,922	(3,567,187)	2,659,655
Additional investment by BIOMEC Inc. (unaudited)	0	0	293,459	0	293,459
Net income (unaudited)	0	0	0	495,408	495,408

Balances at June 30, 2003 (unaudited)	492,033	$4,920	$6,515,381	$(3,071,779)	$3,448,522

The accompanying notes are an integral part of these financial statements

BIOMEC Cardiovascular Inc.

(A wholly-owned subsidiary of BIOMEC Inc.)

Statements of Cash Flows

	Years Ended December 31,		Six months ended June 30
	2001	2002	2002	2003
			(unaudited)
Cash flows from operating activities:
Net income (loss)	$(1,002,552)	$(616,995)	$(55,446)	$495,408
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	285,879	265,615	109,024	139,896
Loss on disposal of equipment	0	30,875	0	0
Changes in operating assets and liabilities from continuing operations:
Accounts receivable	12,871	(398,356)	(426,754)	(1,042,560)
Inventories	(61,482)	(245,188)	(195,153)	(797,669)
Prepaid expenses and other	58,455	(19,595)	(42,988)	(24,656)
Accounts payable	(39,831)	49,776	(167,367)	616,931
Accrued expenses	(24,612)	(71,919)	3,431	172,070

Net cash used in operating activities	(771,272)	(1,005,787)	(775,253)	(440,580)

Cash flows used in investing activities:
Purchase of property and equipment	(159,145)	(732,375)	(327,303)	(166,923)

Net cash used in investing activities	(159,145)	(732,375)	(327,303)	(166,923)

Cash flows provided by financing activities:
Net repayments on line of credit	0	(80)	(80)	0
Principal payments on capital lease obligations	(241,896)	(183,449)	(66,586)	(66,666)
Additional equity investment by BIOMEC Inc.	1,397,510	2,166,190	1,031,504	293,459

Net cash provided by financing activities	1,155,614	1,982,661	964,838	226,793

Net increase (decrease) in cash	225,197	244,499	(137,718)	(380,710)

Cash at beginning of period	0	225,197	225,197	469,696

Cash at end of period	$225,197	$469,696	$87,479	$88,986

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$64,862	$35,353	$17,773	$11,196

The accompanying notes are an integral part of these financial statements

BIOMEC Cardiovascular, Inc.

(A wholly-owned subsidiary of BIOMEC Inc.)

NOTES TO FINANCIAL STATEMENTS

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BIOMEC Cardiovascular, Inc. (the "Company") is a Minnesota-based corporation that develops and manufactures medical products, specializing in permanent implantable pacemaker leads, adapters and delivery systems for cardiac rhythm management, and neuromodulation applications. The Company is a wholly-owned subsidiary of BIOMEC Inc., an Ohio-based company. BIOMEC Inc. intends to provide additional capital (either with contributions of additional equity or advances or loans) as necessary to supplement the Company's ability to meet its obligations in the normal course of business. The Company's customers are located throughout the United States. The Company operates in one operating segment with all of the Company's identifiable assets located in the United States.

        The accompanying financial statements and related footnote data as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results of operations for the six months ended June 30, 2002 and 2003 are not necessarily indicative of the results for the full year.

        A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

        The Company recognizes revenue on its product sales when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured. The Company considers delivery to have occurred at the time of shipment.

Cash and Cash Equivalents

        The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

Accounts Receivable

        The Company grants credit to customers in the normal course of business. Credit is extended based on evaluation of a customer's financial condition and, generally, collateral is not required. Accounts receivable are typically due from customers within 30 days of sale and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade receivables are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they are determined to be uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Inventories

        Inventories are valued at the lower of cost or market on the first-in, first-out (FIFO) method.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is provided over the estimated service lives (primarily three to five years) of the depreciable assets using straight-line methods. Leasehold improvements are being depreciated over the shorter of the useful life of the asset or the term of the related lease.

Goodwill

        In April 2000, the Company purchased all of the outstanding shares of Medicon, Inc. This acquisition was accounted for as a purchase and resulted in acquisition costs in excess of the fair value of net assets acquired of $168,709, which amount has been reflected in the financial statements as goodwill.

        In several transactions occurring from 1998 through 2000, BIOMEC Inc. purchased 100% of the outstanding shares of the Company. This acquisition was accounted for as a purchase and resulted in acquisition costs in excess of the fair value of the net assets acquired of $844,303, which amount has been reflected in the financial statements as goodwill.

        Prior to January 1, 2002, goodwill related to the purchase of MediCon, Inc. and the purchase of the Company by BIOMEC Inc., was amortized on a straight-line basis over 10 and 20 years, respectively. Amortization expense related to goodwill was $58,931 in 2001. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") 142, Goodwill and Other Intangible Assets, which provides that goodwill, as well as identifiable intangible assets with indefinite lives, should not be amortized. Accordingly, with the adoption of SFAS 142 in 2002, the Company discontinued the amortization of goodwill.

        The carrying value of goodwill and other intangible assets is tested for impairment on an annual basis or when factors indicating impairment are present. The Company elected to complete the annual impairment test of goodwill on December 31 each year and determined that there was no impairment of goodwill at December 31, 2002.

        The pro forma effect of adopting SFAS 142 on net loss for the year ended December 31, 2001 compared to actual results for the year ended December 31, 2002 and six months ended June 30, 2002 and 2003 is as follows:

	Years ended December 31,		Six months ended June 30,
	2001	2002	2002	2003
Net income (loss) as reported	$(1,002,552)	$(616,995)	$(55,446)	$495,408
Goodwill amortization	58,931	0	0	0

Pro forma net income (loss)	$(943,621)	$(616,995)	$(55,446)	$495,408

Impairment of Long-Lived Assets

        The Company evaluates the recoverability of its long-lived assets in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 requires recognition of impairment of long-lived assets in the event that events or circumstances indicate an impairment may have occurred and when the net book value of such assets exceeds the future undiscounted cash flows attributed to such assets. The Company assesses the impairment of long-loved assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. No impairment of long-lived assets has occurred through the year ended December 31, 2002.

Advertising Costs

        Advertising costs are expensed when incurred. Advertising expense was approximately $7,000 and $21,000 for the years ended December 31, 2001 and 2002 and $9,872 and $19,600 for the six months ended June 30, 2002 and 2003.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the tax bases of assets and liabilities and their financial reporting amounts and to operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company's temporary differences primarily arise from net operating loss carryforwards, allowance for doubtful accounts and depreciation methods and lives. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Loss Per Share

        The Company's basic net loss per share amounts have been computed by dividing net loss by the weighted average number of outstanding common shares. Diluted net loss per share is computed by dividing net loss by the weighted average number of outstanding common shares and common share equivalents when dilutive. For the years ended December 31, 2002 and 2001, the Company had no common share equivalents and also incurred net losses and therefore, basic and diluted per share amounts are the same.

NOTE B—INVENTORIES

        Inventories consist of the following:

	December 31,		June 30,
	2001	2002	2003
Raw materials	$218,267	$388,681	$816,664
Work-in-process	89,187	114,874	201,657
Sub assembly	111,488	67,191	227,187
Finished goods	131,987	225,371	348,279

	$550,929	$796,117	$1,593,787

NOTE C—LINE OF CREDIT

        The Company has an uncollateralized line of credit with a bank which provides for maximum borrowings of $250,000. This line requires interest payable quarterly at prime less 0.25% (effective rate of 4% and 4.5% at December 31, 2002 and 2001) and is due on demand with no stated expiration date. This debt is guaranteed by BIOMEC Inc. Management believes it can renew this agreement or obtain similar financing at terms similar to those currently in place.

NOTE D—LONG-TERM OBLIGATIONS

        Long-term obligations consist of the following:

	December 31,		June 30,
	2001	2002	2003
Note payable to bank, monthly principal plus interest payments of $11,111, at prime less 0.25% (4% and 4.5% at December 31, 2002 and 2001) through July 2005; uncollateralized	$488,889	$343,815	$277,149
Other	38,375	0	0

	527,264	343,815	277,149
Less current maturities	182,485	133,333	133,333

	$344,779	$210,482	$143,816

        Borrowings under the note payable are guaranteed up to $250,000 by BIOMEC Inc.

        Future annual maturities of all long-term obligations as of December 31, 2002 are as follows:

2003	$133,333
2004	133,333
2005	77,149

$343,815

NOTE E—OPERATING LEASES

        The Company occupies its facility under an operating lease which expires December 2008. The lease requires monthly base rental payments which range from $10,047 to $14,189. The Company is also required to pay certain common area charges, including real estate taxes. Rent expense under this lease, including the additional charges, was approximately $196,000 and $227,000 for the years ended December 31, 2001 and 2002 and $96,781 and $125,615 for the six months ended June 30, 2002 and 2003.

        The Company also leases miscellaneous equipment under operating leases with various expiration dates through 2006. Rent expense under these leases was approximately $23,000 and $25,000 for the years ended December 31, 2001 and 2002 and $11,866 and $19,000 for the six months ended June 30, 2002 and 2003.

        Future minimum rental commitments for years subsequent to December 31, 2002 under operating leases are as follows for the years ending December 31:

2003	$183,000
2004	188,000
2005	186,000
2006	181,000
2007	170,000
Thereafter	170,000

$1,078,000

NOTE F—RETIREMENT PLAN

        The Company has a 401(k) retirement plan which includes a provision for discretionary Company matching contributions. The total contribution expense for this plan was approximately $48,000 and $41,000 for the years ended December 31, 2001 and 2002 and $21,375 and $23,500 for the six months ended June 30, 2002 and 2003.

NOTE G—INCOME TAXES

        Due to net operating loss carryforwards, the Company has recorded no current income tax provision. The tax effects of temporary differences giving rise to deferred income taxes consisted of the following:

	December 31,		June 30,
	2001	2002	2003
Deferred tax liabilities:
Depreciation	$1,000	$(30,000)	$(33,000)
Deferred tax assets:
Accounts receivable and other reserves	6,000	10,000	10,000
Net operating loss carryforwards	997,000	1,240,000	1,015,000
Inventories	4,000	10,000	7,000
Other	16,000	20,000	20,000

	1,024,000	1,250,000	1,019,000
Valuation allowance	(1,024,000)	(1,250,000)	(1,019,000)

Net deferred tax asset	$0	$0	$0

        Deferred tax liabilities and deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The valuation allowance has been established due to the uncertainty of future taxable income, which is necessary to realize the benefits of the deferred tax assets. The Company had net operating loss (NOL) carryforwards of approximately $3,500,000 at December 31, 2002, which begin to expire in 2019. A portion of these NOL's are subject to annual utilization limitations due to prior ownership changes. NOL's could be subject to further reduction based upon income of the consolidated BIOMEC, Inc. entity through December 31, 2003.

        Realization of the NOL carryforwards and other deferred tax temporary differences are contingent on future taxable earnings. The deferred tax asset was reviewed for expected utilizations using a "more likely than not" approach as required by SFAS No.109, Accounting for Income Taxes, by assessing the available positive and negative evidence surrounding its recoverability. Accordingly, the Company has recorded a full valuation allowance to fully offset the deferred tax asset.

        The Company will continue to assess and evaluate strategies that will enable the deferred tax asset, or portion thereof, to be utilized, and will reduce the valuation allowance appropriately at such time when it is determined that the "more likely than not" approach is satisfied.

        The Company's provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34.0% to loss before taxes as a result of the following:

	Year Ended December 31,		Six months ended June 30,
	2001	2002	2002	2003
Federal statutory rate	(34.0)%	(34.0)%	(34.0)%	34.0%
Change in valuation allowance	33.6	33.5	31.7	(33.7)
Other	.4	.5	2.3	(.3)

	0%	0%	0%	0%

NOTE H—MAJOR CUSTOMERS

        The Company recorded net sales which were greater than 10% of total sales from two unrelated customers:

	Years ended December 31,		Six months ended June 30,
Customer
	2001	2002	2002	2003
A	31%	24%	23%	48%
B	15%	20%	18%	15%

        Accounts receivable related to these customers were approximately $100,461 and $486,208 at December 31, 2001 and 2002 and $1,205,912 at June 30, 2003.

NOTE I—RELATED PARTY TRANSACTIONS

        A certain officer/shareholder of BIOMEC Inc. provided legal services on a fee for service basis for amounts deemed to be in the normal course of business. Amounts charged from BIOMEC Inc. to the Company for these services were $22,000 and $27,500 for the years ended December 31, 2001 and 2002 and $13,750 for the six months ended June 30, 2002. There were no legal services charged to the Company for the six months ended June 30, 2003.

        During the years ended December 31, 2001 and 2002, and six months ended June 30, 2002 and 2003, BIOMEC Inc., paid for the payroll of the Company, and provided additional management services, and paid for certain administrative costs which were allocated to the Company. These costs were allocated based upon proportional cost allocations methods which management believes are reasonable and present the operation of the Company as though it was on a stand alone basis. These transactions were recorded as additional investments in the Company by BIOMEC Inc.

NOTE J—NEW ACCOUNTING PRONOUNCEMENTS

        In November 2002, the FASB issued FASB Interpretation Number (FIN) 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 addresses the disclosure requirements of a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 were effective for the quarter ended December 31, 2002. The liability recognition requirements are applicable to all guarantees issued or modified after December 31, 2002. As the Company currently provides no specific warranties and provides no guarantees to other entities, this pronouncement is not anticipated to have a material effect on the Company's financial position or results of operations.

        In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, which requires the assets, liabilities and results of operations of variable interest entities (VIE) be consolidated into the financial statements of the company that has controlling financial interest. FIN 46 is not anticipated to have a material effect on the Company's financial statements.

        In May 2003, the FASB issued Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. This statement is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective for the quarter beginning July 1, 2003 for public companies. For nonpublic companies, the provisions in Statement 150 addressing mandatorily redeemable preferred and common stocks are effective January 1, 2004. As the Company does not have any mandatorily redeemable stock or put options on its stock, this pronouncement is not anticipated to have a material effect on the Company's financial statements.

NOTE K—SUBSEQUENT EVENT

        On July 21, 2003, BIOMEC Inc. entered into a definitive agreement to sell the operating assets of the Company to Medamicus, Inc., a Minnesota corporation. The agreement established a purchase price of $18.0 million plus contingent amounts based on the Company's 2003 and 2004 sales.

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited condensed pro forma balance sheet is derived from the balance sheets of Medamicus and BCI at June 30, 2003. The unaudited pro forma balance sheet reflects Medamicus' purchase of substantially all of BCI's net assets using the purchase method of accounting and assumes that such acquisition was consummated as of June 30, 2003. The following unaudited condensed pro forma combined statements of income for the six months ended June 30, 2003 and the year ended December 31, 2002 give effect to the acquisition of BCI as if it occurred at the beginning of the periods presented.

        The adjustments necessary to fairly present the unaudited condensed pro forma combined financial data have been made based on available information and in the opinion of management are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited condensed pro forma combined financial data.

        The pro forma adjustments are preliminary and revisions to the preliminary purchase price allocations and financing of the transactions may have a significant impact on the pro forma adjustments. A final valuation of net assets acquired associated with the BCI acquisition, which will be conducted by Medamicus' independent valuation specialists, has not been made prior to the completion of this prospectus. The consideration of this valuation will result in a change in the value assigned to the fixed and intangible assets acquired and to the amounts of the future amortization expense.

        The unaudited condensed pro forma combined financial data is for comparative purposes only and does not purport to represent what Medamicus' financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project the financial position or results of operations of Medamicus for any future date or future period. The unaudited condensed pro forma combined financial data should be read in conjunction with the notes hereto and other information included elsewhere in this prospectus.

Medamicus and BCI

Unaudited Condensed Pro Forma Combined Balance Sheet

June 30, 2003

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Medamicus	BCI
ASSETS
Current assets:
Cash and cash equivalents	$6,491,564	$88,986	(88,986)	(A)
			$(5,753,611)	(B)	$737,953
Accounts receivable	2,013,269	1,707,045	0		3,720,314
Inventories	2,282,187	1,593,786	0		3,875,973
Other current assets	309,893	74,460	0		384,353

Total current assets	11,096,913	3,464,277	(5,842,597)		8,718,593

Net property and equipment	5,305,692	879,543	0		6,185,235

Other assets:
License agreement, net	1,630,059	0	0		1,630,059
Patent rights, net	280,704	0	0		280,704
Identifiable intangible assets	0	0	3,500,000	(C)	3,500,000
Goodwill	0	878,160	(878,160)	(A)
			11,245,166	(D)	11,245,166

Total other assets	1,910,763	878,160	13,867,006		16,655,929

TOTAL ASSETS	$18,313,368	$5,221,980	$8,024,409		$31,559,757

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Line of credit	$0	$249,920	$(249,920)	(A)	$0
Accounts payable and accrued expenses	1,269,057	1,246,389	0		2,515,446
Income taxes payable	144,174	0	0		144,174
Current installments of long-term debt	64,894	133,333	(133,333)	(A)
			1,000,000	(B)	1,064,894

Total current liabilities	1,478,125	1,629,642	616,747		3,724,514

Long-term liabilities:
Long-term debt, less current installments	116,708	143,816	(143,816)	(A)
			4,000,000	(B)	4,116,708
Deferred income tax liability	150,000	0	0		150,000

Total long-term liabilities	266,708	143,816	3,856,184		4,266,708

Total liabilities	1,744,833	1,773,458	4,472,931		7,991,222

Shareholders' equity:
Preferred stock—undesignated	0	0	0		0
Common stock—$.01 par value	47,377	4,920	(4,920)	(A)
			9,333	(B)	56,710
Additional paid-in capital	11,994,818	6,515,381	(6,515,381)	(A)
			6,990,667	(B)	18,985,485
Retained earnings (deficit)	4,526,340	(3,071,779)	3,071,779	(A)	4,526,340

Total shareholders' equity	16,568,535	3,448,522	3,551,478		23,568,535

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$18,313,368	$5,221,980	$8,024,409		$31,559,757

Medamicus and BCI

Notes to Unaudited Condensed Pro Forma Combined Balance Sheet

As of June 30, 2003

(A)
Represents the elimination of assets, liabilities and the equity of BCI that will not be acquired or assumed in connection with the asset purchase agreement.

(B)
Pursuant to the purchase agreement and for purposes of this pro forma presentation, the acquisition of BCI is assumed to be funded in the following manner:

Total purchase price	$18,000,000
Less liabilities assumed	(1,246,389)

Net purchase price	16,753,611
Plus estimated transaction costs	1,000,000

Total estimated consideration	$17,753,611

  The consideration listed above does not include contingent consideration that may require Medamicus to make additional payments to BIOMEC and BCI in 2004 and 2005 if certain levels of sales of BCI products are achieved and does not reflect a net working capital adjustment to be made at closing. Any additional payments could be significant and could result in additional goodwill being recorded by Medamicus when the contingencies are resolved.

  The estimated consideration of $17,753,611 is assumed to be funded by Medamicus as follows:

Cash on hand	$5,753,611
Cash proceeds from 5-year term loan ($1.0 million of which is current)	5,000,000
Issuance of 933,333 shares of common stock(1)	7,000,000

$17,753,611

  (1)
  In calculating the consideration paid at closing for financial reporting purposes, the 933,333 shares of Medamicus stock would initially be valued at $8.36, the average closing price on the five trading days prior to July 21, 2003, the date of execution of the definitive agreement. Medamicus has assigned a discount of approximately 10 percent to the value of the common stock to reflect the lock up period and the fact that, without the consent of Medamicus, none of the shares may be resold or distributed to the BIOMEC shareholders until April 1, 2004 at which time 500,000 shares may be distributed with the remaining 433,333 shares first distributable on April 1, 2005. Medamicus currently intends to engage an independent valuation specialist to determine the actual discount, and therefore, the preliminary estimate may be subject to change.

(C)
Represents management's estimate of the fair value of identifiable intangible assets. These assets include patents, customer lists, non-compete agreements and proprietary technology. Medamicus' independent valuation specialists will conduct a final determination and specific allocation of these fair values. The consideration of this valuation will result in a change in the value assigned to the fixed and intangible assets and the change could be significant.

(D)
Represents goodwill, calculated as follows:

Net acquisition cost	$17,753,611
Less net assets acquired, including:
Current assets	(3,375,291)
Property and equipment(1)	(879,543)
Identifiable intangibles	(3,500,000)
Plus liabilities assumed	1,246,389

Preliminary amount assigned to goodwill	$11,245,166

  (1)
  The fair value presented for property and equipment, which includes certain property and equipment acquired directly from BIOMEC in connection with this transaction, is based on management's preliminary estimate. The actual fair value discount will be determined by an independent valuation specialist, and therefore, the preliminary estimate is subject to change.

Medamicus and BCI

Pro Forma Condensed Statements of Operations

Year Ended December 31, 2002

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Medamicus	BCI
Net sales	$17,879,234	$4,208,861	$0		$22,088,095
Cost of sales	9,503,690	3,428,501	500,000	(A)	13,432,191

Gross profit	8,375,544	780,360	(500,000)		8,655,904

Operating expenses:
Research and development	1,661,373	142,163	0		1,803,536
Selling, general and administrative	2,272,717	1,187,411	0		3,460,128

Total operating expenses	3,934,090	1,329,574	0		5,263,664

Operating income (loss)	4,441,454	(549,214)	(500,000)		3,392,240
Other income (expense):
Interest expense	(22,918)	(35,353)	(159,000)	(B)	(217,271)
Interest income	78,233	0	(78,233)	(C)	0
Other	(4,196)	(32,428)	0		(36,624)

Total other income (expense)	51,119	(67,781)	(237,233)		(253,895)

Income before income taxes	4,492,573	(616,995)	(737,233)		3,138,345
Income tax expense	(1,633,939)	0	472,751	(D)	(1,161,188)

Net income (loss)	$2,858,634	$(616,995)	$(264,482)		$1,977,157

Earnings per share:
Basic	$0.61				$0.35
Diluted	$0.57				$0.33
Weighted average common and common equivalent shares outstanding:(E)
Basic	4,711,634				5,644,967
Diluted	4,973,966				5,907,299

Medamicus and BCI

Pro Forma Condensed Statements of Operations

Six Months Ended June 30, 2003

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Medamicus	BCI
Net sales	$9,005,664	$4,508,022	$0		$13,513,686
Cost of sales	5,115,270	3,029,855	250,000	(A)	8,395,125

Gross profit	3,890,394	1,478,167	(250,000)		5,118,561

Operating expenses:
Research and development	741,247	152,101	0		893,348
Selling, general and administrative	1,410,617	833,462	0		2,244,079

Total operating expenses	2,151,864	985,563	0		3,137,427

Operating income (loss)	1,738,530	492,604	(250,000)		1,981,134
Other income (expense):
Interest expense	(8,870)	(11,196)	(66,354)	(B)	(86,420)
Interest income	26,979	0	(26,979)	(C)	0
Other	(402)	14,000	0		13,598

Total other income (expense)	17,707	2,804	(93,333)		(72,822)

Income before income taxes	1,756,237	495,408	(343,333)		1,908,312
Income tax expense	(649,808)	0	(56,267)	(D)	(706,075)

Net income (loss)	$1,106,429	$495,408	$(399,600)		$1,202,237

Earnings per share:
Basic	$0.23				$0.21
Diluted	$0.22				$0.20
Weighted average common and common equivalent shares outstanding:(E)
Basic	4,730,964				5,664,297
Diluted	4,956,072				5,889,405

Medamicus and BCI

Notes to Unaudited Condensed Pro Forma Combined Statements of Operations

For the 12 Months Ended December 31, 2002 and the 6 Months Ended June 30, 2003

(A)
Represents estimated amortization of identifiable intangibles, which are being amortized over seven years. The amount allocable to identifiable intangibles is preliminary and subject to change upon finalization. The effect of the final determination may significantly affect the amount of future amortization expense.

(B)
Represents the recording of interest expense relating to the long-term debt incurred to finance the acquisition.

(C)
Represents the elimination of interest income earned on the $5.8 million of cash equivalents utilized in the funding of the acquisition of BCI.

(D)
Adjusts the provision for federal and state income taxes to that required by combined operations.

(E)
Pursuant to the acquisition agreement, Medamicus intends to issue 933,333 shares of common stock to BIOMEC and BCI, thereby increasing the weighted average number of shares outstanding.

ANNEX A

ASSET PURCHASE AGREEMENT

AMONG

MEDAMICUS, INC.,

MEDACQUISITION, INC.,

BIOMEC INC.

AND

BIOMEC CARDIOVASCULAR INC.

dated as of

July 21, 2003

ARTICLE 1 TRANSFER OF ASSETS		A-6
1.1	Assets to be Sold	A-6
1.2	Assumption and Exclusion of Liabilities	A-8
1.3	Transfer Documentation and Possession	A-9
ARTICLE 2 CONSIDERATION		A-9
2.1	Consideration	A-9
2.2	Closing Payment	A-10
2.3	2003 Contingent Payment	A-11
2.4	2004 Contingent Payment	A-11
2.5	Contingent Payment Provisions	A-12
2.6	Allocation of Purchase Price	A-13
ARTICLE 3 CLOSING		A-13
3.1	The Closing	A-13
3.2	Deliveries of Sellers	A-13
3.3	Deliveries of Buyer	A-14
3.4	Further Documents	A-14
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS		A-14
4.1	Authority; Organization and Qualification; Effect of Agreement	A-15
4.2	Financial Statements	A-16
4.3	Absence of Certain Developments	A-16
4.4	Inventory	A-17
4.5	Accounts and Notes Receivable	A-17
4.6	Title to Assets	A-17
4.7	Patents, Trademarks and Copyrights	A-17
4.8	Assumed Contracts	A-18
4.9	Litigation	A-18
4.10	Compliance with Law: Permits	A-18
4.11	Employee Benefit Plans	A-19
4.12	Employees	A-19
4.13	Environmental Matters	A-19
4.14	Real Estate	A-20
4.15	Products; Regulation	A-20
4.16	Material Obligations	A-21
4.17	Brokerage	A-21
4.18	Affiliated Transactions	A-21
4.19	Insurance	A-22
4.20	Suppliers and Customers	A-22
4.21	Voting Requirement	A-22
4.22	Full Disclosure	A-22
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB		A-22
5.1	Authority; Organization and Qualification; Effect of Agreement	A-22
5.2	Absence of Certain Developments	A-23
5.3	Patents, Trademarks and Copyrights	A-23
5.4	Litigation	A-24
5.5	Compliance with Laws	A-24
5.6	Products; Regulation	A-24

5.7	Brokerage	A-24
5.8	Suppliers and Customers	A-24
5.9	Issuance of Shares	A-25
5.10	Anti-Takeover Provisions	A-25
5.11	Capitalization	A-25
5.12	Buyer SEC Reports; Financial Statements	A-25
5.13	Voting Requirement	A-26
5.14	Acquisition Sub	A-26
5.15	Full Disclosure	A-26
ARTICLE 6 COVENANTS		A-26
6.1	Cooperation	A-26
6.2	Conduct of Business	A-26
6.3	Access	A-27
6.4	Transactions in Buyer's Securities	A-27
6.5	Exclusivity	A-28
6.6	Other Financial Statements	A-28
6.7	Registration Statement, Joint Proxy Statement/Prospectus, and Related Matters	A-28
6.8	Patent and Trademark Assignments	A-29
ARTICLE 7 ADDITIONAL COVENANTS		A-30
7.1	Sales and Other Tax	A-30
7.2	Non-Competition	A-30
7.3	Non-Solicitation	A-30
7.4	Trade Name	A-30
7.5	Confidentiality	A-31
7.6	Board Representation	A-32
7.7	Transferred Employees	A-32
7.8	Insurance	A-32
7.9	Unassignable Contracts	A-32
7.10	Rule 145 Affiliates	A-32
7.11	Voting Agreement	A-32
7.12	Plan of Distribution	A-33
ARTICLE 8 CONDITIONS TO BUYER'S OBLIGATION		A-33
8.1	Representations, Warranties and Covenants of Sellers	A-33
8.2	No Prohibition	A-33
8.3	Deliveries	A-33
8.4	No Material Adverse Change	A-33
8.5	Shareholder Approval	A-33
8.6	Other Approvals and Consents	A-34
8.7	Research Agreement	A-34
8.8	Employment Agreements	A-34
8.9	Registration Statement	A-34
ARTICLE 9 CONDITIONS TO SELLERS OBLIGATIONS		A-34
9.1	Representations, Warranties and Covenants of Buyer	A-34
9.2	No Prohibition	A-34
9.3	Deliveries	A-34
9.4	No Material Adverse Change	A-34
9.5	Shareholder Approval	A-34
9.6	Registration Statement	A-34
9.7	Nasdaq National Market System	A-35

ARTICLE 10 INDEMNIFICATION AND RELATED MATTERS		A-35
10.1	Survival	A-35
10.2	Indemnification by Sellers	A-35
10.3	Indemnification by Buyer	A-35
10.4	Limitations	A-35
10.5	Notice of Indemnification	A-35
10.6	Indemnification Procedure for Third-Party Claims	A-36
10.7	Right to Offset	A-36
10.8	Exclusive Remedy	A-36
ARTICLE 11 TERMINATION PRIOR TO CLOSING		A-36
11.1	Termination	A-36
11.2	Effects of Termination	A-37
11.3	Reimbursement	A-37
ARTICLE 12 MISCELLANEOUS		A-37
12.1	Entire Agreement	A-37
12.2	Amendment; Waiver	A-38
12.3	Assignment	A-38
12.4	Headings; Usage	A-38
12.5	Cooperation	A-38
12.6	Expenses	A-38
12.7	Governing Law	A-38
12.8	Severability	A-38
12.9	Counterparts	A-38
12.10	Interpretation	A-38
12.11	Notices	A-38
12.12	Publicity	A-39
12.13	No Third-Party Beneficiary	A-39
12.14	Disclosure Schedules	A-39
12.15	Buyer Guarantee	A-39

EXHIBITS

Exhibit 1	Definitions
Exhibit 3.2.1	Sellers' Officers' Certificate
Exhibits 3.2.2(a) and (b)	Opinions of Sellers' Counsel
Exhibit 3.2.4	General Bill of Sale and Assignment from Parent
Exhibit 3.2.5	General Bill of Sale and Assignment from Subsidiary
Exhibit 3.2.6	Assignment of Patents
Exhibit 3.2.7	Assignment of Trademarks
Exhibit 3.2.8	Assumption Agreement
Exhibit 3.2.10	Landlord's Estoppel Certificate
Exhibit 3.2.11	Assignment of Rights In Invention Records
Exhibit 3.3.2	Buyer and Acquisition Sub's Officers' Certificate
Exhibit 3.3.3	Opinion of Buyer's Counsel
Exhibit 7.8	Certificate of Insurance
Exhibit 7.10	Rule 145 Letter
Exhibit 8.7	Research Agreement
Exhibits 8.8(a) and (b)	Letter Agreements re: Employment Agreements

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT is entered into as of July 21, 2003 among Medamicus, Inc., a Minnesota corporation ("Buyer"), Medacquisition, Inc., a Minnesota corporation and wholly owned subsidiary of Buyer ("Acquisition Sub"), BIOMEC Inc., an Ohio corporation ("Parent"), and BIOMEC Cardiovascular Inc., a Minnesota corporation ("Subsidiary"). Certain capitalized terms used in this Agreement are defined in Exhibit 1.

        WHEREAS, Subsidiary is a wholly owned subsidiary of Parent (each a "Seller" and collectively, the "Sellers");

        WHEREAS, Subsidiary is engaged in the research, development, manufacturing, assembly, marketing and sales of proprietary pacing lead products and pacing accessories and the performance of contract development and contract manufacturing services (the "Business"); and

        WHEREAS, the boards of directors of Parent, Subsidiary, Buyer and Acquisition Sub have each determined that it is in their respective corporations' best interests and the best interests of their respective shareholders that the Sellers sell, assign, transfer, convey and deliver to Acquisition Sub all of the Assets, and that Acquisition Sub purchase and acquire the same, subject to the assumption by Acquisition Sub of the Assumed Liabilities, all upon the terms and subject to the conditions set forth in this Agreement.

        The parties hereto agree as follows:

ARTICLE 1
TRANSFER OF ASSETS

        1.1    Assets to be Sold.

        (a)   On the terms and subject to the conditions of this Agreement, Subsidiary shall, on the Closing Date, sell, assign, transfer, convey and deliver to Acquisition Sub, and Acquisition Sub shall purchase on the Closing Date, all of the right, title and interest of Subsidiary in the assets, properties, licenses, leases, rights and goodwill of every kind and description and wherever located, whether tangible or intangible, owned by, or licensed or leased to and transferable by, Subsidiary on the Closing Date, other than the Excluded Assets (the assets to be purchased by Acquisition Sub pursuant to this Section 1.1(a) being referred to as the "Subsidiary Assets," and, together with the Parent Assets, the "Assets"), including, without limitation, the following:

            (i)  all furniture, fixtures, equipment, machinery, molds, tools and dies, vehicles and other tangible personal property, including, but not limited to the tangible assets listed on Schedule 1.1(a)(i);

           (ii)  all raw materials, work-in-process, spare parts, packaging, supplies and finished goods inventories (the "Inventory");

          (iii)  all third-party accounts and notes receivable of Subsidiary arising from the conduct of the Business on or before the Closing Date;

          (iv)  all of Subsidiary's business records and files relating to the Business, including without limitation, books of account, general and financial records, personnel records related to any Transferred Employee (to the extent that the transfer of such records is permitted under law), customer lists and records, sales information, invoices, shipping records, supplier lists, device history records, clinical study records, test data, manufacturing records, product designs and design specifications, drawings, bills of material and engineering documentation, traceability records, device master records for each of the Subsidiary Products, regulatory documents, 510(k) files, including all approved and pending amendments and supplements and product materials prepared for, or submitted to, other governments and any files related to approvals by such governments, records, reports and correspondence, laboratory notes, research records, correspondence and other documents, records, data files and service manuals and any rights thereto, used in, or relating to, the Business on whatever media such records or copies are maintained (the "Business Records");

           (v)  all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including warranty rights but excluding insurance proceeds) of Subsidiary that relate to the Assets or the Business;

          (vi)  all sales and promotional literature, catalogs, trade show materials and displays, the content of the portion of the Biomec.com internet site that relates to Subsidiary, artwork and other sales-related materials owned, used, associated with or employed by Subsidiary;

         (vii)  all rights of Subsidiary under contracts, agreements, commitments and other arrangements, whether oral or written, listed on Schedule 1.1(a)(vii) and all other contracts or orders for the sale of goods or services of the Business entered into by Subsidiary (collectively, the "Assumed Contracts");

        (viii)  all of Subsidiary's interest in all incomplete or unfilled contracts, commitments and orders issued for the purchase by Subsidiary of supplies, parts, components, raw materials and finished products to the extent listed on Schedule 1.1(a)(viii) and all other contracts, commitments and orders for the purchase of such items entered into by Subsidiary (the "Purchase Orders");

          (ix)  all of Subsidiary's interest in Intellectual Property that is used in or held for, or necessary to the conduct of, the Business, including but not limited to those items listed on Schedule 1.1(a)(ix) (the "Subsidiary Intellectual Property") and all such Intellectual Property embodied within any of the Subsidiary Products;

           (x)  all product approvals, clearances, registrations, permits, consents, waivers, certificates, listings and exemptions submitted to or granted to Subsidiary by a regulatory authority, foreign or domestic, for the purpose of allowing the manufacture, sale or distribution of Subsidiary Products, including without limitation the approvals and clearances listed on Schedule 1.1(a)(x) , and all correspondence with and other permits, orders, certificates, authorizations or approvals of any supranational, national, federal, state, provincial or local, domestic or foreign, governmental authority or regulatory agency held by Subsidiary in respect of the Business;

          (xi)  all of Subsidiary's interest in computer software and hardware, source codes, computer files and programs, including without limitation the items described on Schedule 1.1(a)(xi);

         (xii)  all advances, trade-show deposits, loans, prepaid interest and other prepaid expenses of Subsidiary of all kinds; and

        (xiii)  Subsidiary's interest in the real property lease described in Schedule 1.1(a)(xiii) (the "Real Property Lease"), including without limitation, the benefit of any prepaid rent, security deposit and renewal or purchase options.

        (b)   On the terms and subject to the conditions of this Agreement, Parent shall, on the Closing Date, sell, assign, transfer, convey and deliver to Acquisition Sub, and Acquisition Sub shall purchase on the Closing Date all of the right, title and interest of Parent as of the Closing Date in (i) all of the Intellectual Property owned by, or licensed to and transferable by, Parent (and not owned by Subsidiary) described on Schedule 1.1(b)(i) and (ii) the other assets and rights owned by Parent that are listed on Schedule 1.1(b)(ii) (collectively the "Parent Assets").

        (c)   Notwithstanding any provision of Section 1.1(a) or (b) to the contrary, the Assets shall exclude the following assets owned by one or more of the Sellers on the Closing Date (the "Excluded Assets"):

            (i)  all cash, cash equivalents, bank accounts and securities;

           (ii)  all intercompany receivables;

          (iii)  the shares of capital stock of Parent and Subsidiary and the corporate books and records of Parent and Subsidiary;

          (iv)  all rights of each Seller under this Agreement and the Ancillary Agreements;

           (v)  any assets of any Employee Benefit Plan;

          (vi)  any Assumed Contract or Permit that is not assignable to Acquisition Sub as of the Closing Date;

         (vii)  all personnel records related to any employee or former employee of a Seller who is not a Transferred Employee and all personnel records relating to Transferred Employees that Sellers are not legally permitted to transfer;

        (viii)  all records that a Seller is required by law to retain in its possession;

          (ix)  tax records and rights to tax refunds; and

           (x)  all insurance policies and rights thereunder.

        1.2    Assumption and Exclusion of Liabilities.

        (a)   On the terms and subject to the conditions of this Agreement, on the Closing Date, Acquisition Sub shall assume and shall pay, perform and discharge when due the following Liabilities of Subsidiary (the "Assumed Liabilities") arising out of the conduct of the Business or relating to the Assets:

            (i)  all third-party accounts payable set forth on the Closing Balance Sheet;

           (ii)  all accrued expenses set forth on the Closing Balance Sheet;

          (iii)  Liabilities arising in connection with the Assumed Contracts and Purchase Orders, but not any Liability due thereunder on or prior to the Closing Date or arising out of a breach thereof on or prior to the Closing Date; and

          (iv)  Liabilities for product-liability claims relating to Subsidiary Products that were manufactured by Subsidiary on or prior to the Closing Date and sold by Buyer or Acquisition Sub or one of their Affiliates after the Closing Date.

        (b)   Except as expressly provided in Section 1.2(a), neither Acquisition Sub nor Buyer will assume any debt, liability, or obligation of Sellers and shall not become liable for any obligations or liabilities of Sellers of any nature whatsoever. Except as expressly provided in Section 1.2(a), Sellers shall retain, and shall be responsible for paying, performing and discharging when due, and neither Acquisition Sub nor Buyer shall assume or have any responsibility for, the following Liabilities (the "Excluded Liabilities"):

            (i)  Liabilities or obligations arising out of Sellers' ownership of the Assets or operation of the Business on or prior to the Closing Date;

           (ii)  Liabilities relating to or arising out of the Excluded Assets;

          (iii)  Liabilities for Taxes now or hereafter owed by any Seller relating to the operation of the Business or the ownership of the Assets on or prior to the Closing Date;

          (iv)  Liabilities for product-liability claims relating to Subsidiary Products sold by Subsidiary or any predecessor of Subsidiary for which Sellers may be liable on or prior to the Closing Date;

           (v)  Liabilities related to or arising under any Employee Benefit Plan or any other liabilities to employees or former employees of a Seller that accrue on or prior to the Closing Date;

          (vi)  claims for patent infringement to the extent arising from, related to or in connection with Subsidiary Products manufactured, used or sold prior to the Closing Date;

         (vii)  any Liability or expense with respect to any Litigation with respect to the Business or Assets relating to claims arising before or after the Closing Date to the extent related to the operation of the Business or the ownership of the Assets on or prior to the Closing Date, including without limitation, the Litigation described in Section 4.9 of Sellers Disclosure Schedule;

        (viii)  damages, losses, expenses related to, arising from, or in connection with any investigation, proceeding, examination, action or request initiated by a regulatory or other governmental authority to the extent related to the conduct of the Business or the ownership of the Assets on or prior to the Closing Date, whether such investigation, proceeding, examination, action or request commences or was initiated before, on or after the Closing Date;

          (ix)  Liabilities or obligations to the extent resulting from any violation by Sellers, or any employee, director or agent of either Seller (while an employee, director or agent of either Seller), or any predecessor of Subsidiary for which Sellers may be liable, of any applicable foreign, federal, state, county, local or other governmental laws, decrees, ordinances or regulations, or any permit, license, consent, certificate, approval or authorization issued pursuant to such laws, decrees, ordinances or regulations, including, without limitation, those applicable to discrimination in employment, employment practices, wage and hour, retirement, labor relations, occupational safety, health, trade practices, environmental matters, competition, pricing, product warranties, product liability (except as provided in Section 1.2(a)(iv)), and product advertising;

           (x)  Liabilities to the extent arising out of a breach, on or prior to the Closing Date, of any contract or agreement to which a Seller is bound, including without limitation, any Assumed Contract or Purchase Order; and

          (xi)  Liabilities incurred by Sellers in connection with this Agreement, including, without limitation, fees and expenses of Sellers' counsel, accountants, and other experts and all other expenses incurred by Sellers incident to the negotiation, preparation and execution of this Agreement or the transactions contemplated hereby, including expenses incurred in proving or perfecting title to the Assets, Taxes (except as provided in Section 7.1), commissions and all other expenses of either Seller pertaining to the performance by it of its obligations under this Agreement.

        1.3    Transfer Documentation and Possession.    In order to effect the transfer of the Assets and the assumption of the Assumed Liabilities, the parties shall deliver the documents described in Sections 3.2 and 3.3 and such other conveyance documents as are necessary to convey (and, as appropriate, record and perfect) title to the Assets to Acquisition Sub and for Acquisition Sub to assume the Assumed Liabilities, such other documents to be in form and substance mutually satisfactory to the Sellers and Buyer and as may be necessary under the laws of the jurisdiction where such Assets and Assumed Liabilities are located to effect such transfer and assumption. For example, Sellers will cooperate, at any time requested, with Acquisition Sub to promptly execute all documents necessary to perfect the rights, title and interest previously held by Subsidiary and Parent in the Subsidiary Intellectual Property and the Parent Assets acquired by Acquisition Sub. Coincident with the Closing, the Sellers shall deliver possession of the Assets to Acquisition Sub, free and clear of all Liens.

ARTICLE 2
CONSIDERATION

        2.1    Consideration.    As consideration for the Assets and for the covenants set forth in the Agreement, Buyer, at the Closing, shall (i) pay to Parent the portion of the Closing Payment allocated to the Parent Assets (such allocation as Sellers shall advise Buyer prior to the Closing Date); (ii) pay to

Subsidiary the portion of Closing Payment allocated to the Subsidiary Assets (such allocation as Sellers shall advise Buyer prior to the Closing Date); and (iii) grant to Subsidiary the contingent rights to receive the 2003 Contingent Payment described in Section 2.3 and the 2004 Contingent Payment described in Section 2.4 (collectively, the "Contingent Payments"). The cash and stock components of the Closing Payment and the Contingent Payments shall be allocated between Parent and Subsidiary on a basis proportionate to the fair value of the Assets being sold by each Seller.

        2.2    Closing Payment.    Subject to adjustment as provided in this Section 2.2, a payment (the "Closing Payment") in the amount of $18 million less the amount of those specific Assumed Liabilities described on Schedule 2.2 as of the close of business on the Business Day immediately preceding the Closing Date (as such amounts are set forth on a balance sheet prepared in accordance with U.S. GAAP as of that date), will be made by Buyer to Parent and Subsidiary at the Closing, as set forth in Section 2.1. The Closing Payment will be composed of cash and shares of Buyer Common Stock. Buyer may elect the allocation of the Closing Payment between cash and Buyer Common Stock, but the Closing Payment must include at least $7 million in cash and must include shares of Buyer Common Stock having a value of at least $7 million, determined in accordance with this Section 2.2. The number of shares of Buyer Common Stock delivered as part the Closing Payment shall be determined by dividing the aggregate value of Buyer Common Stock that Buyer shall have elected to include in the Closing Payment by $7.50, which was calculated by taking the average per-share closing price of Buyer Common Stock over the period of 15 trading days ending on the trading day immediately preceding the date of this Agreement (the "Average Closing Price"); provided that if the Average Closing Price would have been greater than $7.50 but for this proviso, then the Average Closing Price has been deemed to be $7.50, and if the Average Closing Price would have been less than $6.50 but for this proviso, then the Average Closing Price has been deemed to be $6.50. Buyer shall pay cash in lieu of any fractional shares, equal to the fraction times the Average Closing Price.

            2.2.1    Net Working Capital Adjustment.    The Closing Payment will be adjusted following the Closing to the extent that the Net Working Capital of Subsidiary as of the close of business on the Business Day immediately preceding the Closing Date (the "Closing Net Working Capital") is greater than or less than $1,769,000 (the "Net Working Capital Baseline"). "Net Working Capital" means the current assets of Subsidiary (excluding cash) less the current liabilities of Subsidiary (excluding notes payable). The calculation of the Net Working Capital Baseline, based on Subsidiary's unaudited balance sheet as of April 30, 2003 is set forth on Schedule 2.2.1. Any adjustment made pursuant to this Section 2.2.1 shall be made to the cash portion of the Closing Payment.

            2.2.2    Post-Closing Deliveries.    As soon as practicable (but in no event later than 30 days following the Closing Date), Sellers shall prepare and deliver to Buyer (i) a final unaudited balance sheet for Subsidiary (the "Closing Balance Sheet"), as of the Closing Date, prepared in accordance with U.S. GAAP in a manner consistent with Subsidiary's balance sheets as of April 30, 2003 and June 30, 2003 and Subsidiary's audited balance sheet as of December 31, 2002, and (ii) Sellers' calculation of Closing Net Working Capital based on the Closing Balance Sheet. Sellers and their representatives shall be given reasonable access to the books, records, facilities and employees of Acquisition Sub as may be necessary for them to prepare the Closing Balance Sheet.

            2.2.3    Buyer's Response.    Within 20 days of receipt of the Closing Balance Sheet and Sellers' calculation of the Closing Net Working Capital, Buyer shall inform Sellers in writing of any exceptions to the Closing Net Working Capital calculation. Unless Buyer delivers to Sellers within such 20-day period a letter specifying in reasonable detail such exceptions, the Closing Net Working Capital calculation delivered by Sellers shall be conclusive and binding on the parties. If Buyer delivers to Sellers a letter setting forth any such exceptions within such 20-day period, then Buyer and Sellers shall promptly endeavor to resolve the matters in dispute and, if they fail to reach an agreement with respect to such matters on or before the twentieth day after receipt by Sellers of the dispute letter from Buyer, then, as to any such matters in dispute, Buyer and Sellers shall in good faith select and jointly retain a firm of certified public accountants (which has not rendered services to either Buyer or Parent for at least three years), or other third party acceptable to Buyer and Sellers, to promptly make a final determination of such matters and deliver a written opinion thereon to Buyer and Sellers, which determination shall be conclusive and binding on the parties. The fees and expenses of the auditing firm shall be paid by Buyer unless the Closing Net Working Capital calculation delivered by Sellers is more than 10% higher than the auditing firm's determination of Closing Net Working Capital, in which case Sellers will pay the fees and expenses of the auditing firm. The auditing firm shall have a period of 20 days in which to render its opinion concerning the disputed matters.

            2.2.4    Adjustment.

              (i)  Reduction in Closing Payment. If the amount of the Closing Net Working Capital as finally determined is less than the Net Working Capital Baseline, then Subsidiary shall pay Buyer within five Business Days, as an adjustment to the Closing Payment, an amount in cash equal to the difference between the Closing Net Working Capital as finally determined and the Net Working Capital Baseline, plus interest thereon at the annual rate of five percent from the Closing Date to the date of payment.

             (ii)  Increase in Closing Payment. If the amount of the Closing Net Working Capital as finally determined is greater than the Net Working Capital Baseline, Buyer shall pay to Subsidiary within five Business Days, as an adjustment to the Closing Payment, an amount in cash equal to the excess of the Net Working Capital Baseline over the Closing Net Working Capital as finally determined, plus interest thereon at the annual rate of five percent from the Closing Date to the date of payment.

        2.3    2003 Contingent Payment.    Buyer will make a payment to Subsidiary equal to (a) the product of two times Subsidiary's and Acquisition Sub's combined Net Sales of Subsidiary Products in the 2003 calendar year minus (b) $18.0 million (the "2003 Contingent Payment"), but only if the average Gross Margin on the combined sales of Subsidiary Products by Subsidiary and Acquisition Sub for the 2003 calendar year is at least 30% (calculated in accordance with methodology described on Schedule 2.5.2). If the average Gross Margin is less than 30%, then the 2003 Contingent Payment will not be due. If earned, Buyer will make payment in respect of the 2003 Contingent Payment on or before March 31, 2004 in cash via wire transfer to a bank designated by Subsidiary and in shares of Buyer Common Stock, which allocation shall be determined solely by Buyer; provided, however, that neither the cash nor the stock component, valued in accordance with Section 2.5.3, may be less than 40% of the total 2003 Contingent Payment.

        2.4    2004 Contingent Payment.    Buyer will make a payment to Subsidiary equal to the difference of the Proprietary Sales (as defined in Section 2.5.1) of Acquisition Sub in the 2004 calendar year minus the combined Proprietary Sales of Subsidiary and Acquisition Sub in the 2003 calendar year (as it may be increased pursuant to the immediately following sentence, the "2004 Contingent Payment". The amount of the 2004 Contingent Payment will be doubled if, on or before December 31, 2004,

Acquisition Sub executes a supply agreement with one or more of the companies listed on Schedule 2.4 having the minimum terms listed on Schedule 2.4. Buyer will pay the 2004 Contingent Payment on or before March 31, 2005 in cash via wire transfer to a bank designated by Subsidiary or in shares of Buyer Common Stock, which allocation shall be determined solely by Buyer; provided that the cash portion of the payment must be at least the lesser of (a) 25% of the total 2004 Contingent Payment, any stock portion of which being valued in accordance with Section 2.5.3, or (b) $2.0 million.

        2.5    Contingent Payment Provisions.

            2.5.1    Definitions.    For purposes of the Contingent Payments, (a) "Net Sales" means all revenues recognized or required to be recognized by Subsidiary and Acquisition Sub for sales of products and services and for product-related license fees and royalties (excluding any non-recurring license fees, royalties or technology fees), less (A) reasonable discounts and allowances customary in the trade, all actually given and properly documented; and (B) credits or repayments due to rejections, defects or returns; all as determined in accordance with U.S. GAAP on a basis consistent with Subsidiary's practices prior to date of this Agreement; and (b) "Proprietary Sales" means Net Sales of pacing lead wires, pacemaker adaptors and pacing implant tools, plus sales of any products directly related to pacing procedures in which Acquisition Sub has a patent, patent application or invention disclosure relating to the technology included therein. Proprietary Sales specifically excludes any non-recurring payments for technology (unless such payments are associated with product sales) and any sales that would be deemed "extraordinary items" under U.S. GAAP or that are inconsistent with Subsidiary's past business practices.

            2.5.2    Operation of Acquisition Sub.    During the period beginning at the Closing and ending at the close of business on December 31, 2004, Buyer and Acquisition Sub will: (a) operate the business of Acquisition Sub in a manner in the best long-term interest of all of Buyer's Shareholders, including Sellers; (b) sell Subsidiary Products solely through Acquisition Sub; (c) use reasonable efforts to operate the Business in a manner consistent with the past practices of Subsidiary; and (d) continue the employment of persons that were executive officers of Subsidiary immediately before the Closing (so long as such persons agree to be so employed during that period). Buyer will provide additional working capital to Acquisition Sub in amounts Buyer deems appropriate, but will at a minimum provide the additional working capital described on Schedule 2.5.2.

            2.5.3    Stock Values for Contingent Payments.    The number of shares of Buyer Common Stock to be delivered in connection with each Contingent Payment, if any, will be equal to the value of the stock portion of the applicable Contingent Payment, as determined by Buyer in accordance with Section 2.3 or 2.4, as the case may be, divided by the average closing price of Buyer Common Stock for the period of 15 trading days preceding the date on which Buyer makes its first public announcement of its earnings for the fiscal year immediately prior to the year in which the Contingent Payment is payable. Buyer shall pay Subsidiary cash in lieu of any fractional share, equal to the fraction times the average price of Buyer Common Stock calculated in accordance with the immediately preceding sentence.

            2.5.4    Reports and Disputes.

          (a)   For purposes of calculating the Contingent Payments: (i) within 60 days after the Closing Date, Sellers shall deliver to Buyer a Statement of Revenues of Subsidiary for the period of January 1, 2003 through the Closing Date, and (ii) at least 20 Business Days before a Contingent Payment is due, Buyer shall deliver to Subsidiary an audited Statement of Revenues of Acquisition Sub (the statements delivered pursuant to clauses (i) and (ii) being called the "Revenues Statements"). The Revenues Statements shall set forth the Net Sales, Gross Margins and the Proprietary Sales for the period to which the Revenues Statements relate, together with such detailed information as is reasonably relevant to understand the basis for the computation of the Net Sales, Gross Margins and Proprietary Sales and the amount of the payment, if any, of a Contingent Payment for the applicable period.

          (b)   Within 20 days of receipt of Buyer's Revenues Statement and Buyer's determination of the applicable Contingent Payment, Sellers shall inform Buyer in writing of any exceptions to Buyer's Revenues Statement and Contingent-Payment calculation. Unless Sellers deliver to Buyer within such 20-day period a letter specifying in reasonable detail such exceptions, Buyer's Revenues Statement and Contingent-Payment calculation delivered by Buyer shall be conclusive and binding on the parties. Sellers and their representatives shall be given reasonable access to the books, records, accountants and employees of Buyer, including all supporting documents and work papers used in the preparation of the Revenues Statement. If Sellers deliver to Buyer a letter setting forth any such exceptions within such 20-day period, then Sellers and Buyer shall promptly endeavor to resolve the matters in dispute and, if they fail to reach an agreement with respect to such matters on or before the twentieth day after receipt by Buyer of the dispute letter from Sellers, then Sellers may retain a firm of certified public accountants (which has not rendered services to either Buyer or Parent for at least three years), to review the Revenues Statement and deliver its opinion thereon to Sellers. The fees and expenses of the auditing firm shall be paid by Sellers unless the auditing firm determines that the Contingent-Payment calculation delivered by Buyer contained a variance of more than 5% from the Contingent-Payment calculation of the auditing firm, in which case, Buyer will pay the fees and expenses of the auditing firm.

            2.5.5    Offset.    The Contingent Payments are subject to offset as provided in Section 10.7.

        2.6    Allocation of Purchase Price.    The Assets are being sold and purchased at their fair market values and the consideration paid by Buyer to the Sellers in exchange for the Assets is being allocated among the Assets pursuant to arm's-length negotiations. Buyer and Sellers will agree on the allocation prior to Closing and such allocation will properly reflect the respective fair market values of the Assets. The allocation of the consideration to the Assets established by Buyer and Sellers will be binding on all parties for Tax purposes and will be consistently so reflected in each party's respective Tax Returns.

ARTICLE 3
CLOSING

        3.1    The Closing.    The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Lindquist & Vennum, P.L.L.P., 4200 IDS Center, Minneapolis, Minnesota 55402, at 10:00 a.m. (Central Time) on or before the third Business Day after the satisfaction or waiver of the conditions in Articles 8 and 9, or at such other date, time or place as the parties may agree (the "Closing Date"). The Closing shall be deemed to have been effected as of 11:59 p.m. on the Closing Date.

        3.2    Deliveries of Sellers.    At the Closing, Sellers shall deliver or cause to be delivered to Buyer and Acquisition Sub the following:

        3.2.1  the Officers' Certificate from an executive officer of each of Parent and Subsidiary, in substantially the form of Exhibit 3.2.1;

        3.2.2  the opinions of counsel for Parent and Subsidiary, in substantially the form of Exhibits 3.2.2(a) and (b);

        3.2.3  copies of resolutions of Parent's board of directors and shareholders and of Subsidiary's board of directors and sole shareholder, each certified by the Secretary of the respective Seller as having been duly and validly adopted and in full force and effect, authorizing execution and delivery of this Agreement and performance respectively by Parent and Subsidiary of the transactions contemplated hereby;

        3.2.4  the General Bill of Sale and Assignment from Parent in the form of Exhibit 3.2.4.

        3.2.5  the General Bill of Sale and Assignment from Subsidiary in the form of Exhibit 3.2.5;

        3.2.6  an Assignment of Patents in the form of Exhibit 3.2.6;

        3.2.7  an Assignment of Trademarks in the form of Exhibit 3.2.7;

        3.2.8  an Assumption Agreement in the form of Exhibit 3.2.8;

        3.2.9  the Certificate of Insurance as provided in Section 7.8; and

      3.2.10  an executed Landlord's Estoppel Certificate substantially in the form of Exhibit 3.2.10;

      3.2.11  an Assignment of Rights In Invention Records from Parent in substantially in the form of Exhibit 3.2.11; and

      3.2.12  the allocation of purchase price described in Section 2.6.

        3.3    Deliveries of Buyer.    At the Closing, Buyer shall deliver to Sellers the following:

        3.3.1  the Closing Payment by delivery of stock certificates, each in the name of the appropriate Seller, and wire transfer in immediately available funds to bank accounts designated by Sellers in writing at least two Business Days prior to the Closing Date;

        3.3.2  the Officers' Certificate from an executive officer of each of Buyer and Acquisition Sub, in substantially the form of Exhibit 3.3.2;

        3.3.3  the opinion of counsel for Buyer, in substantially the form of Exhibit 3.3.3;

        3.3.4  copies of resolutions of Buyer's board of directors and shareholders and Acquisition Sub's board of directors, certified by the Secretary of the respective company as having been duly and validly adopted and in full force and effect, authorizing, in the case of the board of directors, execution and delivery of this Agreement and performance of the transactions contemplated hereby, and in the case of Buyer's shareholders, the Buyer Shareholder Proposals;

        3.3.5  an executed counterpart of the Assumption Agreement;

        3.3.6  a sales and use tax resale certificate, together with a schedule prepared by Subsidiary listing the Inventory as of the close of business on the day prior to the Closing Date;

        3.3.7  employment agreements, as may be negotiated pursuant to the letter agreements attached as Exhibit 8.8(a) and (b); and

        3.3.8  the allocation of purchase price described in Section 2.6.

        3.4    Further Documents.    The parties shall execute and deliver, or cause to be executed and delivered, such other powers of attorney, instruments, documents or certificates as the other parties may reasonably request to effect or evidence the consummation of the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

        Except as otherwise set forth in the disclosure schedule delivered by Sellers to Buyer and Acquisition Sub concurrently with the execution and delivery of this Agreement (the "Sellers Disclosure

Schedule") the Sellers jointly and severally represent and warrant to Buyer and Acquisition Sub as follows:

        4.1    Authority; Organization and Qualification; Effect of Agreement.

            4.1.1    Authority.    Each of Parent and Subsidiary has full corporate power and authority to execute and deliver this Agreement and all agreements referenced herein (the "Ancillary Agreements") to which either is a party, perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance by Parent and Subsidiary of their obligations under this Agreement and the Ancillary Agreements and the consummation by Parent and Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Subsidiary, and, except for the approval of the sale of the Assets and the other transactions contemplated hereby by Parent's shareholders, no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements and to consummate the transactions so contemplated. This Agreement and the Ancillary Agreements have been duly executed and delivered by Parent and Subsidiary and constitute the valid and binding obligations of Parent and Subsidiary and are enforceable against Parent and Subsidiary in accordance with their respective terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            4.1.2    Organization and Qualification.    Each of Parent and Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio and Minnesota, respectively, and has full corporate power and authority to carry on its business as it is now being conducted. Each of Parent and Subsidiary is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Business. Sellers have delivered to Buyer true and complete copies of Parent's and Subsidiary's governing documents.

            4.1.3    Subsidiaries.    Subsidiary does not have any subsidiaries or equity interest in any other corporation, partnership, joint venture, association, trust or other business association or entity.

            4.1.4    Consents.    No material consent, authorization, order or approval, or filing or registration with any governmental authority and no consent or authorization from any other entity or Person, is required for the execution, delivery and performance of this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated by this Agreement, including, without limitation, consents from parties to any Assumed Contract or Purchase Order.

            4.1.5    No Violation.    The execution, delivery and performance by Parent and Subsidiary of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not (a) in any material respect contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Subsidiary or to a loss of any benefit to which Parent or Subsidiary is entitled under (i) any provision of applicable law or regulation (assuming the governmental consents referred to in Section 4.1.4 have been obtained); (ii) the governing documents of Parent or Subsidiary; (iii) any Assumed Contract; or (iv) any judgment, injunction, order or decree binding upon

    Parent or Subsidiary in respect of the Business; or (b) result in the creation or imposition of any Lien on any Asset.

        4.2    Financial Statements.    Sellers have delivered to Buyer copies of the unaudited balance sheet of Subsidiary as of June 30, 2003 and an unaudited income statement for the period then ended, as well as audited balance sheets, statements of operations, statements of changes in shareholders' equity and of cash flows for Subsidiary for the fiscal years ended December 31, 2001 and 2002, together with the related notes and schedules thereto (collectively, the "Subsidiary Financial Statements"). The Subsidiary Financial Statements are attached as Section 4.2 of the Sellers Disclosure Schedule. The Subsidiary Financial Statements have been prepared from the books and records of Subsidiary in accordance with U.S. GAAP applied on a consistent basis, subject to normal year-end adjustments and the fact that the June 30, 2003 statements do not include notes, and fairly present, in all material respects, the financial condition of Subsidiary at the dates shown and the results of its operations for the periods then ended.

        4.3    Absence of Certain Developments.    From December 31, 2002 to the date of this Agreement, the Business has been operated only in the ordinary course, and Subsidiary has not:

        4.3.1  mortgaged, pledged or subjected to any Lien, any of the Assets, tangible or intangible;

        4.3.2  except as contemplated by this Agreement, sold, leased, assigned, transferred or otherwise disposed of any of the Assets, except for inventory and obsolete equipment sold in the ordinary course of business;

        4.3.3  sold, assigned, transferred or licensed to any Person any rights under any patents, trademarks, service marks, trade names, copyrights, applications for registration with respect to any of the foregoing, trade secrets or other intellectual property owned by, or licensed to, Subsidiary in respect of the Business;

        4.3.4  entered into any settlement agreement regarding the breach or infringement (or alleged breach or infringement) of any United States or foreign intellectual property license, patent, copyright or trademark relating to the Business;

        4.3.5  made any capital expenditures in excess of $10,000 or an aggregate of $100,000;

        4.3.6  suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

        4.3.7  suffered any damage, destruction or loss of any Assets that in the aggregate have a replacement cost of more than $10,000 whether or not covered by insurance;

        4.3.8  modified, amended or terminated any Assumed Contract in a manner materially adverse to the Business;

        4.3.9  suffered any Material Adverse Effect;

      4.3.10  been the subject of any inquiry or action taken or threatened by the United States Food and Drug Administration (the "FDA") or any foreign regulatory authority having jurisdiction over similar matters, excluding observations of inspectors that have not resulted in any action, claim or investigation by the FDA or other regulatory authority;

      4.3.11  made any change in any method of accounting, except as required by U.S. GAAP;

      4.3.12  failed to maintain its inventory in a normal and customary manner materially consistent with its prior practice, or made any material change in the conduct or nature of the Business;

      4.3.13  discharged or satisfied accounts receivable in excess of $5,000 other than in the ordinary course of business consistent with past practice; or

      4.3.14  entered into any agreement (other than this Agreement) or made any commitment to take any of the types of action described in Sections 4.3.1 through 4.3.13.

        4.4    Inventory.    The finished goods Inventory has been reflected on the Latest Balance Sheet and carried on the books of account of Subsidiary in accordance with U.S. GAAP consistently applied. The Inventory (including raw materials, work-in-process and finished goods) on the date of this Agreement is the same as set forth in the Latest Balance Sheet, except for additions and reductions made in the ordinary course of business since such date. The Inventory is of quality usable or salable in the ordinary course of business, subject to any reserve for obsolescence reflected on the Latest Balance Sheet.

        4.5    Accounts and Notes Receivable.    All accounts and notes receivable reflected on the Latest Balance Sheet, and all accounts and notes receivable arising subsequent to the Latest Balance Sheet Date, have arisen in the ordinary course of business of Subsidiary and represent valid obligations due to Subsidiary; provided that nothing stated herein shall constitute a guaranty of collectability of such receivables. All items that are required by U.S. GAAP to be reflected as accounts and notes receivable on the Latest Balance Sheet and on the books of account of Subsidiary are so reflected.

        4.6    Title to Assets.    Subsidiary owns or has a valid leasehold interest in all of the Subsidiary Assets, free and clear of all Liens. Parent owns all of the Parent Assets, free and clear of all Liens. The equipment and fixed assets of the Business as a whole are in suitable condition for the operation of the Business as currently conducted. Except for the Excluded Assets, the Assets constitute all of the assets and properties necessary for the conduct of the Business as currently conducted.

        4.7    Patents, Trademarks and Copyrights.

        (a)   Section 4.7(a) of the Sellers Disclosure Schedule lists all patents, patent applications, trademark and service mark applications and registrations, trade names, and copyright registrations and applications that are fully owned by Subsidiary and that are used in, held for use in or necessary to the conduct of the Business (the "Subsidiary Proprietary Rights"), all of which are pending or being maintained in the jurisdictions listed in Section 4.7(a) of the Sellers Disclosure Schedule.

        (b)   Section 4.7(b) of the Sellers Disclosure Schedule lists all license agreements under which third-party owned Intellectual Property is licensed to Subsidiary or Parent with respect to the Business (other than non-negotiated licenses of commercially available software). All of the license agreements so listed are in full force and effect. Each of Subsidiary and Parent is not in material default under any of them nor, to the Knowledge of Subsidiary and Parent, is any other party to any such license agreement in material default thereunder.

        (c)   There are no claims or disputes pending, or to Subsidiary's Knowledge, threatened, with third parties alleging that Subsidiary, on the one hand, or such third party, on the other hand, infringes on the other's Intellectual Property rights in connection with the Business. To Subsidiary's Knowledge, none of the features, components or configurations or methods of making or using the same (whether developed or under development) of Subsidiary Products or Subsidiary's processes infringes the Intellectual Property rights of any other Person. There are no outstanding orders, judgments or decrees restricting the use by Sellers of the Intellectual Property owned or licensed by Sellers for use in the Business.

        (d)   Sellers have provided to Buyer a copy of all pending patent applications filed by Subsidiary or Parent in respect of the Business. Subsidiary's ownership of the Subsidiary Intellectual Property is free and clear of all Liens and rights of third parties. Parent's ownership of the Parent Assets is free and clear of all Liens. All annuities, registrations and maintenance fees for the Subsidiary Intellectual Property have been paid. To Subsidiary's Knowledge, no interference actions are pending, and no notice has been received of an intention to provoke an interference action or to otherwise challenge the validity or priority of inventorship before the United States Patent and Trademark Office or other similar U.S. or foreign authorities with respect to any patent or application therefor included in the Assets.

        (e)   Subsidiary has established safeguards to maintain the secrecy of the secret information of Subsidiary Intellectual Property that it considers to be reasonable. To the Knowledge of Subsidiary, such secret information that Subsidiary believes is proprietary information has not been disclosed by Subsidiary to any other Person (other than its Affiliates), except pursuant to confidentiality agreements, protective orders or law.

        4.8    Assumed Contracts.

        (a)   Subsidiary has delivered to Acquisition Sub true and complete copies of the Assumed Contracts, and there are no material oral modifications or amendments to the Assumed Contracts. Each Assumed Contract is in full force and effect and is valid, binding, and enforceable in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws related to the enforcement of creditors' rights or by general principles of equity.

        (b)   Subsidiary is not in material breach of any provision of any Assumed Contract.

        (c)   No event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a material default or event of default under any Assumed Contract by or in respect of Subsidiary.

        (d)   To Subsidiary's Knowledge, no other party to an Assumed Contract is in material breach of any provision of any Assumed Contract.

        (e)   To Subsidiary's Knowledge, no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a material default or event of default under an Assumed Contract by or in respect of any other party to the Assumed Contract.

        4.9    Litigation.    There are no claims, actions, suits, inquiries, investigations or proceedings pending, or to the Knowledge of Subsidiary or Parent, threatened relating to Subsidiary in respect of the Business, the Assets, any of the Assumed Liabilities or the transactions contemplated by this Agreement.

        4.10    Compliance with Law: Permits.    Section 4.10(a) of the Sellers Disclosure Schedule lists all material permits, licenses, clearances, PMA's, 510(k)'s registrations, consents, waivers, listings, exemptions, orders, certificates, authorizations or approvals of any international, federal, provincial, state or local, domestic or foreign, governmental authorities or regulatory agencies, including, without limitation, those regulating safety, effectiveness and market clearance of medical devices and applicable environmental permits (the "Permits"), held by Subsidiary or Parent and used in the Business. There are no other material permits necessary to carry on the Business in the United States, Europe, or any other jurisdiction where the Business is currently conducted. Subsidiary, in respect of the Business, has complied in all material respects with all applicable laws, including any Medicare or Medicaid statutes, rules or regulations, Permits and orders of foreign, federal, state and local governments and all agencies thereof (including, without limitation, the FDA or any foreign regulatory authority having jurisdiction over similar matters) that affect the Business and to which Subsidiary is subject, and no claims have been filed against Subsidiary in respect of the Business alleging a violation of any such laws, regulations or orders. Since January 1, 2001 no notice, warning or other communication from any governmental authority in respect of any failure or alleged failure by Subsidiary in respect of the Business to comply with any law, regulation or order has been received by Subsidiary.

        4.11    Employee Benefit Plans.

      4.11.1  Neither Parent, Subsidiary nor any ERISA Affiliate maintains any Employee Benefit Plans or collective bargaining agreements relating to the Business or covering any Transferred Employee.

      4.11.2  There is no liability with respect to any such Employee Benefit Plan that will be imposed upon Buyer or Acquisition Sub.

      4.11.3  There is no provision or condition with respect to any Employee Benefit Plan or applicable law that will require Buyer to assume or continue such Employee Benefit Plan following the Closing Date.

      4.11.4  There is no Lien (statutory or otherwise) against any of the Assets arising out of any condition or set of circumstances with respect to any such Employee Benefit Plan.

      4.11.5  There is no action, suit, claim or proceeding, pending or threatened, that would result in any liability with respect to any such Employee Benefit Plan against Buyer or Acquisition Sub.

      4.11.6  Parent shall make health care continuation coverage as provided by Section 4980B of the Code (COBRA Coverage) available to M&A Qualified Beneficiaries with respect to the transactions contemplated by this Agreement.

        4.12    Employees.    Section 4.12 of the Sellers Disclosure Schedule sets forth a true and complete list of all employees of Subsidiary as of the date hereof. None of Subsidiary's employees is represented by a union or other labor organization, nor are they covered by a collective bargaining agreement, and no union organizing efforts have been conducted within the last three years, or to the Knowledge of Subsidiary, are now being conducted with respect to its employees. Each of Subsidiary and Parent is in material compliance with all U.S. laws, regulations, ordinances, codes or other legally binding rules applicable to the Business with respect to its employees and its own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety and payroll taxes (including Social Security and unemployment fund contributions remaining due and unpaid) with respect to the Employees, including, without limitation, the Immigration and Reform Control Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Federal Age Discrimination in Employment Act, the Federal Family Medical Leave Act, the Consolidated Omnibus Budget Reconciliation Act of 1987 (COBRA), the Affirmative Action Plan Requirements under executive Order 11246 and the Vietnam Veterans Era Readjustent Act, and any federal, state or local law. Neither Parent nor Subsidiary is in receipt of a complaint, demand letter or charge issued by a U.S. federal, state, provincial or local agency that alleges a material violation by Parent or Subsidiary of any applicable law or regulation respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety or payroll taxes with respect to the Employees that has not been resolved. Neither parent nor Subsidiary has engaged in any plant closing, work force reduction nor other action that has resulted or could result in material liability under the Workers Adjustment and Retraining Notification Act or any state plant closing law, or has been issued any notice that such action is to occur in the future with respect to its employees. Subsidiary has not entered into any contractual agreements with its current employees restricting any of them from rendering or performing services for any other Person.

        4.13    Environmental Matters.

      4.13.1  Subsidiary has no Knowledge of environmental conditions existing on or prior to the date hereof and arising or resulting from (i) the noncompliance by Subsidiary with any applicable Environmental Law; or (ii) the release of a Regulated Substance into the environment at or from

  Subsidiary's Property and, in either case, for which Subsidiary would, or would reasonably be expected to, be required to expend in excess of $25,000 in order to clean up any such Regulated Substance or in order to bring Subsidiary into compliance with any such Environmental Law.

      4.13.2  To the Knowledge of Subsidiary, the Business has been operated at all times in material compliance with all applicable Environmental Laws.

      4.13.3  To the Knowledge of Subsidiary: (i) Subsidiary has all material governmental licenses, permits and other authorizations required by all Environmental Laws necessary to conduct and operate the Business as currently conducted or operated, (ii) all such licenses, permits and other authorizations are in full force and effect, and (iii) Subsidiary is and at all times has been in material compliance with all such licenses, permits and other authorizations.

      4.13.4  To the Knowledge of Subsidiary, Subsidiary is not presently generating, storing, handling, transporting, or disposing of any Regulated Substance on Subsidiary's Property in material violation of any Environmental Laws or that would reasonably be expected to result in material liability under any Environmental Laws. Subsidiary has not in the past generated, stored, handled, transported or disposed of any Regulated Substance on its Property.

      4.13.5  Subsidiary has provided to Buyer all documents in its possession relating to the environmental condition and regulation of its Property.

        4.14    Real Estate.    Subsidiary does not own any real property. To Subsidiary's Knowledge, the buildings, fixtures and other improvements located on the real property that is subject to the Real Property Lease (the "Subsidiary Leased Real Property") are operational and are not in material violation, and Subsidiary and Parent have no Knowledge of, and have received no notice of, any material violation, of any applicable deed restriction, building code, zoning ordinance, covenant or other law, ordinance, rule or regulation. To Subsidiary's Knowledge, (i) all utilities required for the current operation of the improvements on the Subsidiary Leased Real Property are installed and operating, (ii) all installation and connection charges have been paid in full, and (iii) the right to the return of any deposit or contribution in connection therewith shall inure as of the Closing Date to Acquisition Sub. Subsidiary is not in material default under, or in material breach of, and to Subsidiary's Knowledge, no other party is in material default under, or in material breach of, any of the terms, covenants, conditions, or restrictions of the Real Property Lease.

        4.15    Products; Regulation.

      4.15.1  There have been no written notices, citations or decisions by any governmental or regulatory body that any Subsidiary Product or products sold by predecessor entities for which Parent or Subsidiary may be liable, is defective or fails to meet any applicable standards or other regulatory requirements promulgated by any such governmental or regulatory body. The Business has complied in all material respects with its policies, procedures and specifications with respect to design, manufacture, labeling, testing, inspection and sale of Subsidiary Products. There have been no recalls, field notifications or seizures ordered or, to the Knowledge of Subsidiary, threatened by any such governmental or regulatory body with respect to any of the Subsidiary Products. Subsidiary has not received any warning letter, or Section 305 notices from, or civil or criminal investigations by, the FDA.

      4.15.2  The Subsidiary Products have been properly listed with the FDA and any other governments, state, local or foreign, requiring a similar listing. Each Subsidiary Product has all necessary and current marketing approvals or clearances by all governments, state, local or foreign, requiring such approvals or clearances in the jurisdictions where that Subsidiary Product is currently sold. All necessary amendments, supplements and reports required to keep the approvals and clearances current with the versions of the Subsidiary Products being marketed have been filed in a timely manner and are complete and accurate. Any changes in product design and manufacturing and quality assurance procedures have been filed in a timely manner.

      4.15.3  All management, facilities, personnel, manufacturing, quality and other systems of Subsidiary regulated by the FDA and other similar regulatory agencies, either state, local or foreign, are in compliance with all regulatory requirements (e.g., the FDA's Quality System Regulation, ISO 9001 and EN46001) related to the Subsidiary Products.

      4.15.4  Subsidiary has all necessary reimbursement and pricing authorizations from all regulatory agencies of the countries in which the Subsidiary Products are marketed and where such authorizations are required.

      4.15.5  Subsidiary has complied with all incident and adverse-event (both injury and malfunction) reporting requirements to the FDA and similar state, local and foreign governmental agencies with respect to the Subsidiary Products.

      4.15.6  Subsidiary's facilities have all necessary Permits for operation as a medical device manufacturing and/or distribution facility. Subsidiary has also obtained all necessary Permits from every country in which the Subsidiary Products are currently marketed, if such a Permit is required.

      4.15.7  Subsidiary is in possession of and will, upon Buyer's request, provide to Buyer all supportive materials and data substantiating representations made to the FDA or other domestic or foreign governmental regulatory authority in its filings therewith, including any and all testing data in the possession, or under the control, of Subsidiary (but only to the extent used in the Business), whether or not submitted to the FDA or other domestic or foreign governmental regulatory authority. The Subsidiary Products perform in all material respects in compliance with the representations and performance specifications as contained in those filings. Subsidiary has provided Buyer with copies of all FDA Establishment Inspection Reports and Form FDA 483s in its possession and related to inspections of the Subsidiary Products. In addition, Subsidiary has provided Buyer with copies of all similar inspections and reviews by Subsidiary's EU conformity assessment body and any other governmental authorities who have inspected the Subsidiary Products to the extent in their possession or the possession of their Affiliates, agents or attorneys.

        4.16    Material Obligations.    Subsidiary, in respect of the Business, has no debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due), except (a) to the extent specifically reflected and accrued for or reserved against in the Subsidiary Financial Statements; (b) for Liabilities not required to be set forth on a balance sheet under U.S. GAAP; and (c) for Liabilities and obligations that have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice.

        4.17    Brokerage.    There are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Parent or Subsidiary.

        4.18    Affiliated Transactions.    Subsidiary is not a party to any transaction or commitment with any of its Affiliates with respect to the Business, and has no obligation or liability owing thereunder in respect of the Business, in excess of $50,000 that is not cancelable by Subsidiary on at least 60 days' notice without penalty.

        4.19    Insurance.    Section 4.19 of the Sellers Disclosure Schedule lists the coverages and limits presently applicable to or including the operations and property of the Business, including an identification of those policies that are "claims made" and those that are "occurrence" policies. No claims have been made by Subsidiary with respect to the Business related to Subsidiary Products. Subsidiary has not received any notice of cancellation in respect of insurance coverage for operations, assets and properties relating to the Business. All premiums due and payable in respect of such insurance have been paid. There are no pending or, to the Knowledge of Subsidiary or Parent, threatened terminations or premium increases with respect to any such policies, and Subsidiary and Parent are in compliance with all material conditions contained therein. Complete copies of the insurance policies have been delivered to Buyer.

        4.20    Suppliers and Customers.    Subsidiary has delivered to Buyer a complete list of its top ten suppliers and top ten customers identifying sales for calendar year 2002 and year-to-date through May 31, 2003, for the products of each such supplier and customer. No such customer or supplier has canceled or otherwise terminated, or threatened, verbally or in writing, to cancel or otherwise terminate, its relationship with Subsidiary during the last 12 months or has during the last twelve 12 months decreased materially, or threatened to decrease or limit materially, its services, supplies or material to Subsidiary or its usage or purchase of the services or products from Subsidiary, as the case may be. No such customer has notified Subsidiary of any material change in its arrangements with Subsidiary. To Subsidiary's Knowledge, no such customer has notified Subsidiary that it intends to cease purchasing or significantly reduce its purchase of Subsidiary Products from Subsidiary.

        4.21    Voting Requirement.    The affirmative vote of the holders of two thirds of the issued and outstanding shares of common stock of Parent, voting as a single class, to approve the sale of the Assets and the other transactions contemplated hereby, is the only vote of the holders of any class or series of Parent's capital stock necessary in connection with this Agreement and the transactions contemplated hereby.

        4.22    Full Disclosure.    No representation or warranty of Parent or Subsidiary contained in this Agreement contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading in any material respect when made.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

        Except as otherwise set forth in the disclosure schedule delivered by Buyer to Sellers concurrently with the execution and delivery of this Agreement (the "Buyer Disclosure Schedule") or as otherwise described in the Buyer SEC Reports (defined in Section 5.12(a)), Buyer and Acquisition Sub jointly and severally represent and warrant to Sellers as follows:

        5.1    Authority; Organization and Qualification; Effect of Agreement.

            5.1.1    Authority.    Each of Buyer and Acquisition Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance by Buyer and Acquisition Sub of their obligations under this Agreement and the Ancillary Agreements and the consummation by Buyer and Acquisition Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and Acquisition Sub, and, except for the approval of the Buyer Shareholder Proposals by Buyer's shareholders, no other corporate proceedings on the part of Buyer or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements and to consummate the transactions so contemplated. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and Acquisition Sub and constitute the valid and binding obligations of Buyer and Acquisition Sub and are enforceable against Buyer and Acquisition Sub in accordance with their respective terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            5.1.2    Organization and Qualification.    Each of Buyer and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota, and has full corporate power and authority to carry on its business as it is now being conducted. Each of Buyer and Acquisition Sub is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on Buyer. Buyer has delivered to Sellers true and complete copies of the articles of incorporation and bylaws of Buyer and Acquisition Sub.

            5.1.3    Subsidiaries.    Other than Acquisition Sub, Buyer does not have any subsidiaries or equity interest in any other corporation, partnership, joint venture, association, trust or other business association or entity.

            5.1.4    Consents.    No material consent, authorization, order or approval, or filing or registration with any governmental authority and no consent or authorization from any other entity or Person, is required for the execution, delivery and performance of this Agreement or the Ancillary Agreements by Buyer or Acquisition Sub, or the consummation of the transactions contemplated by this Agreement, excluding consents approving authorizations, exemptions and filings, if any, that Sellers are required to obtain or make.

            5.1.5    No Violation.    The execution, delivery and performance by Buyer and Acquisition Sub of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not (a) in any material respect contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or Acquisition Sub or to a loss of any benefit to which Buyer or Acquisition Sub is entitled under (i) any provision of applicable law or regulation (assuming the governmental consents referred to in Section 5.1.4 have been obtained); (ii) the articles of incorporation or bylaws of Buyer or Acquisition Sub; or (iii) any judgment, injunction, order or decree binding upon Buyer or Acquisition Sub; or (b) result in the creation or imposition of any Lien on any asset of Buyer or Acquisition Sub that would have a Material Adverse Effect on Buyer.

        5.2    Absence of Certain Developments.    From March 31, 2003 to the date of this Agreement, Buyer has operated only in the ordinary course, and Buyer has not:

        5.2.1  suffered any Material Adverse Effect;

        5.2.2  been the subject of any inquiry or action taken or threatened by the FDA or any foreign regulatory authority having jurisdiction over similar matters, excluding observations of inspectors that have not resulted in any action, claim or investigation by the FDA or other regulatory authority; or

        5.2.3  made any change in any method of accounting, except as required by U.S. GAAP.

        5.3    Patents, Trademarks and Copyrights.    There are no claims or disputes pending or to Buyer's Knowledge, threatened, with third parties alleging that Buyer, on the one hand, or such third party, on the other hand, infringes on the other's Intellectual Property rights. All of the material Intellectual Property license agreements to which Buyer is a party are in full force and effect, and Buyer is not in material default under any of them nor, to the Knowledge of Buyer, is any other party to any such license agreement in material default thereunder. There are no outstanding orders, judgments or decrees restricting the use by Buyer of any Intellectual Property owned or licensed by Buyer. To Buyer's Knowledge, no interference actions are pending, and no notice has been received of an intention to provoke an interference action or to otherwise challenge the validity or priority of inventorship before the United States Patent and Trademark Office or other similar U.S. or foreign authorities with respect to any of Buyer's patents.

        5.4    Litigation.    There are no claims, actions, suits, inquiries, investigations or proceedings pending, or to the Knowledge of Buyer, threatened relating to the business of Buyer or the transactions contemplated by this Agreement.

        5.5    Compliance with Laws.    Buyer has complied in all material respects with all applicable laws, including any Medicare or Medicaid statutes, rules or regulations, Permits and orders of foreign, federal, state and local governments and all agencies thereof (including, without limitation, the FDA or any foreign regulatory authority having jurisdiction over similar matters) that affect Buyer's business or to which Buyer is subject, and no claims have been filed against Buyer alleging a violation of any such laws, regulations or orders. Since January 1, 2001 no notice, warning or other communication from any governmental authority in respect of any failure or alleged failure by Buyer to comply with any law, regulation or order has been received by Buyer.

        5.6    Products; Regulation.

        5.6.1  Since January 1, 2001, there have been no written notices, citations or decisions by any governmental or regulatory body that any of the Buyer Products is defective or fails to meet any applicable standards or other regulatory requirements promulgated by any such governmental or regulatory body. Since January 1, 2001, there have been no recalls, field notifications or seizures ordered or, to the Knowledge of Buyer threatened by any such governmental or regulatory body with respect to any of the Buyer Products. Buyer has not received any warning letter, or Section 305 notices from, or civil or criminal investigations by, the FDA.

        5.6.2  Buyer's Products have been properly listed with the FDA and any other governments, state, local or foreign, requiring a similar listing. All necessary amendments, supplements and reports required to keep the approvals and clearances current with the versions of Buyer's Products being marketed have been filed in a timely manner and are complete and accurate. Any changes in product design and manufacturing and quality assurance procedures have been filed in a timely manner.

        5.6.3  Buyer has complied with all incident and adverse-event (both injury and malfunction) reporting requirements to the FDA and similar state, local and foreign governmental agencies with respect to Buyer's Products.

        5.6.4  Buyer's facilities have all necessary Permits for operation as a medical device manufacturing and/or distribution facility. Buyer has also obtained all necessary Permits from every country in which the Buyer Products are currently marketed, if such a Permit is required.

        5.7    Brokerage.    Except for its agreement with Franklin Capital Partners, there are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Buyer or Acquisition Sub.

        5.8    Suppliers and Customers.    No material customer or supplier of Buyer has canceled or otherwise terminated, or threatened, verbally or in writing, to cancel or otherwise terminate, its relationship with Buyer during the last 12 months or has during the last 12 months decreased materially, or threatened to decrease or limit materially, its services, supplies or material to Buyer or its usage or purchase of the services or products from Buyer, as the case may be. Buyer has not received any notification of any material change in its arrangements with customers or suppliers.

        5.9    Issuance of Shares.    The shares of Buyer Common Stock to be issued pursuant to this Agreement are duly authorized and, when issued in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable.

        5.10    Anti-Takeover Provisions.    The issuance of shares of Buyer Common Stock pursuant to this Agreement has been approved by a committee of the board of directors of Buyer formed pursuant to Section 302A.673, Subd. 1(d), of the Minnesota Statutes.

        5.11    Capitalization.    As of the date of this Agreement, the authorized capital stock of Buyer consists of 9.0 million shares of common stock, $.01 par value per share ("Buyer Common Stock"), of which, as of the date of this Agreement, 4,739,293 shares are issued and outstanding, and 1 million shares of preferred stock, none of which, as of the date of this Agreement, is issued and outstanding. The authorized capital stock of Acquisition Sub consists of 100,000 shares of common stock, of which, as of the date of this Agreement, 1,000 shares are issued and outstanding and held by Buyer. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements, arrangements or commitments under which Buyer is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity or voting interests in, Buyer, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity or voting interests, except for options to purchase up to 646,500 shares of Buyer Common Stock as of the date of this Agreement.

        5.12    Buyer SEC Reports; Financial Statements.

        (a)   All reports, registration statements and other filings (including amendments to previously filed documents) filed by Buyer with the United States Securities and Exchange Commission (the "SEC") from January 1, 2001 to the date of this Agreement are collectively called the "Buyer SEC Reports." No Buyer SEC Report, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each Buyer SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC promulgated thereunder. The representation in the immediately preceding sentence does not apply to any misstatement or omission in any Buyer SEC Report filed before the date of this Agreement that has been superseded by a subsequent Buyer SEC Report filed before the date of this Agreement. From January 1, 2001 to the date of this Agreement, Buyer has filed all reports and other filings that it was required to file with the SEC under the Exchange Act, Securities Act and the rules and regulations of the SEC.

        (b)   The audited financial statements and unaudited interim financial statements of Buyer included or incorporated in the Buyer SEC Reports (i) have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as indicated in the notes thereto); (ii) complied as of their respective dates in all material respect with applicable accounting requirements and published rules and regulations of the SEC with respect thereto; and (iii) fairly present, in all material respects, the financial position of Buyer as of the dates thereof and the income and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

        (c)   Buyer has no debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due), except (a) to the extent specifically reflected and accrued for or reserved against in the audited financial statements or unaudited interim financial statements of Buyer included or incorporated in the Buyer SEC Reports; (b) for Liabilities not required to be set forth on a balance sheet under U.S. GAAP; and (c) for Liabilities and obligations that have arisen since March 31, 2003 in the ordinary course of business consistent with past practice.

        5.13    Voting Requirement.    The affirmative vote of the holders of a majority of the issued and outstanding shares of common stock of Buyer present and entitled to vote at the Buyer's Shareholder Meeting, voting as a single class, to approve the Buyer Shareholder Proposals, is the only vote of the holders of any class or series of Buyer's capital stock necessary in connection with this Agreement and the transactions contemplated hereby.

        5.14    Acquisition Sub.    Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

        5.15    Full Disclosure.    No representation or warranty of Buyer or Acquisition Sub contained in this Agreement contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading in any material respect when made.

ARTICLE 6
COVENANTS

        6.1    Cooperation.    Each of the parties will use its reasonable best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof and applicable law. Each of the parties will use its reasonable best efforts to obtain all governmental consents and approvals necessary to consummate the transactions contemplated by this Agreement and to cause the Closing to occur. Each party shall use its reasonable best efforts to obtain the consent or approval of third Persons to the transactions contemplated hereby with respect to the Assumed Contracts and Permits, but shall not be required to make any payments, other than incurring customary costs, to obtain such consents and approvals. If any consent or approval of any such third Person necessary or desirable to preserve for the Business any right or benefit is not obtained prior to the Closing, Sellers will, subsequent to the Closing, cooperate with Buyer in attempting to obtain such consent or approval as promptly thereafter as practicable. If such consent or approval cannot be obtained, Subsidiary shall use its reasonable best efforts to provide Acquisition Sub with the rights and benefits of the affected contract or Permit for the term of such contract or Permit.

        6.2    Conduct of Business.    From the date hereof until the Closing, Sellers shall cause the Business to be conducted in the ordinary course consistent with past practice.

        6.2.1  Without limiting the generality of Section 6.2, from the date hereof until the Closing, each Seller will use reasonable efforts to:

            (a)   preserve the Business as a whole intact;

            (b)   keep available the services of the present officers, employees and agents of the Business;

            (c)   except as provided in this Agreement, preserve the relationships with suppliers, customers, distributors, licensors and licensees and others having business dealings with the Business;

            (d)   collect the receivables of the Business in a manner consistent with past practice;

            (e)   maintain the assets, properties and interests of the Business in customary repair, order and condition;

            (f)    continue to compensate the employees of the Business in a manner consistent with past practice;

            (g)   maintain the books, accounts and records relating to the Business in accordance with past practice as used in the preparation of the Subsidiary Financial Statements;

            (h)   maintain and file, in accordance with Sellers' customary practice with respect to the Business, as they become due or require changes, all regulatory documents, in any country in which any Subsidiary Product is marketed; and

            (i)    promptly inform Buyer in writing of any material variances from the representations and warranties contained in Article 4 hereof.

        6.2.2  Without limiting the generality of Section 6.2, from the date hereof until the Closing, without the prior written consent of Buyer or unless otherwise contemplated or permitted by this Agreement, Subsidiary will not:

            (a)   amend its articles of incorporation or by-laws;

            (b)   merge or consolidate with any Person, acquire any stock or other ownership interest in any Person or substantially all of the assets of any business as an entity or liquidate, dissolve or otherwise reorganize or seek protection from creditors;

            (c)   enter into any other agreements, commitments or contracts (including without limitation joint venture agreements or material license agreements) that are material to the Business, except agreements, commitments or contracts entered into in the ordinary course consistent with past practice;

            (d)   except as set forth on the purchase order commitments listed on Section 4.3 of the Sellers Disclosure Schedule, purchase any capital assets or make any capital expenditures in excess of $25,000 in the aggregate;

            (e)   enter into any transaction in violation of Medicare or Medicaid statute, rule or regulation; or

            (f)    enter into an agreement or commitment to do any of the foregoing.

        6.3    Access.    Each party shall provide the other, its counsel, financial advisors, auditors and other authorized representatives, with such information as the other from time to time reasonably may request, and shall permit the other party and its representatives reasonable access, during regular business hours and upon reasonable notice, to the offices, properties, books and records of the party, as the other from time to time may reasonably request, and will instruct its officers, counsel and financial advisors to cooperate with such investigation; provided that no investigation shall affect any warranties or representations given by a party in this Agreement and provided further, however, that any such investigation shall be conducted in such a manner so as not to interfere with a party's business operations.

        6.4    Transactions in Buyer's Securities.    From the date of this Agreement until the earlier of (i) the termination of this agreement or (ii) the Closing, each Seller agrees that it and all of its representatives, officers, directors, agents or Affiliates will abstain from purchasing and selling, directly or indirectly, any securities of Buyer in the open market or otherwise. The restrictions in this paragraph are in addition to any obligation imposed upon Sellers under federal securities laws.

        6.5    Exclusivity.    Until the Closing or earlier termination of this Agreement, neither Subsidiary nor Parent, nor any of their respective representatives, officers, directors, agents, or Affiliates will initiate, solicit or accept, directly or indirectly, any proposal or offer (an "Acquisition Proposal") to acquire all or any part of the business, assets, properties or associated technology rights of Subsidiary or the Parent Assets used in or held for use in Business, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (except for sales of inventory and obsolete equipment in the ordinary course of business) or enter into any agreement, arrangement or understanding requiring Subsidiary and Parent to abandon, terminate or fail to consummate a transaction with Buyer.

        6.6    Other Financial Statements.    Sellers shall, after the date of this Agreement, use reasonable best efforts to cause to be delivered to Buyer all required financial statements and unqualified auditors opinions and consents for all SEC filings required to be made by Buyer as a result of this transaction, and to provide access to the work papers of Sellers' auditors for such purpose.

        6.7    Registration Statement, Joint Proxy Statement/Prospectus, and Related Matters.

        6.7.1  As promptly as practicable after the date of this Agreement, Buyer and Sellers shall prepare, and Buyer shall file with the SEC, a joint proxy statement/prospectus (the "Joint Proxy Statement Prospectus") to be sent to the shareholders of Buyer and Parent in connection with the meeting of Buyer's shareholders (the "Buyer Shareholders' Meeting") to vote on the approval of (a) the issuance of Buyer Common Stock under this Agreement in an amount equal to 20% or more of the outstanding shares of Buyer Common Stock and (b) an amendment to Buyer's articles of incorporation to increase the number of authorized shares of Buyer Common Stock to 20 million and the number of authorized shares of Buyer's preferred stock to 2 million (collectively, the "Buyer Shareholder Proposals"), and in connection with the meeting of Parent's shareholders (the "Parent Shareholders' Meeting") to vote on the approval of the sale of the Assets hereunder and the other transactions contemplated hereby, and Buyer shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the shares of Buyer Common Stock to be issued pursuant to this Agreement will be registered with the SEC (the "Registration Statement"), in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Buyer shall use reasonable best efforts to cause the Registration Statement to become effective as soon after filing as practicable. The Joint Proxy Statement/Prospectus shall include the unanimous recommendation of the board of directors of Parent in favor of the sale of the Assets hereunder and the other transactions contemplated hereby and the unanimous recommendation of the board of directors of Buyer in favor of the Buyer Shareholder Proposals, provided that the board of directors of either Parent or Buyer may withdraw such recommendation if the board of directors shall have determined in good faith, after consultation with its outside legal counsel, that the withdrawal of its recommendation is necessary for the board of directors to comply with its fiduciary duties under applicable law. Buyer shall make all other necessary filings with respect to this Agreement and the transactions contemplated hereby under the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder.

        6.7.2  Sellers shall take such action as may be necessary to ensure that (a) the information to be supplied by Sellers for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (b) the information supplied by Sellers for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Parent or Buyer, and at the time of the Parent Shareholders' Meeting and the Buyer Shareholders' Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Shareholders' Meeting or Buyer Shareholders' Meeting that has become false or misleading. If at any time prior to the Closing any event relating to Sellers or any of their Affiliates, officers, or directors should be discovered by Sellers that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Sellers shall promptly so inform Buyer.

        6.7.3  Buyer shall take such action as may be necessary to ensure that (a) the information to be supplied by Buyer for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (b) the information supplied by Buyer for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Parent or Buyer, and at the time of the Parent Shareholders' Meeting and the Buyer Shareholders' Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Shareholders' Meeting or Buyer Shareholders' Meeting that has become false or misleading. If at any time prior to the Closing any event relating to Buyer or any of its Affiliates, officers, or directors should be discovered by Buyer that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Buyer shall promptly so inform Sellers.

        6.7.4  Parent and Buyer each shall call a meeting of shareholders to be held as promptly as practicable for the purpose of voting, in the case of Parent, on the sale of the Assets pursuant to this Agreement and the other transactions contemplated hereby and, in the case of Buyer, upon the Buyer Shareholder Proposals. Subject to the provisions of Section 6.7.1 regarding the withdrawal of the recommendation, Parent and Buyer will, through their respective boards of directors, recommend to their respective shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use reasonable best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless the relevant board of directors shall have withdrawn its recommendation under Section 6.7.1, each of Parent and Buyer shall use reasonable best efforts to solicit from its shareholders proxies in favor of such matters.

        6.7.5  Buyer shall use reasonable best efforts to cause the shares of Buyer Common Stock to be issued pursuant to this Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, before the Closing Date.

        6.7.6  From and after the Closing and so long as necessary in order to permit Sellers' Affiliates to sell the shares of Buyer Common Stock received by them under this Agreement pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Buyer will use reasonable best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Exchange Act, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Buyer will use reasonable best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144).

        6.8    Patent and Trademark Assignments.    Prior to the Closing, Subsidiary will cause to be filed with the U.S. Patent and Trademark Office those name-change or assignment documents necessary for all registered patents and trademarks (and applications for registered patents and trademarks) included in the Subsidiary Intellectual Property to be registered in the name of Subsidiary.

ARTICLE 7
ADDITIONAL COVENANTS

        7.1    Sales and Other Tax.    Buyer will pay, and shall indemnify and hold Sellers harmless against (a) transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, if any, fees and expenses and including any penalties, interest and additions to such tax and (b) all expenses incurred in the transfer of intellectual property, including, without limitation, the cost of all patent and trademark registrations contemplated hereby, in each case incurred in connection with this Agreement and the transactions contemplated hereby, except that Subsidiary will pay for and cause to be filed prior to Closing, all appropriate name change or assignment documents necessary to establish Subsidiary as the current assignee of all patents, patent applications and trademark applications and registrations included in the Subsidiary Assets.

        7.2    Non-Competition.

        7.2.1  During the period from the date of this Agreement to and including the fifth anniversary of the date hereof (or, if not enforceable for such period in any country or jurisdiction, for such shorter period as shall be enforceable in such country or jurisdiction), Sellers shall not, nor shall they permit any of their Affiliates (while such Persons are Affiliates of a Seller) to, directly or indirectly, engage in the development, marketing, production, sale or distribution anywhere in the world of Competitive Products (as defined in this Section 7.2).

        7.2.2  As used in Section 7.2.1, the phrase "directly or indirectly, engage in" includes any direct or indirect ownership, profit participation or other interest by Sellers, whether as owner, stockholder, partner, joint venturer, beneficiary or otherwise, in any Person; provided, however, that the foregoing provisions shall not prevent Sellers from investing in (a) any non-public company that competes with the Competitive Products where sales of Competitive Products account for less than one-third of the annual revenues of the company, so long as Sellers advise Buyer of the identity of such company and obtain the consent of Buyer, which will not be unreasonably withheld, and so long as Sellers deem Buyer to be a preferred source and use reasonable efforts to cause such company to purchase products or services from, or license its products or technologies to, Buyer or Acquisition Sub (to the extent that Buyer or Acquisition Sub is competitive in terms of price, quality, technology, and delivery), or (b) any public company, so long as Sellers' investment constitutes, in the aggregate, less than 5% of the outstanding securities or voting interest of any such company.

        7.2.3  As used in this Section 7.2, "Competitive Products" means lead products and lead-delivery systems in the fields of cardiovascular and neurological stimulation, but specifically excludes systems such as implantable stimulators (including but not limited to implantable pulse generators and implantable cardioverter defibrillators), external programmers, interrogation and/or diagnostic devices, and other primarily electronic-or software-based systems used in cardiac rhythm management or neurostimulation applications.

        7.3    Non-Solicitation.    Except for the transfer of the Transferred Employees as of the Closing Date, for a period of five years from the Closing Date, neither Parent nor its Affiliates, on the one hand, nor Buyer nor any of its Affiliates, on the other hand, may, without the prior written consent of the other, hire any person that is or was an employee of the other on or after the Closing Date.

        7.4    Trade Name.

        7.4.1  Acquisition Sub is not acquiring the corporate name of Subsidiary or any corresponding logo, trade dress or trademark. Subsidiary hereby grants Acquisition Sub the license and right to use the trade name "BIOMEC Cardiovascular" and its logo and trade dress in the labeling, advertising, marketing and sale of products and in connection with conduct of the Business for a period of two years from the Closing Date. Any rights arising from such limited use of "BIOMEC Cardiovascular" shall inure to the sole benefit of Sellers, and all liability associated with such use shall be borne by Buyer and Acquisition Sub, except for such use that is in accordance with standards established by Parent. Parent and Buyer will cooperate to develop mutually agreeable language for or links from the Biomec.com internet site, indicating that the Business has been acquired by Buyer. Within five Business Days after the Closing Date, Sellers shall change the corporate name of Subsidiary to a name not similar to its current name that does not imply continuation of the Business by Subsidiary.

        7.4.2  Acquisition Sub's limited right to use the trade name "BIOMEC Cardiovascular," shall be in accordance with the guidance and direction furnished by Parent. Parent shall have the right upon reasonable notice to Buyer and Acquisition Sub to inspect during regular business hours and monitor the quality of the usage of this name and the quality of any products and services with which this name is used to meet the quality control standards established by Parent, and Buyer and Acquisition Sub shall fully cooperate in this regard.

        7.5    Confidentiality.

        7.5.1  Except as otherwise provided in this Agreement, after the Closing, Sellers shall not use or disclose to third Persons any information disclosed to and transferred and assigned, licensed or otherwise made available to Buyer or its Affiliates in connection with the Business and transfer of Assets hereunder. Without limitation, this obligation of confidentiality shall apply to information related to the Subsidiary Products and the business plans, strategies, technologies, and future business relationships of the Business. These obligations of confidentiality and non-use shall not apply to the extent any such information (a) is or becomes part of the public domain through no fault of the Sellers (but only after and only to the extent that it is published or otherwise becomes part of the public domain); (b) after the Closing, comes into the possession of a Seller from a third Person, other than Buyer or its Affiliates, who was not, to Sellers' Knowledge, under a continuing obligation of confidence to the disclosing party; or (c) is disclosed by Sellers pursuant to any judicial compulsion, provided that Buyer is notified at the time such judicial action is initiated. Disclosures relating to the products and the business plans, strategies and future business relationships of Buyer or Sellers shall not be deemed to be in the public domain or in the possession of the receiving party merely because they are embraced (but not disclosed) by general disclosures in the public domain or in the possession of the receiving party.

        7.5.2  Except as otherwise provided in this Agreement, after the Closing, Buyer and Acquisition Sub may not use or disclose to third Persons any information disclosed by Sellers to Buyer but not transferred or assigned to them hereunder. Without limitation, this obligation of confidentiality shall apply to information related to the products, business plans, strategies, technologies, and future business relationships of Sellers not related to the Business. This obligation of confidentiality and non-use shall not apply to the extent any such information (a) is or becomes part of the public domain through no fault of Buyer or Acquisition Sub (but only after and only to the extent that it is published or otherwise becomes part of the public domain); (b) after the Closing, comes into the possession of Buyer or Acquisition Sub from a third Person, other than Sellers or their Affiliates, who was not, to Buyer's Knowledge, under a continuing obligation of confidence to the disclosing party; or (c) is disclosed by Buyer or Acquisition Sub pursuant to any judicial compulsion, provided that Sellers are notified at the time such judicial action is initiated.

        7.5.3  Disclosures relating to the products, business plans, strategies and future business relationships of Buyer or Parent shall not be deemed to be in the public domain or in the possession of the receiving party merely because they are embraced (but not disclosed) by general disclosures in the public domain or in the possession of the receiving party.

        7.5.4  Notwithstanding anything to the contrary in this Section 7.5 or in the letter agreement between Buyer and Sellers dated June 3, 2003, each party (and their employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure.

        7.6    Board Representation.    Simultaneous with the Closing, Buyer will increase the size of its board of directors and appoint Trevor O. Jones, Chairman of Parent, or his successor as Chairman of Parent, as a director of Buyer. Buyer will continue to nominate and solicit proxies for re-election of the Chairman of Parent until the later of (a) the date on which the 2004 Contingent Payment is paid (or, if no 2004 Contingent Payment is due, March 31, 2005) or (b) such time as Sellers hold less than 5%, in the aggregate, of the outstanding voting power of Buyer. The board of directors of Buyer will take appropriate action to elect the Chairman of Parent as Vice Chairman of the board of directors of Buyer.

        7.7    Transferred Employees.    Prior to Closing, Buyer will make offers of employment to all employees of Subsidiary and to the employee of Parent listed on Schedule 7.7. Each such employee (other than those employees who enter into employment agreements with Buyer) will be offered employment at his or her current salary or hourly rate and will be offered benefits such as health insurance, dental insurance, 401(k) and any other benefit offered to full-time employees of Buyer, on the same terms provided to full-time employees of Buyer (subject to any eligibility and waiting-period requirements; provided that Buyer will give such employees credit for service with Sellers to the extent permitted under such benefit plans). Buyer will honor all accrued and earned vacation for employees who accept the offer. To the extent an offer is accepted by any such employee, the employee shall be referred to as a "Transferred Employee."

        7.8    Insurance.    Sellers shall deliver at Closing a Certificate of Insurance naming Buyer and Acquisition Sub as additional insureds under Sellers' products liability insurance policy. Sellers shall maintain such insurance with at least the coverage set forth in Exhibit 7.8 for a period of six years after the Closing Date.

        7.9    Unassignable Contracts.    If any Assumed Contract is not capable of being assigned to Acquisition Sub without the consent or approval of another party thereto and such consent or approval has not been obtained prior to the Closing, then Acquisition Sub shall not be required to assume that contract under Section 1.1(a)(vii) , and that contract will be deemed to be an Excluded Asset under Section 1.1(c)(vi). For any such contract, Acquisition Sub shall assume Subsidiary's obligations thereunder (but not the contract itself) accruing after the Closing Date, and the rights and benefits of Subsidiary thereunder arising after the Closing Date shall be included in the Assets. If, after the Closing, the parties obtain the required consent to assign any such contract to Acquisition Sub, then the contract shall be deemed to be an Assumed Contract and the post-assignment liabilities relating thereto shall be deemed to be Assumed Liabilities.

        7.10    Rule 145 Affiliates.    Before the date of the Parent Shareholders' Meeting, Parent will deliver to Buyer a letter identifying all persons who are "affiliates" of Parent within the meaning of Rule 144 and Rule 145 under the Securities Act ("Parent Affiliates"). Parent will use reasonable best efforts to cause to be delivered to Buyer on or before the date of the Parent Shareholders' Meeting a letter agreement substantially in the form attached as Exhibit 7.10 from each of the Parent Affiliates.

        7.11    Voting Agreement.    Each of Parent and Subsidiary (i) agrees that, except as provided in the next sentence, it will vote all shares of Buyer Common Stock owned by it in favor of the slate of director-nominees recommended by the board of directors of Buyer at any annual or special shareholder meeting held after the Closing Date (including the director-nominee described in, and for the period set forth in, Section 7.6) and (ii) agrees that, except as provided in the next sentence, it will, upon written request, appoint James Hartman (or such other person as may be designated in writing by the board of directors of Buyer) as proxy to vote its the shares in this manner at the meeting. Nothing in this Section 7.11 requires Parent or Subsidiary, individually or collectively, however, (a) to vote more than 19.9% of the outstanding shares of Buyer in this manner, (b) to grant any proxy to any person if, as a result of the granting of the proxy, the person has the right to vote more than 19.9% of the outstanding shares of Buyer, if at such time, Buyer is subject to the provisions of Minnesota Statues Section 302A.671, or (c) to act in a manner that would conflict with the fiduciary duties of the board of directors of Parent or Subsidiary.

        7.12    Plan of Distribution.    Without the prior written consent of Buyer, Sellers may not sell or otherwise transfer (except transfers from Subsidiary to Parent) the shares of Buyer Common Stock received pursuant to this Agreement except as provided in this Section 7.12. Sellers may not sell or otherwise transfer any such shares before April 1, 2004. From April 1, 2004 until October 31, 2004, Sellers may distribute, on a pro rata basis, up to 500,000 shares of Buyer Common Stock to Parent's shareholders. On or within ten Business Days after April 1, 2005, Sellers shall distribute, on a pro rata basis, all of the remaining shares of Buyer Common Stock held by Sellers to Parent's shareholders.

ARTICLE 8
CONDITIONS TO BUYER'S OBLIGATION

        The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer in writing), on or prior to the Closing Date, of all of the following conditions:

        8.1    Representations, Warranties and Covenants of Sellers.    The representations and warranties of Sellers contained herein shall be true on and as of the Closing Date (except for those representations that speak as of an earlier date, which shall be true as of such date), except to the extent that any inaccuracy in any such representation or warranty, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on the Business (provided that, solely for purposes of this Section 8.1, any representation or warranty that is qualified as to "materiality" or "Material Adverse Effect" shall be read as if that qualifier was not present), and the Sellers shall each have, in all material respects, performed and complied with all of their agreements and covenants contained herein to be performed on or prior to the Closing Date.

        8.2    No Prohibition.    No statute, rule or regulation or order of any court or administrative agency prohibiting consummation of the transactions contemplated hereby shall be in effect.

        8.3    Deliveries.    Parent and Subsidiary shall each have made or caused to be made delivery to Buyer of the items set forth in Section 3.2.

        8.4    No Material Adverse Change.    Since the date of this Agreement, no change in the business, financial condition, properties, operating results, assets, or customer base of the Business or other event or incident, other than the decision of Sellers to sell the Assets, shall have occurred that has had or would be reasonably likely to have a Material Adverse Effect on the Business.

        8.5    Shareholder Approval.    The sale of the Assets pursuant to this Agreement and the other transactions contemplated hereby shall have been approved by the shareholders of Parent and Subsidiary, and the Buyer Shareholder Proposals shall have been approved by the shareholders of Buyer.

        8.6    Other Approvals and Consents.    All governmental filings, authorizations and approvals identified on Schedule 8.6 and all consents identified on Schedule 8.6 that are required for the consummation of the transactions contemplated hereby or to permit Acquisition Sub, after consummation of the transactions contemplated hereby, to carry on the Business in the manner now conducted, and will have been made or obtained.

        8.7    Research Agreement.    Buyer and Parent shall have entered into a Research Agreement, substantially in the form of Exhibit 8.7.

        8.8    Employment Agreements.    The letter agreements attached as Exhibits 8.8(a) and (b) with the persons named therein shall remain in effect as of the Closing Date (or have been replaced by the employment agreements described in those letter agreements).

        8.9    Registration Statement.    The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn.

ARTICLE 9
CONDITIONS TO SELLERS' OBLIGATIONS

        The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Sellers in writing), on or prior to the Closing Date, of all of the following conditions:

        9.1    Representations, Warranties and Covenants of Buyer.    The representations and warranties of Buyer and Acquisition Sub contained herein shall be true on and as of the Closing Date (except for those representations that speak as of an earlier date, which shall be true as of such date), except to the extent that any inaccuracy in any such representation or warranty, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on Buyer (provided that, solely for purposes of this Section 9.1, any representation or warranty that is qualified as to "materiality" or "Material Adverse Effect" shall be read as if that qualifier was not present), and Buyer shall have, in all material respects, performed and complied with all of its agreements and covenants contained herein to be performed on or prior to the Closing Date.

        9.2    No Prohibition.    No statute, rule or regulation or order of any court or administrative agency prohibiting consummation of the transactions contemplated hereby shall be in effect.

        9.3    Deliveries.    Buyer shall have made or caused to be made delivery to Sellers of the items set forth in Section 3.3.

        9.4    No Material Adverse Change.    Since the date of this Agreement, no change in the business, financial condition, properties, operating results, assets or customer base of Buyer or other event, or incident, other than the decision of Buyer to purchase the Assets, shall have occurred that has had or would be reasonably likely to have a Material Adverse Effect on Buyer.

        9.5    Shareholder Approval.    The sale of the Assets pursuant to this Agreement and the other transactions contemplated hereby shall have been approved by the shareholders of Parent and Subsidiary, and the Buyer Shareholder Proposals shall have been approved by the shareholders of Buyer.

        9.6    Registration Statement.    The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn.

        9.7    Nasdaq National Market System.    Buyer shall have applied and been approved for listing of Buyer Common Stock on the Nasdaq National Market System.

ARTICLE 10
INDEMNIFICATION AND RELATED MATTERS

        10.1    Survival.    Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party for a period of eighteen months after the Closing Date, except for claims based on intentional fraud, which shall survive until the expiration of the applicable statute of limitations. The agreements of indemnification in Sections 10.1 and 10.2 will remain effective in respect of claims made in writing as provided in Section 12.11 with respect to such representations and warranties prior to the expiration of the relevant survival period until such claims are finally determined and satisfied in full. All other covenants, agreements and indemnification obligations will survive indefinitely unless a different period is specified in this Agreement.

        10.2    Indemnification by Sellers.    Subject to the terms, conditions, and limitations of this Article 10, Sellers shall, jointly and severally, indemnify and hold Buyer and its Affiliates, including, in each case, any of its or their respective directors, officers, employees and representatives, harmless from and against:

      10.2.1  Losses resulting from any breach of any of the representations and warranties, covenants or other agreements of Sellers contained in this Agreement; and

      10.2.2  Losses arising out of, related to or resulting from Excluded Liabilities.

        10.3    Indemnification by Buyer.    Subject to the terms, conditions, and limitations of this Article 10, Buyer agrees to indemnify and hold Sellers and their Affiliates, including, in each case, any of its or their respective directors, officers, employees and representatives, harmless from and against:

      10.3.1  Losses resulting from any breach of any of the representations and warranties, covenants or other agreements of Buyer contained in this Agreement;

      10.3.2  Losses arising out of, related to or resulting from Assumed Liabilities; and

      10.3.3  Losses arising out of, related to or resulting from the operation of the Business or the ownership of the Assets after the Closing Date, other that those Losses for which Sellers are obligated to indemnify Buyer under this Article 10.

        10.4    Limitations.    Notwithstanding the provisions of Section 10.2, Losses for which Buyer or its Affiliates are entitled to indemnification as a result of a breach by Sellers of any representation or warranty of Sellers in Article 4 of this Agreement shall not include the first $100,000 of Losses (the "Basket") or exceed one-half of the cash portion of the Closing Payment paid to Sellers at the Closing (the "Cap"); provided that the Basket and the Cap shall not apply to matters that may be covered by the representations and warranties but that are also Excluded Liabilities. No Losses shall be deemed to have been sustained by a party to the extent of (a) any tax savings actually realized by the party with respect thereto or (b) any proceeds received by the party from any third party, including any insurance carrier.

        10.5    Notice of Indemnification.    In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Agreement, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has Knowledge that is covered by this indemnity to be forwarded to the other party (the "Indemnitor") which notice, in the case of a claim arising under Section 10.2 or 10.3, must be received by the Indemnitor before the expiration of the relevant survival period set forth in Section 10.1 or if no such period is specified, until the applicable period under the statute of limitations therefor has expired; provided, however, that no delay on the part of the Indemnitor in notifying the Indemnitee shall relieve the Indemnitor from any liability or obligation under this Article 10 except to the extent that the Indemnitor is damaged by the delay (but no such delay may extend the survival period set forth in Section 10.1 for the parties' representations and warranties). Any notice of a claim by reason of any of the representations, warranties, covenants or agreements contained in this Agreement shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

        10.6    Indemnification Procedure for Third-Party Claims.    If an Indemnitee receives written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Article 10 (a "Third-Party Claim"), and the Indemnitee intends to seek indemnity pursuant to this Article 10, then the Indemnitee shall promptly provide the Indemnitor with notice of such action, proceeding, claim, penalty or assessment; provided, however, that no delay on the part of the Indemnitor in notifying the Indemnitee shall relieve the Indemnitor from any liability or obligation under this Article 10 except to the extent that the Indemnitor is damaged by the delay (but no such delay may extend the survival period set forth in Section 10.1 for the parties' representations and warranties). The Indemnitor shall have the right, by giving notice to the Indemnitee within 20 days after receipt of notice from the Indemnitee of a Third-Party Claim, at its expense, to defend against, negotiate, settle or otherwise deal with any claim with respect to which it is the Indemnitor and to have the Indemnitee represented by counsel reasonably satisfactory to the Indemnitee, selected by the Indemnitor, provided that the Indemnitee may participate in any proceeding with counsel of its choice and at its expense; provided further that the Indemnitee, at any time when it reasonably believes that (i) the Indemnitor does not have the financial resources to defend against the claim and fulfill its indemnification obligations hereunder; or (ii) the Indemnitor is not conducting the defense of the Third-Party Claim actively and diligently, may conduct the defense of the Third-Party Claim in good faith, with counsel of its choice, and be fully indemnified therefor; and provided further, that the Indemnitor may not enter into a settlement of any Third-Party Claim without the consent of the Indemnitee unless such settlement requires no restrictions of obligations upon the Indemnitee other than a monetary payment for which the Indemnitee is fully indemnified and that the Indemnitee may not enter into any settlement of any Third-Party Claim without the consent of the Indemnitor (which consent may not be unreasonably withheld). If the Indemnitee is controlling the defense, the Indemnitor may participate in such defense and settlement through counsel chosen by it or consent to any settlement of the Third-Party Claim, which consent shall not be unreasonably withheld. The parties will cooperate fully with each other in connection with the defense, negotiation or settlement of any Third-Party Claim.

        10.7    Right to Offset.    Buyer shall have the right to offset against any amount due under the Contingent Payments any amounts determined to be due Buyer from Sellers under this Article 10 by mutual agreement of Buyer and Sellers or by a final judgment (whether or not appealable) of a court of competent jurisdiction.

        10.8    Exclusive Remedy.    From and after the Closing, the sole recourse and exclusive remedy of Buyer and its Affiliates against Sellers and their Affiliates, arising out of this Agreement or otherwise arising from the Buyer's acquisition of Assets, except for intentional fraud, shall be to assert a claim for indemnification under this Article 10.

ARTICLE 11
TERMINATION PRIOR TO CLOSING

        11.1    Termination.    This Agreement may be terminated at any time prior to the Closing:

      11.1.1  by the mutual written consent of the parties;

      11.1.2  by Sellers or Buyer if (a) there has been a breach of a representation that has had or would be reasonably likely to have a Material Adverse Effect on the Business (with respect to a termination by Buyer) or on Buyer (with respect to a termination by Sellers) or (b) a breach of a material covenant on the part of the other party in the representations, warranties and covenants contained herein, unless, in the cause of clause (a) or (b), such breach is cured within 30 days of receipt of notice of such breach;

      11.1.3  by Sellers or Buyer if the Closing has not occurred by December 31, 2003; provided that no party may terminate this Agreement pursuant to this clause if the party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing Date shall not have occurred on or before that date;

      11.1.4  by Sellers or Buyer if there shall be any law or regulation that makes consummation of the acquisition of the Assets or any other material component of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or Sellers from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall become final and non-appealable;

      11.1.5  by Sellers or Buyer if (a) the shareholders of Parent fail to approve the sale of the Assets and the other transactions contemplated hereby at the first shareholders' meeting called for that purpose or any adjournment thereof or (b) the shareholders of Buyer fail to approve the Buyer Shareholder Proposals at the first shareholders' meeting called for that purpose or any adjournment thereof;

      11.1.6  by Buyer if the board of directors of Parent withdraws or adversely modifies its recommendation that Parent shareholders approve the sale of the Assets and the other transactions contemplated hereby; or

      11.1.7  by Sellers if the board of directors of Buyer withdraws or adversely modifies its recommendation that Buyer shareholders approve the Buyer Shareholder Proposals.

        11.2    Effects of Termination.    If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (i) as set forth in Sections 7.3, 7.5, 11.3 and 12.6; and (ii) that nothing shall relieve any party hereto for liability for any willful and material breach of this Agreement.

        11.3    Reimbursement.

          (a)   If this Agreement is terminated by Buyer under Section 11.1.6, then Sellers will promptly reimburse Buyer in immediately available funds an amount, not to exceed $225,000, equal to the documented out-of-pocket expenses of Buyer (including without limitation, printing fees, filing fees and fees and expenses of its attorneys, accountants and financial advisors) related to this Agreement and the transactions contemplated by this Agreement.

          (b)   If this Agreement is terminated by Sellers under Section 11.1.7, then Buyer will promptly reimburse Sellers in immediately available funds an amount, not to exceed $225,000, equal to the documented out-of-pocket expenses of Sellers (including without limitation, printing fees, filing fees and fees and expenses of its attorneys, accountants and financial advisors) related to this Agreement and the transactions contemplated by this Agreement.

ARTICLE 12
MISCELLANEOUS

        12.1    Entire Agreement.    This Agreement (including the exhibits and schedules hereto, the Sellers Disclosure Schedule, the Buyer Disclosure Schedule, the documents referred to herein and the other documents executed by the parties on the date hereof) contain the entire understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or therein.

        12.2    Amendment; Waiver.    No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the parties to be bound thereby. Waiver by a party of any breach of or failure to comply with any of the provisions of this Agreement by any other party shall not be construed as, or constitute, a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

        12.3    Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Buyer may assign this Agreement and its rights, interests and obligations in whole or in part hereunder to one or more directly or indirectly wholly owned subsidiaries of Buyer without the consent of Sellers; provided, however, that such assignment shall not relieve Buyer of any of its obligations hereunder.

        12.4    Headings; Usage.    The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of those sections. The meanings of any terms defined herein are equally applicable to both the singular and plural forms of the terms defined.

        12.5    Cooperation.    Each party hereto shall cooperate, shall take further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

        12.6    Expenses.    Except as provided in Sections 7.1 and 11.3, each party shall bear its own costs and expenses in connection with the negotiation, preparation, performance and consummation of the transactions contemplated by this Agreement, including all taxes of any type, the fees and disbursements of all attorneys, accountants, appraisers, investment bankers and advisors retained by or representing them in connection with the preparation and performance of this Agreement.

        12.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts made and to be performed therein without regard to the principles of any jurisdiction with respect to conflicts of laws.

        12.8    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under the applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        12.9    Counterparts.    This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

        12.10    Interpretation.    This Agreement has been fully negotiated by the parties through their legal counsel. Accordingly, in interpreting this Agreement, the rule of the interpretation requiring that documents be construed against the draftsman shall be inapplicable.

        12.11    Notices.    All notices, requests and other communications to any party hereunder shall be in writing, will be effective upon receipt, and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by facsimile transmission, by telegram or by registered or certified mail (postage prepaid, return receipt requested)

to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.11):

if to Parent, to:	BIOMEC Inc. 1771 East 30th Street Cleveland, OH 44114
	Attention:	Trevor O. Jones Chairman and Chief Executive Officer
if to Subsidiary, to:	BIOMEC Cardiovascular Inc. 7452 West 78th Street Minneapolis, MN 55439
	Attention:	Vincent P. Owens President and Chief Executive Officer
with a copy to:	Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Attention: Michael Stanchfield
if to Buyer to:	Medamicus, Inc. 15301 Highway 55 West Plymouth, MN 55447
	Attention:	James D. Hartman Chief Executive Officer
with a copy to:	Lindquist & Vennum P.L.L.P. 4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 Attention: Barbara Lano Rummel

        12.12    Publicity.    Upon execution of this Agreement, the parties shall jointly issue a press release, as agreed upon by them. Neither party shall, without the prior written consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other facts with respect to the Agreement, except as required by law or the rules of any recognized stock exchange.

        12.13    No Third-Party Beneficiary.    The provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.

        12.14    Disclosure Schedules.    Matters reflected in the Sellers Disclosure Schedule or the Buyer Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature that are not required to be reflected therein. A disclosure made by Sellers or Buyer in any Section of its Disclosure Schedule that is sufficient to reasonably inform the other party of information required to be disclosed in another Section of its Disclosure Schedule in order to avoid a misrepresentation thereunder shall be deemed to have been made with respect to such other Section of its Disclosure Schedule.

        12.15    Buyer Guarantee.    Buyer unconditionally guarantees to Sellers the full and punctual payment and performance, when due, by Acquisition Sub of all obligations, liabilities and covenants hereunder, including, without limitation, the Assumed Liabilities.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MEDAMICUS, INC.
By:	/s/ JAMES D. HARTMAN James D. Hartman Chief Executive Officer
MEDACQUISITION, INC.
By:	/s/ JAMES D. HARTMAN James D. Hartman Chief Executive Officer
BIOMEC CARDIOVASCULAR INC.
By:	/s/ VINCENT P. OWENS Vincent P. Owens President and Chief Executive Officer
BIOMEC INC.
By:	/s/ TREVOR O. JONES Trevor O. Jones Chairman and Chief Executive Officer

EXHIBIT 1
DEFINITIONS

          For purposes of this Agreement, the following terms have the meaning set forth below:

          "Affiliate" means as to any Person controlling, controlled by, or under common control with, such Person, any officer, director or executive employee of such Person, and any Employee Benefit Plan maintained by such Person (including, without limitation, related trusts and the fiduciaries thereof).

          "Assets" has the meaning given to it in Section 1.1(a).

          "Assumed Contracts" has the meaning given to it in Section 1.1(a)(vii).

          "Assumed Liabilities" has the meaning given to it in Section 1.2(a).

          "Assumption Agreement" means the Assumption Agreement to be executed by Buyer, Acquisition Sub and the Sellers on the Closing Date substantially in the form of Exhibit 3.2.8.

          "Business" has the meaning given to it in the second "WHEREAS" clause of the Agreement.

          "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Minnesota or Ohio.

          "Buyer Products" means all products in development by or for Buyer and those produced, manufactured, marketed or distributed at any time by Buyer.

          "Closing" has the meaning given to it in Section 3.1.

          "Closing Balance Sheet" has the meaning given to it in Section 2.2.2.

          "Closing Date" has the meaning given to it in Section 3.1.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Competitive Products" has the meaning given to it in Section 7.2.3.

          "Dollars" and the symbol "$" means lawful currency of the United States of America.

          "Employee" means a current employee, including both active employees (including light-duty employees), inactive employees (including employees on a leave of absence, sick leave, short-term disability or worker's compensation disability on the Closing Date) working for Subsidiary or working for Parent primarily with respect to the Business as of the Closing Date, and former employees (including retirees and employees on long-term disability) who worked primarily in the Business immediately before their termination of employment.

          "Employee Benefit Plan" means any agreement, plan, program, fund, policy, contract or arrangement (either written or unwritten) providing compensation, benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance, or similar employee benefits covering any Employee, and the beneficiaries and dependents of the Employee, including without limitation, (i) any Employee Welfare Benefit Plan, whether or not terminated, including but not limited to any severance agreement or plan, any material fringe benefit plan or program, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, personnel policy, vacation time, holiday pay, bonus program, service award, moving expense reimbursement program or sick leave; (ii) any deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, whether or not terminated, including but not limited to any excess benefit plan, top hat plan, or deferred compensation plan, any Multiemployer Plan, defined contribution or defined benefit arrangements which are Employee Pension Benefit Plans; (iii) any other plan, program, policy, contract or arrangement, including but not limited to any bonus or incentive plan, stock options, restricted stock, stock bonus, deferred bonus plan, salary reduction agreement, change-of-control agreement, retention agreement, employment agreement, or consulting agreement with former Employees.

          "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

          "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Environmental Condition" has the meaning given to it in Section 4.13.2.

          "Environmental Laws" means any and all applicable national, federal, state, foreign and local treaties, laws, regulations, ordinances, codes, standards or criteria, orders or decrees of any court, agency, entity, organization or authority, or of any jurisdiction where a party conducts its business pertaining to the public health and safety, workers health and safety and the pollution of or protection of the environment, including but not limited to those related to air, water, noise, odor, land, soil, pesticide, hazardous or toxic substances and wastes, in effect at the Closing Date.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" of any Person means any other Person that, together with the first Person, is treated as a single employer under Section 414 of the Code.

          "EU" means the European Union.

          "Excluded Assets" has the meaning given to it in Section 1.1(c).

          "Excluded Liabilities" has the meaning given to it in Section 1.2(b).

          "Gross Margins" has the meaning given to it on Schedule 2.5.2.

          "Intellectual Property" means all rights in patents, patent applications, invention disclosures, trademarks, service marks, applications and registrations for trademarks and service marks, copyrights, applications and registrations for copyrights, trade secrets, know-how, confidential information, and inventions.

          "Knowledge" of a Person means the actual knowledge of any officer or director of the Person.

          "Latest Balance Sheet" means the unaudited balance sheet of Subsidiary as of December 31, 2002.

          "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured.

          "Lien" means any mortgage, claim, lien, pledge, charge, security interest, option, preemptive right, assessment, security interest, restriction on transfer or encumbrance of any kind, other than mechanics, warehousemen, materialman and similar liens and except for Tax liens (in each case for payments not yet delinquent).

          "Litigation" means any claim, action, suit or proceeding in any court or before any arbitrator or governmental body, agency or official.

          "Losses" means all Liabilities, obligations, duties, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, taxes, fines or expenses, including, without limitation, interest, penalties, reasonable attorneys' fees and reasonable amounts paid in investigation, defense or settlement of any of the foregoing.

          "M&A Qualified Beneficiary" means a qualified beneficiary whose qualifying event occurred prior to or in connection with the transactions contemplated by this Agreement and who is, or whose qualifying event occurred in connection with, a covered employee whose last employment prior to the qualifying event was associated with the Assets.

          "Material Adverse Effect" means a material adverse effect on a party's ability to consummate the transactions contemplated hereby or on the business, financial condition, properties, operating results, assets or customer base of the Business in the case of the Business or the Buyer in the case of the Buyer, in each case taken as a whole, except to the extent that the adverse effect results from (a) general economic conditions or changes therein, (b) financial market fluctuations or conditions, (c) adverse economic or regulatory changes or effects in or affecting the medical device industry generally, or (d) the announcement of the transactions contemplated hereby.

          "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

          "Permits" has the meaning given to it in Section 4.10.

          "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, or other such entity or government (whether domestic, foreign, federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

          "Property" means all real estate and property, including groundwater underlying the surface, now owned or leased by a party.

          "Regulated Substances" means toxic, radioactive or hazardous substances or wastes, pollutants or contaminants, including but not limited to: asbestos; urea formaldehyde; the group of organic compounds known as polychlorinated biphenyls; petroleum products including gasoline, fuel oil, crude oil and the various constituents of such products; and any substance or material the generation, storage, handling, release, disposal or cleanup of which is regulated by any Environmental Law.

          "Sellers" has the meaning given to it in the first WHEREAS clause.

          "Subsidiary Financial Statements" has the meaning given to it in Section 4.2.

          "Subsidiary Products" means all products in development by or for Subsidiary for use in the Business and those produced, manufactured, marketed or distributed at any time by the Business.

          "Tax" or "Taxes" means with respect to any Person any federal, state, county, local or foreign income, gross receipts, profits, capital, franchise, estimated, alternative minimum, add-on minimum, estimated, sales, use, occupancy, transfer, registration, value added, ad valorem, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs, duties, levies, real property, personal property, capital stock, mercantile, social security (or similar), unemployment, disability, payroll, license, employment, employee or other withholding, or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not and whether computed on a separate, consolidated, unitary, combined or any other basis; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group, (as defined in Section 1504 of the Code) or being included (or required to be included) in any Tax Return relating thereto).

          "Tax Returns" means returns, amendments, statements, forms, information, elections, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          "Transferred Employee" has the meaning given to it in Section 7.7.

          "U.S. GAAP" means United States generally accepted accounting principles.

ANNEX B

[Letterhead of Goldsmith, Agio, Helms Securities, Inc.]

July 21, 2003

Confidential

The Board of Directors
 Medamicus, Inc.
15301 Highway 55 West
Minneapolis, MN 55447

Re:  Fairness Opinion

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the existing shareholders of Medamicus, Inc., a Minnesota corporation ("Medamicus" or the "Company"), of the consideration to be paid by Medamicus pursuant to the terms of the proposed Asset Purchase Agreement (the "Purchase Agreement") to be executed on or about the date hereof by and among the Company, Medacquisition, Inc., a wholly owned subsidiary of the Company ("Acquisition Sub"), BIOMEC Inc. ("BIOMEC" or "Parent"), and BIOMEC Cardiovascular Inc. ("BCI" or "Subsidiary"). All capitalized and undefined terms used herein have the meanings given to them in the Purchase Agreement.

        The Purchase Agreement provides for, among other things, (i) the sale by Subsidiary to Acquisition Sub on the Closing Date of all of the right, title, and interest of Subsidiary in the assets, properties, licenses, leases, rights, and goodwill of every kind and description and wherever located, whether tangible or intangible, owned by, or licensed or leased to and transferable by, Subsidiary on the Closing Date, other than certain Excluded Assets; (ii) the sale by Parent to Acquisition Sub on the Closing Date of all of the right, title, and interest of Parent in all Intellectual Property owned by, or licensed to and transferable by, Parent (and not owned by Subsidiary) relating primarily to cardiovascular or neurological stimulation technology (but excluding trademarks and service marks), and certain other Parent Assets; and (iii) the assumption by Acquisition Sub, on the Closing Date, of certain Assumed Liabilities of Subsidiary arising out of the conduct of Subsidiary's business or relating to the assets being acquired (the "Transaction"). As consideration for the assets purchased and for the covenants set forth in the Purchase Agreement, at the Closing, Buyer shall pay the Closing Payment and grant to Subsidiary the contingent rights to receive the 2003 Contingent Payment and the 2004 Contingent Payment (collectively, the "Contingent Payments," and, in conjunction with the Closing Payment, the "Consideration"), as described below.

          Closing Payment. A payment in the amount of $18.0 million less the amount of specified Assumed Liabilities as of the close of business on the business day immediately preceding the Closing Date will be made by Buyer to Parent and Subsidiary at the Closing. The Closing Payment will be composed of cash and shares of Medamicus common stock. Medamicus may elect the allocation of the Closing Payment between cash and Medamicus common stock, but the Closing Payment must include at least $7.0 million in cash and must include shares of Medamicus common stock having a value of at least $7.0 million. The number of shares of Medamicus common stock delivered as part of the Closing Payment shall be determined by dividing the aggregate value of Medamicus common stock that Medamicus shall have elected to include in the Closing Payment by $7.50. The Closing Payment will be adjusted following the Closing to the extent that the net working capital of Subsidiary as of the close of business on the business day immediately preceding the Closing Date is greater or less than $1,769,000.

          2003 Contingent Payment. Medamicus will make a payment to Subsidiary equal to (a) the product of two times Subsidiary's and Acquisition Sub's combined net sales of BCI products in the 2003 calendar year minus (b) $18.0 million, but only if the average gross margin on such sales is at least 30 percent. If the average gross margin is less than 30 percent, then there will be no 2003 Contingent Payment. If earned, payment will be made in the form of cash and Medamicus common stock, the allocation of which shall be determined by Medamicus, provided, however, that neither the cash nor stock component may be less than 40 percent of the total 2003 Contingent Payment.

          2004 Contingent Payment. Medamicus will make a payment to Subsidiary equal to the difference of the Proprietary Sales of Acquisition Sub in the 2004 calendar year minus the combined Proprietary Sales of Subsidiary and Acquisition Sub in the 2003 calendar year. The amount of the 2004 Contingent Payment will be doubled if, on or before December 31, 2004, Acquisition Sub executes a supply agreement having certain minimum defined terms with one or more of certain defined companies in the medical device industry. If earned, payment will be made in the form of cash and Medamicus common stock, the allocation of which shall be determined by Medamicus, provided, however, that the cash portion of the payment must be at least the lesser of (a) 25 percent of the total 2004 Contingent Payment, or (b) $2.0 million.

        As a customary part of its investment banking business, Goldsmith, Agio, Helms Securities, Inc. is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes. In return for our services in connection with providing this opinion, the Company will pay us a fee, which fee is not contingent upon the consummation of the Transaction, and indemnify us against certain liabilities.

        In arriving at our opinion, we have undertaken such reviews, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have (i) reviewed the latest draft of the Purchase Agreement, dated July 21, 2003; (ii) reviewed certain financial and other information that is publicly available relating to the Company, BIOMEC, and BCI; (iii) reviewed certain internal financial and operating data of the Company that has been made available to us by the Company; (iv) reviewed certain internal financial and operating data of BCI that has been made available to us by BCI; (v) visited the facility of the Company and discussed with senior management of the Company the past and present financial condition, operating results, business outlook, and prospects of the Company; (vi) visited the facility of BCI and discussed with senior management of BCI the past and present financial condition, operating results, business outlook, and prospects of BCI; (vii) reviewed the Company's historical common stock price trends; (viii) performed a discounted cash flow analysis of BCI's projected financial performance; (ix) reviewed the valuations of publicly traded companies that we deemed generally comparable to BCI; and (x) reviewed the financial terms of certain transactions we deemed generally similar to the Transaction that recently have been effected.

        We have relied upon and assume, without independent verification, the accuracy and completeness of the financial statements and other information furnished by, or publicly available relating to, the Company, BIOMEC, and BCI, or otherwise made available to us. We have also relied upon the representations and warranties of the Company, BCI, and other parties thereto contained in the Purchase Agreement and have assumed, without independent verification, that they are true and correct. We were not engaged to, and did not attempt to, or assume responsibility to, verify independently such information. We have further relied upon assurances by the Company and BCI that the information provided to us has a reasonable basis, and with respect to projections and other business outlook information, reflects the best currently available estimates and judgments of the future financial performance of the Company and BCI, and that the Company and BCI are not aware of any information or fact that would make the information provided to us incomplete or misleading. We have also assumed that the Company and BCI each will perform all of the covenants and agreements to be performed under the Purchase Agreement, that the conditions to the Transaction set forth in the Purchase Agreement would be satisfied, and that the Transaction would be consummated on a timely basis in the manner contemplated by the Purchase Agreement. We have assumed that the executed version of the Purchase Agreement will not differ in any material respects from the last draft we reviewed, and that the terms of the consideration to be paid by Medamicus will be identical to those set forth in the last draft that we reviewed. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of BCI or BIOMEC, nor have we been furnished with any such appraisals. Our opinion is necessarily based upon the information available to us and the facts and circumstances as they exist and are subject to evaluation on the date hereof, including the financial, economic, market, and other conditions as in effect on the date hereof; events and conditions occurring or existing after the date hereof could materially affect the assumptions used in preparing this opinion.

        Our opinion is rendered for the benefit and use of the Board of Directors of the Company in connection with the Board's consideration of the Transaction and does not constitute a recommendation to any holder of Company common stock as to how to vote such holder's shares of Company common stock in connection with the Transaction. We have not been asked to, nor do we, express any opinion as to the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, the effect of any other transaction in which the Company might engage, or the form of the Purchase Agreement or the terms contained therein. Furthermore, we express no opinion as to the price at which the Company's common stock may trade following the date of this opinion. This opinion may not be published or otherwise used or referred to publicly without our written consent; provided, however, that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission with respect to the Transaction.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company's existing shareholders.

Sincerely,

Goldsmith, Agio, Helms Securities, Inc.

ANNEX C

OHIO STATUTES SECTIONS 1701.76 AND 1701.85

§ 1701.76 Sale or other disposition of entire assets.

        (A)  (1)    Provided the provisions of Chapter 1704. of the Revised Code do not prevent the transaction from being effected, a lease, sale, exchange, transfer, or other disposition of all, or substantially all, of the assets, with or without the good will, of a corporation, if not made in the usual and regular course of its business, may be made upon such terms and conditions and for such consideration, which may consist, in whole or in part, of money or other property of any description, including shares or other securities or promissory obligations of any other corporation, domestic or foreign, as may be authorized as follows:

            (a)   By the directors, either before or after authorization by the shareholders as required in this section; and

            (b)   At a meeting of the shareholders held for such purpose, by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation on such proposal, or, if the articles so provide or permit, by the affirmative vote of a greater or lesser proportion, but not less than a majority, of such voting power, and by such affirmative vote of the holders of shares of any particular class as is required by the articles.

          (2)   At the shareholder meeting described in division (A)(1)(b) of this section or at any subsequent shareholder meeting, shareholders, by the same vote that is required to authorize the lease, sale, exchange, transfer, or other disposition of all, or substantially all, of the assets, with or without the good will, of the corporation, may grant authority to the directors to establish or amend any of the terms and conditions of the transaction, except that shareholders shall not authorize the directors to do any of the following:

            (a)   Alter or change the amount or kind of shares, securities, money, property, or rights to be received in exchange for the assets;

            (b)   Alter or change to any material extent the amount or kind of liabilities to be assumed in exchange for the assets;

            (c)   Alter or change any other terms and conditions of the transaction if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the shareholders or the corporation.

          (3)   Notice of the meeting of the shareholders described in division (A)(1)(b) of this section shall be given to all shareholders whether or not entitled to vote at the meeting and shall be accompanied by a copy or summary of the terms of the transaction.

        (B)  The corporation by its directors may abandon such transaction, subject to the contract rights of other persons, if the power of abandonment is conferred upon the directors either by the terms of the transaction or by the same vote of shareholders and at the same meeting of shareholders as that referred to in division (A)(1)(b) of this section or at any subsequent meeting.

        (C)  Dissenting holders of shares of any class, whether or not entitled to vote, shall be entitled to relief under section 1701.85 of the Revised Code.

        (D)  An action to set aside a conveyance by a corporation, on the ground that any section of the Revised Code applicable to the lease, sale, exchange, transfer, or other disposition of all, or substantially all, of the assets of such corporation has not been complied with, shall be brought within ninety days after such transaction, or such action shall be forever barred.

        (E)  If a resolution of dissolution is adopted pursuant to section 1701.86 of the Revised Code, the directors may dispose of all, or substantially all, of the corporation's assets without the necessity of a shareholders' authorization under this section.

§ 1701.85 Dissenting shareholder's demand for fair cash value of shares.

        (A)  (1)    A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

          (2)   If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

          (3)   The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

          (4)   In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

          (5)   If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

        (B)  Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

        (C)  If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

        (D)  (1)    The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

            (a)   The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

            (b)   The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

            (c)   The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

            (d)   The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

          (2)   For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

        (E)  From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

        Article XI of the Registrant's Bylaws provides that the Registrant shall indemnify any person who at any time shall serve or shall have served as a director, officer or employee of the Corporation, or of any other enterprise at the request of the Corporation, and the heirs, executors and administrators of such person in accordance with, and to the fullest extent permitted by the provisions of the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A, as it may be amended from time to time.

        Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties, fines, including without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Minnesota Statutes, Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment or reimbursement by the corporation, upon written request, of reasonable expenses (including attorneys' fees) incurred by a person in advance of the final disposition of a proceeding in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

Item 21. Exhibits And Financial Statement Schedules

Exhibit No.	Title
2.1	Asset Purchase Agreement among Medamicus, Inc., Medacquisition, Inc., BIOMEC Inc. and BIOMEC Cardiovascular Inc. dated as of July 21, 2003 (attached as Annex A to the Joint Proxy Statement/Prospectus that forms part of this Registration Statement)
3.1	Form of Restated Articles of Incorporation of Medamicus, Inc.(1)
5.1	Opinion of Lindquist & Vennum PLLP(1)
8.1	Tax Opinion of Faegre & Benson LLP(1)
23.1	Consent of McGladrey & Pullen, LLP
23.2	Consent of Grant Thornton LLP
23.3	Consent of Grant Thornton LLP
23.4	Consent of Lindquist & Vennum PLLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)(1)
23.5	Consent of Faegre & Benson LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement)(1)
24.1	Power of Attorney(1)
99.1	Form of Medamicus Proxy Card
99.2	Form of BIOMEC Proxy Card
99.3	Opinion of Goldsmith, Agio, Helms Securities, Inc. (attached as Annex B to the Joint Proxy Statement/Prospectus that forms part of this Registration Statement)
99.4	Consent of Goldsmith, Agio, Helms Securities, Inc. (included in the opinion filed as Exhibit 99.3 to this Registration Statement)

(1)
Previously filed.

Item 22. Undertakings

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (d)   The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (f)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

        (g)   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on September 11, 2003.

MEDAMICUS, INC.

By:	/s/ JAMES D. HARTMAN
James D. Hartman President and Chief Executive Officer (Principal Executive Officer, Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 11th day of September 2003, by the following persons in the capacities indicated.

Signature	Title

/s/ JAMES D. HARTMAN James D. Hartman	Chief Executive Officer, President, Chief Financial Officer, Secretary and Director (Principal Executive Officer, Principal Financial Officer)
/s/ RICHARD F. SAUTER* Richard F. Sauter	Director
/s/ THOMAS L. AUTH* Thomas L. Auth	Director
/s/ MICHAEL D. DALE* Michael D. Dale	Director
/s/ ALBERT EMOLA* Albert Emola	Director

*By:	/s/ JAMES D. HARTMAN
James D. Hartman Attorney-in-Fact